          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998
                                                       REGISTRATION NO. 33-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          EAGLE-PICHER HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                 DELAWARE                                       --                                      13-3989553
       (STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                                   SUITE 500
                             250 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 721-7010

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 DAVID N. HALL
                          EAGLE-PICHER HOLDINGS, INC.
                        250 EAST FIFTH STREET, SUITE 500
                             CINCINNATI, OHIO 45202
                                 (513) 721-7010

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:

                              SCOTT F. SMITH, ESQ.
                             HOWARD, DARBY & LEVIN
                          1330 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 841-1000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                         PROPOSED MAXIMUM
                                                                     PROPOSED MAXIMUM       AGGREGATE
      TITLE OF EACH CLASS OF SECURITIES               AMOUNT          OFFERING PRICE         OFFERING             AMOUNT OF
               TO BE REGISTERED                  TO BE REGISTERED       PER SHARE            PRICE(1)        REGISTRATION FEE(2)
11 3/4% Cumulative Redeemable Exchangeable
  Preferred Stock.............................     $141,910,000         $ 5,637.70         $ 80,004,601          $    23,602
11 3/4% Exchange Debentures due 2008..........     $141,910,000                 (3)                  (3)                 (3)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act.

(2) Calculated pursuant to Rule 457(f)(2) under the Securities Act.

(3) No further fee is payable pursuant to Rule 457(i)
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

 CROSS-REFERENCE SHEET PURSUANT TO RULE 404(A) AND ITEM 501 OF REGULATION S-K,
           SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION
     REQUIRED TO BE INCLUDED THEREIN IN ACCORDANCE WITH PART I OF FORM S-4

                     ITEM NUMBER AND HEADING ON FORM S-4                     CAPTION OR LOCATION IN PROSPECTUS
      -----------------------------------------------------------------  ------------------------------------------
  1.  Forepart of the Registration Statement and Outside Front Cover
        Page of Prospectus.............................................  Facing Page; Outside Front Cover Page of
                                                                           the Prospectus
  2.  Inside Front and Outside Back Cover Pages of Prospectus..........  Inside Front and Outside Back Cover Pages
                                                                           of the Prospectus; Available
                                                                           Information; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed Charges, and Other
        Information....................................................  Summary; Risk Factors; Summary of
                                                                           Historical and Pro Forma Condensed
                                                                           Consolidated Financial Information;
                                                                           Selected Historical Condensed
                                                                           Consolidated Financial Information; The
                                                                           Preferred Stock Exchange Offer
  4.  Terms of the Transaction.........................................  Summary; The Preferred Stock Exchange
                                                                           Offer; Description of the Preferred
                                                                           Stock; Certain
                                                                           U.S. Federal Income Tax Considerations
  5.  Pro Forma Financial Information..................................  Summary of Historical and Pro Forma
                                                                           Condensed Consolidated Financial
                                                                           Information; Unaudited Pro Forma
                                                                           Consolidated Financial Statements;
                                                                           Management's Discussion and Analysis of
                                                                           Financial Condition and Results of
                                                                           Operations
  6.  Material Contacts with Company Being Acquired....................  *
  7.  Additional Information Required for Reoffering by Persons and
        Parties Deemed to be Underwriters..............................  *
  8.  Interests of Named Experts and Counsel...........................  *
  9.  Disclosure of Commission Position on Indemnification for
        Securities Act Liabilities.....................................  *
 10.  Information with Respect to S-3 Registrants......................  *
 11.  Incorporation of Certain Information by Reference................  *
 12.  Information with Respect to S-2 or S-3 Registrants...............  *
 13.  Incorporation of Certain Information by Reference................  *

                     ITEM NUMBER AND HEADING ON FORM S-4                     CAPTION OR LOCATION IN PROSPECTUS
      -----------------------------------------------------------------  ------------------------------------------
 14.  Information with Respect to Registrants Other Than S-3 or S-2
        Registrants....................................................  Summary; Risk Factors; Summary of
                                                                           Historical and Pro Forma Condensed
                                                                           Consolidated Financial Information;
                                                                           Selected Historical Condensed
                                                                           Consolidated Financial Information;
                                                                           Management's Discussion and Analysis of
                                                                           Financial Condition and Results of
                                                                           Operations; Business; Description of
                                                                           Industrial Revenue Bonds, Description of
                                                                           New Credit Agreement; Description of
                                                                           Preferred Stock; Description of Notes;
                                                                           Description of Exchange Debentures;
                                                                           Financial Statements.
 15.  Information with Respect to S-3 Companies........................  *
 16.  Information with Respect to S-2 or S-3 Companies.................  *
 17.  Information with Respect to Companies Other Than S-3 or S-2
        Companies......................................................  *
 18.  Information if Proxies, Consents or Authorizations Are to be
        Solicited......................................................  *
 19.  Information if Proxies, Consents or Authorizations Are Not to be
        Solicited, or in an Exchange Offer.............................  Management; Executive Compensation;
                                                                           Security Ownership and Certain
                                                                           Beneficial Owners and Management of
                                                                           Parent; Certain Relationships and
                                                                           Related Transactions; The Preferred
                                                                           Stock Exchange Offer

------------
* Item is inapplicable or response thereto is in the negative.

                  SUBJECT TO COMPLETION, DATED APRIL 10, 1998

PROSPECTUS
                          EAGLE-PICHER HOLDINGS, INC.
                             OFFER TO EXCHANGE ITS
      11 3/4% SERIES B CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED STOCK
               WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT
                       FOR ANY AND ALL OF ITS OUTSTANDING
      11 3/4% SERIES A CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED STOCK

   THE PREFERRED STOCK EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
                TIME, ON                 , 1998, UNLESS EXTENDED

     Eagle-Picher Holdings, Inc., a Delaware corporation ('Parent'), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the 'Prospectus') and the accompanying Letter of Transmittal (the 'Letter of Transmittal'), to exchange (the 'Preferred Stock Exchange Offer') shares of its 11 3/4% Series B Cumulative Redeemable Exchangeable Preferred Stock (the 'Series B Preferred Stock') for an equal number of shares of its 11 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock (the 'Series A Preferred Stock' and, together with the Series B Preferred Stock, the 'Preferred Stock'), of which 14,191 shares are outstanding. The form and terms of the Series B Preferred Stock are identical in all material respects to the form and terms of the Series A Preferred Stock, except for certain transfer restrictions and registration and other rights relating to the exchange of Series B Preferred Stock for Series A Preferred Stock. See 'The Preferred Stock Exchange Offer' and 'Description of the Preferred Stock.' Concurrently with the Preferred Stock Exchange Offer, Parent's direct wholly-owned subsidiary, Eagle-Picher Industries, Inc. (the 'Company'), is offering (the 'Notes Exchange Offer' and, together with the Preferred Stock Exchange Offer, the 'Exchange Offers') to exchange its 9 3/8% Senior Subordinated Notes due 2008 (the 'New Notes') for an equal principal amount of its 9 3/8% Senior Subordinated Notes due 2008 (the 'Old Notes' and, together with the New Notes, the 'Notes'), of which $220.0 million aggregate principal amount is outstanding.

     The initial aggregate liquidation preference of the Preferred Stock at its initial issuance on February 24, 1998 (the 'Issue Date') was $80,004,601. Each share of Preferred Stock had an initial liquidation preference of $5,637.7 per share. Subject to any Special Accretion (as defined herein), the liquidation preference of each share of Preferred Stock will accrete during the first five years after the Issue Date, on a daily basis, at a rate of 11.75% per annum (the 'Accretion Rate'), compounded semi-annually, to an accreted liquidation preference of $10,000 on March 1, 2003. Commencing on March 1, 2003, cumulative dividends on the Preferred Stock will accrue at a rate per annum of 11.75% of the accreted liquidation preference and will be payable semi-annually in arrears on March 1 and September 1 of each year. On the earlier of March 1, 2008 or the making of a Mandatory Redemption Demand (as defined herein) upon the occurrence of a Matured Mandatory Redemption Event (as defined herein), Parent will be required to redeem the Preferred Stock at a redemption price equal to the then effective liquidation preference thereof plus all accumulated and unpaid dividends, if any, to such date.

     On March 1, 2003 and on any subsequent dividend payment date of the Preferred Stock, Parent may, at its option, but subject to certain conditions, exchange all, but not less than all, of the shares of Preferred Stock then outstanding for Parent's 11 3/4% Exchange Debentures due 2008 (the 'Exchange Debentures'). The Exchange Debentures will bear interest at a rate of 11.75% per annum, payable semi-annually in arrears in cash on March 1 and September 1 of each year, commencing with the first such date to occur after the date of exchange. The Preferred Stock and the Exchange Debentures are referred to herein as the 'Securities.'

     The Securities may be redeemed at the option of Parent, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein plus, in the case of the Preferred Stock, all accumulated and unpaid dividends per share, if any, to the redemption date, or in the case of Exchange Debentures, all accrued and unpaid interest thereon, if any, to the redemption date. Parent may also redeem up to 35% of the shares of Preferred Stock outstanding on the Issue Date at its option, at any time on or prior to March 1, 2001, at a redemption price equal to 111.75% of the liquidation preference (excluding any Special Accretion) at such time, together with the amount of any Special

                                                  (cover continued on next page)
                            ------------------------
SEE 'RISK FACTORS' BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT
  SHOULD BE CONSIDERED BEFORE TENDERING PREFERRED STOCK IN THE PREFERRED STOCK
                                EXCHANGE OFFER.
                            ------------------------
THE PREFERRED STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
               THE DATE OF THIS PROSPECTUS IS             , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(cover continued)

Accretion to the date of redemption, with the proceeds of one or more Equity Offerings (as defined herein) provided at least $50 million aggregate amount of liquidation preference of Preferred Stock remains outstanding after such redemption. Upon the occurrence of a Change of Control (as defined herein), Parent will be required to offer to repurchase all or any part of each holder's Preferred Stock or Exchange Debentures at a price equal to, in the case of the Preferred Stock, 101% of the liquidation preference (excluding any Special Accretion) at the time of the Change of Control, plus all accumulated and unpaid dividends and the amount of Special Accretion per share, if any, to the date of repurchase or, in the case of the Exchange Debentures, 101% of the aggregate principal amount thereof plus an amount in cash equal to all accrued and unpaid interest thereon, if any, to the date of repurchase.

     Creditors of Parent have priority over the Preferred Stock with respect to claims on assets of Parent. In addition, creditors and stockholders of Parent's subsidiaries (including creditors of the Company) have priority over the holders of Preferred Stock with respect to claims on the assets of such subsidiaries. As of February 28, 1998, the Company and its consolidated subsidiaries had approximately $547.0 million of Indebtedness outstanding, all of which was structurally senior to the Preferred Stock. The Exchange Debentures, if issued, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of Parent.

     Parent will accept for exchange any and all Series A Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
            , 1998, unless extended (the 'Expiration Date'). Tenders of Series A Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Preferred Stock Exchange Offer is subject to certain customary conditions. See 'The Preferred Stock Exchange Offer.'

     Prior to this offering, there has been no public market for the Preferred Stock. Parent does not intend to list the Series B Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Series B Preferred Stock will develop.

     The Series B Preferred Stock is being offered hereunder in order to satisfy certain obligations of Parent contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the 'Commission') set forth in no-action letters issued to third parties, Parent believes the Series B Preferred Stock issued pursuant to the Preferred Stock Exchange Offer in exchange for Series A Preferred Stock may be offered for resale, resold and otherwise transferred by any holder thereof (other than Restricted Holders (as defined herein) or Participating Broker-Dealers (as defined herein)) without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the 'Securities Act'). Any holder who tenders in the Preferred Stock Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Series B Preferred Stock or who is an affiliate of Parent may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Series A Preferred Stock wishing to accept the Preferred Stock Exchange Offer must represent to Parent in the Letter of Transmittal that such conditions have been met.

     Each broker-dealer (other than a Restricted Holder) that receives Series B Preferred Stock for its own account pursuant to the Preferred Stock Exchange Offer (a 'Participating Broker-Dealer') must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Preferred Stock received in exchange for Series A Preferred Stock where such Series A Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. Parent has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.' Any broker-dealer who is an affiliate of

(cover continued)
Parent may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Parent will not receive any proceeds from the Preferred Stock Exchange Offer. No dealer-manager is being used in connection with this Preferred Stock Exchange Offer.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Preferred Stock received in exchange for Series A Preferred Stock where such Series A Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. See 'Plan of Distribution.'

                             AVAILABLE INFORMATION

     Parent has filed with the Commission a Registration Statement on Form S-4 (together with any amendments, exhibits, annexes and schedules thereto, the 'Registration Statement,') under the Securities Act, with respect to the Series B Preferred Stock being offered by this Prospectus. This Prospectus, which contains a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement (including the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     Upon consummation of the Preferred Stock Exchange Offer, Parent will become subject to the information requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith will be required to file periodic reports and other information with the Commission. In the event that Parent is not subject to the reporting requirements of the Exchange Act at any time following consummation of the Preferred Stock Exchange Offer, Parent will be required under the Certificate of Designations, Preferences and Rights of 11 3/4% Series A Cumulative Redeemable Exchange Preferred Stock and 11 3/4% Series B Cumulative Redeemable Exchangeable Preferred Stock of Eagle-Picher Holdings, Inc., dated February 23, 1998 (the 'Certificate'), pursuant to which the Series A Preferred Stock was, and the Series B Preferred Stock will be, issued, to continue to file with the Commission, and to furnish holders of the Preferred Stock with (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a 'Management's Discussion and Analysis of Financial Condition and Results of Operations' with respect to Parent, and, with respect to the annual information only, a report on the financial statements therein by the Company's certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Series A Preferred Stock remains outstanding, Parent has agreed to make available to any prospective purchaser of the Series A Preferred Stock or beneficial owner of the Series A Preferred Stock in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                                    SUMMARY

     The following summary is qualified in its entirety and should be read in conjunction with by the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Except where otherwise indicated, 'Parent' means Eagle-Picher Holdings, Inc., and 'Eagle-Picher' and the 'Company' mean Eagle-Picher Industries, Inc. and its subsidiaries. Except as otherwise indicated, a 'Fiscal Year' means the fiscal year of the Company ended November 30 of the year specified, e.g., '1997 Fiscal Year' and 'Fiscal 1997' mean the fiscal year ended November 30, 1997.

                                  THE COMPANY

     Founded in 1843, Eagle-Picher is a diversified manufacturer of industrial products for the automotive, aerospace, defense, telecommunications, food and beverage and construction industries. The Company's long history of innovation in technology and engineering has helped it become a leader in certain niche markets in which it competes. Eagle-Picher operates more than 50 plants in the U.S., England, Germany, Spain and Mexico, and sells its products in over 60 countries worldwide. The Company has achieved significant internal growth in both sales and EBITDA (as defined herein), with a compounded annual growth rate since 1993 of 8.2% and 10.9%, respectively. For the 1997 Fiscal Year, the Company realized net sales and EBITDA of $906.1 million and $104.0 million, respectively. The Company's operations are organized under three major business groups: the Automotive Group, the Machinery Group and the Industrial Group, which accounted for 48.1%, 29.8% and 22.1% of the Company's net sales and, after allocation of corporate overhead, accounted for 49.2%, 27.0% and 23.8% of the Company's EBITDA, respectively, for the 1997 Fiscal Year.

       The Automotive Group. The Automotive Group designs, develops, and manufactures precision machined and rubber coated metal components for the global automotive industry. Its customers include automotive original equipment manufacturers ('OEMs') such as Ford Motor Company ('Ford'), General Motors Corporation ('GM'), Chrysler Corporation ('Chrysler'), Toyota Motor Corporation ('Toyota'), Nissan Motor Manufacturing Corporation U.S.A. ('Nissan'), Honda of America, Inc. ('Honda'), FMA (SPA) ('Fiat'), Bayerische Motoren Werke AG ('BMW') and BMW's subsidiary, Rover Group Limited ('Rover'), as well as direct suppliers to OEMs (referred to herein as 'Tier I' suppliers). The Company pioneered the development of materials and processes for coating metal with elastomer (rubber) compounds, and the Company believes its proprietary technologies in this area give it competitive advantages. The Company's rubber coated metal products consist of highly specialized gaskets and materials for high-temperature and high-pressure applications, including disc brake noise insulators, air conditioning compressor gaskets, and gaskets and coated materials for automotive powertrains. More than 150 precision machined components are produced by the Automotive Group, including vibration dampening devices for engine and drivetrain applications and automatic transmission pump assemblies. The Company believes that it is the only non-OEM in North America manufacturing high volumes of automatic transmission oil pumps and is one of the top three companies worldwide that design and produce torsional crankshaft dampers. The Automotive Group also produces fluid systems assemblies, molded rubber products, aluminum castings, and interior trim products.

       The Machinery Group. The Machinery Group designs and produces special purpose batteries, construction equipment and can washing and coating machinery. The Company has played a crucial role in the development of power systems for U.S. space flight, and its batteries have powered missions from the back-up system that safely brought Apollo 13 back to Earth 28 years ago, to last year's Mars Pathfinder. The Company's batteries are also used in virtually every U.S. missile system, including the Patriot and Tomahawk missiles. Recognized as one of the world leaders in nickel-hydrogen technology since it powered the first communication satellite launch in 1983, the Company believes it is a world leader in providing power systems for communications and surveillance satellites, including Motorola Inc.'s ('Motorola') Iridium'r' project. Construction equipment produced by the Machinery Group includes elevating wheel tractor scrapers, which are made under a sole-source contract with Caterpillar, Inc. ('Caterpillar'), and a premium line of heavy duty forklift trucks, as well as related replacement parts. The Machinery Group also designs, manufactures and installs specialized high volume can washing and coating machinery for the manufacturers of two-piece cans primarily for the food and beverage industry.

       The Industrial Group. The Industrial Group is a leading producer of specialty materials, filter aids and absorbents which are used in a wide range of applications. The Company's specialty materials business, which has grown by approximately 60%, as measured by net sales, in the past two years, develops, manufactures and tests high-purity materials including germanium wafers (used in solar cells for the satellite industry), germanium tetrachloride (used in fiber optic cables for the telecommunications industry) and boron (used as a neutron absorber in nuclear power plants and as a semiconductor dopant). With a 30-year history of developing processing techniques, the Company produces the highest purity boron and germanium available in the market. Recent innovations by the Industrial Group have led to development stage production of a zinc selenide crystal that adds blue and green to the existing red color spectrum of light emitting diodes (LEDs), with potential use in flat panel displays and signage. The Industrial Group is also one of the world's largest producers of diatomaceous earth filter aids, which are used for high purity filtration by food and beverage processors and by chemical and pharmaceutical companies.

                               BUSINESS STRATEGY

     The Company's strategy is to enhance its competitive position as a leading global manufacturer for the automotive, aerospace, defense, telecommunications, food and beverage, and construction industries. To achieve this objective, the Company will continue to build upon the following strengths:

       Leading Positions in Niche Markets. Eagle-Picher's long history of innovation and reputation for quality have afforded it leading positions in certain niche markets. The Company enjoys leading positions in, among others, the market for rubber coated metal products, the North American non-OEM market for transmission pumps, the market for nickel-hydrogen batteries and the market for two-piece can washers. The Company believes that it has achieved significant market share in these markets because of its customer relationships, engineering excellence, high quality standards and industry reputation.

       Strong Customer Relationships. The Company has established long-term relationships with many of its customers. It has been supplying its products to each of Ford, GM and Chrysler for more than 45 years; Lockheed Martin Corporation ('Lockheed Martin') for more than 40 years; and Motorola for more than 30 years. The Company believes it has developed strong customer relationships by working closely with customers to design products that meet the customers' specifications. Often, the Company provides innovative and cost-efficient engineering solutions to customer problems. For example, the Industrial Group continuously works with customers to develop lighter and longer-lasting battery systems to complement the latest generations of missiles and satellites. In addition, through the development of a new camshaft damper, the Automotive Group recently solved a significant powertrain vibration problem for certain OEMs.

     Many of the Company's facilities are located near customer plants, enhancing the Company's ability to respond to its customers' needs. The Automotive Group recently built a new transmission pump production facility in Manchester, Tennessee and a new manufacturing facility in San Luis Potosi, Mexico, in each case to meet the increasing needs of OEMs located nearby. The Company believes that its strong relationships with customers, particularly automotive and capital equipment OEMs, give the Company a competitive advantage and position the Company to capitalize on a growing trend toward outsourcing.

       Diversified Product Lines; Global Presence. The Company manufactures hundreds of products for the automotive, aerospace, defense, telecommunications, food and beverage and construction industries. The Company sells its products to customers located in over 60 countries through its extensive network, including global manufacturing facilities throughout the U.S. and Europe. The Automotive Group alone serves virtually all major automotive OEMs worldwide. The Company believes that its product diversification and global sales reduce its exposure to any one market segment or customer.

       Superior Product Quality. The Company believes it has a reputation among its customers for providing technologically advanced, high quality products. The Company has been honored by many of its customers for its commitment to quality and service, and, in the last two years, has earned Ford's 'Supplier of the Year Award' (Ford's Sharonville facility), Hughes Space and Communications Company's ('Hughes SC') 'Performance Excellence Award,' McDonnell Douglas Corporation's ('MD') 'Preferred Supplier Award' and Lockheed Martin's 'Tradition of Excellence Award.'

       Low Cost Structure. The Company is committed to controlling costs and improving operating efficiencies. The Company believes that it is a low cost producer in many of the markets in which it competes. The Company attributes its low cost position to its leading positions in niche markets, relatively low overhead costs due to the small town locations of many of its facilities, a primarily non-union workforce, advanced proprietary technology and advanced manufacturing processes, including the Toyota Production System at one of the Automotive Group's facilities. Low cost is essential to the Company's ability to continue to remain competitive.

     The Company's principal executive offices are located at the Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 721-7010.

                      THE ACQUISITION AND USE OF PROCEEDS

     On February 24, 1998, the Company was acquired (the 'Acquisition') by Granaria Industries BV ('Granaria Industries') from the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust (the 'Trust'). The Trust was established pursuant to the Company's Consolidated Plan of Reorganization upon its emergence from bankruptcy. See 'Company History;' 'Business -- Plan of Reorganization and Related Injunction.' The Acquisition was effected pursuant to the Merger Agreement, dated as of December 23, 1997, as amended by Amendment No. 1 dated February 23, 1998, (the 'Merger Agreement'), among E-P Acquisition, Inc., a Delaware corporation (the 'Issuer'), Parent, the Company and the Trust. In accordance with the Merger Agreement, on February 24, 1998, the Issuer was merged into the Company, with the Company continuing as the surviving corporation (the 'Merger').

     At the closing of the Acquisition (the 'Closing'): (i) $100 million (the 'Equity Investment') was contributed to Parent by Granaria Industries and Lange Voorhout Investments B.V. ('LV Investment'), an affiliate of ABN AMRO Bank, N.V. ('ABN AMRO Bank'); (ii) Parent received gross proceeds of approximately $80 million from an offering of its 11 3/4% Cumulative Redeemable Exchangeable Preferred Stock (the 'Preferred Stock Offering'); (iii) Parent contributed to the Issuer in the form of common equity approximately $180 million (the 'Equity Contribution') comprising the Equity Investment and all of the proceeds of the Preferred Stock Offering; (iv) the Issuer borrowed $225 million in term loans and $79.1 million in revolving loans under a syndicated senior secured loan facility (the 'New Credit Agreement') with ABN AMRO Bank, and completed the offering of the Old Notes; (v) the Company (a) terminated the Credit Agreement dated as of November 29, 1996 by and among the Company, certain subsidiaries of the Company, PNC Bank, Ohio, National Association, as Agent, and the banks named as parties therein (the 'PNC Bank Facility,' under which there was no outstanding indebtedness at Closing) and (b) redeemed 660,000 shares of common stock, par value $.01 per share (the 'Common Stock') of the Company from the Trust for an aggregate purchase price of $29 million (the 'Redemption Amount'); and (vi) the Issuer was merged into the Company. As a result of these transactions, the Company became a wholly-owned subsidiary of Parent and assumed all of the obligations and liabilities of the Issuer, including the Issuer's obligations and liabilities under the Old Notes, the Indenture, the Registration Rights Agreement and the New Credit Agreement. Simultaneously with the effectiveness of the Merger (the 'Effective Time'), the Company paid the total outstanding amount under the Company's 10% Senior Unsecured Sinking Fund Debentures due November 29, 2006 (the '10% Debentures'). In connection with the Acquisition, the Trust, the sole holder of the 10% Debentures, waived the prepayment penalty on the 10% Debentures.

     The following table sets forth the approximate cash sources and uses of funds, including the application of the proceeds therefrom, at the Effective Time.

SOURCES OF FUNDS(A)
(DOLLARS IN MILLIONS)
New Credit Agreement:
     Revolving Credit Facility(B).............   $ 79.1
     Term Loans...............................    225.0
Senior Subordinated Notes(C)..................    219.6
Equity Contribution(D)........................    180.0
Cash..........................................     39.5
                                                 ------
          Total...............................   $743.2
                                                 ------
                                                 ------


USES OF FUNDS(A)
(DOLLARS IN MILLIONS)
Merger Consideration(E).......................   $417.6
Repayment of Existing Indebtedness(F).........    255.9
Common Stock Redemption(G)....................     29.0
Estimated Transaction Fees and Expenses(H)....     27.8
Management Compensation(I)....................     12.9
                                                 ------
          Total...............................   $743.2
                                                 ------
                                                 ------

------------

 (A) Sources and uses of funds are based on (i) the borrowings of debt outstanding under the Company's existing credit facilities on February 24, 1998 (the 'Closing Date') and (ii) the purchase price paid for the Company in connection with the Acquisition.

 (B) Immediately following the Acquisition, the Company borrowed approximately $28.6 million under the revolving credit facility under the New Credit Agreement for use as credit support in the form of letters of credit, leaving approximately $52.3 million available for additional borrowings under the revolving credit facility under the New Credit Agreement.

 (C) Includes original issue discount of $0.4 million.

 (D) Parent funded the Equity Contribution from the Equity Investment and the Preferred Stock Offering (the fees and expenses of which were paid by the Company).

 (E) Merger Consideration (the 'Merger Consideration') represents the sum of (i) $410.0 million and (ii) an additional amount equal to 8% on an annual basis on $410.0 million from December 1, 1997 up to and including the Closing Date.

 (F) Consists of payment of $250.0 million principal amount due under the 10% Debentures and $5.9 million of interest accrued thereon from December 1, 1997 up to and including the Closing Date.

 (G) The Company redeemed 660,000 shares of Common Stock immediately prior to the Effective Time.

 (H) Approximately $27.8 million in transaction fees and expenses (including an amount equal to approximately 1% of the transaction value payable to Granaria Holdings (as defined herein)) was paid on the Closing Date. This amount includes $2.6 million in fees and expenses of Parent related to the Preferred Stock Offering.

 (I) Following the Acquisition, the Company paid approximately $10.0 million to a trust established for the benefit of certain members of senior management of the Company (the 'E-P Management Trust') and $2.9 million for the related tax obligation. The E-P Management Trust used the $10.0 million to satisfy a loan from Granaria Holdings, the proceeds of which were used by the E-P Management Trust to acquire 16% of the common stock of Granaria Industries. See 'Executive Compensation -- Compensation to Senior Management.' The Company made additional payments to certain members of senior management of the Company in the amount of approximately $7.6 million, which consists of $2.7 million in stay-put bonuses and $4.9 million in sales incentive bonuses under the STSP (as defined herein).

                          THE PREFERRED STOCK OFFERING

The Issuer.......................  The Series A Preferred Stock were sold by Parent on February 24, 1998 (i) to
                                   'qualified institutional buyers' (as defined in Rule 144A under the Securities
                                   Act) in reliance upon Rule 144A under the Securities Act and (ii) outside the
                                   United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.
Registration Rights Agreement....  In connection with the sale of the Series A Preferred Stock, Parent executed and delivered for the benefit of the holders of the Series A Preferred Stock a registration rights agreement (the 'Registration Rights Agreement') providing for, among other things, the Preferred Stock Exchange Offer.

                       THE PREFERRED STOCK EXCHANGE OFFER

     As used in this section and the 'Terms of the Preferred Stock' section of the Summary, the 'Description of Preferred Stock' and the 'Description of the Exchange Debentures,' the 'Company' refers only to Eagle-Picher Industries, Inc. and does not include its subsidiaries.

The Preferred Stock
  Exchange Offer.................  Parent is offering to exchange up to 14,191 shares of Series B Preferred Stock for up to 14,191 shares of Series A Preferred Stock issued in the Preferred
                                   Stock Offering in reliance upon an exemption from registration under the
                                   Securities Act. Upon consummation of the Preferred Stock Exchange Offer, the terms of the Series B Preferred Stock (including liquidation preference, accretion rate, dividends and ranking) will be identical in all material respects to the terms of the Series A Preferred Stock for which they may be exchanged pursuant to the Preferred Stock Exchange Offer, except that the
                                   Series B Preferred Stock has been registered under the Securities Act and therefore will not bear legends restricting its transfer and will not contain terms providing for an increase in the accretion rate thereon under certain circumstances described in the Registration Rights Agreement.
                                   Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, Parent believes that Series B Preferred Stock issued pursuant to the Preferred Stock Exchange Offer in exchange for Series A
                                   Preferred Stock may be offered for resale, resold and otherwise transferred by a holder thereof (other than a Restricted Holder or a Participating
                                   Broker-Dealer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B
                                   Preferred Stock is acquired in the ordinary course of such holder's business and that such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of such Series B Preferred Stock.
                                   Any Participating Broker-Dealer that receives Series B Preferred Stock for its own account in exchange for Series A Preferred Stock, where such Series A
                                   Preferred Stock was acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B
                                   Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering

                                   a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This
                                   Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of Series
                                   B Preferred Stock received in exchange for Series A Preferred Stock where such
                                   Series A Preferred Stock was acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Parent has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See 'Plan of Distribution.'
                                   Any holder who tenders in the Preferred Stock Exchange Offer with the intention of participating, or for the purpose of participating, in a distribution of the Series B Preferred Stock may not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale.
Expiration Date..................  5:00 p.m., New York City time, on             , 1998, unless the Preferred
                                   Stock Exchange Offer is extended, in which case the term 'Expiration Date'
                                   means the latest date and time to which the Preferred Stock Exchange Offer is extended.
Conditions to the Preferred Stock
  Exchange Offer.................  The obligation of Parent to consummate the Preferred Stock Exchange Offer is subject to certain conditions. See 'The Preferred Stock Exchange
                                   Offer -- Conditions.' Parent reserves the right to terminate or amend the
                                   Preferred Stock Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.
Procedures for Tendering Series A
  Preferred Stock................  Each holder of Series A Preferred Stock wishing to accept the Preferred Stock
                                   Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, or transmit an Agent's Message (as defined herein) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                   Transmittal, such facsimile, or such Agent's Message, together with the Series
                                   A Preferred Stock and any other required documentation to the exchange agent
                                   (the 'Exchange Agent') at the address set forth herein. By executing the
                                   Letter of Transmittal or Agent's Message, each holder will represent to Parent that, among other things, the Series B Preferred Stock acquired pursuant to the Preferred Stock Exchange Offer is being obtained in the ordinary course of business of the person receiving such Series B Preferred Stock, whether or not such person is the holder, that neither the holder nor any such other person
                                   (i) has any arrangement or understanding with any person to participate in the distribution of the Series B Preferred Stock, (ii) is engaging or intends to engage in the distribution of such Series B Preferred Stock or (iii) is an
                                   'affiliate,' as defined under Rule 405 of the Securities Act, of Parent. See
                                   'The Preferred Stock Exchange Offer -- Purpose and Effect of the Preferred
                                   Stock Exchange Offer,' ' -- Procedures for Tendering' and 'Plan of
                                   Distribution.'

Special Procedures for
  Beneficial Owners..............  Any beneficial owner whose Series A Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his
                                   Series A Preferred Stock, either make appropriate arrangements to register ownership of the Series A Preferred Stock in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See 'The Preferred Stock
                                   Exchange Offer -- Procedures for Tendering.'
Guaranteed Delivery
  Procedures.....................  Holders of Series A Preferred Stock who wish to tender their Series A
                                   Preferred Stock and whose Series A Preferred Stock is not entirely available or who cannot deliver their Series A Preferred Stock, the Letter of
                                   Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Series A
                                   Preferred Stock according to the guaranteed delivery procedures set forth in
                                   'The Preferred Stock Exchange Offer -- Guaranteed Delivery Procedures.'
Withdrawal Rights................  Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See 'The Preferred Stock Exchange Offer -- Withdrawal
                                   of Tenders.'
Acceptance of Old Notes and
  Delivery of Series B Preferred
  Stock..........................  Parent will accept for exchange any and all shares of Series A Preferred Stock which are properly tendered in the Preferred Stock Exchange Offer prior to
                                   5:00 p.m., New York City time, on the Expiration Date. The Series B Preferred
                                   Stock issued pursuant to the Preferred Stock Exchange Offer will be delivered promptly following the Expiration Date. See 'The Preferred Stock Exchange
                                   Offer -- Terms of the Preferred Stock Exchange Offer.'
Exchange Agent...................  The Bank of New York is serving as Exchange Agent in connection with the
                                   Exchange Offers. See 'The Preferred Stock Exchange Offer -- Exchange Agent.'

                          THE SERIES B PREFERRED STOCK

     The Preferred Stock Exchange Offer applies to 14,191 shares of Series A Preferred Stock. The terms of the Series B Preferred Stock are identical in all material respects to the Series A Preferred Stock, except for certain transfer restrictions and registration and other rights relating to the exchange of the Series A Preferred Stock for Series B Preferred Stock. The Series B Preferred Stock will be entitled to the benefits of the Certificate under which both the Series A Preferred Stock was, and the Series B Preferred Stock will be, issued. See 'Description of the Preferred Stock.'

PREFERRED STOCK:
Issuer...........................  Eagle-Picher Holdings, Inc.
Preferred Stock Offered..........  14,191 shares of 11 3/4% Series B Cumulative Redeemable Exchangeable Preferred
                                   Stock.

Liquidation Preference...........  Subject to any Special Accretion, on the Expiration Date, the liquidation preference of the Preferred Stock will initially be $5,637.7 per share plus any accretion from February 24, 1998 to the Expiration Date, and the liquidation preference of the Preferred Stock will accrete from the Expiration
                                   Date to March 1, 2003, on a daily basis, at the rate of 11.75% per annum, compounded semi-annually, to a liquidation preference of $10,000 per share on
                                   March 1, 2003. The accreted value of the Preferred Stock, at any date of determination, will hereinafter be referred to as the 'Liquidation
                                   Preference.'
Dividends........................  No dividends will accrue on the Preferred Stock prior to March 1, 2003.
                                   Holders of Preferred Stock will subsequently be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Preferred Stock at a rate per annum equal to 11.75%
                                   of the Liquidation Preference. All dividends will be cumulative, whether or not earned or declared, on a daily basis from March 1, 2003 and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003.
Ranking..........................  Creditors of Parent have priority over the Preferred Stock with respect to claims on the assets of Parent. In addition, creditors and stockholders of
                                   Parent's subsidiaries (including creditors of the Company) have priority over the holders of Preferred Stock with respect to claims on the assets of such subsidiaries. As of February 28, 1998, the Company and its consolidated subsidiaries had approximately $547.0 million of Indebtedness outstanding, all of which was structurally senior to the Preferred Stock. See 'Risk
                                   Factors -- Ranking of the Preferred Stock; Subordination of Exchange
                                   Debentures.'
Optional Redemption..............  The Preferred Stock is redeemable at the option of Parent, in whole or in part, at any time (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) on or after March 1,
                                   2003, at certain redemption prices set forth herein, together with accrued and unpaid dividends, if any. Parent may also redeem up to 35% of the shares of
                                   Preferred Stock outstanding on the Issue Date at any time on or prior to March
                                   1, 2001, at a redemption price equal to 111.75% of the Liquidation Preference
                                   (excluding any Special Accretion) at the time of redemption, together with the amount of any Special Accretion to the date of redemption, with the proceeds of one or more Equity Offerings; provided, that at least $50.0 million aggregate amount of Liquidation Preference remains outstanding after each such redemption.
Mandatory Redemption.............  The Preferred Stock is mandatorily redeemable by Parent on the earlier of
                                   March 1, 2008 and the making of a Mandatory Redemption Demand upon the occurrence of a Matured Mandatory Redemption Event at a price equal to the then effective Liquidation Preference, together with all accumulated and unpaid dividends, if any, to the redemption date. See 'Description of
                                   Preferred Stock -- Mandatory Redemption.'
Change of Control................  Upon the occurrence of a Change of Control, each holder of Preferred Stock will have the right to require that Parent repurchase such holder's shares of
                                   Preferred Stock for a cash price equal to 101% of the Liquidation Preference
                                   (excluding any Special Accretion) of the

                                   Preferred Stock at the time of the occurrence of the Change of Control, plus all accumulated and unpaid dividends and the amount of Special Accretion, if any, to the date of repurchase.
Voting Rights....................  Holders of the Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the
                                   Certificate. The Certificate provides that in certain circumstances, holders of Preferred Stock will be entitled to elect a majority of Parent's Board of
                                   Directors.
Early Mandatory
  Redemption Events..............  It is considered an Early Mandatory Redemption Event under the Certificate if
                                   Parent does not comply with specific limitations on its ability: (a) to incur additional indebtedness, issue any capital stock, engage in any activities other than the performance of its guarantees under the New Credit Agreement and the Notes Indenture (as defined herein), or merge or consolidate with any other Person (as defined herein) or (b) to permit the Company or its
                                   Restricted Subsidiaries to incur additional indebtedness, issue capital stock, make restricted payments, pay dividends or make other distributions, enter into certain transactions with affiliates, or enter into certain mergers or consolidations or sell all or substantially all of the assets of the Company and the Restricted Subsidiaries. These Early Mandatory Redemption Events are
                                   subject to a number of significant exceptions and qualifications. The
                                   Certificate also requires Parent to deliver certain reports and information to holders of the Preferred Stock. See 'Description of Preferred Stock -- Early
                                   Mandatory Redemption Events.'
Exchange Feature.................  On March 1, 2003 and on any subsequent dividend payment date, Parent may, at its option, but subject to certain conditions, exchange all but not less than all of the shares of Preferred Stock then outstanding for the Exchange
                                   Debentures.
Use of Proceeds..................  There will be no proceeds to the Company from any exchange pursuant to the
                                   Preferred Stock Exchange Offer.
EXCHANGE DEBENTURES:
Issuer...........................  Eagle-Picher Holdings, Inc.
Securities Offered...............  11 3/4% Exchange Debentures due 2008.
Maturity.........................  March 1, 2008.
Interest.........................  The Exchange Debentures will bear interest at a rate of 11.75% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on the first such date to occur after the date of exchange.
Ranking..........................  The Exchange Debentures will be general unsecured obligations of Parent, subordinated to all existing and future Senior Indebtedness of Parent. As of
                                   February 28, 1998, Parent had no Senior Indebtedness (other than its guarantees of $385 million of borrowings under the New Credit Agreement and
                                   $220 million of Notes). See 'Risk Factors -- Ranking of the Preferred Stock;
                                   Subordination of Exchange Debentures' and 'Description of Exchange
                                   Debentures.'
Optional Redemption..............  The Exchange Debentures will be redeemable at the option of Parent, in whole or in part, at any time (subject to contractual and other restrictions with respect thereto) on or after March 1, 2003, at the

                                   redemption prices set forth herein, together with accrued and unpaid interest thereon.
Change of Control................  Upon the occurrence of a Change of Control, each holder of Exchange Debentures will have the right to require that Parent repurchase such holder's Exchange
                                   Debentures for a cash price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.
Certain Covenants................  The Exchange Debentures Indenture (as defined below) contains certain covenants that, among other things, limit the ability of Parent: (a) to incur additional indebtedness, issue any capital stock, engage in any activities other than the performance of its guarantees under the New Credit Agreement and the Notes Indenture or merge or consolidate with any other Person and (b)
                                   to permit the Company or its Restricted Subsidiaries to incur additional indebtedness, issue capital stock, make restricted payments, pay dividends or make other distributions, enter into certain transactions with affiliates, or enter into certain mergers or consolidations or sell all or substantially all of the assets of the Company and the Restricted Subsidiaries. These covenants are subject to a number of significant exceptions and qualifications. The
                                   Exchange Debentures Indenture requires Parent to deliver certain reports and information to holders of Exchange Debentures. See 'Description of Exchange
                                   Debentures -- Certain Covenants'.

                                  RISK FACTORS

     See 'Risk Factors' for a discussion of certain factors that should be considered before tendering Series A Preferred Stock in the Preferred Stock Exchange Offer.

SUMMARY OF HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following historical condensed consolidated financial information is derived from the Consolidated Financial Statements of Parent. The unaudited pro forma condensed consolidated statement of income (loss) for the year ended November 30, 1997 gives effect to the Acquisition and the application of the proceeds as if it had been consummated on December 1, 1996. The unaudited pro forma condensed consolidated balance sheet as of November 30, 1997 gives effect to the Acquisition and the application of the proceeds as if it had been consummated on November 30, 1997. Effective November 29, 1996, Parent emerged from bankruptcy and, accordingly, it adopted fresh-start reporting in accordance with Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.' As a result, the condensed consolidated financial information for the periods subsequent to the adoption of fresh-start reporting are presented on a different cost basis than the information for prior periods and, therefore, are not comparable. Accordingly, a vertical black line is shown to separate post-emergence operations. Parent recorded a number of charges in 1995 and 1996 in connection with its reorganization and emergence from bankruptcy as set forth in the financial information herein. Given that the Parent has emerged from bankruptcy, there will be no further reorganization charges. The unaudited condensed consolidated financial information presented for the three months ended February 28, 1997 and 1998 and as of February 28, 1998 are derived from the unaudited consolidated financial statements of Parent and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. As a result of the Acquisition of the Company by Granaria Industries from the Trust as of February 24, 1998, which was accounted for as a purchase, Parent's results of operations and financial position for periods after February 24, 1998 are not comparable to prior periods. See Note I below. The unaudited pro forma condensed consolidated statement of income (loss) for the three months ended February 28, 1998 gives effect to the Acquisition as if it had been consummated on December 1, 1997. Pro forma balance sheet data as of February 28, 1998 are not included herewith because the effects of the Acquisition have already been reflected in such balance sheet data. Neither the historical condensed consolidated financial data nor the pro forma condensed consolidated financial data are necessarily indicative of either the future results of operations or the results of operations that would have occurred if those events had been consummated on the indicated dates. The following condensed consolidated financial information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the Pro Forma Condensed Consolidated Financial Statements (as defined herein) and the historical Consolidated Financial Statements, related notes, and other financial information all included elsewhere herein.

                                                           FISCAL YEAR ENDED NOVEMBER 30,
                                               -------------------------------------------------------
                                                                                        1997
                                                                               -----------------------
                                                  1995            1996          ACTUAL       PRO FORMA
                                               -----------     ----------      --------      ---------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME (LOSS):
    Net sales(A).............................. $   848,548     $  891,287      $906,077      $906,077
    Operating income..........................      63,087         62,106        45,558(B)     38,698
    Adjustment for asbestos litigation........  (1,005,511)       502,197         --            --
    Fresh start revaluation...................     --             118,684(C)      --            --
    Reorganization items and claims(D)........      (2,225)        (6,593)        --            --
    Interest expense..........................      (1,926)        (3,083)      (31,261)      (54,881)
    Other income (expense)....................      11,704(E)       1,345          (251)         (251)
    Income (loss) before taxes, extraordinary
      items and accounting changes............    (934,871)       674,656        14,046       (16,434)
    Income (loss) before extraordinary items
      and accounting changes..................    (944,171)       622,086        (3,854)       (9,334)
    Extraordinary items and accounting
      changes.................................     --           1,524,305(F)      --            --
    Net income (loss).........................    (944,171)     2,146,391        (3,854)       (9,334)
BALANCE SHEET DATA (END OF PERIOD):
    Working capital........................... $   243,495     $  211,808      $187,968      $149,617
    Property, plant and equipment, net........     155,818        256,351       243,538       243,538
    Total assets..............................     580,073        848,880       746,881       867,280
    Total debt................................      20,628        386,439       273,397       547,497
    Redeemable Preferred Stock................     --              --             --            --
    Shareholder's equity (deficit)............  (2,211,308)       341,807       336,117       170,580
SELECTED FINANCIAL DATA:
    EBITDA(G)................................. $    91,795     $   92,856      $103,958      $103,958
    Depreciation and amortization.............      28,708         30,750        55,989        56,749
    Capital expenditures......................      40,558         44,957        51,324(H)     51,324
SELECTED RATIOS:
    EBITDA/interest expense and preferred
      stock dividends.........................       47.66x         30.12x         3.33x         1.89x
    Total debt and preferred stock/EBITDA.....        0.22           4.16          2.63          5.27
    Total debt and preferred
      stock/capitalization....................         N/M          53.1%         44.9%         76.2%

                                                         UNAUDITED
                                              THREE MONTHS ENDED FEBRUARY 28,
                                              --------------------------------
                                                                1998(I)
                                                         ---------------------
                                                1997      ACTUAL     PRO FORMA
                                              --------   --------    ---------

STATEMENT OF INCOME (LOSS):
    Net sales(A)..............................$223,607   $205,842    $205,842
    Operating income..........................   9,040     11,027       5,373
    Adjustment for asbestos litigation........   --         --          --
    Fresh start revaluation...................   --         --          --
    Reorganization items and claims(D)........   --         --          --
    Interest expense..........................  (8,927)    (6,940)    (13,122)
    Other income (expense)....................   1,703        820         820
    Income (loss) before taxes, extraordinary
      items and accounting changes............   1,816      4,907      (6,929)
    Income (loss) before extraordinary items
      and accounting changes..................  (1,220)       807      (5,079)
    Extraordinary items and accounting
      changes.................................
    Net income (loss).........................  (1,220)       807      (5,079)
BALANCE SHEET DATA (END OF PERIOD):
    Working capital...........................$208,373   $162,450       --
    Property, plant and equipment, net........ 260,850    239,337       --
    Total assets.............................. 831,943    867,139       --
    Total debt................................ 372,170    546,996       --
    Redeemable Preferred Stock................   --        80,005       --
    Shareholder's equity (deficit)............ 338,642    100,001       --
SELECTED FINANCIAL DATA:
    EBITDA(G).................................$ 23,482   $ 25,905    $ 25,905
    Depreciation and amortization.............  14,442     12,822      13,221
    Capital expenditures......................  15,857      5,692       5,692
SELECTED RATIOS:
    EBITDA/interest expense and preferred
      stock dividends.........................    2.63x      3.65x       1.55 x
    Total debt and preferred stock/EBITDA.....     N/M        N/M         N/M
    Total debt and preferred
      stock/capitalization....................   52.4%      86.2%         N/M

                                                        (footnotes on next page)

NOTES TO HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands)

 (A) In 1997, Parent sold the Plastics division, the Transicoil division and the Fabricon Products division and contributed the Suspension Systems division to the Eagle-Picher-Boge L.L.C. joint venture (collectively, the 'Divested Divisions'). In 1995, 1996, 1997, and the three months ended February 28, 1997, the Divested Divisions contributed net sales of $145,733, $138,116, $78,604 and $29,254, respectively.

 (B) Operating income in 1997 includes (i) amortization of reorganization value in excess of amounts allocable to identifiable assets in the amount of $16,284, (ii) depreciation of assets written up to fair value in the amount of $9,804 and (iii) loss on sale of divisions of $2,411. See 'Management's Discussion and Analysis of Financial Condition and Results of
     Operations -- Effects of Reorganization on Operations and Financial Condition.'

 (C) Fresh-start valuation gain of $118,684 reflects transactions related to emergence from bankruptcy and reorganization in accordance with Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization under the United States Bankruptcy Code.' See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effects of Reorganization on Operations and Financial Condition.'

 (D) Reflects provision for claims of $4,244 in 1996. Remaining reorganization items is net expense resulting from the Company's bankruptcy filing. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effects of Reorganization on Operations and Financial Condition.'

 (E) Other income (expense) reflects a gain of $11,505 in 1995 relating to the sale of an investment in a Canadian mining concern.

 (F) Reflects (i) a gain of $1,525,540 in 1996 related to emergence from bankruptcy and reorganization in accordance with Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization under the United States Bankruptcy Code' and (ii) a loss of $1,235 in 1996 due to an accounting change of its method of computing LIFO inventories.

 (G) 'EBITDA' is used as defined in the Indenture. See 'Description of the Notes.' 'EBITDA' is presented because management believes it is an indicator of a company's ability to service and incur debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Under the Indenture, the definition of EBITDA excludes loss on sale of divisions. The Divested Divisions contributed $7,695, $3,615, $361 and ($652) of EBITDA in 1995, 1996, 1997, and the three months ended February 28, 1997, respectively.

 (H) Includes capital expenditures in 1997 of (i) $10,157 in connection with the new facility in Manchester, Tennessee, (ii) $6,495 in connection with the completion of a $13,054 diatomaceous earth processing facility in Vale, Oregon and (iii) $4,651 in connection with a new automotive facility in Tamworth, England.

 (I) The unaudited condensed consolidated financial statements as of and for the three months ended February 28, 1998 include the effects of the Acquisition that result as of February 24, 1998, the Closing Date. Accordingly, the historical condensed consolidated statement of income (loss) for the three months ended February 28, 1998 includes results of operations from (1) December 1, 1997 through February 24, 1998 of the Company prior to the consummation of the Acquisition (for clarity, sometimes referred to herein as the 'Predecessor Company') and (2) February 25 through February 28, 1998 of Parent.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, holders of the Series A Preferred Stock should consider carefully the following risk factors before deciding to tender their Series A Preferred Stock in the Preferred Stock Exchange Offer.

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

     Parent and its subsidiaries are highly leveraged and have significant debt service requirements. As of February 28, 1998, Parent and its subsidiaries had $627.0 million of long-term debt and preferred stock outstanding, $323.8 million of which was secured. Under the New Credit Agreement, the Company has scheduled principal payments aggregating $5.3 million, $10.4 million and $15.4 million for the years 1998, 1999 and 2000, respectively, increasing to a maximum of $73.9 million in 2006. All such payments are guaranteed by Parent and the Subsidiary Guarantors. For the 1997 Fiscal Year, on a pro forma basis after giving effect to the Acquisition, the total debt and Preferred Stock to EBITDA ratio of Parent and its subsidiaries would have been 6.04x. The degree to which Parent is leveraged could have important consequences to holders of the Securities, including: (i) the ability of Parent and its subsidiaries to obtain additional financing, whether for working capital, acquisitions, capital expenditures or other purposes, may be impaired; (ii) a substantial portion of cash flow from operations of Parent's subsidiaries will be required for debt service, thereby reducing funds available to them for their operations and for distribution to Parent; (iii) certain indebtedness of Parent and its subsidiaries contains financial and other restrictive covenants which, if breached, would result in an event of default under such indebtedness; (iv) the level of indebtedness may limit the flexibility of Parent and its subsidiaries in planning for or reacting to changes in market conditions; (v) Parent and its subsidiaries may be more vulnerable upon a downturn in their business or in an industry in which they operate; and (vi) to the extent that Parent and its subsidiaries incur any indebtedness at variable rates, including under the New Credit Agreement, Parent and its subsidiaries will be vulnerable to increases in interest rates.

     Based on the current level of operations (assuming Parent and its subsidiaries do not incur any material liabilities not presently known to them (including any environmental liabilities)) and anticipated future growth, Parent believes that the operating cash flow of its subsidiaries, together with available borrowings under the New Credit Agreement, will be sufficient to meet their dividend obligations (including future dividends to Parent on the Preferred Stock) and their debt service obligations on their indebtedness (including distributions to Parent to pay interest on the Exchange Debentures, if issued), meet their working capital needs and fund their capital expenditures and other operating expenses. However, there can be no assurance that Parent's or its subsidiaries' business will generate cash flow at levels sufficient to meet these obligations. If Parent's subsidiaries are unable to generate sufficient cash flow from operations to service their debt obligations and to meet other cash requirements, they may be required to sell assets, reduce capital expenditures, refinance all or a portion of their existing debt or obtain additional financing. There can be no assurance that any such asset sales or refinancing would be possible or that any additional financing would be available, if at all, on terms acceptable to Parent or its subsidiaries. The ability of Parent to meet its dividend obligations and debt service obligations will be dependent upon the future performance of its subsidiaries which, in turn, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the control of Parent and its subsidiaries.

     The terms of the New Credit Agreement, the Notes Indenture, the Certificate and the other agreements governing the indebtedness of Parent and its subsidiaries impose operating and financing restrictions on Parent and its subsidiaries. Such restrictions affect, and in many respects limit or prohibit, among other things, the ability of Parent and its subsidiaries to incur additional indebtedness, pay dividends or repurchase stock or make other distributions, create liens, make certain investments, sell assets, or enter into mergers or consolidations. The New Credit Agreement requires Parent's subsidiaries to comply with certain financial ratios and tests, under which they are required to achieve certain financial and operating results. The restrictions could limit the ability of Parent and its subsidiaries to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the ability of Parent and its subsidiaries to finance their future operations or capital needs or to engage in other business activities that would be in the interest of Parent and its subsidiaries. Moreover, any default under the documents governing the indebtedness of Parent and its subsidiaries could have a material adverse effect on the market value of the Preferred Stock.

HOLDING COMPANY STRUCTURE; DEPENDENCE UPON CASH FLOW FROM SUBSIDIARIES

     Parent is a holding company and is prohibited by the Certificate and the Exchange Debentures Indenture from entering into any transaction or agreement (including incurring any debt) or engaging in any business or other actions, with certain exceptions including the guarantees under the New Credit Agreement and the Notes Indenture. It currently has no assets other than the common stock of the Company and conducts all of its business through the Company and its subsidiaries. Consequently, the ability of Parent to meet its financial obligations, including with respect to the Preferred Stock and, if issued, the Exchange Debentures, will be dependent on the ability of Parent to receive dividends and other payments or advances from its subsidiaries or to obtain additional capital. The Company and its subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the Preferred Stock or, if issued, the Exchange Debentures, or to make funds available therefor. The ability of Parent's subsidiaries to pay dividends or make other payments or advances to Parent will depend on the operating results of such subsidiaries and any restrictions on paying such dividends or making such payments or advances to which such subsidiaries are subject. The New Credit Agreement and the Notes Indenture restrict the Company's ability to make dividends or other distributions to Parent. See 'Description of New Credit Agreement -- Certain Covenants' and 'Description of Notes -- Certain Covenants -- Limitations on Restricted Payments.' Any failure by Parent to make payments with respect to the Preferred Stock would entitle the holders thereof to elect a majority of Parent's Board of Directors. See 'Description of Preferred Stock -- Voting Rights.'

LIMITED REMEDIES OF HOLDERS UPON PARENT'S FAILURE TO PAY DIVIDENDS OR TO REDEEM PREFERRED STOCK

     If Parent fails to pay dividends on or to redeem the Preferred Stock upon any Mandatory Redemption Demand, the holders of the Preferred Stock may be unable to obtain and enforce a judgment against Parent and are not likely to be recognized as creditors of Parent that would have rights to commence an involuntary bankruptcy proceeding against Parent. The sole remedy of the holders of the Preferred Stock in the event that Parent fails to effect the mandatory redemption would be the election of majority of Parent's Board of Directors. See 'Description of Preferred Stock -- Mandatory Redemption.'

RESTRICTIONS ON DIVIDENDS AND REPURCHASES OF CAPITAL STOCK

     The holders of Preferred Stock will not be entitled to receive dividends, and no dividends will accrue, on the Preferred Stock, until March 1, 2003. In addition, under Delaware law, Parent is permitted to pay dividends on its capital stock, including the Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, Parent must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. Although Delaware law permits a board of directors to re-value a company's assets and liabilities in accordance with their fair market value in order to create surplus from which to pay dividends, Parent cannot predict what the future fair market value of its assets and liabilities will be. Therefore, there can be no assurance that Parent will be able to pay cash dividends in the future.

     If Exchange Debentures are issued, the Exchange Debenture Indenture will restrict, among other things, Parent's ability to pay dividends or make certain other restricted payments, including the payment of cash dividends on or the redemption of its capital stock.

RANKING OF THE PREFERRED STOCK; SUBORDINATION OF EXCHANGE DEBENTURES

     The Preferred Stock ranks junior in right of payment to all existing and future liabilities and obligations of Parent (other than any obligations with respect to Junior Securities (as defined herein)). All claims of the Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments, mandatory purchase payments or rights upon liquidation, winding-up or dissolution, rank junior to the holders of any debt of Parent or all other creditors of Parent, including under Parent's guarantee of the Company's obligations under the New Credit Agreement and the Notes. As of February 28, 1998, Parent had no Indebtedness outstanding, other than its guarantees of the $385.0 million of borrowings under the New Credit Agreement and $220.0 million of the Notes.

     The Exchange Debentures, if issued, will be general unsecured obligations of Parent, subordinated in right of payment to all existing and future Senior Indebtedness of Parent, including its guarantee of the Company's obligations under the New Credit Agreement and the Notes. In the event of a bankruptcy, liquidation or reorganization of Parent, or in the event that any default in payment of any debt constituting Senior Indebtedness of Parent occurs, holders of Senior Indebtedness will be entitled to payment in full from the proceeds of all assets of Parent prior to any payment of such proceeds to holders of Exchange Debentures. Sufficient assets may not remain to pay amounts due on any or all of the Exchange Debentures then outstanding. In addition, upon the occurrence of payment defaults in respect of certain Senior Indebtedness, Parent will be prohibited from making any payments in respect of the Exchange Debentures under certain circumstances.

     In addition, the Exchange Debentures, if issued, will be effectively subordinated to all secured obligations of Parent to the extent of the assets securing such obligations. Following consummation of the Acquisition, Parent's sole asset will be the capital stock of the Issuer, all of which will be pledged to the lenders under the New Credit Agreement.

     The Preferred Stock is, and the Exchange Debentures, if issued, will be, structurally subordinated to all obligations (including trade payables and accrued liabilities) of Parent's subsidiaries. See ' -- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries.'

TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE PREFERRED STOCK AND THE EXCHANGE DEBENTURES; POTENTIAL FOR ORIGINAL ISSUE DISCOUNT

     If the redemption price of the Preferred Stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution with respect to the Preferred Stock of additional stock over the term of the Preferred Stock using a constant yield method similar to that used for accruing original issue discount.

     Parent may, at its option and under certain circumstances, issue Exchange Debentures in exchange for the Preferred Stock. Any such exchange will be a taxable event to holders of the Preferred Stock. Furthermore, the Exchange Debentures may in certain circumstances be treated as having been issued with original issue discount ('OID') for federal income tax purposes. In such event, holders of Exchange Debentures will be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, Parent will be required to make an offer to purchase all of the outstanding shares of Preferred Stock at 101% of the liquidation preference at such time, together with accumulated and unpaid dividends, if any, to the date of purchase or, if issued, all of the outstanding Exchange Debentures at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that Parent will have sufficient funds available, will be able to raise sufficient funds through a refinancing of the Preferred Stock or, if issued, the Exchange Debentures, or will be permitted by its other debt agreements (including the New Credit Agreement and the Notes Indenture) to purchase the Preferred Stock or, if issued, the Exchange Debentures, upon the occurrence of a Change of Control. In addition, the occurrence of a Change of Control may require Parent and its subsidiaries to offer to purchase other outstanding indebtedness and may cause a default under the New Credit Agreement and the Notes Indenture. The inability to purchase all of the tendered Preferred Stock or, if issued, the Exchange Debentures would constitute an Early Mandatory Redemption Event under the Certificate or an Event of Default under the Exchange Debentures Indenture, respectively. See ' -- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries,' ' -- Restrictions on Dividends and Repurchases of Capital Stock' and 'Description of Preferred Stock -- Change of Control.'

ABSENCE OF PUBLIC MARKET

     The Preferred Stock is a new security for which there is no existing market. There can be no assurance as to the liquidity of any markets that may develop for the Preferred Stock, the ability of the holders of the Preferred Stock to sell their Preferred Stock or the price at which holders would be able to sell their Preferred Stock. Future trading prices of the Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, and the market for similar securities. The Company and Parent do not intend to apply for listing of the Preferred Stock on any securities exchange.

     The liquidity of, and trading market for, the Preferred Stock may also be materially and adversely affected by declines in the market for high yield securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, Parent and its subsidiaries.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Issuance of the Series B Preferred Stock in exchange for the Series A Preferred Stock pursuant to the Preferred Stock Exchange Offer will be made only after a timely receipt by Parent of such Series A Preferred Stock, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Series A Preferred Stock desiring to tender such Series A Preferred Stock in exchange for Series B Preferred Stock should allow sufficient time to ensure timely delivery. Parent is under no duty to give notification of defects or irregularities with respect to the tenders of Series A Preferred Stock for exchange.

     Holders of Series A Preferred Stock who do not exchange their Series A Preferred Stock for Series B Preferred Stock pursuant to the Preferred Stock Exchange Offer, including holders of Series A Preferred Stock whose Series A Preferred Stock is tendered but not accepted, will continue to be subject to the restrictions on transfer of such Series A Preferred Stock as set forth in the legend thereon and, except in certain limited circumstances, will no longer have any registration rights with respect to the Series A Preferred Stock. In general, the Series A Preferred Stock may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Series A Preferred Stock under the Securities Act. Series B Preferred Stock issued pursuant to the Preferred Stock Exchange Offer in exchange for Series A Preferred Stock may be offered for resale, resold or otherwise transferred by Holders thereof (other than Restricted Holders or Participating Broker-Dealers) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Holder represents, among other things, such Holder is not an 'affiliate' of Parent (as defined in Rule 405 of the Securities Act), that such Series B Preferred Stock is acquired in the ordinary course of such Holder's business and that such Holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of such Series B Preferred Stock. Any Holder unable to make such representations will not be able to participate in the Preferred Stock Exchange Offer and may only sell its Series A Preferred Stock pursuant to a registration statement and prospectus meeting the requirements of the Securities Act or pursuant to an exemption from the registration requirement of the Securities Act.

     Any Participating Broker-Dealer that receives Series B Preferred Stock for its own account in exchange for Series A Preferred Stock, where such Series A Preferred Stock was acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Preferred Stock. The

Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of Series B Preferred Stock received in exchange for Series A Preferred Stock where such Series A Preferred Stock was acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Parent has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See 'Plan of Distribution.' This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Preferred Stock received in exchange for Series A Preferred Stock where such Series A Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. Parent has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.' However, to comply with the securities laws of certain jurisdictions, if applicable, the Series B Preferred Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Series A Preferred Stock is tendered and accepted in the Preferred Stock Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Preferred Stock will be adversely affected.

FORWARD-LOOKING STATEMENTS

     Certain information included in this Prospectus is forward-looking, including statements contained in 'Summary,' 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business,' and includes statements regarding the intent, belief and current expectations of the Company and Parent and their directors and officers. Such forward-looking information involves important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by, or on behalf of, Parent or the Company. These risks and uncertainties include, but are not limited to, the ability of the Company to maintain existing relationships with long-standing customers, the ability of the Company to successfully implement productivity improvements, cost reduction initiatives, facilities expansion and the ability of the Company and Parent to develop, market and sell new products and to continue to comply with environmental laws, rules and regulations. Other risks and uncertainties include uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, technological developments and changes in the competitive environment in which Parent and the Company operate. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements, including those discussed in 'Risk Factors.'

                                COMPANY HISTORY

     The Company was founded in Cincinnati in 1843 and was incorporated in 1867 under the laws of the State of Ohio. The Company evolved into a diversified manufacturer of industrial products, a small portion of which were products containing asbestos. The Company's asbestos-related business operations ceased in 1974. In January 1991, the Eagle-Picher Group filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The filings were precipitated primarily by costs and expenses resulting from litigation arising out of the Eagle-Picher Group's previous asbestos-related business operations. In connection with the bankruptcy proceedings and pursuant to the Plan, which was confirmed by the Bankruptcy Court and the Ohio District Court in November 1996, all of the outstanding shares of Common Stock were transferred to the Trust on November 29, 1996. See 'Risk Factors -- Plan of Reorganization and Related Injunction;' 'Business -- Plan of Reorganization and Related Injunction.'

                                THE ACQUISITION

     On February 24, 1998, the Company was acquired by Granaria Industries from the Trust. The Acquisition was effected pursuant to the Merger Agreement, in accordance with which, among other things, the Issuer was merged into the Company, with the Company continuing as the surviving corporation.

     Granaria Industries, which owns all of the voting stock of Parent, is controlled by Granaria Holdings B.V., a private Dutch company ('Granaria Holdings'). See 'Security Ownership and Certain Beneficial Owners and Management of Parent.' Granaria Holdings is a Netherlands-based food processing and investment company, which was founded in 1912 by Louis Wyler. Granaria Holdings' food processing division, which processes and distributes nuts and dried fruits, portion pack and partly-baked bread from its manufacturing facilities in The Netherlands, France, Poland and Russia, has annual net sales in excess of $200.0 million. Granaria Holdings' investment portfolio includes real estate investments in The Netherlands, the United Kingdom and the U.S., and minority holdings in special situation funds and private companies. The principal owner of Granaria Holdings is the Wyler family of The Netherlands.

     At the Closing the following occurred: (i) the Equity Investment was contributed to Parent by Granaria Industries and LV Investment; (ii) Parent received gross proceeds of approximately $80.0 million from the Preferred Stock Offering; (iii) Parent contributed to the Issuer in the form of common equity approximately $180.0 million comprising the Equity Investment and all of the proceeds of the Preferred Stock Offering; (iv) the Issuer borrowed $225.0 million in term loans and $79.1 million in revolving loans under the New Credit Agreement and completed the Notes Offering; (v) the Company (a) terminated the PNC Credit Facility (under which there was no outstanding indebtedness at Closing) and (b) redeemed 660,000 shares of Common Stock from the Trust for the Redemption Amount; and (vi) the Issuer was merged into the Company. See 'Security Ownership and Certain Beneficial Owners and Management of Parent.' As a result of these transactions, the Company became a wholly-owned subsidiary of Parent and assumed all of the obligations and liabilities of the Issuer, including the Issuer's obligations and liabilities under the Old Notes, the Indenture, the Registration Rights Agreement and the New Credit Agreement. Simultaneously with the Effective Time, the Company paid the total outstanding amount under the 10% Debentures. In connection with the Acquisition, the Trust waived the prepayment penalty on the 10% Debentures.

     The following table sets forth the approximate cash sources and uses of funds, including the application of the proceeds therefrom, at the Effective Time.

SOURCES OF FUNDS(A)
(DOLLARS IN MILLIONS)
New Credit Agreement:
  Revolving Credit Facility(B)................   $ 79.1
  Term Loans..................................    225.0
Senior Subordinated Notes(C)..................    219.6
Equity Contribution(D)........................    180.0
Cash..........................................     39.5
                                                 ------
          Total...............................   $743.2
                                                 ------
                                                 ------


USES OF FUNDS(A)
(DOLLARS IN MILLIONS)
Merger Consideration(E).......................   $417.6
Repayment of Existing Indebtedness(F).........    255.9
Common Stock Redemption(G)....................     29.0
Estimated Transaction Fees and Expenses(H)....     27.8
Management Compensation(I)....................     12.9
                                                 ------
          Total...............................   $743.2
                                                 ------
                                                 ------

------------

 (A) Sources and uses of funds are based on (i) the borrowings of debt outstanding under the Company's existing credit facilities on the Closing Date and (ii) the purchase price paid for the Company in connection with the Acquisition.

 (B) Immediately following the Acquisition, the Company borrowed approximately $28.6 million under the revolving credit facility under the New Credit Agreement for use as credit support in the form of letters of credit, leaving approximately $52.3 million available for additional borrowings under such facility.

 (C) Includes original issue discount of $0.4 million.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (D) Parent funded the Equity Contribution from the Equity Investment and the Preferred Stock Offering (the fees and expenses of which were paid by the Company).

 (E) Merger Consideration represents the sum of (i) $410.0 million and (ii) an additional amount equal to 8.0% on an annual basis on $410.0 million from December 1, 1997 up to and including the Closing Date.

 (F) Consists of payment of $250.0 million principal amount due under the Company's 10% Debentures and $5.9 million of interest accrued on the 10% Debentures from December 1, 1997 up to and including the Closing Date.

 (G) The Company redeemed 660,000 shares of Common Stock immediately prior to the Effective Time.

 (H) Approximately $27.8 million in transaction fees and expenses (including an amount equal to approximately 1% of the transaction value payable to Granaria Holdings) was paid on the Closing Date. This amount includes approximately $2.6 million in fees and expenses of Parent related to the Preferred Stock Offering.

 (I) Following the Acquisition, the Company paid approximately $10.0 million to the E-P Management Trust and $2.9 million for the related tax obligation. The E-P Management Trust used the $10.0 million to satisfy a loan from Granaria Holdings, the proceeds of which were used by the E-P Management Trust to acquire 16% of the common stock of Granaria Industries. See 'Executive Compensation -- Compensation to Senior Management.' In March 1998, the Company made additional payments to certain members of senior management of the Company shortly after the Acquisition in the amount of approximately $7.6 million, which consists of $2.7 million in stay-put bonuses and $4.9 million in sales incentive bonuses under the STSP. Such amounts will be reflected in the Company's consolidated financial statements in the second quarter of 1998.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from any exchange pursuant to the Exchange Offers.

                       THE PREFERRED STOCK EXCHANGE OFFER

PURPOSE AND EFFECT OF THE PREFERRED STOCK EXCHANGE OFFER

     The Series A Preferred Stock was sold by Parent on February 24, 1998 to SBC Warburg Dillon Read Inc. and ABN AMRO Incorporated (together, the 'Initial Purchasers'), who resold the Series A Preferred Stock to 'qualified institutional buyers' (as defined in Rule 144A under the Securities Act) in reliance upon Rule 144A under the Securities Act. In connection therewith, Parent and the Initial Purchasers entered into the Registration Rights Agreement.

     The Registration Rights Agreement requires that, among other things, as soon as practicable within 45 days following the original issuance of the Series A Preferred Stock, Parent file with the Commission a Registration Statement (the 'Preferred Stock Exchange Offer Registration Statement,' of which this Prospectus is a part) under the Securities Act with respect to an issue of new preferred stock of Parent identical in all material respects to the Series A Preferred Stock, use its best efforts to cause such Preferred Stock Exchange Offer Registration Statement to be declared effective by the Commission under the Securities Act on or prior to 90 days after the issuance of the Series A Preferred Stock and, upon the effectiveness of the Preferred Stock Exchange Offer Registration Statement, offer to the Holders of the Series A Preferred Stock the opportunity to exchange their Series A Preferred Stock for an equal number of shares of Series B Preferred Stock, to be issued without a legend restricting their transfer and which may, subject to certain exceptions described below, be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Preferred Stock Exchange Offer Registration Statement. The term 'Holder' with respect to any Note means any person in whose name such Note is registered on the books of the Company.

     Each Holder desiring to participate in the Preferred Stock Exchange Offer will be required to represent, among other things, that (i) it is not an 'affiliate' (as defined in Rule 405 of the Securities Act) of Parent (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Series B Preferred Stock and (iii) it is acquiring the Series B Preferred Stock in the ordinary course of its business (a Holder unable to make the foregoing representation is referred to as a 'Restricted Holder'). A Restricted Holder will not be able to participate in the Preferred Stock Exchange Offer and may only sell its Series A Preferred Stock pursuant to a registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Series B Preferred Stock issued pursuant to the Preferred Stock Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such Series B Preferred Stock (other than Restricted Holders or Participating Broker-Dealers) without compliance with the registration and prospectus delivery provisions of the Securities Act. Any Holder who tenders in the Preferred Stock Exchange Offer for the purpose of participating in a distribution of the Series B Preferred Stock cannot rely on the staff position enunciated in the no-action letters issued to third parties referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each Participating Broker-Dealer must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Series B Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. Based upon interpretations by the staff of the Commission, the Company believes that Series B Preferred Stock issued pursuant to the Preferred Stock Exchange Offer to Participating Broker-Dealers may be offered for resale, resold and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-dealer in connection with resales of Series B Preferred Stock received in exchange for Series A Preferred Stock where such Series A Preferred Stock was acquired as a result of market-making activities or other trading activities. Parent has agreed that, for a period of 180 days after the date the Preferred Stock Exchange Offer Registration Statement is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. By acceptance of this Preffered Stock Exchange Offer, each broker-dealer that receives Series B Preferred Stock pursuant to the Preferred Stock Exchange Offer agrees to notify Parent prior to using this Prospectus in connection with the sale or transfer of Series B Preferred Stock. See 'Plan of Distribution.'

     As a result of the filing and the effectiveness of the Preferred Stock Exchange Offer Registration Statement and the consummation of the Preferred Stock Exchange Offer, the Series A Preferred Stock will no longer be subject to Special Accretions, which would be added to its Liquidation Preference in certain circumstances. The Series A Preferred Stock was issued to a limited number of institutional investors on February 24, 1998 and there is no public market for them at present. To the extent Series A Preferred Stock is tendered and accepted in the exchange, the principal amount of outstanding Series A Preferred Stock will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Preferred Stock Exchange Offer, holders of Series A Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Series A Preferred Stock could be adversely affected.

     The Registration Rights Agreement provides that if (i) Parent is not required to file the Preferred Stock Exchange Offer Registration Statement because the Preferred Stock Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities (as defined herein) notifies Parent within 20 days after the commencement of the Preferred Stock Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Preferred Stock Exchange Offer or (b) it may not resell the Series B Preferred Stock acquired by it in the Preferred Stock Exchange Offer to the public without delivering a prospectus, and the Prospectus contained in the Preferred Stock Exchange Offer Registration Statement is not appropriate or available for such resales or (c) it is a broker-dealer and holds Series A Preferred Stock acquired directly from Parent or an affiliate of Parent, Parent will file with the Commission a shelf registration statement (the 'Shelf Registration Statement') to cover resales of the Preferred Stock by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, 'Transfer Restricted Securities' means each share of Series A Preferred Stock or Series B Preferred Stock until (i) the date on which such Series A Preferred Stock has been exchanged by a person other than a broker-dealer for Series B Preferred Stock in the Preferred Stock Exchange Offer, (ii) following the exchange by a broker-dealer in the Preferred Stock Exchange Offer of Series A Preferred Stock for Series B Preferred Stock, the date on which such Series B Preferred Stock is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Preferred Stock Exchange Offer Registration Statement, (iii) the date on which such Series A Preferred Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Series A Preferred Stock could be resold pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that if (a) Parent fails to file within 45 days of the Issue Date, or cause to become effective within 90 days of the Issue Date, the Preferred Stock Exchange Offer Registration Statement or (b) Parent is obligated to file the Shelf Registration Statement and such Shelf Registration Statement is not filed within 45 days, or declared effective within 90 days, of the date on which Parent became so obligated or (c) Parent fails to consummate the Preferred Stock Exchange Offer within 45 days of the Preferred Stock Exchange Offer Effective Date or (d) the Shelf Registration Statement or the Preferred Stock Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a 'Registration Default'), from and including the date on which any such Registration Default shall occur to but excluding the date on which any such Registration Defaults have been cured, the then current Accretion Rate on the Liquidation Preference per share of Preferred Stock will be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and by 0.25% per annum at the end of each subsequent 90-day period

('Special Accretion'); provided that the Accretion Rate will in no event be increased by more than 1.5% per annum in the aggregate as a result of any Registration Default or Registration Defaults.

TERMS OF THE PREFERRED STOCK EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Parent will accept any and all Series A Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. As of the date of this Prospectus, 14,191 shares of Series A Preferred Stock are outstanding. Parent will issue one share of Series B Preferred Stock in exchange for each share of Series A Preferred Stock accepted in the Preferred Stock Exchange Offer. Holders may tender some or all of their Series A Preferred Stock pursuant to the Preferred Stock Exchange Offer.

     The form and terms of the Series B Preferred Stock will be identical in all material respects to the form and terms of the Series A Preferred Stock, except that the Series B Preferred Stock has been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. The Series B Preferred Stock will be entitled to the benefits of the Certificate under which the Series A Preferred Stock was, and the Series B Preferred Stock will be, issued.

     Parent has fixed the close of business on             , 1998 as the record
date for the Preferred Stock Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent.

     Holders of the Series A Preferred Stock do not have any appraisal or dissenters' rights under law or the Certificate in connection with the Preferred Stock Exchange Offer. Parent intends to conduct the Preferred Stock Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     Parent shall be deemed to have accepted validly tendered Series A Preferred Stock when, as and if Parent has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Series B Preferred Stock from Parent.

     If any tendered Series A Preferred Stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Series A Preferred Stock in the Preferred Stock Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Preferred Stock pursuant to the Preferred Stock Exchange Offer. Parent will pay all charges and expenses, other than certain applicable taxes, in connection with the Preferred Stock Exchange Offer. See
' -- Fees and Expenses.'

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term 'Expiration Date' means 5:00 p.m., New York City time, on
            , 1998, unless Parent, in its sole discretion, extends the Preferred Stock Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date and time to which the Preferred Stock Exchange Offer is extended.

     In order to extend the Preferred Stock Exchange Offer, Parent will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless otherwise required by applicable law or regulation.

     Parent reserves the right, in its reasonable discretion, (i) to delay accepting any Series A Preferred Stock, to extend the Preferred Stock Exchange Offer or, if any of the conditions set forth below under 'Conditions' shall not have been satisfied, to terminate the Preferred Stock Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Preferred Stock Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Preferred Stock Exchange Offer is amended in a manner determined by Parent to constitute a material change, Parent will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and Parent will extend the Preferred Stock Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Preferred Stock Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which Parent may choose to make public announcement of any delay, extension, termination or amendment of the Preferred Stock Exchange Offer, Parent shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a Holder of Series A Preferred Stock may tender such Series A Preferred Stock in the Preferred Stock Exchange Offer. To tender in the Preferred Stock Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Series A Preferred Stock (or a confirmation of an appropriate book-entry transfer into the Exchange Agent's account at The Depository Trust Company ('DTC' or the 'Depositary') (as described below)) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Series A Preferred Stock (or a timely confirmation of a book-entry transfer of such Series A Preferred Stock into the Exchange Agent's account at DTC as described below), Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under 'Exchange Agent' prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder will constitute an agreement between such holder and Parent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The Exchange Agent has established an account with respect to the Series A Preferred Stock at DTC, and any financial institution which is a participant in DTC may make book-entry delivery of the Series A Preferred Stock by causing DTC to transfer such Series A Preferred Stock into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Series A Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses set forth below under 'Exchange Agent', or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent. All references in this Prospectus to deposit or delivery of Series A Preferred Stock shall be deemed to include DTC's book-entry delivery method.

     The method of delivery of Series A Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent, including delivery through DTC, is at the election and risk of the holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. If Series A Preferred Stock is sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Series A Preferred Stock should be sent to Parent.

     Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner whose Series A Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Series A Preferred Stock, either make appropriate arrangements to register ownership of the Series A Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Preferred Stock tendered pursuant thereto is tendered (i) by a registered holder who has not completed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an 'eligible guarantor institution' within the meaning of Rule 17Ad-15 under the Exchange Act (an 'Eligible Institution').

     If the Letter of Transmittal or any Series A Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Parent, proper evidence satisfactory to Parent of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A Preferred Stock will be determined by Parent in its sole discretion, which determination will be final and binding. Parent reserves the absolute right to reject any and all Series A Preferred Stock not properly tendered or any Series A Preferred Stock Parent's acceptance of which would, in the opinion of counsel for Parent, be unlawful. Parent also reserves the right to waive any defects, irregularities or conditions of tender as to particular Series A Preferred Stock. Parent's interpretation of the terms and conditions of the Preferred Stock Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Preferred Stock must be cured within such time as Parent shall determine. Although Parent intends to notify holders of defects or irregularities with respect to tenders of Series A Preferred Stock, neither Parent, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Series A Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series A Preferred Stock received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders (or, in the case of Series A Preferred Stock delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such Series A Preferred Stock), unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, Parent reserves the right in its sole discretion to purchase or make offers for any Series A Preferred Stock that remains outstanding subsequent to the Expiration Date or, as set forth below under 'Conditions,' to terminate the Preferred Stock Exchange Offer and, to the extent permitted by applicable law, purchase Series A Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Preferred Stock Exchange Offer.

     By tendering, each Holder will represent to the Company that, among other things, such Holder is not a Restricted Holder. In addition, each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of Series B Preferred Stock. See 'Plan of Distribution.'

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish a new account or utilize an existing account with respect to the Series A Preferred Stock at the Depositary promptly after the date of this Prospectus, and any financial institution that is a participant in the Depositary and whose name appears on a security position listing as the owner of Series A Preferred Stock may make a book-entry tender of Series A Preferred Stock by causing the Depositary to transfer such Series A Preferred Stock into the Exchange Agent's account in accordance with the Depositary's procedures for such transfer. However, although tender of Series A Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or a manually-signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption 'Exchange Agent' on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of Series A Preferred Stock into the Exchange Agent's account at the Depositary as described above is referred to herein as a 'Book-Entry Confirmation.' Delivery of documents to the Depositary in accordance with the Depositary's procedures does not constitute delivery to the Exchange Agent.

     The term 'Agent's Message' means a message transmitted by the Depositary to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Depositary has received an express acknowledgment from the participant in the Depositary tendering Series A Preferred Stock stating (i) the number of shares of Series A Preferred Stock which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and
(iii) that Parent may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Preferred Stock and (i) whose Series A Preferred Stock is not immediately available or (ii) who cannot deliver their Series A Preferred Stock (or a confirmation of book-entry transfer of Series A Preferred Stock into the Exchange Agent's account at DTC), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made by or through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of such Series A Preferred Stock and the number of shares of Series A Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange, Inc. trading days after the Expiration Date, a duly executed Letter of Transmittal (or facsimile thereof) together with the Series A Preferred Stock (or a confirmation of book-entry transfer of such Series A Preferred Stock into the Exchange Agent's account at DTC), and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), and all tendered Series A Preferred Stock in proper form for transfer (or a confirmation of book-entry transfer of such Series A Preferred Stock into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three (3) New York Stock Exchange, Inc. trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series A Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series A Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Series A Preferred Stock in the Preferred Stock Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m.. New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Preferred Stock to be withdrawn (the 'Depositor'), (ii) identify the Series A Preferred Stock to be withdrawn (including the certificate number or numbers and number of shares of such Series A Preferred Stock). (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Preferred Stock were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Series A Preferred Stock register the transfer of such Series A Preferred Stock into the name of the person withdrawing the tender and (iv) specify the name in which any such Series A Preferred Stock is to be registered, if different from that of the Depositor. If the Series A Preferred Stock has been delivered pursuant to the book-entry procedure set forth above under ' -- Procedures for Tendering,' any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn Series A Preferred Stock. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Parent in its sole discretion, which determination shall be final and binding on all parties. Any Series A Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Preferred Stock Exchange Offer and no Series B Preferred Stock will be issued with respect thereto unless the Series A Preferred Stock so withdrawn is validly retendered. Properly withdrawn Series A Preferred Stock may be retendered by following one of the procedures described above under ' -- Procedures for Tendering' at any time prior to the Expiration Date.

     Any Series A Preferred Stock which is tendered but which is not accepted due to withdrawal, rejection of tender or termination of the Preferred Stock Exchange Offer will be returned as soon as practicable to the holder thereof without cost to such holder (or, in the case of Series A Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Series A Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes).

CONDITIONS

     Notwithstanding any other term of the Preferred Stock Exchange Offer, Parent shall not be required to accept for exchange, or exchange Series B Preferred Stock for, any Series A Preferred Stock, and may terminate the Preferred Stock Exchange Offer as provided herein before the acceptance of such Series A Preferred Stock, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Preferred Stock Exchange Offer which, in the reasonable judgment of Parent, might materially impair the ability of Parent to proceed with the Preferred Stock Exchange Offer or materially impair the contemplated benefits of the Preferred Stock Exchange Offer to Parent, or any material adverse development has occurred in any existing action or proceeding with respect to Parent or any of its subsidiaries, or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of Parent or any of its subsidiaries has occurred which, in the reasonable judgment of Parent, might materially impair the ability of Parent to proceed with the Preferred Stock Exchange Offer or materially impair the contemplated benefits of the Preferred Stock Exchange Offer to Parent; or

          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of Parent, might materially impair the ability of Parent to proceed with the Preferred Stock Exchange Offer or materially impair the contemplated benefits of the Preferred Stock Exchange Offer to Parent; or

          (d) there shall have occurred (i) any general suspension of trading in, or general limitation on prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to Parent or the

     Company or (iii) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; or, in the case any of the foregoing exists at the time of commencement of the Preferred Stock Exchange Offer, a material acceleration or worsening thereof; or

          (e) any governmental approval has not been obtained, which approval Parent shall in its reasonable judgment, deem necessary, for the consummation of the Preferred Stock Exchange Offer as contemplated hereby.

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition or may be waived by Parent in whole or in part at any time and from time to time in its reasonable discretion. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If Parent determines in its reasonable judgment that any of the conditions are not satisfied, Parent may (i) refuse to accept any Series A Preferred Stock and return all tendered Series A Preferred Stock to the tendering Holders (or, in the case of Series A Preferred Stock delivered by book-entry transfer within DTC, credit such Series A Preferred Stock to the account maintained within DTC by the participant in DTC which delivered such Series A Preferred Stock), (ii) extend the Preferred Stock Exchange Offer and retain all Series A Preferred Stock tendered prior to the expiration of the Preferred Stock Exchange Offer, subject, however, to the rights of Holders to withdraw such tenders of Series A Preferred Stock (see 'Withdrawal of Tenders' above) or (iii) waive such unsatisfied conditions with respect to the Preferred Stock Exchange Offer and accept all properly tendered Series A Preferred Stock which have not been withdrawn. If such waiver constitutes a material change to the Preferred Stock Exchange Offer, Parent will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and Parent will extend the Preferred Stock Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Preferred Stock Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Preferred Stock Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              THE BANK OF NEW YORK

   By Hand Or Overnight Delivery:           Facsimile Transmissions:          By Registered Or Certified Mail:
        The Bank of New York              (Eligible Institutions Only)              The Bank of New York
         101 Barclay Street                      (212) 815-6339                    101 Barclay Street, 7E
  Corporate Trust Services Window           To Confirm by Telephone               New York, New York 10286
            Ground Level                    or for Information Call:         Attn: Reorganization Section, 7E;
      New York, New York 10286                   (212) 815-2963                     Santino Ginocchietti
 Attn: Reorganization Section, 7E;
        Santino Ginocchietti

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of Parent, the Company and their affiliates.

     Neither Parent nor the Company has retained any dealer-manager in connection with the Preferred Stock Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Preferred Stock Exchange Offer. The Company, however, will pay the Exchange

Agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of one firm acting as counsel for the holders of Series A Preferred Stock should such holders deem it advisable to appoint such counsel.

     The cash expenses to be incurred in connection with the Preferred Stock Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Preferred Stock pursuant to the Preferred Stock Exchange Offer. If, however, Series A Preferred Stock or Series B Preferred Stock for shares not tendered or accepted for exchange are to be registered, or are to be issued in the name of, or delivered to, any person other than the registered holder, or if tendered Series A Preferred Stock is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Preferred Stock pursuant to the Preferred Stock Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The Series B Preferred Stock will be recorded at the same carrying value as the Series A Preferred Stock on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Parent. The expenses of the Preferred Stock Exchange Offer and the unamortized expenses relating to the issuance of the Series A Preferred Stock will be amortized over the term of the Series B Preferred Stock.

        SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth the historical condensed consolidated financial data of Parent for the periods indicated. The historical selected financial information is derived from the historical Consolidated Financial Statements of Eagle-Picher. Effective November 29, 1996, Parent emerged from bankruptcy and, accordingly, it adopted fresh-start reporting in accordance with Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.' As a result, the condensed consolidated financial information for the periods subsequent to the adoption of fresh-start reporting are presented on a different cost basis than that for prior periods and, therefore, are not comparable. Accordingly, a vertical black line is shown to separate post-emergence operations.

     The unaudited condensed consolidated financial information presented for the three months ended February 28, 1997 and 1998 and as of February 28, 1998 are derived from the unaudited consolidated financial statements of Parent and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. As a result of the Acquisition of the Company by Granaria Industries from the Trust as of February 24, 1998, which was accounted for as a purchase, Parent's results of operations and financial position for periods after February 24, 1998 are not comparable to prior periods. See Note K below.

     The following selected historical consolidated financial information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the Pro Forma Consolidated Financial Data and the Consolidated Financial Statements, related notes and other financial information included herein.

                                                        FISCAL YEAR ENDED NOVEMBER 30,
                                   -------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                1993           1994           1995            1996              1997
                                   -----------    -----------    -----------     ----------         --------

STATEMENT OF INCOME (LOSS):
    Net sales(A).................  $   661,452    $   756,741    $   848,548     $  891,287         $906,077
    Operating income.............       43,754         58,281         63,087         62,106           45,558(B)
    Adjustment for asbestos
      litigation.................   (1,135,500)            --     (1,005,511)       502,197               --
    Fresh-start revaluation......           --             --             --        118,684(C)            --
    Reorganization items and
      claims(D)..................      (45,780)        (3,426)        (2,225)        (6,593)              --
    Interest expense.............       (2,070)        (1,809)        (1,926)        (3,083)         (31,261)
    Other income (expense).......         (174)           703         11,704(E)       1,345             (251)
    Income (loss) before taxes,
      extraordinary items and
      accounting changes.........   (1,139,770)        53,749       (934,871)       674,656           14,046
    Income (loss) before
      extraordinary items and
      accounting changes.........   (1,144,770)        48,749       (944,171)       622,086           (3,854)
    Extraordinary items and
      accounting changes.........      (12,598)(F)          --            --      1,524,305(F)            --
    Net income (loss)............   (1,157,368)        48,749       (944,171)     2,146,391           (3,854)
BALANCE SHEET DATA (END OF
  PERIOD):
    Working capital..............  $   187,224    $   210,298    $   243,495     $  211,808         $187,968
    Property, plant and
      equipment, net.............      134,401        144,649        155,818        256,351          243,538
    Total assets.................      459,360        521,107        580,073        848,880          746,881
    Total debt...................       24,449         21,622         20,628        386,439          273,397
    Redeemable Preferred Stock...           --             --             --             --               --
    Shareholders' equity
      (deficit)..................   (1,317,206)    (1,266,693)    (2,211,308)       341,807          336,117
SELECTED FINANCIAL DATA:
    EBITDA(H)....................  $    68,709    $    84,424    $    91,795     $   92,856         $103,958
    Depreciation and
      amortization...............       24,955         26,143         28,708         30,750           55,989
    Capital expenditures.........       28,512         35,887         40,558         44,957           51,324(G)
SELECTED RATIOS:
    EBITDA/interest expense and
      preferred stock
      dividends..................        33.19x         46.67x         47.66x         30.12x            3.33x
    Total debt and preferred
      stock/EBITDA...............         0.36           0.26           0.22           4.16             2.63
    Total debt and preferred
      stock/capitalization.......          N/M            N/M            N/M          53.1%            44.9%
    Earnings/fixed charges and
      preferred stock
      dividends(I)...............           --(J)       24.28x            --(J)      173.50x            1.43x

                                            UNAUDITED
                                        THREE MONTHS ENDED
                                           FEBRUARY 28,
                                 --------------------------------
(DOLLARS IN THOUSANDS)             1997            1998(K)
                                 --------   ---------------------

                                             ACTUAL     PRO FORMA
                                            --------    ---------
STATEMENT OF INCOME (LOSS):
    Net sales(A).................$223,607   $205,842    $205,842
    Operating income.............   9,040     11,027       5,373
    Adjustment for asbestos
      litigation.................      --         --          --
    Fresh-start revaluation......      --         --          --
    Reorganization items and
      claims(D)..................      --         --          --
    Interest expense.............  (8,927)    (6,940)    (13,122)
    Other income (expense).......   1,703        820         820
    Income (loss) before taxes,
      extraordinary items and
      accounting changes.........   1,816      4,907      (6,929)
    Income (loss) before
      extraordinary items and
      accounting changes.........  (1,220)       807      (5,079)
    Extraordinary items and
      accounting changes.........      --         --          --
    Net income (loss)............  (1,220)       807      (5,079)
BALANCE SHEET DATA (END OF
  PERIOD):
    Working capital..............$208,373   $162,451          --
    Property, plant and
      equipment, net............. 260,850    239,337          --
    Total assets................. 831,943    867,140          --
    Total debt................... 372,170    546,996          --
    Redeemable Preferred Stock...  80,005         --
    Shareholders' equity
      (deficit).................. 338,642    100,001          --
SELECTED FINANCIAL DATA:
    EBITDA(H)....................$ 23,482   $ 25,905    $ 25,905
    Depreciation and
      amortization...............  14,442     12,822      13,221
    Capital expenditures.........  15,857      5,692       5,692
SELECTED RATIOS:
    EBITDA/interest expense and
      preferred stock
      dividends..................    2.63x      3.65x       1.55x
    Total debt and preferred
      stock/EBITDA...............     N/M        N/M         N/M
    Total debt and preferred
      stock/capitalization.......    57.4%      86.2%        N/M
    Earnings/fixed charges and
      preferred stock
      dividends(I)...............    1.20x      1.09x        N/M(L)

                                                        (footnotes on next page)

NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands)

 (A) Includes net sales attributed to the Divested Divisions of $115,008 in 1993, $127,229 in 1994, $145,339 in 1995, $138,117 in 1996, $78,604 in 1997
     and $29,254 for the three months ended February 28, 1997.

 (B) Operating income in 1997 includes (i) amortization of reorganization value in excess of amounts allocable to identifiable assets in the amount of $16,284, (ii) depreciation of assets written-up to fair value in the amount of $9,804 and (iii) loss on sale of divisions of $2,411. See 'Management's Discussion and Analysis of Financial Condition and Results of
     Operations -- Effects of Reorganization on Operations and Financial Condition.'

 (C) Fresh-start valuation gain of $118,684 reflects transactions related to emergence from bankruptcy and reorganization in accordance with Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization under the Bankruptcy Code.' See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effects of Reorganization on Operations and Financial Condition.'

 (D) Reflects provision for claims of $41,436 in 1993 and $4,244 in 1996. Remaining reorganization items are net expense resulting from the Company's bankruptcy filing. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effects of Reorganization on Operations and Financial Condition.'

 (E) Other income (expense) reflects a gain of $11,505 in 1995 relating to the sale of an investment in a Canadian mining concern.

 (F) Reflects (i) a gain of $1,525,540 in 1996 related to emergence from bankruptcy and reorganization in accordance with Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization under the Bankruptcy Code;' (ii) a loss of $12,598 in 1993 due to an accounting change to reflect adoption of Statement of Financial Accounting Standards No. 106 'Employers Accounting for Postretirement Benefits;' and (iii) a loss of $1,235 in 1996 due to an accounting change of its method of computing LIFO inventories of boron, germanium and other rare metals.

 (G) Includes capital expenditures in 1997 of (i) $10,157 in connection with the new facility in Manchester, Tennessee, (ii) $6,495 in connection with a $13,054 diatomaceous earth processing facility in Vale, Oregon and (iii) $4,651 in connection with a new automotive facility in Tamworth, England.

 (H) 'EBITDA' as used herein is defined in the Indenture. See 'Description of the Notes.' 'EBITDA' is presented because management believes it is an indicator of a company's ability to service and incur debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Under the Indenture, the definition of EBITDA excludes loss on sale of divisions. Includes EBITDA attributed to the Divested Divisions of $7,053 in 1993, $7,552 in 1994, $7,695 in 1995, $3,615 in 1996, $361 in
     1997 and ($652) for the three months ended February 28, 1997.

 (I) For the purpose of determining the ratio of earnings to fixed charges, 'earnings' consist of income before provision (benefit) for income taxes and fixed charges. 'Fixed charges' consist of interest expense (including amortization of deferred financing costs) and approximately 30% of rental expense, representing that portion of rental expense deemed representative of the interest factor.

 (J) Such ratio of earnings to fixed charges is not meaningful for 1993 and 1995 because of significant charges for an asbestos litigation and is not meaningful for 1996 because of significant reversal of asbestos litigation reserves, fresh-start revaluation and extraordinary items. Earnings were inadequate to cover fixed charges by $1,139,700 and $934,871 for the years ended November 30, 1993 and 1995, respectively.

 (K) The unaudited condensed consolidated financial statements as of and for the three months ended February 28, 1998 include the effects of the Acquisition that resulted as of February 24, 1998, the Closing Date. Accordingly, the historical condensed consolidated statement of income (loss) for the three months ended February 28, 1998 include results of operations from (1) December 1, 1997 through February 24, 1998 of the Predecessor Company and
     (2) February 25 through February 28, 1998 of Parent. The effects of the purchase accounting adjustments on Parent's results of operations for the three months ended February 28, 1998 were immaterial.

 (L) Pro forma earnings were insufficient to cover fixed charges and preferred stock for the three months ended February 28, 1998 by $8,695.

          UNAUDITED PARENT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements (the 'Pro Forma Financial Statements') are based on the historical financial statements of Parent included elsewhere in this Prospectus.

     The unaudited pro forma balance sheet as of November 30, 1997 has been prepared to give effect to the Acquisition as though it was consummated on November 30, 1997. The unaudited pro forma statement of operations for the year ended November 30, 1997 gives effect to the Acquisition as though it were consummated on December 1, 1996. The unaudited pro forma statement of operations for the three months ended February 28, 1998 gives effect to the Acquisition as though it were consummated on December 1, 1997. The pro forma adjustments are based upon available information and certain assumptions that Parent believes are reasonable. The acquisition of Eagle-Picher was accounted for using the purchase method of accounting. The preliminary allocation of the purchase price of the Company has been determined based upon estimates of fair value and are subject to change. Appraisals are currently being completed to value property, plant, equipment and identifiable intangible assets. The excess of purchase price over the assessed values of those assets will be allocated to goodwill.

     The Pro Forma Financial Statements do not purport to be indicative of the results that would have been obtained had such transactions described above occurred as of the assumed dates. In addition, the Pro Forma Financial Statements do not purport to project Parent's results of operations for any future date or period. The Pro Forma Financial Statements should be read in conjunction with the financial statements of Parent, and the notes thereto, included elsewhere herein.

             UNAUDITED PARENT PRO FORMA CONSOLIDATED BALANCE SHEETS
                            AS OF NOVEMBER 30, 1997

                                                                                            PRO FORMA
                                                                    ACTUAL     -----------------------------------
                                                                   --------      ACQUISITION AND
                                                                    PARENT     OFFERING ADJUSTMENTS       PARENT
                                                                   --------    --------------------      ---------
                                                                               (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
     Cash and cash equivalents..................................   $ 53,739         $  (39,497)(A)       $ 14,242
     Receivables, net...........................................    130,927          --                   130,927
     Income tax refunds receivable..............................      3,025          --                     3,025
     Inventories................................................     92,196                373(B)          92,569
     Prepaid expenses...........................................      8,290              5,903(C)          14,193
     Deferred income taxes......................................     13,793              8,650(D)          22,443
                                                                   --------    --------------------      ---------
          Total current assets..................................    301,970            (24,571)            77,399
Property, plant and equipment, net..............................    243,538          --                    43,538
Deferred income taxes...........................................     98,991           (103,627)(D)         (4,636 )
Reorganization value in excess of amounts allocable to
  identifiable assets...........................................     48,837            (48,837)(E)          --
Excess of acquired net assets over cost.........................         --            255,659(F)          55,659
Other assets....................................................     53,545             41,775(G)          95,320
                                                                   --------    --------------------      ---------
          Total assets..........................................   $746,881         $  120,399           $867,280
                                                                   --------    --------------------      ---------
                                                                   --------    --------------------      ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable...........................................   $ 52,886         $--                  $ 52,886
     Accrued liabilities........................................     55,419               (720)(H)         54,699
     Management compensation....................................      --                14,500(H)          14,500
     Income taxes...............................................      2,294          --                     2,294
     Long-term debt -- current portion..........................      3,403          --                     3,403
                                                                   --------    --------------------      ---------
          Total current liabilities.............................    114,002             13,780             27,782
Long-term debt, less current portion:
     10% Debentures.............................................    250,000           (250,000)(I)          --
     Industrial revenue bonds...................................     18,320          --                    18,320
     Debt of foreign subsidiaries...............................      1,674          --                     1,674
     Senior secured revolver....................................      --                79,100(J)          79,100
     Senior secured term loan A.................................      --               100,000(J)         100,000
     Senior secured term loan B.................................      --                50,000(J)          50,000
     Senior secured term loan C.................................      --                75,000(J)          75,000
     Senior subordinated notes..................................      --               220,000(J)         220,000
                                                                   --------    --------------------      ---------
          Total long-term debt..................................    269,994            274,100             44,094
Post-retirement benefits........................................     21,681             (1,944)(K)         19,737
Other long-term liabilities.....................................      5,087          --                     5,087
                                                                   --------    --------------------      ---------
          Total liabilities.....................................   $410,764         $  285,936           $696,700
                                                                   --------    --------------------      ---------
                                                                   --------    --------------------      ---------
Cumulative Exchangeable Redeemable Preferred Stock..............      --                80,005(L)          80,005

SHAREHOLDERS' EQUITY
Old common stock................................................   $341,807         $ (341,807)(M)       $  --
New common stock................................................      --               100,000(N)         100,000
Foreign currency translation....................................     (1,836)             1,836(O)           --
Retained earnings (deficit).....................................     (3,854)            (5,571)(P)         (9,425 )
                                                                   --------    --------------------      ---------
          Total shareholders' equity (deficit)..................    336,117           (245,542)            90,575
                                                                   --------    --------------------      ---------
          Total liabilities and shareholders' equity............   $746,881         $  120,399           $867,280
                                                                   --------    --------------------      ---------
                                                                   --------    --------------------      ---------

                                                        (footnotes on next page)

NOTES TO UNAUDITED PARENT PRO FORMA CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

(A) The $39,497 decrease in pro forma cash and cash equivalents results from the following:

Revolving credit facility...........................................................   $  79,100
Term loans..........................................................................     225,000
Senior subordinated notes...........................................................     219,639
Equity contribution.................................................................     180,005
Merger consideration................................................................    (417,638)
Repayment of existing indebtedness..................................................    (255,903)
Common stock redemption.............................................................     (29,000)
Estimated transaction fees and expenses.............................................     (27,800)
Management compensation.............................................................     (12,900)
                                                                                       ---------
Cash and cash equivalents adjustment................................................   $ (39,497)
                                                                                       ---------
                                                                                       ---------

(B) To record an adjustment of $373 to fair value of inventory by elimination of LIFO inventory reserve.

(C) To reflect payment of interest on the 10% Debentures in the amount of $5,903.

(D) To adjust the net deferred tax asset as follows:

                                                                                        CURRENT    NON-CURRENT
                                                                                        -------    -----------

To recognize the excess of tax over book gain on the transaction.....................   $3,575      $  47,152
To recognize the deduction on payment of the 10% Debentures to the Trust.............                 (87,500)
To recognize the utilization of the net operating loss carryforwards against the net
  transaction gain and the expiration of the remainder...............................                 (61,304)
To adjust for the elimination of the unrecognized pension gain.......................                  (1,300)
To adjust for the unrecognized gain in post-retirement benefits......................                    (675)
To adjust for the increase in the management compensation accrual....................    5,075
                                                                                        -------    -----------
          Total......................................................................   $8,650      $(103,627)
                                                                                        -------    -----------
                                                                                        -------    -----------

(E) Adjustment of $48,837 to reflect elimination of reorganization value in excess of amounts allocable to identifiable assets.

(F) To record the excess of purchase price over the aggregate amount of property, plant and equipment at historical costs and all other assets and liabilities at fair value, and $3,000 of fees associated with the issuance of common stock. Although the property, plant and equipment was revalued to fair value at November 29, 1996 in accordance with fresh-start reporting, management is currently re-evaluating the fair values of these assets and of identifiable intangible assets, with the excess purchase price over fair value to be allocated to goodwill.

(G) To record (i) $24,800 of fees and expenses associated with issuance of new debt and redeemable preferred stock, (ii) an adjustment of $3,714 to eliminate unrecognized pension gain which will adjust prepaid pension asset to fair value, (iii) a $10,000 aggregate payment to the E-P Management Trust which will be used to acquire common stock of Granaria Industries for the benefit of certain members of senior management, (iv) a $2,900 aggregate payment to certain members of senior management as reimbursement for their individual taxes in connection with the $10,000 compensation payment referred to in (iii) above and (v) an original issue discount of $361 on the issuance of the Notes.

(H) To record the following transactions: $14,500 ($720 was expensed in 1997) aggregate amounts totaling $8,400, of which $800 has not been paid to certain members of senior management in connection with the Acquisition pursuant to the Company's STSP and $6,100 in connection with the E-P Management Trust, of which $3,200 represents the value of the compensation which vests shortly after consummation of the Acquisition and $2,900 represents the reimbursement of taxes in

                                              (footnotes continued on next page)

(footnotes continued from previous page) connection with such compensation. Such amounts will be reflected in the future results of operations and cash flows.

(I) To reflect the payment of all outstanding obligations under the 10% Debentures to the Trust.

(J)  To record the new debt structure as follows:

                                                                                 RATE       AMOUNT
                                                                                 ----      --------

Senior secured revolver
     Used.....................................................................   8.00%     $ 79,100
     Letters of credit........................................................   2.25        28,600
     Unused...................................................................   0.50        52,300
Senior secured term loan A....................................................   8.00       100,000
Senior secured term loan B....................................................   8.38        50,000
Senior secured term loan C....................................................   8.63        75,000
Senior subordinated notes.....................................................   9.38       220,000

(K) To record $1,944 of unrecognized gain in post-retirement benefits in order to adjust to fair value.

(L) Reflects gross proceeds of approximately $80,005 from the offering of cumulative exchangeable redeemable preferred stock offered by the Preferred Stock Offering.

(M) Includes redemption of 660,000 shares of Common Stock from the Trust for the Redemption Amount.

(N) Reflects issuance of new common stock to Granaria Industries and LV Investment.

(O) Reflects elimination of prior foreign currency translation adjustments.

(P) Reflects the effects on retained earnings of the reversal of the prior retained deficit of $3,854 and the recognition of management compensation expense, net of taxes, of $9,425. The components of this expense, on a pre-tax basis, are: (i) $6,100, which includes $3,200 of the first year earnings by certain members of senior management of the $10,000 that was paid to the E-P Management Trust and $2,900 for the related tax obligations and (ii) $8,400 (of which $7,600 has been paid) under the STSP.

                    UNAUDITED PARENT PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED NOVEMBER 30, 1997

                                                                                            PRO FORMA
                                                                    ACTUAL     -----------------------------------
                                                                   --------      ACQUISITION AND          PARENT
                                                                    PARENT     OFFERING ADJUSTMENTS      PRO FORMA
                                                                   --------    --------------------      ---------
                                                                               (DOLLARS IN THOUSANDS)

Net sales.......................................................   $906,077          $--                 $906,077
Operating costs and expenses:
     Cost of products sold......................................    725,010          --                    25,010
     Selling and administrative.................................     77,109          --                    77,109
     Management compensation expense............................      --                6,100(A)            6,100
     Depreciation...............................................     39,671          --                    39,671
     Amortization of intangibles................................     16,318               760(B)           17,078
     Loss on sale of divisions..................................      2,411          --                     2,411
                                                                   --------       -----------            ---------
                                                                    860,519             6,860             867,379
Operating income (loss).........................................     45,558            (6,860)             38,698
     Interest expense...........................................    (31,261)          (23,620)(C)         (54,881 )
     Other......................................................       (251)         --                      (251 )
                                                                   --------       -----------            ---------
Income (loss) before taxes......................................     14,046           (30,480)            (16,434 )
Income taxes (benefit)..........................................     17,900           (25,000)(D)          (7,100 )
                                                                   --------       -----------            ---------
Net loss........................................................     (3,854)           (5,480)             (9,334 )
Preferred dividends.............................................      --               (9,401)(E)          (9,401 )
                                                                   --------       -----------            ---------
Net loss applicable to common shareholders......................   $ (3,854)         $(14,881)           $(18,735 )
                                                                   --------       -----------            ---------
                                                                   --------       -----------            ---------

------------------------

NOTES TO UNAUDITED PARENT PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands)

(A) To record $6,100 of compensation earned by certain members of senior management for which the cash has been paid to the E-P Management Trust.

(B) To reflect the difference in the amortization of the reorganization value in excess of amounts allocable to identifiable asset of $16,318 compared to the excess of assets over cost of $17,078.

(C) Pro forma interest expense increased $23,620 as follows:

Interest expense associated with the redemption of 10% Debentures..........................   $(25,000)
Interest expense on New Credit Facilities and Senior Subordinated Notes....................     45,610
Amortization of debt transaction fees and expenses over weighted average life of 8.18
  years....................................................................................      2,750
Amortization of Preferred Stock Offering fees and expenses over 10 years...................        260
                                                                                              --------
Interest expense adjustment................................................................   $ 23,620
                                                                                              --------
                                                                                              --------

The actual interest expense for the year ended November 30, 1997 included interest expense of $4,417 relating to debt obligations that were paid off in 1997. Such debt obligations primarily consisted of the Divestiture Notes and Tax Refund Notes. The pro forma adjustments do not give effect to the reduction in interest expense.

(D) To record incremental tax benefit.

(E) Assumes $80,005 of cumulative exchangeable redeemable preferred stock outstanding with a dividend rate of 11.75%.

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED FEBRUARY 28, 1998

                                                                                                PRO FORMA
                                                                             ACTUAL     -------------------------
                                                                            --------    ACQUISITION
                                                                            COMPANY     ADJUSTMENTS      COMPANY
                                                                            --------    -----------     ---------
                                                                                   (DOLLARS IN THOUSANDS)

Net sales................................................................   $205,842     $  --          $205,842
Operating costs and expenses:
     Cost of products sold...............................................    162,796        --           162,796
     Selling and administrative..........................................     17,141        --            17,141
     Management compensation expense.....................................      2,056         5,255(A)      7,311
     Depreciation........................................................      8,983        --             8,983
     Amortization of intangibles.........................................      3,839           399(B)      4,238
                                                                            --------    -----------     ---------
                                                                             194,815         5,654       200,469
Operating income (loss)..................................................     11,027        (5,654)        5,373
     Interest expense....................................................     (6,940)       (6,182)(C)   (13,122)
     Other...............................................................        820        --               820
                                                                            --------    -----------     ---------
Income (loss) before taxes...............................................      4,907       (11,836)       (6,929)
Income taxes (benefit)...................................................      4,100        (5,950)(D)    (1,850)
                                                                            --------    -----------     ---------
Net income (loss)........................................................   $    807     $  (5,886)     $ (5,079)
                                                                            --------    -----------     ---------
Preferred Dividends......................................................      --           (2,350)(E)    (2,350)
Net income (loss) applicable to common shareholders......................   $  2,807     $  (8,236)     $ (7,429)
                                                                            --------    -----------     ---------
                                                                            --------    -----------     ---------

------------

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands)

 (A) To record $5,255 of compensation earned by certain members of senior management. This represents the portion of the $10,000 contribution to the E-P Management Trust for the stock that has been earned and vested and the expected tax payments for the same vested stock.

 (B) To reflect the difference in the amortization of the reorganization value in excess of amounts allocable to identifiable assets of $3,839 (4 year amortization) compared to the excess of assets over cost of $4,238 (15 year amortization).

 (C) Pro forma interest expense increased $6,182 as follows:





Interest expense associated with the redemption of
  10% Debentures.....................................................................   $(5,903)
Interest expense on New Credit Facilities and Senior
  Subordinated Notes.................................................................    11,403
Amortization of debt transaction fees and expenses
  over weighted average life of the debt.............................................       617
Amortization of Preferred Stock Offering fees and expenses
  over 10 years......................................................................        65
                                                                                        -------
Interest expense adjustment..........................................................   $ 6,182
                                                                                        -------
                                                                                        -------

 (D) To record incremental tax benefit.

 (E) Assumes $80,005 of cumulative exchangeable preferred stock outstanding with a dividend rate of 11.75%.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Unless otherwise stated, any reference to a year in this section refers to Parent's fiscal year.

RESULTS OF OPERATIONS

     The following table sets forth certain sales and operating data, net of all inter-segment transactions, for Parent's businesses for the periods indicated:

                                                                  FISCAL YEAR ENDED NOVEMBER 30,1995
                                                     ------------------------------------------------------------
                                                      1995       %          1996       %          1997       %
                                                     ------    ------      ------    ------      ------    ------
                                                                              (DOLLARS IN MILLIONS)

Net sales and segment sales as percentage of
  total:
     Automotive...................................   $433.2      51.1%     $439.6      49.3%     $435.2      48.0%
     Machinery....................................    254.7      30.0       257.6      28.9       270.8      29.9
     Industrial...................................    160.6      18.9       194.1      21.8       200.1      22.1
                                                     ------    ------      ------    ------      ------    ------
     Total........................................   $848.5     100.0%     $891.3     100.0%     $906.1     100.0%
                                                     ------    ------      ------    ------      ------    ------
                                                     ------    ------      ------    ------      ------    ------

EBITDA by segment:
     Automotive...................................   $ 59.7                $ 57.2                $ 60.1
     Machinery....................................     28.8                  27.5                  32.0
     Industrial...................................     21.7                  27.5                  30.6
     Corporate overhead...........................    (18.4)                (19.3)                (18.7)
                                                     ------                ------                ------
     Total........................................   $ 91.8                $ 92.9                $104.0
                                                     ------                ------                ------
                                                     ------                ------                ------

EFFECTS OF REORGANIZATION ON OPERATIONS AND FINANCIAL CONDITION

     Upon emergence from bankruptcy, the Company applied the 'fresh-start' provisions of the American Institute of Certified Public Accountants Statement of Position No. 90-7 ('SOP 90-7'). In accordance with SOP 90-7, the assets and liabilities of the Company were restated at their fair value and a valuation of equity was made based on the appraised reorganization value of the business. The reorganization value in excess of amounts allocable to identifiable assets was capitalized. Of the $268.8 million increase in total assets for the year ended November 30, 1996 over those at November 30, 1995, $86.6 million and $65.1 million were due to the restatement of property, plant and equipment at their fair value and the reorganization value in excess of amounts allocable to identifiable assets, respectively, and $69.1 million was due to a federal income tax refund receivable. Consequently, results of operations in 1996 and 1997 are not comparable, primarily due to increased depreciation on the property, plant and equipment and amortization of the reorganization value in excess of amounts allocable to identifiable assets.

     Adjusting the assets and liabilities to fair value resulted in the fresh-start revaluation of $118.7 million in 1996. Other reorganization items in 1996 and 1995 were the costs of the reorganization process, net of the interest income earned on accumulated cash balances.

     The Plan included a settlement of the Eagle-Picher Group's aggregate liability on account of present and future asbestos-related and lead-related personal injury claims. An adjustment was made to the consolidated financial statements in 1996 to reflect this settlement. The order confirming the Plan contains a permanent injunction which precludes holders of present or future asbestos-related or lead-related personal injury claims from pursuing their claims against the reorganized Eagle-Picher Group. Those claims will be channeled to the Trust, which is an independently administered qualified settlement trust established to resolve and satisfy those claims.

     The Company's emergence from bankruptcy on November 29, 1996 resulted in an extraordinary gain of $1.5 billion on the discharge of pre-petition liabilities, including the asbestos liability, because the value of consideration distributed and expected to be distributed to the Trust and other unsecured creditors is approximately 37% of the amount of the allowed claims. The Plan and the Order confirming the Plan provide that the pre-petition unsecured claims, including the asbestos-related claims, are thereby discharged and the Eagle-Picher Group has no further liability in connection with such claims.

     In 1997, the Company received federal tax refunds totaling $69.1 million resulting from net operating losses ('NOLs') carried back to recover taxes paid in prior years. The majority of the NOLs were created when the Company contributed cash and securities to the Trust in the bankruptcy. Losses remaining after the NOL carryback were carried forward to reduce taxable income in future years. NOLs, which were carried forward, along with other items that are deductible in the future, such as the repayment of the debt issued in conjunction with the Company's emergence from bankruptcy, resulted in Deferred Tax Assets of $128.5 million at November 30, 1996. Deductions for debt previously contributed to the Trust are taken when the debt is repaid. The 10% Debentures were repaid in connection with the Acquisition. For tax purposes, the Acquisition was treated like a sale of assets. The gains on the sale of the assets of the Company absorbed most of the NOL carryforwards that the Company had available and any NOL carryforwards that were not absorbed were lost.

     Interest expense increased by $28.2 million in 1997 primarily due to the debt issued to the Trust and unsecured creditors upon the Company's emergence from bankruptcy. In addition, interest expense was not recorded on unsecured debt or undersecured debt during the duration of the bankruptcy proceedings, which resulted in minimal interest expense in 1996 and 1995.

Three Months Ended February 28, 1998 Compared to Three Months Ended February 28, 1997

     As a result of the Acquisition of the Company by Granaria Industries from the Trust as of February 24, 1998, which was accounted for as a purchase, Parent's results of operations and financial position for periods after February 24, 1998 are not comparable to prior periods. The unaudited condensed consolidated statement of income (loss) as of February 28, 1998 includes results of operations from (1) December 1, 1997 through February 24, 1998 of the Predecessor Company and (2) February 25 through February 28, 1998 of Parent. The effects of the purchase accounting adjustments on Parent's results of operations for the three months ended February 28, 1998 were immaterial.

     Net Sales. Parent's net sales decreased by approximately $17.8 million, or 8.0%, from $223.6 million in the three months ended February 28, 1997 to $205.8 million in the three months ended February 28, 1998. Included in the results for the first three months of 1997 are $29.2 million of sales of the Divested Divisions which, if excluded, would reflect an increase in Parent's quarterly net sales of approximately 5.9%.

     First quarter net sales for the Industrial Group, excluding net sales of the Divested Divisions, decreased 8.8% from 1997 to 1998 due primarily to decreased sales of germanium products. Germanium sales have been affected by lower market prices, increased use of recycled germanium by the Company's customers and the completion of a major satellite project. Germanium prices have decreased by as much as half during the last year due to increased supplies. In response to sharp increases in the cost of germanium during 1996, Parent's customers have increasingly been recycling scrap germanium. As a result, its customers supply a larger portion of Parent's raw materials. While Parent has been able to maintain its margins, the sales volume is less as a toll refiner than as a buyer and seller of germanium.

     Net sales for the Machinery Group in the first three months of 1998, excluding net sales of the Divested Divisions, increased 7.4% from the first three months of 1997 on increased sales of special purpose batteries. Net sales for the Automotive Group, excluding net sales of the Divested Divisions, increased 11.5% on increased sales of precision machined components.

     Cost of Products Sold. Cost of products sold, excluding depreciation expense, decreased by $17.6 million, or 9.8% from $180.4 million in the three months ended February 28, 1997 to $162.8 million in the three months ended February 28, 1998. Excluding the results of Divested Divisions, as a percentage of sales, cost of products sold remained stable at approximately 79.0%.

     Selling and Administrative. Selling and administrative expenses decreased by $2.6 million, or 13.1% from $19.7 million for the three months ended February 28, 1997 to $17.1 million for the three months ended February 28, 1998. Excluding the results of Divested Divisions, selling and administrative expenses for the first three months of 1998 decreased by $.7 million from the first three months of 1997.

     Depreciation and Amortization. Depreciation and amortization decreased by $1.4 million, or 13.3% from $10.4 million for the three months ended February 28, 1997 to $9.0 million for the three months ended February 28, 1998. Excluding the results of Divested Divisions, depreciation and amortization was $9.0 million for the first three months of both 1997 and 1998.

     EBITDA. Parent's earnings before interest, taxes, depreciation and amortization ('EBITDA') increased by approximately $2.4 million, or 10.3%, from $23.5 million in 1997 to $25.9 million in 1998. Excluding the $.6 million negative impact of the Divested Divisions on 1997 EBITDA, the EBITDA of Parent increased $1.8 million, or 7.3%.

     Despite decreased sales, EBITDA of the Industrial Group for the first three months of 1998, exclusive of EBITDA of the Divested Divisions, increased by 1.3% over the first three months of 1997. This increase was due to improved results at the Company's Boron operations and Parent's ability to maintain its margins despite decreased germanium sales. First quarter 1998 EBITDA of the Machinery Group, exclusive of the results of Divested Divisions, was unchanged from the first quarter of 1997. Increased profitability of special-purpose batteries due to higher volumes was offset by startup costs of new construction equipment products. EBITDA of the Automotive Group for the first three months of 1998 increased by 9.6% from the first three months of 1997 due to higher volumes of precision machined components.

     Interest Expense. Interest expense decreased by $2.5 million, or 27.9%, from $8.9 million for the three months ended February 28, 1997 to $6.4 million for the three months ended February 28, 1998. Most of this decrease was due to the retirement of $125.9 million of debt during 1997, which included $50.0 million of divestiture notes, $69.1 million of tax refund notes and $6.8 million of secured notes bearing interest at 9%, 6.5% and 10%, respectively. Of the total debt that was retired during 1997, only $16.7 million was retired during the first three months of 1997. The decrease in interest expense due to debt retirements was partially offset by interest on an additional $8.0 million of Industrial Revenue Bonds issued during the third quarter of 1997 and revolving lines of credit, for which interest during the first three months of 1998 was $0.1 million.

Fiscal Year Ended 1997 Compared to Fiscal Year Ended 1996

     In addition to the effects of reorganization, another factor affecting comparability of operations is the sale of the Plastics, Transicoil and Fabricon Products divisions in 1997. The Company's aggregate loss on these transactions was $2.4 million. The Company also contributed the assets of its former Suspension Systems division to Eagle-Picher-Boge, L.L.C., a joint venture formed in 1997 in which the Company has a 45% interest.

     Net Sales. The Company's net sales increased approximately $14.8 million, or 1.7%, from $891.3 million in 1996 to $906.1 million in 1997. Included are net sales of the Divested Divisions which, if excluded for both periods, would reflect an increase in the Company's net sales of approximately 9.9%. In 1996 and 1997, the Divested Divisions contributed net sales of approximately $138.2 million and $78.6 million, respectively.

     Net sales for the Industrial Group, excluding net sales of the Divested Divisions, increased 10.2% primarily due to increased demand for germanium products used in aerospace applications, such as solar cell substrates for satellites. In the Machinery Group, net sales increased by 7.6% (excluding net sales of the Divested Divisions), which increase was primarily attributable to increased demand for batteries used in satellite applications. Net sales for the Automotive Group (excluding net sales of the Divested Divisions) increased by 11.2% in 1997, which increase was attributable primarily to increased sales volume of precision machined components and interior trim products. Many of the precision machined components are used in light trucks, vans and sport utility vehicles which have recently grown in popularity. Several new programs at the automotive trim operation, which had been delayed by customers, are beginning to reach anticipated production volumes. The Company has been notified by Ford that it will no longer purchase certain product lines from the Automotive Group. The first program was discontinued in December 1997, and other programs will be discontinued at various times through March 1999. The total amount of 1997 net sales contributed by these programs was $19.4 million. The Company anticipates that this revenue will be replaced by new programs currently being implemented.

     Cost of Products Sold. Cost of products sold (excluding depreciation expense) increased by $8.1 million, or 1.1%, from $716.9 million in 1996 to $725.0 million in 1997. As a percentage of net sales, cost of products sold remained constant at 80.0% excluding the cost of products sold of the Divested Divisions.

     Selling and Administrative. Selling and administrative expenses decreased by $4.4 million, or 5.4%, from $81.5 million in 1996 to $77.1 million in 1997. Excluding expenses of the Divested Divisions, the selling and administrative expenses remained constant from 1996 to 1997.

     Depreciation and Amortization. See comments above regarding the effects of reorganization.

     Loss on Sale of Divisions. In 1997, the Company sold the Plastics, Transicoil and Fabricon Products divisions for approximately $30.7 million, $8.3 million and $3.1 million, respectively. The aggregate loss on the sales of the Divested Divisions (excluding Suspension Systems) in 1997 was $2.4 million.

     EBITDA. Due to the increased depreciation and amortization in connection with the Company's emergence from bankruptcy, a comparison of 1997 and 1996 operating income is not meaningful. The Company's EBITDA increased by $11.1 million, or 11.9%, from $92.9 million in 1996 to $104.0 million in 1997. In 1996 and 1997, the EBITDA of the Divested Divisions was $3.6 million and $0.4 million, respectively. The Company's EBITDA, excluding EBITDA of the Divested Divisions, increased 17.7%. The Industrial Group's EBITDA, excluding EBITDA of the Divested Divisions, increased by 13.5%, primarily as a result of increased demand for germanium products. Also, the Industrial Group's diatomaceous earth product processing operation contributed to the increase in EBITDA for 1997 due to non-recurring charges taken in 1996.

     The Machinery Group's EBITDA, excluding EBITDA of the Divested Divisions, increased 18.9% as a result of increases in battery sales and an increase in the margins of the operations that manufacture wheel tractor scrapers and heavy duty forklift trucks. Despite flat sales in those product lines, EBITDA increased for wheel tractor scrapers and heavy duty forklift trucks as a result of increased efficiencies and lower costs associated primarily with expansion of the Machinery Group's operations in Mexico. The Automotive Group's EBITDA, excluding EBITDA of the Divested Divisions, increased 11.7% as a result of increased sales and a better absorption of fixed costs. Currency exchange differences offset volume gains in the European operations, and therefore, results of these operations were relatively flat.

     Interest Expense. Interest expense increased by $28.2 million, or 909.7%, from $3.1 million in 1996 to $31.3 million in 1997, for reasons discussed above related to the effects of reorganization on the Company's results.

Fiscal Year Ended 1996 Compared to Fiscal Year Ended 1995

     Net Sales. The Company's net sales increased by approximately $42.8 million, or 5.0%, from $848.5 million in 1995 to $891.3 million in 1996. The Industrial Group's net sales increased 20.9% due primarily to increased sales of germanium products. Approximately one-third of the increase was due to increases in the market price of germanium itself, which increased significantly during the year.

     In the Machinery Group, net sales were relatively flat. Increases in sales of special-purpose batteries were offset by declines in volume of wheel tractor scrapers and forklift trucks of 15.6% and 11.1%, respectively. The Machinery Group's sales were unusually high in 1995 because a significant order backlog of forklift trucks was worked off during 1995 and because demand for wheel tractor scrapers was high. Net sales for the Automotive Group were relatively flat from 1995 to 1996. Two factors which offset increases in volumes in the Automotive Group by approximately $14.5 million were the sale of an injection molding business in the first quarter of 1996 and the loss of sales volume at the Plastics Division, most of which resulted when GM discontinued production of its all-purpose van during 1996.

     Cost of Products Sold. Cost of products sold (excluding depreciation), increased by $35.5 million, or 5.2%, from $681.4 million in 1995 to $716.9 million in 1996. As a percentage of net sales, cost of products sold remained constant at 80.0%.

     Selling and Administrative. Selling and administrative expenses increased by $6.1 million, or 8.1%, from $75.4 million in 1995 to $81.5 million in 1996 in part as a result of start-up costs associated with establishing European administrative and sales offices for the Automotive Group.

     EBITDA. The Company's EBITDA increased by $1.1 million, or 1.2%, from $91.8 million in 1995 to $92.9 million in 1996. The increase in sales of germanium products contributed to a 26.7% increase in EBITDA in the Industrial Group. The decline in back orders and demand in the Machinery Group, described above, as well as start-up costs of certain satellite battery programs, resulted in a decrease in the Machinery Group's EBITDA of 4.5% for 1996 as compared to 1995. The decreased volume at the Plastics Division was also a primary reason for the decrease in EBITDA from $59.7 million in 1995 to $57.2 million in 1996 in the Automotive Group. Other contributing factors to this decrease include a new plant in Brighton, Michigan that produces extruded nylon parts for fuel and brake systems.

     Adjustment for Asbestos Litigation and Provision for Other Claims. In December 1995, the Bankruptcy Court estimated the Company's aggregate liability for asbestos-related personal injury claims to be $2.5 billion. The Company adjusted the 1995 consolidated financial statements by $1.0 billion to increase the asbestos liability subject to compromise to $2.5 billion. In 1996, the consolidated financial statements were adjusted by $502.2 million to $2.0 billion to reflect the amount of the settlement on which the Plan was based. A provision for other claims related to the bankruptcy proceedings of $4.2 million was also made in Fiscal 1996.

     Interest Expense. Interest expense increased by $1.2 million, or 63.2%, from $1.9 million in 1995 to $3.1 million in 1996. The principal reason for the increase was the settlement of certain secured tax claims in the bankruptcy for which the claimants were entitled to interest.

     Gain on Sale of Investment. In 1995, the Company sold an investment in stock of a Canadian mining concern which resulted in a gain of $11.5 million.

OPERATING ACTIVITIES

     Cash and cash equivalents were $53.7 million at November 30, 1997 compared to $32.7 million and $93.3 million at November 30, 1996 and 1995, respectively. Cash flows from operations in 1997, excluding a tax refund of $69.1 million, were $78.8 million, despite the small net loss of $3.9 million, and in 1996 and 1995 were $72.9 million and $30.5 million, respectively. In 1997, the repayment of the Divestiture Notes and the Tax Refund Notes resulted in deductions in excess of income, so that the Company's current federal income tax liability was minimal. Income taxes were paid primarily to foreign, state and local jurisdictions in 1997 and amounted to, net of miscellaneous small refunds, $4.3 million. In 1996 and 1995, the Company paid income taxes, including federal income taxes, of $17.3 million and $28.8 million, respectively.

     Cash and cash equivalents were $19.0 million at February 28, 1998.

     As previously discussed, depreciation and amortization increased significantly in 1997 to $56.0 million as compared to $30.8 million in 1996 and $28.7 million in 1995. The reorganization value in excess of amounts allocable to identifiable assets is being amortized over four years.

     Changes in working capital and other items provided approximately $6.9 million in cash in 1997. Certain divisions have been able to negotiate better terms on their accounts payable following the Company's emergence from bankruptcy. Decreases in certain working capital components have more than offset increases in receivables and inventories which have resulted from increased sales volumes. Working capital provided approximately $4.0 million in 1996, but $27.0 million was used for working capital items in 1995. In 1995 into 1996, the Company commenced several new programs in the Automotive Group that required investment in customer tooling. It is common practice in the Automotive Industry for suppliers such as the Company to accumulate customer tooling costs while the tooling is under construction and to bill the customer upon its completion. In 1995, an $11.5 million increase in the amount of tooling carried on the Company's consolidated balance sheet brought the total

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
of such amount to $26.5 million at November 30, 1995. Tooling costs recorded on the Company's consolidated balance sheet were $10.6 million and $11.5 million at November 30, 1997 and 1996, respectively. The accumulation of tooling costs was on top of 'normal' growth of working capital due to revenue growth. In 1996, as the new programs were instituted, amounts for tooling were collected from customers; however, revenue growth from these new programs resulted in 'normal' working capital growth that partially offset the decrease in working capital resulting from decreases in tooling activity. Another factor contributing to the less than expected decrease in working capital in 1996 was the increase in the price of germanium which resulted in increased inventories and receivables.

INVESTING ACTIVITIES

     Capital expenditures were $51.3 million in 1997. Major additions included two new plants to manufacture precision machined parts, one in Manchester, Tennessee and the other in Tamworth, England. Construction on the new diatomaceous earth processing unit in Vale, Oregon, which commenced in 1996, was completed in 1997. Capital expenditures were $45.0 million and $40.6 million in 1996 and 1995, respectively. In addition to amounts spent on construction of the facility in Vale, Oregon in 1996 and the addition of a new coating line for the manufacture of rubber coated metal products in 1995, significant expenditures were made to increase machine capacity at existing facilities or improve processes, particularly in the Automotive Group. The Company does not have any plans for major expansions in the near future. The Company anticipates capital expenditures of $35.0 million for 1998. The Company believes that its minimum capital expenditure level is approximately $15.0 million.

     The Company sold the Plastics, Transicoil and Fabricon Products divisions in 1997. The net cash proceeds of these transactions totaled $39.0 million. The injection molding operations of the Orthane Division were sold in 1996 for $4.2 million. No other divestitures have been announced or committed to at this time; however, the possibility of future divestitures of certain businesses exists, particularly if the Company needs cash to fund future expansions.

     In 1995, the Company sold an investment in stock of a Canadian mining concern which had no book value for $11.5 million. The stock, which had been received in settlement of certain indebtedness, was deemed by the Company to be impaired and was written down to zero. The Company generally does not invest in marketable securities of this nature. Any available cash is generally invested in cash equivalent instruments.

FINANCING ACTIVITIES

     The Company used the proceeds of tax refunds totaling $69.1 million received in 1997 to redeem the $69.1 million Tax Refund Notes (the 'Tax Refund Notes') which were issued by the Company to the Trust in conjunction with the Company's emergence from bankruptcy. The Divestiture Notes were issued to the Trust and other unsecured creditors on the Consummation Date (as defined herein). A total of $45.3 million of the Divestiture Notes was prepaid in August 1997 with the proceeds of the divestiture of the Divested Divisions; the remaining obligation of $4.7 million was reclassified to accrued liabilities as a reserve for the final bankruptcy distribution. The Divestiture Notes bore interest at 9% and had a maturity date of November 29, 1999. In addition, secured notes totaling $6.8 million at November 30, 1996 were repaid in full in 1997 due, in certain cases, to the sale of the assets which secured the notes. In 1997, the Company issued an $8.0 million Industrial Revenue Bond to finance the new facility in Manchester, Tennessee. Debt totaling $5.0 million was incurred in Europe to finance the expansion activities.

     Following the Acquisition, the Company has a $160.0 million revolving credit facility available to finance short-term borrowings and letters of credit. In connection with the Acquisition, $79.1 million was drawn against the revolving credit facility, approximately $52.3 million was available for additional borrowings and $28.6 million was used for credit support in the form of letters of credit. See 'Description of the New Credit Agreement.' The Company's European operations also had several lines of credit totaling $20.2 million at November 30, 1997, of which, at the Closing Date, $5.0 million was borrowed. At Closing, the Company had $15.7 million available under the European operations' lines of credit. The European operations' lines of credit contain financial covenants, with which the

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Company is in compliance. The Company believes that the European operations should generate enough cash through operations and borrowings on lines of credit to finance growth in the near-term.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity needs are primarily for debt service and capital maintenance. The Company believes that its cash flows from operations and available borrowings under its bank credit facilities will be sufficient to fund its anticipated liquidity requirements for the next twelve months. In the event that the foregoing sources are not sufficient to fund the Company's expenditures and service its indebtedness, the Company would be required to raise additional funds. See 'Description of New Credit Agreement.'

YEAR 2000

     The Company is performing a comprehensive review to identify the systems affected by the Year 2000 issue. A project committee meets regularly to review the status of the investigation into and resolution of Year 2000 issues. As a result of the committee's progress to date, the Company expects to modify or upgrade existing systems and, in some cases, replace systems. The Company does not expect to spend any significant incremental amounts with outside contractors to complete any necessary modifications or conversions, but is redeploying existing internal resources. The Company presently believes that through the planned modification to existing systems and conversion to new systems, the Year 2000 issue will be resolved on a timely basis, and any related costs will not have a material impact on the results of operations, cash flows or financial condition of the Company.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1997, the FASB issued Statement of Financial Accounting Standards No. 128, 'Earnings per share' ('SFAS 128'), Statement of Financial Accounting Standards No. 130, 'Reporting Comprehensive Income' ('SFAS 130') and Statement of Financial Accounting Standards No. 131, 'Disclosures About Segments of an Enterprise and Related Information' ('SFAS 131'). SFAS 128 establishes standards for computing and presenting earnings per share ('EPS') and applies to entities with publicly held common stock or potential common stock. This statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS 131 introduces a new segment reporting model called the 'management approach.' The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. The Company will adopt SFAS 128 in the fiscal year ending November 30, 1998, including interim periods. The Company does not expect to adopt SFAS 130 and SFAS 131 until the end of its fiscal year ending November 30, 1999. The Company believes that the adoption of SFAS 128, SFAS 130 and SFAS 131 will not significantly affect the Company's financial condition, results of operations or cash flows.

                                    BUSINESS

     The Company operates in certain self-defined markets for which public market share information is not readily available. The market share information and description of the markets contained in this Prospectus are based on management's good faith estimates. Management's estimates are based on, among other things, the following factors: (i) management's knowledge of the market based on its historical business and industry experience; (ii) discussions with customers and competitors in the various niche markets in which the Company competes; and (iii) the Company's product sales compared to management's calculated estimates of the total product sales in each particular market. The Company has not independently verified this market share data and makes no representation as to its accuracy.

GENERAL

     Founded in 1843, Eagle-Picher is a diversified manufacturer of industrial products for the automotive, aerospace, defense, telecommunications, food and beverage and construction industries. The Company's long history of innovation in technology and engineering has helped it become a leader in certain niche markets in which it competes. Eagle-Picher operates more than 50 plants in the U.S., England, Germany, Spain and Mexico, and sells its products in over 60 countries worldwide. The Company has achieved significant internal growth in both sales and EBITDA, with a compounded annual growth rate since 1993 of 8.2% and 10.9%, respectively. For the 1997 Fiscal Year, the Company realized net sales and EBITDA of $906.1 million and $104.0 million, respectively. The Company's operations are organized under three major business groups: the Automotive Group, the Machinery Group and the Industrial Group, which accounted for 48.0%, 29.9% and 22.1% of the Company's net sales and, after allocation of corporate overhead, accounted for 49.2%, 27.0% and 23.8% of the Company's EBITDA, respectively, for the 1997 Fiscal Year.

     The Automotive Group. The Automotive Group designs, develops, and manufactures precision machined and rubber coated metal components for the global automotive industry. Its customers include OEMs such as Ford, GM, Chrysler, Toyota, Nissan, Honda, Fiat, BMW and Rover, as well as Tier I suppliers. The Company pioneered the development of materials and processes for coating metal with elastomer (rubber) compounds, and the Company believes its proprietary technologies in this area give it competitive advantages. The Company's rubber coated metal products consist of highly specialized gaskets and materials for high-temperature and high-pressure applications, including disc brake noise insulators, air conditioning compressor gaskets, and gaskets and coated materials for automotive powertrains. More than 150 precision machined components are produced by the Automotive Group, including vibration dampening devices for engine and drivetrain applications and automatic transmission pump assemblies. The Company believes that it is the only non-OEM in North America manufacturing high volumes of automatic transmission oil pumps and is one of the top three companies worldwide that design and produce torsional crankshaft dampers. The Automotive Group also produces fluid systems assemblies, molded rubber products, aluminum castings, and interior trim products.

     The Machinery Group. The Machinery Group designs and produces special purpose batteries, construction equipment and can washing and coating machinery. The Company has played a crucial role in the development of power systems for U.S. space flight, and its batteries have powered missions from the back-up system that safely brought Apollo 13 back to Earth 28 years ago, to last year's Mars Pathfinder. The Company's batteries are also used in virtually every U.S. missile system, including the Patriot and Tomahawk missiles. Recognized as one of the world leaders in nickel-hydrogen technology since it powered the first communication satellite launch in 1983, the Company believes it is a world leader in providing power systems for communications and surveillance satellites, including Motorola's Iridium'r' project. Construction equipment produced by the Machinery Group includes elevating wheel tractor scrapers, which are made under a sole-source contract with Caterpillar, and a premium line of heavy duty forklift trucks, as well as related replacement parts. The Machinery Group also designs, manufactures and installs specialized high volume can washing and coating machinery primarily for the manufacturers of two-piece cans primarily for the food and beverage industry.

     The Industrial Group. The Industrial Group is a leading producer of specialty materials, filter aids and absorbents which are used in a wide range of applications. The Company's specialty materials

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business, which has grown by approximately 60%, as measured by net sales, in the past two years, develops, manufactures and tests high-purity materials including germanium wafers (used in solar cells for the satellite industry), germanium tetrachloride (used in fiber optic cables for the telecommunications industry) and boron (used as a neutron absorber in nuclear power plants and as a semiconductor dopant). With a 30-year history of developing processing techniques, the Company produces the highest purity boron and germanium available in the market. Recent innovations by the Industrial Group have led to development stage production of a zinc selenide crystal that adds blue and true-green to the existing red color spectrum of LEDs, with potential use in flat panel displays and signage. The Industrial Group is also one of the world's largest producers of diatomaceous earth and perlite filter aids, which are used for high purity filtration by food and beverage processors and by chemical and pharmaceutical companies.

BUSINESS STRATEGY

     The Company's strategy is to enhance its competitive position as a leading global manufacturer for the automotive, aerospace, defense, telecommunications, food and beverage, and construction industries. To achieve this objective, the Company will continue to build upon the following strengths:

     Leading Positions in Niche Markets. Eagle-Picher's long history of innovation and reputation for quality have afforded it leading positions in certain niche markets. The Company enjoys leading positions in, among others, the market for rubber coated metal products, the North American non-OEM market for transmission pumps, the market for nickel-hydrogen batteries and the market for two-piece can washers. The Company believes that it has achieved significant market share in these markets because of its customer relationships, engineering excellence, high quality standards and industry reputation.

     Strong Customer Relationships. The Company has established long-term relationships with many of its customers. It has been supplying its products to each of Ford, GM and Chrysler for more than 45 years; Lockheed Martin for more than 40 years; and Motorola for more than 30 years. The Company believes it has developed strong customer relationships by working closely with customers to design products that meet the customers' specifications. Often, the Company provides innovative and cost-efficient engineering solutions to customer problems. For example, the Industrial Group continuously works with customers to develop lighter and longer-lasting battery systems to complement the latest generations of missiles and satellites. In addition, through the development of a new camshaft damper, the Automotive Group recently solved a significant powertrain vibration problem for certain OEMs.

     Many of the Company's facilities are located near customer plants, enhancing the Company's ability to respond to its customers' needs. The Automotive Group recently built a new transmission pump production facility in Manchester, Tennessee and a new manufacturing facility in San Luis Potosi, Mexico, in each case to meet the increasing needs of OEMs located nearby. The Company believes that its strong relationships with customers, particularly automotive and capital equipment OEMs, give the Company a competitive advantage and position the Company to capitalize on a growing trend toward outsourcing.

     Diversified Product Lines; Global Presence. The Company manufactures hundreds of products for the automotive, aerospace, defense, telecommunications, food and beverage and construction industries. The Company sells its products to customers located in over 60 countries through its extensive network, including global manufacturing facilities throughout the U.S. and Europe. The Automotive Group alone serves virtually all major automotive OEMs worldwide. The Company believes that its product diversification and global sales reduce its exposure to any one market segment or customer.

     Superior Product Quality. The Company believes it has a reputation among its customers for providing technologically advanced, high quality products. The Company has been honored by many of its customers for its commitment to quality and service, and, in the last two years, has earned Ford's 'Supplier of the Year Award' (Ford's Sharonville facility), Hughes SC's 'Performance Excellence Award,' MD's 'Preferred Supplier Award' and Lockheed Martin's 'Tradition of Excellence Award.'

     Low Cost Structure. The Company is committed to controlling costs and improving operating efficiencies. The Company believes that it is a low cost producer in many of the markets in which it

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competes. The Company attributes its low cost position to its leading positions in niche markets, relatively low overhead costs due to the small town locations of many of its facilities, a primarily non-union workforce, advanced proprietary technology and advanced manufacturing processes, including the Toyota Production System at one of the Automotive Group's facilities. Low cost is essential to the Company's ability to continue to remain competitive.

                               INDUSTRY OVERVIEW

AUTOMOTIVE

     The Automotive Group's performance, growth and strategic plan are directly related to certain trends within the OEM and Tier I markets, including the OEMs' increasing reliance on outsourcing, the expansion of OEM supplier responsibilities and the shift by OEMs to the purchase of 'systems' (several components assembled together) rather than individual components, all of which have contributed to a consolidation of OEM suppliers.

     Since the 1980's, OEMs such as Ford, GM and Chrysler have been outsourcing an increasing percentage of their production requirements. OEMs benefit from outsourcing because outside suppliers generally have significantly lower cost structures and can assist in shortening development periods for new products. Consistent with the trend toward outsourcing, OEMs have focused on developing long-term, sole source relationships with suppliers that accept significant responsibility for product management and meet increasingly strict standards for product quality, on-time delivery and lower manufacturing costs. These suppliers are expected to control all aspects of the production of system components, including design, development, component sourcing, manufacturing, quality assurance, testing and delivery to the customer's assembly plant. Many suppliers do not have the resources to meet these requirements and the Company believes that, as a result, the automotive OEM supplier market will be divided among a smaller group of high quality key suppliers.

     While the OEMs' focus today is on quality, cost and service, the Company believes that their focus for the future will be on global capabilities, innovation and ability to provide value-added products and systems. The OEMs have been very successful in making high quality and low cost a minimum requirement to remain in the industry, rather than a competitive advantage for certain suppliers.

     These evolving requirements can best be addressed by suppliers with sufficient resources to meet such demands. For suppliers such as the Company, this environment provides an opportunity to grow by obtaining business previously provided by other suppliers who can no longer meet the current or future requirements and expectations of the OEMs and by acquisitions that further enhance product manufacturing and service capabilities.

INDUSTRIAL AND MACHINERY

     Defense and Space Power Systems. The defense and space power systems markets to which the Industrial and Machinery Groups sell their products design, develop, produce and sell components or systems for use in a variety of military applications (including missiles, smart weapons and aircraft) and space power applications (including satellites, spacecraft and launch vehicles).

     In recent years, the defense industry in the U.S. has been characterized by steadily declining defense budgets primarily as a result of a change in the nature of perceived threats to U.S. national security interests since the dissolution of the Soviet Union in 1991 and growing political pressure to balance the federal budget. Industry sales to the DOD declined for eight consecutive years through 1995. As a result, many U.S. spacepower and defense-related companies have focused on a strategy of downsizing and consolidation.

     Although the defense budget is shrinking, the U.S. government is still the largest consumer of space power. However, propelled by rapid growth in telecommunications, broadcast, aircraft navigation, and imaging applications, worldwide non-governmental spending in the space power market is growing. If this trend continues, non-governmental space power spending could surpass government space power spending within a decade.

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     Significant markets in the commercial space segment include satellites, satellite launchers and supporting ground equipment. U.S.-based companies manufacture of satellites worldwide, led by Hughes and other U.S. satellite manufacturers including Lockheed Martin, Loral Space and Communication Ltd., TRW Inc. and Ball Corporation.

     Despite their lead in satellite technology and production, U.S. companies command only about one-third of the worldwide satellite launch business. Market participants include Paris-based Arianespace, an affiliate of The European Space Union, as well as U.S.-based Lockheed Martin and The Boeing Company ('Boeing'). In addition, NASA's Space Shuttle is used to launch commercial as well as government satellites, and U.S. companies are developing next-generation reusable launch vehicles. Several other countries, including China, India, Israel, Brazil and Japan, are also developing satellite launch capabilities, and certain Russian and Ukrainian companies have entered into joint ventures with U.S. companies. The rapid growth in satellite launch demand has been furthered by the development of an array of satellite services companies and the development of new services such as satellite broadcast cable television and global mobile telephone services and high-volume data transfer.

     In the military space power market, satellite reconnaissance and communications capabilities are becoming more important. For example, the U.S. Air Force has a number of important space programs including DSP (Defense Support Program), Milstar satellite communications, and Navstar Global Positioning System, and continues to provide funding for the production of medium launch vehicles and Titan heavy launch vehicles. The primary Army space program provides ground systems for the Defense Satellite Communications System, while the Navy operates its Fleet Satellite Communications System.

     Telecommunications. A number of trends within the telecommunications industry have had and will continue to have a fundamental impact on the satellite market. Advances in cellular and satellite technologies have made possible mobile satellite systems that could link the entire world in a single, seamless wireless communication system. Owners and operators of communication satellites, which continually need space access, have fueled the growth in this industry and now account for virtually all of the private sector market for commercial launch services. Six new services planned for implementation between 1998 and 2000 will rely on large low earth orbiting ('LEO') satellite systems to offer global mobile telephone, television, internet and other information services. LEO satellites, with orbits of approximately 1,500 nautical miles, are typically smaller and lighter than their geostationary ('GEO') counterparts, which orbit at a distance of approximately 22,300 nautical miles, and mid-earth orbit satellite systems, which orbit the Earth at distances between the orbits of LEOs and GEOs. The demand for these services is expected to result in the production and launch of hundreds of satellites between 1998 and 2000. The Company believes that these satellite constellations will increase future demand because the satellites are expected to be replaced every five years.

     The primary customers of satellite components are the satellite manufacturers such as Hughes and Lockheed Martin, and satellite owners such as Iridium World Communications Ltd. (30% of which is owned by Motorola), Globalstar Telecommunications Limited ('Globalstar') (which is owned by Loral/Qualcomm Incorporated) and Orbital Sciences Corporation. The increased demand for satellites has attracted several small companies and several larger satellite manufacturers to become satellite owners.

     Semiconductors. Semiconductors are the basic building blocks used to create a variety of components and systems used in satellites, spacecraft and aircraft as well as a broad array of other communications, computer and computer peripheral and consumer electronics applications. Continual improvements in semiconductor processes and design technologies have enabled the production of complex, highly integrated circuits which provide faster execution, increased functionality and greater reliability at lower cost. As a result, semiconductor demand has grown substantially in its primary markets of computing and communications, and has experienced increased growth in additional markets such as consumer electronic devices, automotive products and industrial automation and control systems.

     Construction Equipment. The construction equipment industry in which the Machinery Group competes has a broad spectrum of participants that specialize in various product lines. The principal factors affecting the market are distribution strength, market share objectives, profit objectives, unique

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product or service advantages and product support. The construction industry in the Midwest and Northeast is highly seasonal. Construction activity slows down, especially in these regions, beginning in November and continuing through the first quarter. North American retail demand for construction equipment is strongest in the second and fourth quarters. In the construction equipment market, the Company is the sole producer of elevating wheel tractor scrapers for Caterpillar. The other major participant in this market is Deere & Company. The primary participants in the vertical mast rough-terrain forklift truck market, in addition to the Company, are Case Corporation, JCB Inc. and Sellick Equipment Limited.

     The materials handling industry to which the Machinery Group supplies its cushion-tire forklift trucks, which are primarily used in the paper, metals and automotive markets, is a mature industry which historically has been cyclical. Fluctuations in the rate of orders for forklift trucks reflect the capital investment decisions of the customers, which in turn depend upon the general level of economic activity in the various industries served by such customers. In the most recent business cycle, the North American market for forklift trucks reached its lowest level in 1991 and has increased in all but one year thereafter.

     Can Washing Equipment. The U.S. metal beverage container industry in which the Machinery Group also competes has experienced slow demand growth at a compounded annual rate of approximately 2% over the last decade, with much of that growth in the soft drink market. As a result, capital spending on can manufacturing equipment has been minimal and the Company has focused on servicing and providing replacement parts for existing equipment. The demand for can manufacturing equipment is primarily from emerging markets such as China, Vietnam, Thailand, Poland, Russia, India and Brazil. The majority of the Company's sales of new two-piece can washers is expected to be in these emerging markets for the foreseeable future.

                           DESCRIPTION OF BUSINESSES

THE AUTOMOTIVE GROUP

     The Automotive Group is a supplier in the global automotive market offering a diverse range of products to three primary geographic markets -- North America, Europe and Asia. The Automotive Group is primarily engaged in the production and sale of mechanical and structural parts for passenger cars, trucks, vans and recreational and utility vehicles. Their offerings include state-of-the-art products based on proprietary technologies and staple products within different markets. Manufacturing plants, largely in the U.S., but also in England, Germany, Mexico and Spain, and sales and engineering offices in the U.S., Japan and Europe serve automotive markets around the world. The operating strategy of the Automotive Group is to identify and target niche markets and then to create substantial market positions within these niche markets. The Company believes that the Automotive Group is positioned to capitalize on the recent trend by OEMs to outsource their products. The Automotive Group distributes its products primarily to Ford, GM, Chrysler, Toyota, Nissan and Honda, and to Tier I suppliers of those manufacturers, directly through its internal sales personnel. With respect to the hundreds of products manufactured by the Automotive Group, competition varies widely as to the number and type of competitors, the methods of competition, and the Automotive Group's competitive positions. Generally, competitive conditions for the Automotive Group are characterized by a decrease in the number of competitors while at the same time an increase in the size of existing competitors, increased foreign competition (particularly from Asia), increased emphasis on quality and intense pricing pressures from major customers.

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The Automotive Group is composed of two major product groups: Precision Machined
Components and Rubber Coated Metal Products. The following table sets forth, for the last three fiscal years, the net sales and the percentage of the Company's total net sales contributed by each product group.

                                                          1995                     1996                     1997
                                                 ----------------------   ----------------------   ----------------------
                                                             % OF TOTAL               % OF TOTAL               % OF TOTAL
                                                 NET SALES   NET SALES    NET SALES   NET SALES    NET SALES   NET SALES
                                                 ---------   ----------   ---------   ----------   ---------   ----------
                                                                          (DOLLARS IN MILLIONS)

Precision Machined Components.................    $ 168.9       20.0%      $ 182.1       20.4%      $ 205.6      22.7%
Rubber Coated Metal Products..................       77.9        9.2          83.9        9.4          80.8        8.9
Other Automotive Products.....................       92.1       10.8          92.8       10.4         112.5       12.5
Divested Automotive Products..................       94.3       11.1          80.8        9.1          36.3        4.0
                                                 ---------     -----      ---------     -----      ---------     -----
          Total...............................    $ 433.2       51.1%      $ 439.6       49.3%      $ 435.2      48.1%
                                                 ---------     -----      ---------     -----      ---------     -----
                                                 ---------     -----      ---------     -----      ---------     -----

     Precision Machined Components. The Automotive Group's Hillsdale division specializes in the design, manufacture and distribution of a full line of precision machined aluminum and steel parts for the worldwide automotive market. Precision machined components include vibration dampening devices and precision machined castings and forgings which are designed and engineered for engine, transmission and driveline applications.

     The Automotive Group's transmission products include pump assemblies for use in automatic transmissions. The Company believes that it is the only non-OEM in North America manufacturing high volumes of automatic transmission oil pumps. The Hillsdale division produces the entire pump assembly for Ford's electronic four-speed overdrive transmission, which is used on pick-up trucks, vans and sport utility vehicles. Each pump contains over 50 components which are machined, assembled and tested by Hillsdale.

     The Automotive Group also produces torsional vibration dampening devices for use in engine and drivetrain applications. A damper is a vibration control device which reduces the torsional stress vibrations caused by internal combustion engine systems, thereby alleviating the stress on shafts and relaxing the flex points. Dampers reduce fatigue and prevent cracking thereby enhancing the durability of engines and their components. The Company believes it is one of the top three companies worldwide which designs and produces torsional crankshaft dampers. The Automotive Group recently expanded its international operations by opening a new facility in Tamworth, England to service existing and new customer needs.

     The Automotive Group also produces nearly 150 different machined castings and forgings for power steering, drivetrain and transmission applications from numerous metals. Each part is specially designed to meet a customer's specifications. Once a product is designed for a customer, the Company believes it becomes the sole source provider of such products to that customer.

     The Automotive Group also produces its own rubber compounds which enables it to consistently maintain high quality and to manipulate the composition of the rubber for its different products. By controlling the quality and composition of its rubber, the Automotive Group is better able to manufacture components to critical tolerances, giving it an advantage over its competitors.

     Hillsdale continues to diversify its customer base, application and product range, as well as its international presence, most notably in Mexico. Hillsdale has experienced growth within the expanding Japanese plant operations in the U.S. with such products as torsional vibration dampers and transmission pumps. As a result of such business, and consistent with its strategy to remain close to its customer base, Hillsdale recently completed a new manufacturing facility in Manchester, Tennessee to supply the nearby Nissan assembly plant's transmission pump needs, which were approximately 271,000 for the year ended December 31, 1997. The Company believes that its Manchester facility will have the capacity to produce 300,000 transmission pumps annually by the end of 1998.

     The market for precision machined components tends to have a few strong and well-positioned competitors including the OEMs, as well as Simpson Industries, Inc. and Freudenberg-NOK General Partnership ('Freudenberg'). The Automotive Group competes in this market primarily on the basis of price, delivery, quality and service.

     Rubber Coated Metal Products. The Automotive Group's rubber coated metal products, which are manufactured by its Wolverine Gasket division, consist of highly specialized gaskets and materials for high-temperature and high-pressure applications in the automotive industry using proprietary processes and formulations. Generally, gaskets are compressible, lightweight material placed between metal parts to act as a seal and prevent fluids and gases from leaking. Rubber coated metal products are composed of three principal product lines: disc brake noise insulators, compressor gaskets for air conditioning units and gaskets and coated materials for powertrain applications (including head gaskets).

     Wolverine Gasket pioneered the development of materials to manufacture the high-torque sealing products needed to withstand intense heat and pressure. Wolverine Gasket also invented the process of coating materials with a thin elastomer to render them impervious to fluid penetration and able to withstand high-torque loads. This technology makes possible the coating of the wide range of substrate materials necessary to operate a complex machine such as a car, which generates intense heat and pressure. The Automotive Group's widely used compounds include Wolverine Steel N'r', a steel base with an oil-resistant specialty compounded rubber; Foamet'r', a temperature-resistant compound which is bonded to steel or aluminum; Alum-N'r', an aluminum alloy-based product coated with nitrile synthetic rubber which is particularly effective where corrosion or weight is a factor; and Vulkol'r', a coated rubber-to-vulcanized fiber sealing material. Wolverine Gasket, which is currently a supplier to OEMs including Ford, Toyota and GM, plans to expand its sales to Tier I suppliers in the future.

     The trend in the auto industry toward high-temperature, high-compression and longer-lasting engines requires that engine gaskets meet more stringent specifications for durability and sealing. Wolverine Gasket's coated metal products provide the most significant component of multilayer steel head gaskets, which the Company believes will become the gasket of choice for future engine designs. A multilayer steel head gasket is a sealing material which is better able to withstand intense heat and pressure, such as those which are common in diesel engines. In addition, Wolverine Gasket expects the brake insulator market to grow as more cars are equipped with four-wheel disc brakes. Wolverine Gasket's coating expertise, combined with its recent major investment in a state-of-the-art coating line, gives the Company the opportunity to sell its material to a new customer base throughout the world. The Automotive Group's new 50,000 square foot facility in Blacksburg, Virginia contains a technically-advanced liquid rubber-to-steel coil coating line which enables the Company to produce rubber coated metal to closer tolerances.

     The market for rubber coated metal products is highly fragmented. The Automotive Group competes against a variety of different companies in the geographical markets it supplies, and has no primary competitor. The Company believes that it is the sole supplier to the U.S. automotive compressor gasket market. The Company also believes that it has 70% of the U.S. market for disc brake noise insulators.

THE MACHINERY GROUP

     The Machinery Group is composed of two major product groups: special purpose batteries and construction equipment. The following table sets forth, for the last three fiscal years, the net sales and percentage of the Company's total net sales contributed by each product group:

                                                          1995                     1996                     1997
                                                 ----------------------   ----------------------   ----------------------
                                                             % OF TOTAL               % OF TOTAL               % OF TOTAL
                                                 NET SALES   NET SALES    NET SALES   NET SALES    NET SALES   NET SALES
                                                 ---------   ----------   ---------   ----------   ---------   ----------
                                                                          (DOLLARS IN MILLIONS)

Special Purpose Batteries.....................    $  99.3       11.7%      $ 108.8       12.2%      $ 131.0      14.4%
Construction Equipment........................      108.4       12.8          95.1       10.7          96.8       10.7
Other Machinery Products......................       32.2        3.8          35.7        4.0          30.2        3.3
Divested Machinery Products...................       14.8        1.7          18.0        2.0          12.8        1.4
                                                 ---------     -----      ---------     -----      ---------     -----
          Total...............................    $ 254.7       30.0%      $ 257.6       28.9%      $ 270.8      29.8%
                                                 ---------     -----      ---------     -----      ---------     -----
                                                 ---------     -----      ---------     -----      ---------     -----

Special Purpose Batteries

     The Machinery Group, primarily through its Federal Systems, Power Systems and Power Subsystems departments, designs, manufactures and tests special purpose batteries for advanced value-added products for three markets: telecommunications, aerospace and the U.S. government. The Company is the leading supplier of special purpose batteries for aerospace and defense applications. The Company's broad line of specialty batteries includes: (i) thermal batteries (used primarily in missiles, smart weapons and other defense systems); (ii) silver-zinc batteries (used primarily in military applications and in launch vehicles); (iii) nickel-hydrogen cells and batteries (used in military, scientific and commercial aerospace and telecommunications satellites); (iv) lead acid batteries (used in emergency lighting, uninterruptible power systems, telecommunications, handheld power tools and ride-on toys); and (v) nickel-cadmium batteries (used in aircraft and aerospace applications). The Company believes that its special purpose batteries have been used in virtually every U.S. missile system, including the Patriot and Tomahawk missiles used in the Persian Gulf war, and in all spacecrafts used in the principal U.S. space missions, including the space shuttle and the Mercury, Gemini and Apollo spacecrafts.

     Thermal Batteries and Silver-Zinc Batteries. Thermal batteries, unlike most other batteries, can remain dormant for long periods of time prior to their use. The Company is the leading supplier of batteries for missiles, submunitions, mines, sonobuoys, fuses and aerospace power backup. The Company has supplied batteries for virtually every U.S. missile system and accounts for 70% of all thermal battery sales for U.S. military applications and 50% of all such sales for military applications for the U.S. and its allies combined. It was the Company's silver-zinc batteries that provided the essential back-up power systems for the life support, guidance and communications that safely brought the Apollo 13 spacecraft back to Earth 28 years ago, as well as the batteries used to power the Mars Pathfinder in the exploration of Mars last year. The Company believes that it is the market leader in thermal and silver-zinc batteries on the basis of quality, customer satisfaction, technological innovation and cost structure. The Machinery Group's primary competitor for thermal batteries is (ASB) Aerospatiale Batteries, which has a large share of the European market. The Machinery Group's primary competitor for silver-zinc batteries is Yardney Technical Products, Inc. in the U.S. and SAFT in Europe. The Company believes that its higher quality and lower cost have enabled it to maintain its market share.

     Nickel-Hydrogen Batteries. The Machinery Group's Power Subsystems department is recognized as the world leader in nickel-hydrogen technology as well as being the most diversified manufacturer of special purpose NiH2 power systems. The nickel-hydrogen battery system, which is the most widely-used power source for weather, communications and military satellites, is recognized for its long-life (typically greater than 15 years), reliability and durability. The NiH2 power system, which is designed to outlast most systems in which it is installed, powered the first communication satellite launch in 1983 and is currently part of the Hubble Space Telescope. The Company believes that more than 90% of the communications and surveillance satellites manufactured in the U.S. are powered by Eagle-Picher nickel-hydrogen batteries, including all major global telecommunications systems. The Company believes that it is the primary or sole source supplier to such customers as Lockheed Martin, SS/Loral, Hughes and Boeing. The Company has several contracts for satellite components with several of these satellite projects including Motorola's Iridium'r' system consisting of 66 LEO satellites and offering digital communications (voice, data, fax and paging capability) to subscribers and Globalstar's system consisting of 48 LEO satellites to provide fixed and mobile telecommunication services by 1999.

     Lead-Acid Batteries. The Machinery Group manufactures an extensive line of rechargeable valve regulated lead-acid ('VRLA') batteries under the Carefree'r' brand. Carefree'r' sealed lead-acid batteries are typically small rechargeable batteries used in emergency lighting, uninterruptible power systems, telecommunications, handheld power tools and ride-on toys. The Carefree'r' line has approximately 6% of the $250 million market for less-than-60-ampere-hour VRLA batteries. Major customers of the Carefree'r' line include Peg Perego, Simplex, C.E.A. and Lithonia. The Company competes with companies that have a significantly larger market share. The Company believes that it offers the shortest lead times of any manufacturer, superior telecommunications product performance and the ability to provide unique battery shapes and sizes to adapt to a customer's needs.

     Nickel Cadmium Batteries. The Company supplies its nickel cadmium batteries for space and satellite programs to NASA and U.S. satellite builders, such as Hughes and TRW. They also sell to the DOD and aircraft manufacturers, such as Lockheed Martin and Bell Helicopter, for use in airplanes and helicopters. The Company competes primarily on the basis of quality, performance and cost.

Construction Equipment

     The Machinery Group's Construction Equipment division manufactures primarily two construction equipment products: elevating wheel tractor scrapers and heavy-duty industrial forklift trucks. Wheel tractor scrapers are used for removal of overburden in open-pit mining and site preparation on highway, commercial, municipal and industrial projects. The Company is the exclusive source of elevating wheel tractor scrapers to Caterpillar, which the Company believes has 85% of the U.S. market for elevating wheel tractor scrapers. In 1996, the Company received Caterpillar's 'Certified Supplier' designation.

     The Machinery Group manufactures several different models of heavy duty forklifts. Through its Construction Equipment division, the Machinery Group utilizes Caterpillar's dealer network to sell its own branded products, including cushion-tire forklift trucks, which are sold primarily to paper, metal and automotive manufacturers, and its R-Series, which are sold primarily to independent rental fleets such as The Hertz Corporation and U.S. Rentals. The division recently introduced a lower cost truckmounted forklift called 'TrailerMate' which is also sold to a variety of customers through the Caterpillar dealer network. The industrial forklift market is highly fragmented and many of the Company's competitors have a greater market share. However, in the niche markets in which the Company competes, such as in the heavy duty rough terrain market, the Company has a significant market share. The Company also sells to the replacement parts market, which accounts for 12% of the sales of the Company's Construction Equipment division. The Construction Equipment division recently expanded its facility in Mexico, which now has more than 300 employees.

THE INDUSTRIAL GROUP

     The Industrial Group is composed of two product groups: specialty materials and filter aids and absorbent products. The following table sets forth, for the periods indicated, the net sales and percentage of the Company's total net sales contributed by each product line:

                                                          1995                     1996                     1997
                                                 ----------------------   ----------------------   ----------------------
                                                             % OF TOTAL               % OF TOTAL               % OF TOTAL
                                                 NET SALES   NET SALES    NET SALES   NET SALES    NET SALES   NET SALES
                                                 ---------   ----------   ---------   ----------   ---------   ----------
                                                                          (DOLLARS IN MILLIONS)

Specialty Materials............................   $  62.2        7.3%      $  88.4        9.9%      $ 101.9      11.3%
Filter Aids/Absorbent Products.................      58.1        6.8          61.8        7.0          63.6        7.0
Other Industrial Products......................       4.1        0.5           4.6        0.5           5.1        0.5
Divested Industrial Products...................      36.2        4.3          39.3        4.4          29.5        3.3
                                                 ---------     -----      ---------     -----      ---------     -----
          Total................................   $ 160.6       18.9%      $ 194.1       21.8%      $ 200.1      22.1%
                                                 ---------     -----      ---------     -----      ---------     -----
                                                 ---------     -----      ---------     -----      ---------     -----

Specialty Materials

     The Industrial Group, primarily through its Environmental Science and Technology ('ESAT'), Electro-Optic Materials ('EOM') and Boron departments, develops, manufactures and tests high-purity specialty materials for a wide range of services and products. The Industrial Group's significant specialty materials products include germanium and boron.

     Germanium. The Industrial Group is one of the world's leading manufacturers of germanium products. With over 50% of the market, the Industrial Group is one of the leading suppliers of thin polished germanium substrates (known as wafers) for solar cells on space satellites. The wafers are used in the production of solar cells which power satellites and recharge their batteries. The Industrial Group's germanium wafers are used on the Hubble Space Telescope, satellite systems including Panamsat, Indiasat, the Lockheed Martin A-2100 Buss and the Iridium'r' network. The Industrial Group also produces germanium tetrachloride, which is used as a dopant in the manufacture of fiber optic cable. Germanium tetrachloride, when added to glass fiber, changes the light guiding properties of the fiber, enabling light signals to travel for over 60 miles. The Industrial Group also supplies germanium metal for use in infrared optics (such as night vision lenses) and germanium dioxide, which is used as a catalyst in the production of polyethylene terephthalate (PET) bottles in the Asian market.

     Boron. The Industrial Group's Boron department developed the sophisticated manufacturing processes necessary to produce isotopically pure boron, which involves the separation of boron into its isotopes, and to produce high purity enriched boron compounds. One of its primary products is enriched boric acid, which is used as a neutron absorber in nuclear power plants. The nuclear power plants that use enriched boron are primarily those that use mixed oxide ('MOX') fuels, which create a more intense reaction. Other plants that have not converted to the use of MOX fuels can use non-enriched boron, which is not manufactured by the Company, as a control material. Boron isotopes can also be used in the manufacture of nuclear control rod pellets and in storage casks used to transport and store spent nuclear fuel and other materials. The Industrial Group supplies over 90% of the world's demand for 10B and 11B isotopes. Although there are few competitors in the enriched boron markets, the Industrial Group's primary competition is manufacturers of alternate materials made of non-enriched boron compounds. The Industrial group competes in the boron market primarily on the basis of a facility's overall operating cost.

     Semiconductor Dopants and Crystal Growth. The Industrial Group, through its ESAT, EOM and Boron departments, also manufactures semiconductor dopants. Semiconductors which are the 'brains' of the modern computer, are tiny powerful devices that control electrical currents. In recent years, the trend in the semiconductor market has been toward producing smaller and more powerful chips which are more sensitive to impurities in the production process. The Industrial Group, through its patented 'Chromacut' purification process, purifies semiconductor dopants beyond current standards. The Industrial Group has pioneered certain development stage products including a zinc selenide crystal that adds blue and green to the existing red color spectrum of light emitting diodes (LEDs). This development provides increased brightness and definition for a variety of applications including flat panel displays (personal computers), signage (athletic facilities), aircraft cockpit display, traffic lights and automotive instrumentation.

Filter Aids and Absorbent Products

     The Industrial Group produces diatomaceous earth (diatomite) filter aids and perlite filter aids which are used primarily by the food and beverage industry and for general industrial applications. Diatomite is an odorless and tasteless non-metallic mineral, derived from the skeletal remains of aquatic plants, with a honeycomb structure that is ideal for filtration. Perlite is a non-metallic mineral of volcanic origin that expands like popcorn when heated to elevated temperatures. The diatomite and the expanded perlite are milled and classified into appropriate particle size ranges, producing low density, efficient filter aids. Examples of diatomite and perlite filtration applications include corn sweeteners, vegetable oils, cane and beet sugar, fruit juices, beer, wine, chemicals, pharmaceuticals, and water purification. The Industrial Group also produces diatomite granular absorbents and functional fillers. These products are used as industrial absorbents, soil amendments, fillers, catalyst carriers, and for agricultural applications. The diatomite and perlite filter aids are marketed worldwide under the brand name Celatom'r' and the absorbents are marketed under the brand name Floor Dry'r'. The Industrial Group competes globally in the market for diatomaceous earth and perlite filter aids and in North America for industrial absorbents. The Company believes that it has the second largest market share in the worldwide filter aids market. The largest market share is held by World Minerals, a division of Alleghany Corporation. In the North American market for industrial absorbents, the Industrial Group has a variety of competitors, some of which have a larger market share.

RESEARCH AND DEVELOPMENT

     In fiscal 1997, Eagle-Picher spent approximately $14.8 million for research and development and related activities, primarily for the development of new products or the improvement of existing products. Comparable costs were $18.0 million and $17.3 million for 1996 and 1995, respectively.

RAW MATERIALS

     The prices of raw materials are subject to volatility. The Company's principal raw materials are rubber, steel, zinc, nickel, germanium, gallium and boron. These raw materials are commodities that are widely available. Although the Company has alternate sources for most of its raw materials, the Company's policy is to establish arrangements with select vendors, based upon price, quality, and delivery terms. By limiting the number of its suppliers, the Company believes that it obtains materials of consistently high quality at favorable prices.

BACKLOG

     At November 30, 1997 and 1996, the Company's order backlog was approximately $250.0 million. The Company expects the order backlog outstanding at November 30, 1997 to be filled within the 1998 Fiscal Year. Approximately $13.2 million of the Company's order backlog at November 30, 1996 was attributable to sales of the Transicoil business, which was sold by the Company in July 1997. As customary in the automotive industry, the Company enters into blanket purchase orders with their customers with respect to specific product orders. From time to time, the customer, depending on its needs, will provide the Company with releases on a blanket purchase order for a specified amount of products. As a result, the Automotive Group has virtually no order backlog.

     The Company's Industrial and Machinery Groups have contracts with the U.S. Government which have standard termination provisions. The U.S. Government retains the right to terminate contracts at its convenience. However, if contracts are terminated, the Company is entitled to be reimbursed for allowable costs and profits to the date of termination relating to authorized work performed to such date. U.S. Government contracts are also subject to reduction or modification in the event of changes in Government requirements or budgetary constraints.

INTELLECTUAL PROPERTY

     The Company holds more than 50 patents, primarily in the United States and Canada. Many of the Company's products incorporate a wide variety of technological innovations, some of which are protected by individual patents. Many of these innovations are treated as trade secrets with programs in place to protect these trade secrets. Accordingly, no one patent or group of related patents is material to the Company's business. The Company also has numerous trademarks, including the Eagle-Picher name, and considers the Eagle-Picher name to be material to its business.

PLAN OF REORGANIZATION AND RELATED INJUNCTION

     In January 1991, the Eagle-Picher Group filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. The filings were not precipitated by any fundamental business problems. Rather, the filings were caused by contingent liabilities, settlement costs and legal expenses resulting from more than two decades of litigation arising out of tens of thousands of claims asserted against the Eagle-Picher Group in connection with its asbestos-related business operations, which ceased by 1974. In August 1996, the Eagle-Picher Group, together with the Injury Claimants' Committee and the Representative for Future Claimants who was appointed by the Bankruptcy Court, proposed the Plan to the Bankruptcy Court. The Bankruptcy Court and the Ohio District Court jointly issued the Order confirming the Plan in November 1996, and the Plan was consummated on November 29, 1996 (the 'Consummation Date'). The major component of the Plan was a settlement of the Eagle-Picher Group's liability for present and future asbestos-related personal injury claims arising out of business operations prior to the date of the bankruptcy petitions under which it was agreed that these claims had a total value of $2 billion. Pursuant to the Plan, (i) the Trust was established and the Company contributed assets to the Trust valued at approximately $730 million in the aggregate (representing the approximately 37% distribution upon the $2 billion allowed claim of the asbestos claimants, as unsecured creditors), consisting of $51.3 million in cash, $250 million in the 10% Debentures, $69.1 million in Tax Refund Notes, $18.1 million in Divestiture Notes and 10,000,000 shares of Common Stock (representing all outstanding shares of Common Stock), and (ii) the PD Trust is to be established and funded with $3 million in cash (which is currently held in escrow by the Company). Pursuant to the

Plan, the asbestos-related claims are discharged and the Eagle-Picher Group has no further liability in connection with such claims.

     Pursuant to the Plan, the Eagle-Picher Group is discharged of the burden of defending more than 150,000 asbestos-related, as well as any lead-related, claims that had been, as well as any such claims that may in the future be, filed against the Eagle-Picher Group. This relief has been accomplished through the establishment of the independent trusts under the Plan to assume, administer, settle and pay such claims. In addition, the Order includes the Injunction, which prohibits claimants with asbestos-related or lead related claims from bringing actions against the Eagle-Picher Group, and instead requires these claimants to assert such claims only against the Trust or, as to asbestos-related property damage claims, against the PD Trust, each of which was, or in the case of the PD Trust, will be, funded by the Company pursuant to the Plan. Under the Plan the Trust assumed all liability and responsibility for asbestos-related and lead-related personal injury claims against the Eagle-Picher Group, and the PD Trust assumed all liability and responsibility for asbestos-related property damage claims. The Company believes that the Plan, the Injunction and the Bankruptcy Code together will enjoin any claims against the Company or the Eagle-Picher Group with respect to any past, present, or future asbestos-related or lead-related liabilities arising from or based upon business operations prior to the date of the bankruptcy petition.

     Following confirmation of the Plan, notices of appeal of the Order were filed by one general unsecured creditor (the 'Creditor Appellant') and the Unofficial Committee of Co-Defendants (the 'Co-Defendants'), a group of former manufacturers and distributors of asbestos-containing products that have been named as co-defendants with one or more members of the Eagle-Picher Group in asbestos personal injury lawsuits and have asserted claims against the Eagle-Picher Group for contribution, indemnity and subrogation. The allowance of contribution claims against the Eagle-Picher Group is subject to Section 502(e) of the Bankruptcy Code which states that a claim for contribution asserted by an entity that is liable with a Chapter 11 debtor shall be disallowed to the extent such contribution claim is contingent as of the time of allowance or disallowance of such claim. Neither the Creditor Appellant nor the Co-Defendants requested that the Order be stayed pending appeal. The Creditor Appellant withdrew its notice of appeal by a stipulation dated January 24, 1997.

     The Co-Defendants appealed the Order directly to the Sixth Circuit (the 'Confirmation Order Appeal'), raising a variety of objections to the Plan and to the Trust's procedures for processing, allowing and paying the Co-Defendants' claims. The Co-Defendants also asserted, among other things, that Section 524(g) of the Bankruptcy Code, which authorizes courts to issue injunctions to channel asbestos claims away from a reorganized company to a personal injury trust established by such company (as discussed below), is unconstitutional. The Co-Defendants did not, however, contend that the Bankruptcy Court and Ohio District Court lacked jurisdiction to enter the Injunction or that Section 524(g) of the Bankruptcy Code had not been satisfied. The Co-Defendants did not raise their objections in the bankruptcy case until after the deadline for filing objections to the Plan.

     The Co-Defendants also appealed to the Ohio District Court the Bankruptcy Court's denial of the Co-Defendants' motion for leave to file their late objection to the Plan discussed above (the 'Objection Appeal'). The Ohio District Court affirmed the Bankruptcy Court's denial of the Co-Defendants' motion to file a late objection to the Plan and the Co-Defendants appealed that judgment to the Sixth Circuit. The Objection Appeal, which was briefed in early 1998, was consolidated with the Confirmation Order Appeal by the Sixth Circuit. The Company anticipates that oral argument will be held on the consolidated appeals by the third quarter of 1998.

     The Company has argued to the Sixth Circuit that the Confirmation Order Appeal is moot in light of (i) the substantial consummation of the Plan, (ii) the fact that the Co-Defendants did not seek a stay of the Order pending appeal and (iii) the adverse effects that vacation of the Order would have on creditors and non-creditor third parties who have acted in reliance on the Order.

     Even if the Sixth Circuit were willing to consider the substance of the Co-Defendants' objections to the confirmation of the Plan, the Co-Defendants have represented in their court papers that they do not object to the amount of money that was transferred to the Trust, and that their objections relate to the internal Trust procedures and the identity of the trustees and members of the advisory committee for the Trust. The Company believes, therefore, that even if there is a ruling on the Co-Defendants' objections, it is unlikely to adversely affect the scope of the Injunction issued pursuant to the Order, the significance of which is discussed herein. The Objection Appeal will likely be denied because the Co-Defendants failed to timely file an objection to the confirmation of the Plan notwithstanding having adequate notice of the deadline for the filing of objections to the Order. For the foregoing reasons, the Company expects that the Objection Appeal and the Confirmation Order Appeal will be denied by the Sixth Circuit.

     The Company believes that the Injunction is critical to its ability to continue to operate its business. Indeed, the Bankruptcy Court and the Ohio District Court found that the Injunction was 'essential' to the viability of the business operations of the Company and to the successful implementation of the Plan. Notwithstanding that the Bankruptcy Court and Ohio District Court determined that they had authority to issue the Injunction, it is possible that the Injunction could be dissolved in connection with the Co-Defendants' appeals discussed above or a later challenge. The Company believes, for the reasons discussed herein, that neither the appeals nor later challenge would result in the dissolution of the Injunction. However, although unlikely, dissolution of the Injunction is possible.

     A later challenge to the Injunction will likely be unsuccessful because the Bankruptcy Court and Ohio District Court entered the Injunction pursuant to
Section 524(g) of the Bankruptcy Code. Section 524(g) of the Bankruptcy Code was enacted by Congress in 1994 to provide a statutory safe-harbor for asbestos manufacturing companies faced with numerous asbestos-related personal injury claims. Section 524(g) grants bankruptcy courts express statutory authority to issue injunctions that prohibit present and future asbestos claimants from suing a reorganized debtor; provided that a trust is established and funded to pay asbestos-related claims through procedures that reasonably assure that claimants with similar injuries will receive similar payments and other specific statutory requirements are satisfied.

     Under Section 524(g), if the injunction is issued or affirmed by a district court with jurisdiction over the reorganization, the injunction will be permanent and not subject to modification by any court once the injunction becomes final and nonappealable. In confirming the Plan and issuing the Injunction, the Bankruptcy Court and Ohio District Court determined that the Trust and the PD Trust each satisfied the requirements of Section 524(g) and that they had jurisdiction to issue the Injunction under both Section 524(g) of the Bankruptcy Code and their more general powers under the Bankruptcy Code to issue orders that are necessary or appropriate in bankruptcy cases. The Order has not yet become final, however, due to the Co-Defendants' appeal to the Sixth Circuit discussed above. Once the Order becomes final, it is likely that Section 524(g) would bar any later challenge to the Injunction. It is possible, however, that a court would rule that Section 524(g) does not operate to preclude all subsequent challenges to a qualifying injunction and that dissolution or modification of the Injunction is appropriate under the circumstances then existing.

     While Section 524(g) specifically addresses trusts created to resolve asbestos-related litigation and injunctions issued in connection therewith, it does not specifically address whether an injunction directing claims to a trust that will pay both asbestos-related and non-asbestos-related claims, as in this case, is protected under Section 524(g). While there is a risk that the Injunction would not apply to future lead-related claimants because lead-related claims are not addressed in Section 524(g), the Company believes that the Injunction would be upheld and enforced against lead-related claimants if challenged. That belief is based on the fact that the Bankruptcy Court and Ohio District Court, in confirming the Plan and entering the Injunction, specifically ruled that Section 524(g) does not prohibit channeling of non-asbestos related claims along with asbestos-related claims. In the event that Section 524(g) does not operate to protect the Injunction's channeling of lead-related claims, such channeling could be upheld as a necessary or appropriate order under Section 105(a) of the Bankruptcy Code. Although the filing of future lead-related lawsuits cannot be predicted, the Company believes that this risk is limited because to date, only approximately 125 lead-related claims have been asserted against the Eagle-Picher Group (as compared to the tens of thousands of asbestos-related claims asserted against the Eagle-Picher Group).

     On and shortly after the Consummation Date, the Eagle-Picher Group made distributions (the 'Initial Distribution') under the Plan totaling approximately $800 million in cash, common stock and debt securities (including the approximately $730 million contributed to the Trust, $3.0 million to the

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PD Trust escrow and the remainder in connection with various other allowed claims including the environmental claims described below). Final distributions under the Plan will not be made until all remaining unresolved claims (other than asbestos-related and lead-related claims) are resolved. Approximately twelve unresolved claims remain (seven of which are subject to the Liberty Mutual Settlement discussed below, three of which relate to environmental liability claims discussed below and the others are product liability claims in connection with products manufactured prior to the filing of the bankruptcy petitions). As of February 28, 1998, the Company has recorded a reserve on the Company's balance sheet in the amount of approximately $13.5 million for the payment of such claims, as well as any other allowed or resolved claims that were not paid in the Initial Distribution, and administrative expenses (the 'Final Distribution Reserve'). Although there can be no assurance as to the amount required to resolve the remaining claims, the Company expects those claims, together with any other claims not paid in the Initial Distribution, and administrative expenses, to be resolved for an amount not in excess of the Final Distribution Reserve.

     On February 12, 1997, the Eagle-Picher Group commenced an adversary proceeding in the Bankruptcy Court to obtain approval of a settlement agreement between the Eagle-Picher Group and the Liberty Mutual Insurance Company and certain of its affiliates (together, 'Liberty Mutual'), a provider of the Eagle-Picher Group's primary insurance coverage, with respect to disputed coverage claims that had been asserted by the Eagle-Picher Group against Liberty Mutual and by Liberty Mutual against the Eagle-Picher Group (the 'Liberty Mutual Settlement'). The Bankruptcy Court has not yet made any ruling in connection with the Liberty Mutual Settlement. Pursuant to the Liberty Mutual Settlement, upon an order of approval of the Bankruptcy Court becoming final, and subject to certain conditions, including a permanent injunction against all other parties that might claim an interest in specified Liberty Mutual policies from taking any action or asserting any claim against such Liberty Mutual policies, Liberty Mutual would be required to remit to the Company approximately $13.8 million. The Company believes that the Liberty Mutual Settlement is fair and equitable, and, together with the other members of the Eagle-Picher Group, intends to move in the Bankruptcy Court for approval of the Liberty Mutual Settlement.

     Although a bankruptcy plan of reorganization generally serves to resolve all claims that arose prior to the bankruptcy proceedings, courts in a number of cases have limited the types of environmental obligations that can be discharged by bankruptcy (concluding, for example, that an order to conduct an environmental clean-up of a site may not be a 'claim' or that an environmental claim did not 'arise' before the bankruptcy). The Eagle-Picher Group has entered into the Environmental Settlement, discussed below, which is intended to relieve the Eagle-Picher Group of the burden of defending against certain claims asserted under Environmental Laws relating to conditions occurring prior to the date of the bankruptcy petition and governs certain environmentally related claims that may be asserted against the Company or the Eagle-Picher Group after the Consummation Date relating to conditions occurring prior to the date of the bankruptcy petition. See ' -- Environmental Matters.' Nevertheless, due to the limitations on the types of environmental obligations that can be discharged by bankruptcy, the Eagle-Picher Group may have obligations relating to historical noncompliance with environmental laws with respect to sites owned by the Company as of the Confirmation Date that were not asserted in the bankruptcy proceedings. See ' -- Environmental Matters.'

     If, regardless of the settlements, decisions, proceedings and legislation discussed herein, the Order were to be vacated, modified or restricted in applicability in a way that permits a substantial number of claims to be asserted against the Company, the successful assertion of such claims would materially adversely effect the Company's financial condition, results of operations or cash flows and could render the Company insolvent. For all of the reasons described above, however, the Company believes that any such result is highly unlikely.

ENVIRONMENTAL MATTERS

     Like companies involved in similar manufacturing businesses, the Company's operations and properties are subject to extensive Environmental Laws. The Clean Air Act and Clean Water Act, each as amended, impose stringent standards on air emissions and water discharges, respectively. Under the Resource Conservation and Recovery Act, as amended ('RCRA'), a facility that generates hazardous

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
wastes must manage those wastes in accordance with strict standards, and a facility that treats, stores or disposes of hazardous waste on-site may be liable for corrective action costs. A facility that holds a RCRA permit may have to incur costs relating to the closure of certain 'hazardous' or 'solid' waste management units. Under CERCLA and similar state laws, an owner or operator of property at which releases of hazardous substances have occurred, or the generator of hazardous substances disposed of offsite, may be jointly and severally liable for costs of investigation and remediation of any resulting contamination and related natural resource damages, regardless of fault. Failure to comply with such Environmental Laws, which are frequently amended, can lead to the imposition of civil or criminal penalties, injunctive relief and denial or loss of, or imposition of significant restrictions on, environmental permits. In addition, the Company could be subject to suit by third parties in connection with violations of or liability under Environmental Laws.

     The Company has established a number of programs to facilitate compliance with Environmental Laws. In addition, from time to time, the Company has undertaken remedial activities or incurred compliance costs at or around the Company's operations or former operations, both voluntarily and as a result of federal and state agency orders, permit requirements or other notices. Further, from time to time the Company receives notice of liability or potential liability under CERCLA or analogous state laws in connection with the disposal of materials from the Company's operations. It is also possible that there are areas in which the Company's facilities have not been, are not currently, or may in the future not be, in compliance with Environmental Laws.

     For the last three fiscal years, the Company's average capital expenditures and operating expenses (including expenses for remedial activities) for environmental matters were $1.1 million and $7.3 million, respectively (excluding depreciation). Such amounts do not include payments made by the Company under the Plan to settle or otherwise resolve certain environmental claims asserted in the bankruptcy proceedings. See ' -- Environmental Settlement.' The Company estimates that capital expenditures and operating expenses (including expenses for remedial activities) for environmental matters will be approximately $1.9 million and $8.3 million, respectively, for fiscal year 1998 and approximately $1.2 million and $9.2 million, respectively, for fiscal year 1999. However, because Environmental Laws have historically become more stringent, costs and expenses relating to environmental control and compliance may increase in the future. In addition, the Company may have to incur additional capital expenditures and compliance costs (which it is unable to estimate at this time) in connection with the remedial activities discussed below. Accordingly, there can be no assurance that costs of compliance with existing and future Environmental Laws will not exceed current estimates and will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     The Merger Agreement provides for indemnification for costs and expenses from certain environmental exposures in connection with the operations of the Company in excess of agreed upon thresholds for specific properties, which totals approximately $24 million in the aggregate. The indemnity applies only to certain environmental claims arising out of the business or operations of the Company prior to the Closing of which the Trust is notified within three years after the Closing. The Trust's indemnity obligations are subject to a deductible of $10.0 million and the Trust is only obligated to pay $50.0 million above the deductible for all indemnity claims, including those relating to environmental matters. In addition, indemnification is unavailable in connection with certain sites specified in the Merger Agreement and, in connection with other sites, may be asserted only for the amount by which such claim exceeds the Company's projected remediation or compliance costs. The Company has recorded a reserve as of November 30, 1997 of approximately $6.1 million in connection with environmental matters, and believes such reserves to be adequate.

Certain Compliance and Remedial Activities

     Joplin, Missouri and Colorado Springs, Colorado. The Company is undertaking closure and corrective actions under RCRA at two of its permitted hazardous waste facilities. At the Joplin, Missouri, facility, consistent with the requirements of its RCRA permit, the Company is investigating the nature and extent of contamination from two closed hazardous waste impoundments and over 100 former solid waste management units formerly in use during the 130-year operating history of this

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property. The Company's investigation has identified areas of soil and groundwater contamination or suspected contamination, certain of which likely will require the Company to undertake remedial activities. Following completion of its investigation, the Company, in conjunction with federal and state regulators, will determine what, if any, corrective actions are appropriate at this property. At the Colorado Springs, Colorado, facility, the closure of four former hazardous waste impoundments is being completed. Materials formerly stored in the impoundments have contaminated groundwater and soil at and around the facility. A groundwater remediation system was placed in service in 1995 and continues in operation. It is anticipated that corrective actions for soils will be implemented in 1998. The Company does not believe that it will be assessed any penalty in connection with the remediation of these sites, although there can be no assurance that one will not be imposed.

     Galena, Kansas. The Company owned and operated a lead and zinc smelting facility, which was dismantled in 1982, on the Galena property. The Galena property is located within the Tri-State mining district, formerly one of the largest lead and zinc fields in the world. The Tri-State mining district was actively worked from the mid-1800s until the 1960s and, as a result, soil, groundwater and surface waters have been significantly and adversely impacted. In the 1980s and early 1990s, the United States Environmental Protection Agency (the 'US EPA') addressed both surface contamination (including residential soil contamination) and groundwater contamination issues in the Tri-State mining district in the immediate vicinity of the Galena property. Under the Environmental Settlement (as defined below), while the Company resolved all of its other liability under CERCLA associated with the Tri-State mining district, it specifically retained liability for the Galena property. Environmental impacts are likely at the Galena property as a result of the former smelter operation and from historic materials management practices on the Galena property. US EPA has not required remediation of the Galena property and the Company has no current expenses in connection with remedial activities at this property. However, the Company anticipates that certain investigations and remediation may be required at some point in the future. The Company does not believe that it will be assessed any penalty in connection with the remediation of this site, although there can be no assurance that one will not be imposed.

     The Company is undertaking other remedial actions at a number of its facilities and properties. The Company does not anticipate that such expenses, including expenses in connection with the specific sites discussed above, will have a material adverse effect on the Company's financial condition, results of operations or cash flows. However, there can be no assurance that, in the future, the Company's expenditures in connection with remedial activities will not exceed current expenditures and will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     In addition, in connection with certain sales of its assets, including the Plastics and Transicoil divisions sold in 1997, the Company has agreed to undertake remedial actions and/or to indemnify the respective purchasers of particular assets for certain liabilities under the Environmental Laws relating to that asset's operations or activities prior to the sale. The Company believes that claims under these indemnity provisions will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Environmental Settlement

     During the pendency of the bankruptcy proceedings, the Eagle-Picher Group entered into a settlement agreement (the 'Environmental Settlement') with the US EPA, the United States Department of the Interior and the states of Arizona, Michigan and Oklahoma (together, the 'Settling Parties'), addressing all known and unknown environmentally-related claims that were or could have been asserted by those entities against the Eagle-Picher Group in the bankruptcy proceeding. The Environmental Settlement was approved by the Bankruptcy Court on June 6, 1996, affirmed by the Ohio District Court on July 14, 1997, and became final 30 days later. The Environmental Settlement resolved the majority of the approximately 1,100 environmental liability-related claims filed against the Eagle-Picher Group in the bankruptcy proceedings by allowing the Settling Parties general unsecured claims totaling approximately $43.8 million (pursuant to the Plan, general unsecured claims are paid at 37% of the allowed amount). All environmental claims filed in the bankruptcy proceedings not subject to the Environmental Settlement were either disallowed by the Bankruptcy Court or resolved as general

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
unsecured claims, with the exception of three claims, none of which the Company believes is material and all of which will be paid, if at all, from the Final Distribution Reserve. In addition, the Environmental Settlement provides that any additional claims by the Settling Parties against the Eagle-Picher Group in connection with pre-petition activities at any site not owned by the Company (the 'Additional Sites'), shall be resolved as if they had been asserted during the bankruptcy proceedings. Accordingly, if any member of the Eagle-Picher Group is found liable or settles any Additional Site claim, such member's liability is limited to 37% of the liability or settlement amount.

     The Environmental Settlement also provides that any liability, whether alleged to arise before or after the Consummation Date, relating to a site owned by the Eagle-Picher Group on or after the Consummation Date (the 'Owned Sites'), or relating to post-petition conduct by the Eagle-Picher Group, is not discharged in the bankruptcy proceedings, and will be resolved as if the Eagle-Picher Group had never filed for reorganization. Accordingly, the Eagle-Picher Group is responsible for 100% of any liability (including, if required, the performance of remedial activities) or settlement amount in connection with Owned Sites or post-petition conduct. See ' -- Certain Compliance and Remedial Activities.'

     Additional Sites. The Company has received notice from one or more of the Settling Parties that the Company may have liability in connection with 19 Additional Sites. The Company may be insured for a portion of these claims. The Company believes that its potential liability at 16 of these Additional Sites is not material to the Company's financial condition, results of operations or cash flows. The remaining three Additional Sites may require significant expenditures by the Company: the Henryetta Smelter Site at Henryetta, Oklahoma, the RSR Smelter Site at Dallas, Texas, and the Witter Drum Site at Asbury, Missouri. Of the $6.1 million total reserves recorded by the Company in connection with environmental matters, $1.2 million is for its anticipated costs in resolving these three claims:

          Henryetta Smelter Site. The Company received a notice from the US EPA in 1997, alleging liability for remediation expenses at the site of a former zinc smelting facility owned and operated by the Company at Henryetta, Oklahoma, and for the removal and disposal from surrounding residential locations of contaminated soil and gravel that originated from the facility and from other companies operating in the area. The Company operated the facility for approximately 50 years, until it was shut down in 1968. The US EPA performed remedial activities at the site at a cost of approximately $4 million to $5 million. The Company expects to settle this claim with the US EPA for some portion of that amount.

          RSR Smelter Site. The Company received a notice from the US EPA in 1997, alleging that it may be a Potentially Responsible Party ('PRP') regarding liability for remediation expenses at a secondary lead smelting facility in Dallas, Texas. The Company allegedly leased the facility, which was in operation until in or about 1984, for a period of at least one year in the early 1950s. The US EPA has conducted and continues to conduct extensive remedial activities at this site, and the US EPA's total expenses may amount to $60 million or more. The Company is one of more than 1,000 PRPs identified by the US EPA in connection with this site and is not identified by the US EPA as one of the 14 significant PRPs. However, the Company believes that it may be required to make some expenditure to resolve its potential liability for remediation expenses in connection with this site.

          Witter Drum Site. The Company received a notice from the US EPA in 1997, alleging liability in connection with a third-party facility that had provided drum reclamation services for the Company. The US EPA has investigated the site and estimates that approximately $400,000 in remedial activities will be undertaken at this site. The Company expects to settle this claim with the US EPA for some portion of that amount.

     The Company does not expect that its total costs associated with these sites will have a material adverse effect on the Company's financial condition, results of operations or cash flows. Because each site is an Additional Site under the Environmental Settlement, the Company will be required to pay only 37% of any amount for which it may be found liable or settle the claim.

     While the Company does not believe, based on current information and taking into account reserves established for environmental matters, that costs associated with compliance with and

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
remediation under Environmental Laws will have a material adverse effect on its financial condition, results of operations or cash flows, the Environmental Laws under which the Company's facilities operate are numerous, complicated and often ambiguous and historically have become increasingly more stringent. In addition, costs related to remediation of Company-owned sites may exceed current estimates. Accordingly, there can be no assurance that future events, such as changes in existing laws, the promulgation of new laws or the development of new facts or conditions, will not cause the Company to incur substantial additional expenditures or that any such additional expenditures will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

LEGAL PROCEEDINGS

     On January 25, 1996, Richard Darrell Peoples, a former employee of the Company, filed a Qui Tam suit under seal in United States District Court for the Western District of Missouri (the 'Missouri Court'). A Qui Tam suit is a lawsuit brought by a private individual pursuant to federal statute, allegedly on behalf of the U.S. Government. The U.S. Government, which has the opportunity to intervene in, and take control of, a Qui Tam suit, has declined to intervene or take control of the Qui Tam suit filed against the Company. The Company became aware of the suit on October 20, 1997, when it was served on the Company, after it had been unsealed. The suit involves allegations of irregularities in expense accounts and testing procedures in connection with certain U.S. Government contracts. The allegations are substantially the same as allegations made by the former employee, and investigated by outside counsel for the Company, prior to the filing of the Qui Tam suit. Outside counsel's investigation found no evidence to support any of the employee's allegations, except for some inconsequential expense account mistakes. The Company, which believes that the U.S. Government did not incur any expense as a result of the mistakes, reported to the U.S. Government the employee's allegations and the results of outside counsel's investigation. The employee also initiated a different action against the Company in 1996 for wrongful termination, in which he alleged many of the same acts complained of in the Qui Tam suit. That action was dismissed with prejudice by the Missouri Court in October 1996. The Company believes that the Qui Tam suit is without legal or factual merit and intends to contest this suit vigorously. The Company does not believe that resolution of this suit will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     The Company is also involved in various other proceedings incidental to the ordinary conduct of its business. The Company believes that none of these other proceedings will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

EMPLOYEES AND EMPLOYEE RELATIONS

     As of November 30, 1997, the Company employed 1,825 salaried employees and 4,871 hourly employees. Following is a breakdown of foreign and United States employees:

                                                                 SALARIED    NON-SALARIED    TOTAL
                                                                 --------    ------------    -----

United States employees.......................................     1,581         4,175       5,756
Foreign employees.............................................       244           696         940
          Total employees.....................................     1,825         4,871       6,696

     Approximately 20.5% of the Company's non-salaried employees (approximately 14.9% of the Company's total employees) are represented by six different labor unions under seven separate labor contracts. The International Union of Operating Engineers Local Union No. 351 represents the largest bargaining unit with approximately 400 employees. Another significant affiliation is the United Steelworkers of America, Local No. 812, representing approximately 335 employees at two facilities. Labor negotiations are conducted on a plant-by-plant basis with two to three of the outstanding contracts renegotiated in any one year.

     In the last five years the Company has had no work stoppages due to strikes. However, there can be no assurance that there will not be work stoppages due to strikes in the future, or that the Company would be able to continue operating at affected facilities in the event of any work stoppage or union dispute in the future.

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PROPERTIES

     The principal fixed assets of the Company consist of its manufacturing, processing and storage facilities and its transportation and plant vehicles. As of November 30, 1997, properties, facilities and equipment (net of depreciation) represented approximately 33% of the Company's total assets, as reflected in its consolidated balance sheet. The following chart sets forth selected information regarding the Company's manufacturing and processing facilities:

                                                                                                   DESCRIPTION OF
BUSINESS GROUP                           LOCATION                                                 PROPERTY INTEREST
---------------------------------------  ------------------------------------------------------   -----------------
AUTOMOTIVE
    Domestic                             Ann Arbor, Michigan                                           leased
                                         Blacksburg, Virginia (2 properties)                            owned
                                         Brighton, Michigan                                            leased
                                         Hillsdale, Michigan (6 properties)(1)                          owned
                                         Hamilton, Indiana                                              owned
                                         Inkster, Michigan                                              owned
                                         Jonesville, Michigan                                           owned
                                         Kalkaska, Michigan                                            leased(2)
                                         Leesburg, Florida                                              owned
                                         Manchester, Tennessee                                         leased(2)
                                         Norwich, Connecticut                                           owned
                                         Paris, Illinois                                                owned(3)
                                         Pine Bluff, Arkansas                                          leased
                                         Sidney, Ohio (2 properties)                                    owned
                                         Stratford, Connecticut                                         owned
                                         Vassar, Michigan                                              leased
    International                        Market Harborough, England                                     owned
                                         Ohringen, Germany                                              owned
                                         San Luis Potosi, Mexico                                        owned
                                         Soria, Spain                                                   owned
                                         Tamworth, England                                              owned
MACHINERY
    Domestic                             Colorado Springs, Colorado                                     owned
                                         Colorado Springs, Colorado (2 properties)                     leased
                                         Galena, Kansas                                                 owned
                                         Grove, Oklahoma                                                owned
                                         Hamilton, Ohio                                                leased
                                         Harrisonville, Missouri                                        owned
                                         Joplin, Missouri (6 properties)                                owned
                                         Joplin, Missouri (2 properties)                               leased
                                         Lenexa, Kansas                                                 owned
                                         Lubbock, Texas                                                 owned
                                         Seneca, Missouri                                               owned
                                         Sharonville, Ohio                                              owned
                                         Socorro, New Mexico(1)                                        leased
                                         Stella, Missouri                                               owned
    International                        Acuna, Coahuila, Mexico                                        owned
                                         Rothenbach, Germany                                           leased(3)
INDUSTRIAL(4)
    Domestic                             Clark Station, Nevada                                          owned
                                         Lovelock, Nevada                                               owned
                                         Miami, Oklahoma (2 properties)                                 owned
                                         Miami, Oklahoma (3 properties)                                leased
                                         Quapaw, Oklahoma (2 properties)                                owned
                                         Vale, Oregon                                                  leased(2)
    International                        Kyoto, Japan                                                  leased(3)

------------

(1) There is little, if any, activity at this time at the Socorro, New Mexico property and two of the Hillsdale, Michigan properties.

(2) The Company will become owner of each property upon payment in full of all existing obligations under the respective IRB Obligations (as defined herein) in connection with such property. See 'Description of Industrial Revenue Bonds.'

(3) These properties are owned or leased by certain of the Company's joint ventures. Accordingly, the Company has a 45% interest in the Paris, Illinois property through the Eagle-Picher-Boge, L.L.C. joint venture; a 35% interest in the Kyoto, Japan property though the Yamanaka EP Corporation joint venture and a 45% interest in the Rothenbach, Germany property through the Diehl & Eagle-Picher GmbH joint venture.

(4) In addition, the Company's Minerals division has mining locations and numerous claims in Nevada, Oregon and California (discussed below), leases office space in Reno, Nevada and leases 14 warehouses in the United States and Canada.

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     The Company owns or leases additional office space, including sales offices in Europe and Asia, and warehouse space for certain of its operations. The Company's properties are adequate and suitable for the business of the Company, and substantially all of its buildings have been well maintained and are in sound operating condition and regular use.

     The Company's corporate headquarters are located in approximately 19,420 square feet of leased office space in the Chiquita Center building in Cincinnati, Ohio. The office space is leased from YCP Cincinnati, L.P. pursuant to a six-year lease, with the initial term expiring February 29, 2004. The lease provides renewal options for two additional periods of five years each. The Company believes that its existing and planned facilities are adequate for its current needs.

     Mining. The Industrial Group's Minerals division owns and leases diatomaceous earth and perlite mining locations as well as numerous claims in Nevada, Oregon and California (collectively, 'mining properties'). The Company's owned and leased mining properties, including those not currently being mined, comprise a total of approximately 7,000 acres in Storey, Lyon, Pershing, and Churchill Counties in Nevada and 3,600 acres in Malheur and Harney Counties in Oregon, as well as rights on 1,040 acres not currently being mined in Siskiyou County in California. The Company continually evaluates potential mining properties, and additional mining properties may be acquired in the future. The Minerals division extracts diatomaceous earth and perlite through open-pit mining using bulldozers and wheel tractor scrapers. The extracted materials are carried by truck to separate processing facilities. A total of approximately 506,000 tons of diatomaceous earth and perlite were extracted from the Company's mining properties in Nevada and Oregon during Fiscal 1997. On average, the Company has extracted a total of approximately 402,000 tons of diatomaceous earth and perlite from its Nevada and Oregon properties each year for the past three years. As ore deposits are depleted, the Company reclaims the land in accordance with reclamation plans approved by the relevant federal, state and local regulators. The following mining properties are of major significance to the Company's mining operations:

          Nevada. The Company's diatomaceous earth mining operations in Nevada commenced more than 50 years ago in Storey County. The Company commenced perlite mining operations in Churchill County in 1993. The Company extracted a total of approximately 380,000 tons of diatomaceous earth and perlite from its Nevada mining properties in Fiscal 1997 and, on average, extracted a total of approximately 306,000 tons of diatomaceous earth and perlite from its Nevada mining properties each year for the past three years, or approximately 76% of the Company's total diatomaceous earth and perlite production (and including 100% of its perlite production). Approximately 265 acres in Storey, where active mining activities commenced over 50 years ago, and approximately 62 acres in the Lyon/Churchill area are actively being mined by the Company for diatomaceous earth. Diatomaceous earth from the Storey, Churchill and Lyon mining properties is processed at the Clark Station, Nevada facility. The Company believes its diatomaceous earth reserves in Storey, Churchill and Lyon, including mining properties not actively being mined, to be in excess of 40 years at current levels of extraction based upon estimates prepared by its mining and exploration personnel. Diatomaceous earth extractions from the Pershing mining properties, which commenced more than 40 years ago, are processed at the Lovelock, Nevada facility. Approximately 975 acres are actively being mined for diatomaceous earth in Pershing. The Company believes its diatomaceous earth reserves in Pershing, including mining properties not actively being mined, to be in excess of 15 years at the current level of extraction based upon estimates prepared by its mining and exploration personnel. Beginning in 1993, the Company has actively mined approximately 25 acres in Churchill for perlite, which is processed at the Lovelock, Nevada facility. The Company believes its perlite reserves in Churchill, including mining properties not actively being mined, to be in excess of 50 years at the current level of extraction based upon estimates prepared by its mining and exploration personnel.

          Oregon. The Company commenced mining diatomaceous earth in Oregon approximately 13 years ago at its mining properties in Harney and Malheur Counties. Approximately 88 acres and 80 acres, respectively, are actively being mined in Harney and Malheur; diatomaceous earth extracted from these mines is processed at the Company's Vale, Oregon facility. The Company extracted approximately 126,000 tons of diatomaceous earth from the Harney and Malheur mining properties during Fiscal Year 1997 and, on average, has extracted approximately 96,000 tons of diatomaceous earth each year for the past three years from these mining properties, or approximately 24% of the Company's total diatomaceous earth production. The Company believes its diatomaceous earth reserves in Harney and Malheur, including mining properties not actively being mined, to be in excess of 75 years at the current level of extraction based upon estimates prepared by its mining and exploration personnel.

     Substantially all of the Company's owned properties and assets are pledged as collateral under the New Credit Agreement. See 'Description of New Credit Agreement.'

CHANGE IN INDEPENDENT AUDITORS

     Following the Company's emergence from bankruptcy in November 1996, the Company appointed Deloitte & Touche LLP to replace KPMG Peat Marwick LLP as the independent auditors for the Company. The Company's Board of Directors approved the dismissal of KPMG Peat Marwick LLP and their replacement with Deloitte & Touche LLP as the new independent auditors upon recommendation of the Company's Audit committee. The Company did not consult with Deloitte & Touche LLP regarding matters of accounting principles, practices or financial statement disclosure prior to the firm being engaged as auditors. In connection with the audits of the Company's financial statements for each of the two fiscal years preceding the change in accountants, there were no disagreements with KPMG Peat Marwick LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused KPMG Peat Marwick LLP to make reference to the matter in their report on the consolidated financial statements for such years. KPMG Peat Marwick LLP's opinion was qualified as of and for the year ended November 30, 1995, in that the consolidated financial statements were prepared assuming the Company would continue as a going concern. The filing under Chapter 11 of the Bankruptcy Code and the uncertainty associated with the Company's sale of asbestos products and certain other litigation, raised substantial doubt about the Company's ability to continue as a going concern. KPMG Peat Marwick LLP's opinion was unqualified as of and for the year ended November 30, 1996, except for consistency in the application of accounting principles as a result of the Company's change in its method of computing LIFO for certain inventories.

                                   MANAGEMENT

THE COMPANY

     The following table sets forth the name, age and position with the Company of the directors and executive officers of the Company as of the consummation of the Acquisition. Directors will hold their positions until the annual meeting of the stockholders at which their term expires or until their respective successors are elected and qualified. Executive officers will hold their positions until the annual meeting of the Board of Directors or until their respective successors are elected and qualified.

NAME                                   AGE    POSITION
------------------------------------   ----   ----------------------------------------------------------
Joel P. Wyler.......................    48    Chairman of the Board
Thomas E. Petry.....................    58    Director
Andries Ruijssenaars................    55    Director, President and Chief Executive Officer
David N. Hall.......................    58    Senior Vice President  - Finance
Wayne R. Wickens....................    51    Senior Vice President  - Automotive

     Mr. Wyler became a Director of the Company upon consummation of the Acquisition. Mr. Wyler has been the Chairman of the Board of Directors of Granaria Holdings since 1982.

     Mr. Petry has been a Director of the Company since 1981. Following consummation of the Acquisition, Mr. Petry resigned as Chairman of the Board of Directors, a position he held since 1989, and as Chief Executive Officer, a position he held since 1982. Mr. Petry was first employed by the Company in 1968 as assistant to the Treasurer and subsequently served as Assistant Treasurer; Treasurer; Vice President and Treasurer; President of the Akron Standard Division; and Group Vice President. Mr. Petry was elected a Director, President and Chief Operating Officer of the Company in 1981, and President and Chief Executive Officer in 1982. He served as President from 1981-89 and from 1992-94. Mr. Petry is also a director of Cinergy Corp., Star Banc Corp., Union Central Life Insurance Co., Insilco Corp. and The Wm. Powell Company.

     Upon consummation of the Acquisition, Mr. Ruijssenaars became Chief Executive Officer and continued as President and a Director of the Company, positions he has held since 1994. Prior to the Acquisition, Mr. Ruijssenaars was President and Chief Operating Officer of the Company from December 1994 until 1998 and Senior Vice President of the Company from 1989 until December 1994. Mr. Ruijssenaars was first employed by the Company in 1980 as General Manager of Eagle-Picher Industries GmbH in Ohringen, Germany, and has also served as Executive Vice President and then President of the Company's Ohio Rubber Company division.

     Mr. Hall joined the Company as Treasurer in 1977 and became Vice President and Treasurer in 1979. He has been Senior Vice President -- Finance since 1987.

     Mr. Wickens has been Senior Vice President -- Automotive of the Company since December 1994. From 1990 until December 1994, he was Division President of the Company's Hillsdale Tool & Manufacturing Co. Mr. Wickens joined the Company in 1976 as a management trainee with the Company's former Fabricon Automotive division, and was promoted to Plant Manager, Vice President and then President of Fabricon Automotive. Subsequently, Mr. Wickens served as President of the Wolverine Gasket division and then as Vice President of the Automotive Group.

PARENT

     The following table sets forth the name, age and position with Parent of the directors and executive officers of Parent as of the consummation of the Acquisition. Directors will hold their positions until the annual meeting of the stockholders at which time their terms expire or until their respective successors are elected and qualified. Executive officers will hold their positions until the annual meeting of the Board of Directors or until their respective successors are elected and qualified.

NAME                                   AGE    POSITION
------------------------------------   ----   ----------------------------------------------------------
Joel P. Wyler.......................    48    Chairman of the Board
Thomas E. Petry.....................    58    Director
Andries Ruijssenaars................    55    Director, President and Chief Executive Officer
David N. Hall.......................    58    Senior Vice President  - Finance
Wayne R. Wickens....................    51    Senior Vice President  - Automotive

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to the Company for the years ended November 30, 1997, 1996 and 1995, of those persons who (i) served during the fiscal year ended November 30, 1997, as the Chief Executive Officer of the Company and (ii) were, at November 30, 1997, the other five most highly compensated officers of the Company who earned more than $100,000 in salary and bonus in fiscal 1997 (collectively, the 'Named Executive Officers').

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL COMPENSATION
                                                  -------------------------------------------------------------------
                                                   FISCAL                                OTHER ANNUAL     ALL OTHER
                                                    YEAR                                 COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION                         ENDED     SALARY ($)    BONUS ($)       ($)(1)          ($)(2)
-----------------------------------------------   ---------   ----------    ---------    ------------    ------------

Thomas E. Petry................................    11/30/97    $ 625,000    $ 278,000      $232,737        $260,103
  Chairman and Chief Executive                     11/30/96      625,000      239,000       218,919         245,073
  Officer                                          11/30/95      575,000      244,000       255,296         285,611
Andries Ruijssenaars...........................    11/30/97      525,000      205,000       179,244         206,206
  President and Chief Operating                    11/30/96      425,000      160,000       174,171         200,081
  Officer                                          11/30/95      390,000      145,000        87,298         102,571
David N. Hall..................................    11/30/97      375,000      126,000       166,629         188,163
  Senior Vice President -- Finance                 11/30/96      360,000      107,000       146,980         165,986
                                                   11/30/95      345,000      110,000       120,284         136,415
Wayne R. Wickens...............................    11/30/97      325,000      109,000        77,942          91,919
  Senior Vice President -- Automotive              11/30/96      295,000       72,000        99,564         116,357
                                                   11/30/95      280,000       85,000        24,377          31,109
James A. Ralston...............................    11/30/97      240,000       67,000        41,069          49,762
  Vice President, General                          11/30/96      230,000       86,000        40,106          48,966
  Counsel and Secretary                            11/30/95      215,000       58,000        11,475          18,292
Carroll D. Curless.............................    11/30/97      240,000       67,000       116,456         132,211
  Vice President and Controller                    11/30/96      230,000       86,000        78,715          91,470
                                                   11/30/95      215,000       56,000        50,616          60,304

------------

(1) This column includes nothing for perquisites since in no case did perquisites exceed the reporting thresholds (the lesser of 10% of salary plus bonuses or $50,000), but includes amounts for the payment of taxes on purchases of annuities under the Supplemental Executive Retirement Plan (as defined herein).

(2) All other compensation is made up entirely of the cost of annuity under the Supplemental Executive Retirement Plan and the Company's contributions to the Eagle-Picher Salaried 401(k) Plan. See ' -- Retirement Benefits.'

EXECUTIVE STOCK OPTIONS

     On the Consummation Date, all stock option plans and any unexercised or unexercisable stock options were terminated. The Company had no other benefit plans calling for the issuance of stock by the Company. Accordingly, none of the Named Executive Officers had any unexercised stock options or SARS as of November 30, 1997. No options were issued by the Company and no options were exercised by the Named Executive Officers during the fiscal year ended November 30, 1997.

RETIREMENT BENEFITS

     The following table shows the Named Executive Officers' Fiscal 1997 compensation relating to the cost of the annuity under the Supplemental Executive Retirement Plan and the Company's contributions to the Eagle-Picher Salaried 401(k) Plan.

                                                                 COST OF
                                                                 ANNUITY
                                                                  UNDER            COMPANY
                                                               SUPPLEMENTAL     CONTRIBUTIONS
                                                    FISCAL      EXECUTIVE      TO EAGLE-PICHER
                                                     YEAR       RETIREMENT     SALARIED 401(k)     TOTAL
                                                     ENDED       PLAN ($)         PLAN ($)          ($)
                                                   ---------   ------------    ---------------    --------
Thomas E. Petry.................................    11/30/97     $255,353          $ 4,750        $260,103
                                                    11/30/96      240,323            4,750         245,073
                                                    11/30/95      280,991            4,620         285,611
Andries Ruijssenaars............................    11/30/97      201,456            4,750         206,206
                                                    11/30/96      195,331            4,750         200,081
                                                    11/30/95       97,951            4,620         102,571
David N. Hall...................................    11/30/97      183,413            4,750         188,163
                                                    11/30/96      161,236            4,750         165,986
                                                    11/30/95      131,795            4,620         136,415
Wayne R. Wickens................................    11/30/97       87,169            4,750          91,919
                                                    11/30/96      111,607            4,750         116,357
                                                    11/30/95       26,489            4,620          31,109
James A. Ralston................................    11/30/97       45,012            4,750          49,762
                                                    11/30/96       44,216            4,750          48,966
                                                    11/30/95       13,672            4,620          18,292
Carroll D. Curless..............................    11/30/97      127,461            4,750         132,211
                                                    11/30/96       86,720            4,750          91,470
                                                    11/30/95       55,684            4,620          60,304

     The following table shows the estimated total combined annual benefits to the Named Executive Officers upon retirement at age 62 payable under Social Security, the Salaried Plan (as defined herein), and the Supplemental Executive Retirement Plan:

                                                                  YEARS OF SERVICE
                                              --------------------------------------------------------
RENUMERATION                                     15          20          25          30          35
-------------------------------------------   --------    --------    --------    --------    --------

$ 250,000..................................   $ 90,000    $120,000    $150,000    $150,000    $150,000
   300,000.................................    108,000     144,000     180,000     180,000     180,000
   350,000.................................    126,000     168,000     210,000     210,000     210,000
   400,000.................................    144,000     192,000     240,000     240,000     240,000
   450,000.................................    162,000     216,000     270,000     270,000     270,000
   500,000.................................    180,000     240,000     300,000     300,000     300,000
   550,000.................................    198,000     264,000     330,000     330,000     330,000
   600,000.................................    216,000     288,000     360,000     360,000     360,000
   650,000.................................    234,000     312,000     390,000     390,000     390,000
   700,000.................................    252,000     336,000     420,000     420,000     420,000
   750,000.................................    270,000     360,000     450,000     450,000     450,000
   800,000.................................    288,000     384,000     480,000     480,000     480,000
   850,000.................................    306,000     408,000     510,000     510,000     510,000
   900,000.................................    324,000     432,000     540,000     540,000     540,000
   950,000.................................    342,000     456,000     570,000     570,000     570,000
 1,000,000.................................    360,000     480,000     600,000     600,000     600,000

     The Eagle-Picher Salaried Plan (the 'Salaried Plan') is a non-contributory defined benefit pension plan in which the Named Executive Officers are participants. The Supplemental Executive Retirement Plan (the 'SERP' and, together with the Salaried Plan, the 'Retirement Plans'), in which the Named Executive Officers are also participants, provides retirement benefits in addition to the benefits available under the Salaried Plan. The Retirement Plans provide benefits after retirement based on the highest average monthly compensation during five consecutive years of the last ten years preceding retirement. For purposes of the Retirement Plans, compensation includes base salary, bonuses, commissions, and severance payments; salary and bonus payments that would be included in the Retirement Plans are as reported in the Summary Compensation Table, and commissions or severance payments, if there had been any, would have been included in that Table. The benefits shown by the

Pension Plan Table above include amounts payable under Social Security as well as those payable under the Salaried Plan and the SERP. Benefits are computed on the basis of straight-life annuity amounts.

     The estimated credited years of service with the Company for the Named Executive Officers at age 62 will be:

Thomas E. Petry................................................................     33
David N. Hall..................................................................     24
Andries Ruijssenaars...........................................................     24
Wayne R. Wickens...............................................................     32
James A. Ralston...............................................................     29
Carroll D. Curless.............................................................     36

COMPENSATION OF DIRECTORS

     The Company does not pay director retainers or attendance fees, or committee retainers or attendance fees, to directors who are also employees of the Company. During the 1997 Fiscal Year, until April 14, 1997, directors who were not employees of the Company were paid an annual retainer of $24,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each Board committee meeting attended. In addition, Board committee members, other than committee chairmen, were paid an annual retainer of $3,000 for each committee on which they served; the chairman of each Board committee was paid an annual retainer of $5,000. Effective April 14, 1997, directors who are not employees of the Company are paid an annual retainer of $50,000, with no additional attendance or committee membership fees. The Company intends to continue these compensation policies for directors following the Acquisition.

     Directors who were not also employees of the Company who retired with ten or more years of service as members of the Board and who were elected or appointed members of the Board prior to April 14, 1997, are paid an annual advisory fee for life in the amount equal to the annual retainer paid to active directors immediately prior to the time of their retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1997 Fiscal Year, until April 14, 1997, Daniel W. LeBlond (Committee Chairman), Paul W. Christensen, V. Anderson Coombe and Roger L. Howe, directors of the Company during that time, constituted the Stock Option/Compensation Committee. Since May 28, 1997, Darius W. Gaskins (Committee Chairman), Robert B. Steinberg and Will M. Storey, directors of the Company until the Effective Date, constituted the Compensation Committee. None of the members of the Compensation Committee or Stock Option/Compensation Committee have ever been an employee of the Company or any of its subsidiaries.

     During the 1997 Fiscal Year, Mr. Petry, Chairman and Chief Executive Officer of the Company, served as a director and as a member of the compensation committee of The Wm. Powell Company. During the 1997 Fiscal Year, Mr. Coombe, a director of the Company until April 14, 1997, was Chairman of the Board of The Wm. Powell Company.

INDEMNIFICATION PROVISIONS FOR OFFICERS AND DIRECTORS

     Pursuant to Article 5 of the Company's Regulations, the Company will indemnify its officers and directors to the fullest extent permitted by law against all expenses, liability, loss or costs (including attorneys fees) in connection with any action, lawsuit or other proceeding brought or threatened against such officer or director by reason of the fact that he or she is or was an officer or director of the Company. The Company has purchased directors and officers liability insurance in favor of the Company and its officers and directors covering up to $15.0 million in losses, including any indemnity payment made by the Company to an officer or director, for a wrongful act of an officer or director. In addition, under the Merger Agreement, Parent and the Company have agreed to indemnify all pre-Effective Date officers and directors of the Company, and to purchase directors and officers liability insurance in their favor, for a period of six years after the Effective Date.

EMPLOYMENT AGREEMENTS; SEVERANCE

     The Company has entered into employment agreements (the 'Employment Agreements') with each of the Named Executive Officers which became effective on November 29, 1996 (the Consummation Date of the Company's Consolidated Plan of Reorganization) and each of which was amended in August 1997. The purpose of the employment agreements was to provide the Company with continuity of management following its emergence from bankruptcy. Other than the description of the duties of each Named Executive Officer, the Employment Agreements are substantially identical in their terms. The Employment Agreements terminate on the earlier of (i) the second anniversary of any change of control (as defined in the Employment Agreements) occurring prior to December 31, 1998 or (ii) May 18, 1999. The consummation of the Acquisition constituted a change of control under the Employment Agreements.

     The Employment Agreements provide that each Named Executive Officer will maintain his current duties and responsibilities and will not be relocated from his current geographical location. The Employment Agreements provide for salary continuation at the Named Executive Officer's then-current rate plus customary annual increases and bonuses and discretionary bonuses, as determined by the Board of Directors of the Company (as shown in the Summary Compensation Table, above). In addition, the Employment Agreements provide that each Named Executive Officer will participate in the Company's employee and executive benefit and short-term and long-term incentive plans as may be in effect from time to time (including retirement or pension plans, health plans, death or disability plans and the STSP).

     If the employment of a Named Executive Officer is terminated by the Company for good Cause (defined as the Commission of (i) a felony or (ii) a fraud upon the Company or willful failure to perform job duties in all material respects) or by such Named Executive Officer without good reason (as defined below), the Named Executive Officer will receive accrued and unpaid salary, payment in lieu of unused vacation and accrued benefits, if any (including the right to receive pension or retirement benefits in accordance with the Company's retirement and pension benefit plans as set forth in ' -- Retirement Benefits') (all such payments, including salary, the 'Accrued Benefits'). If the employment of a Named Executive Officer is terminated due to death or long term disability, such Named Executive Officer or his dependents or estate will receive, in addition to the Accrued Benefits, certain continuing health care benefits for a period of 30 months. If the employment of a Named Executive Officer is terminated by the Company other than for Cause, or by such officer for Good Reason (defined as material diminution of duties, diminution of salary or benefits, relocation, substantial increase in travel requirements or material breach by the Company of such Named Executive Officer's Employment Agreement) such Named Executive Officer is entitled to receive, in addition to the Accrued Benefits, a lump-sum severance benefit equivalent to two years' current base salary. Mr. Petry, who resigned as Chairman of the Board and Chief Executive Officer following consummation of the Acquisition, received in connection with his resignation a lump-sum severance benefit of $1,250,000. In addition, Mr. Petry received a payment in cash pursuant to the SERP of $742,000 in lieu of the Company's purchase of an annuity; the Company expects to make additional payments for the benefit of Mr. Petry in the amount of approximately $676,000 for related tax obligations.

              SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND
                              MANAGEMENT OF PARENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock after giving effect to the Offerings of (i) each person known by the Company to own beneficially 5% or more of the voting Common Stock, (ii) each anticipated director of the Company, (iii) each executive officer of the Company and (iv) all current directors and executive officers as a group.

                                                                             SHARES BENEFICIALLY OWNED
                                                                          --------------------------------
                                                                            NUMBER OF       PERCENTAGE OF
NAME                                                                      CLASS A SHARES    CLASS A SHARES
-----------------------------------------------------------------------   --------------    --------------

Granaria Holdings N.V. ................................................       625,001             100%
  Lange Voorhout 16
  P.O. Box 233
  2501 CE The Hague
  The Netherlands(1)
Joel P. Wyler .........................................................       625,001             100%
  Lange Voorhout 16
  P.O. Box 233
  2501 CE The Hague
  The Netherlands(2)
Daniel C. Wyler(1) ....................................................       625,001             100%
  Lange Voorhout 16
  P.O. Box 233
  2501 CE The Hague
  The Netherlands(2)
All directors and executive officers as a group .......................       625,001             100%
  (five persons)(3)

------------

(1) Granaria Holdings N.V. is 100% owned by Wijler Holding N.V., a Dutch Antilles company, 50.1% of which is owned by Joel P. Wyler and 49.9% of which is owned by Daniel C. Wyler.

(2) Includes shares held by Granaria Holdings B.V.

(3) Shortly after the Acquisition, pursuant to the Incentive Stock Plan certain members of senior management of the Company received interests in the E-P Management Trust, which beneficially owns 10% of the equity of Parent. The trustees of the E-P Management Trust are Andries Ruijssenaars, Thomas E. Petry and Joel P. Wyler.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As part of the arrangements made prior to the negotiation and execution of the Merger Agreement, the Company will make bonus payments to certain of its executive officers in connection with the consummation of any merger, acquisition, recapitalization or other transaction resulting in a change of control of the Company. The Acquisition resulted in such a change of control. The Company made special bonus payments shortly after consummation of the Acquisition in the aggregate amount of $7.6 million to certain members of senior management of the Company and expects to make an additional special bonus payment of approximately $2.4 million on the second anniversary of the Acquisition.

     In connection with the Acquisition, the Company paid a transaction fee of $7.3 million (approximately 1% of the transaction value) to Granaria Holdings in consideration for advisory services related to the structuring and financing of the Acquisition. The Company believes that such transaction fee is on terms no less favorable to the Company than could have been obtained from an independent third party.

     The Company has entered into an advisory and consulting agreement with Granaria Holdings pursuant to which the Company will pay an annual management fee of $1.75 million to Granaria Holdings. The Company believes that such management agreement is on terms no less favorable to the Company than could have been obtained from an independent third party.

                    DESCRIPTION OF INDUSTRIAL REVENUE BONDS

     The Company has incurred obligations under certain tax-exempt industrial revenue bond financings (the 'IRB Obligations') totaling $18.4 million at November 30, 1997 for development projects relating to the Company's facilities at its Vale, Oregon, Manchester, Tennessee and Kalkaska, Michigan facilities. The IRB Obligations for the Kalkaska, Michigan facility are collateralized by real property and equipment and bears interest at 6.0%. The industrial revenue bonds for the Vale, Oregon and Manchester, Tennessee facilities are floating rate notes that are collateralized by letters of credit. The IRB Obligations mature at various dates ranging from 2002 to 2012.

                      DESCRIPTION OF NEW CREDIT AGREEMENT

     On the Closing Date, the Company entered into the New Credit Agreement with ABN AMRO Bank, providing for the establishment of $385 million aggregate principal amount of new credit facilities (the 'New Credit Facilities'). The Company drew down approximately $304.1 million on the Closing Date in connection with the Acquisition, including $225.0 million in term loan facilities and approximately $79.1 million under the revolving credit facility. In addition, $28.6 million of the revolving credit facility was used as credit support in the form of letters of credit on the Closing Date. The New Credit Facilities have been syndicated among several lenders who are parties thereto (collectively, the 'Lenders'), with ABN AMRO Bank, as Agent and Arranger, and PNC Bank, National Association, as Documentation Agent (together, the 'Agents'). The following is a summary description of the principal terms of the New Credit Agreement. The description set forth below does not purport to be complete and is qualified in its entirety by reference to the agreements setting forth the principal terms and conditions of the New Credit Facilities, which have been filed as exhibits to the Notes Exchange Offer Registration Statement of which this Prospectus constitutes a part.

     New Credit Facilities. The New Credit Agreement provides for (i) a senior secured revolving credit facility (the 'Revolving Credit Facility') and (ii) a senior secured term loan facility (the 'Term Loan Facility'). The Revolving Credit Facility may be borrowed in the aggregate principal amount of up to $160.0 million (of which up to $50.0 million may be utilized in the form of commercial and standby letters of credit). In connection with the Revolving Credit Facility, the Lenders will make available to the Company a swing-line facility under which the Company may make short-term borrowings up to $10.0 million, each of which reduces the availability under the Revolving Credit Facility on a dollar-for-dollar basis. The Term Loan Facility, in the aggregate principal amount of $225.0 million, consists of: (i) Tranche A Term Loan in the principal amount of $100.0 million (the 'Tranche A Term Loan'), (ii) Tranche B Term Loan in the principal amount of $50.0 million (the 'Tranche B Term Loan'), and (iii) Tranche C Term Loan in the principal amount of $75.0 million (the 'Tranche C Term Loan' and together with the Tranche A Term Loan and the Tranche B Term Loan, the 'Term Loans').

     Availability. The entire amount of the Term Loans was required to be drawn in a single drawing at consummation of the Acquisition. Amounts borrowed under the Term Loan Facility that are repaid may not be reborrowed. Loans under the Revolving Credit Facility are available at any time on or after the Closing and prior to the final maturity date of the Revolving Credit Facility, in principal amounts to be agreed upon. Amounts repaid under the Revolving Credit Facility during such availability period may be reborrowed provided no event of default has occurred and is continuing and the other conditions to borrowing specified therein have been satisfied.

     Guarantees and Security. All obligations under the New Credit Facilities are guaranteed by Parent and the Subsidiary Guarantors. The Company's obligations under the New Credit Facilities, and Parent's and the Subsidiary Guarantors' obligations under their respective Guarantees, are secured by (i) with respect to the Company, substantially all of its U.S. property and assets (tangible and intangible), a pledge of all capital stock of its U.S. subsidiaries and up to 65% of the capital stock of its directly held non-U.S. subsidiaries, (ii) with respect to Parent, all of the capital stock of the Company (until the Company's leverage ratio falls below a certain level) and
(iii) with respect to the Subsidiary Guarantors, substantially all of its U.S. property and assets (tangible and intangible) (collectively, the 'Collateral'). If at any time the Company can pledge more than 65% of the capital stock of a non-U.S. subsidiary without creating adverse tax consequences to the Company, the Company is required to pledge such stock.

     Interest. The Senior Indebtedness Facility provides for interest rates, at the Company's option, equal to the following: (i) Revolving Credit
Facility -- Adjusted LIBOR plus 2.25% or ABR plus 1.25%, (ii) Tranche A Term Loan -- Adjusted LIBOR plus 2.25% or ABR plus 1.25%, (iii) Tranche B Term
Loan -- Adjusted LIBOR plus 2.625% or ABR plus 1.625%, and (iv) Tranche C Term Loan -- Adjusted LIBOR plus 2.875% or ABR plus 1.875%. The default interest rate shall be the applicable rate plus 2% per annum. 'ABR' is the higher of ABN AMRO Bank's prime rate and the Federal Funds Effective Rate plus 0.5%. 'Adjusted LIBOR' is the applicable London interbank offered rate adjusted for reserves (if any).

     Maturity, Amortization and Prepayments. The Revolving Credit Facility matures and shall be due and payable on the last business day of February 2004. The Term Loan Facility maturity dates are as follows: (i) the Tranche A Term Loan matures nine months after the fifth anniversary of the Closing, (ii) the Tranche B Term Loan matures six months after the seventh anniversary of the Closing, and (iii) the Tranche C Term Loan matures six months after the eighth anniversary of the Closing. Amortization of the Tranche A Term Loan commences on the last business day in August 1998 in the following quarterly payment amounts: in 1998 and 1999, $2.5 million; in 2000, $3.75 million; in 2001, $5.0 million;
in 2002 through maturity, $6.25 million. Amortization of the Tranche B Term Loan commences on the last business day in November 1998 in the following annual payment amounts: in 1998, $100,000, in 1999 through 2004, $150,000 and the remaining amount due at maturity. Amortization of the Tranche C Term Loan commences on the last business day in November 1998 in the following annual payment amounts: in 1998, $100,000, in 1999 through 2005, $150,000 and the remaining amount due at maturity. Borrowings may be prepaid, and voluntary reductions of the unutilized portion of the Revolving Credit Facility made, at any time, in certain agreed upon minimum amounts, without premium or penalty, subject to LIBOR breakage costs. Any voluntary prepayments of the Term Loan Facility will be applied pro rata to the remaining amortization payments under the Term Loans. The Company will be required to make mandatory prepayments on the New Credit Facilities equal to (a) 60% of annual excess cash flow, (b) 100% of the net proceeds from the sale of assets (including insurance proceeds), subject to certain reinvestment provisions, (c) 100% of the net proceeds from the issuance of debt obligations, and (d) 50% of the net proceeds from the issuance by the Company or its subsidiaries of equity securities. Any Lender of Tranche B Term Loans or Tranche C Term Loans will have the right to decline to have such loans prepaid with the amounts set forth above, in which case such amounts shall instead be applied as a prepayment of the Tranche A Term Loan (until paid in full), and then to permanently reduce the Revolving Credit Facility to an amount not less than $100 million. For purposes of the mandatory prepayments, the term 'excess cash flow' means cash flows from the Company's operating activities as reduced by (i) certain capital expenditures, (ii) amounts expended with respect to certain permitted acquisitions, (iii) permanent principal payments and interest payments of indebtedness for borrowed money of the Company and its subsidiaries subject to certain exceptions, and (iv) unusual or non-recurring charges that decrease the Company's working capital.

     Certain Covenants. The New Credit Agreement contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (i) declare dividends or redeem or repurchase capital stock, (ii) issue stock of a subsidiary, (iii) incur liens, (iv) make loans and investments, (v) issue additional debt, (vi) amend or otherwise alter debt agreements, (vii) create subsidiaries, (viii) engage in mergers, acquisitions and assets sales, (ix) transact with affiliates and (x) alter the business it conducts. In addition, the New Credit Agreement provides that the Company cannot make certain payments including: (i) lending money to any person, (ii) purchasing any stock, securities of or any other interest in, or making any capital contribution to, any other person, and (iii) purchasing any futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date; provided that the Company and its subsidiaries may (a) acquire and hold accounts receivable acquired in the ordinary course of business, (b) hold certain cash equivalents, (c) make inter-company loans and advances to wholly-owned subsidiaries for working capital purposes and cash management, (d) hold stock of its subsidiaries, (e) enter into certain interest rate protection agreements, (f) own investments received in connection with the bankruptcy or reorganization of suppliers and customers, and (g) make loans and advances to employees for certain moving and travel expenses. The New Credit Agreement will not permit the Company and its subsidiaries to make any capital expenditures except for such expenditures which do not exceed $40.0 million in any fiscal year. The Company will also be required to

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
comply with the following financial covenants (i) a maximum leverage ratio, (ii) a minimum interest coverage ratio and (iii) a minimum fixed charge coverage ratio which ratios are set forth below:

                                                        1998    1999    2000    2001    2002    2003    2004
                                                        ----    ----    ----    ----    ----    ----    ----

Maximum leverage.....................................   5.60    5.60    4.50    3.50    3.50    3.50    3.50
Interest coverage....................................   1.85    1.85    2.25    2.50    3.00    3.00    3.00
Fixed charge coverage................................   1.50    1.50    1.75    1.75    1.75    1.75    1.75

                            DESCRIPTION OF THE NOTES

     On February 24, 1998, the Company issued $220.0 million aggregate principal amount of Notes under the Indenture. The Notes represent senior subordinated unsecured obligations of the Company limited to an aggregate principal amount of $220 million, subordinated in right of payment to all existing and future Senior Indebtedness of the Company (including the Company's obligations under the New Credit Agreement) as described below under ' -- Subordination.' The Notes are unconditionally guaranteed by each Guarantor on a senior subordinated basis, with each such guarantee subordinated to the Guarantor's guarantee of the obligations of the Company under the New Credit Agreement and to all other Senior Indebtedness of such Guarantor.

     The Notes bear interest at the rate of 9 3/8% per annum, payable on March 1 and September 1 of each year, commencing on March 1, 1998, to holders of record at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date. The Notes will mature on March 1, 2008.

SUBORDINATION

     The payment by the Company of principal of, and premium (if any) and interest (including Special Interest) on the Notes, and by each Guarantor of such amounts under its Note Guarantee (collectively, the 'Note Indebtedness'), will be subordinated to the prior payment in full in cash when due of the principal of, and premium, if any, and accrued and unpaid interest on and all other amounts owing in respect of, all existing and future Senior Indebtedness of the Company and of each Guarantor, as the case may be. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is pari passu with or is expressly subordinated in right of payment to the Notes.

GUARANTEES

     The Company's payment obligations under the Notes will be jointly and severally guaranteed (the 'Note Guarantees') by Parent and by each Subsidiary Guarantor. Each Note Guarantee will be an unsecured senior subordinated obligation of the Guarantor providing it, and will rank junior in right of payment to all existing and future Senior Indebtedness of such Guarantor, including such Guarantor's guarantee of the Company's obligations under the New Credit Agreement. The obligations of each Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

OPTIONAL REDEMPTION OF THE NOTES

     The Notes may not be redeemed prior to March 1, 2003, but will be redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2003, at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest, if any, thereon to the redemption date, if redeemed during the twelve-month period beginning March 1:

                                                                                  OPTIONAL
YEAR                                                                          REDEMPTION PRICE
---------------------------------------------------------------------------   ----------------

2003.......................................................................        104.688%
2004.......................................................................        103.125%
2005.......................................................................        101.563%
2006 and thereafter........................................................        100.000%

     Notwithstanding the foregoing, at any time prior to March 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes outstanding on the Closing Date with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date; provided that (a) at least $100 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption and (b) such redemption occurs within 60 days of the date of the closing of any such Equity Offering.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require that the Company repurchase such holder's Notes for a cash price (the 'Change of Control Purchase Price') equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest and Special Interest, if any, to the date of repurchase.

CERTAIN COVENANTS

     The Indenture contains covenants that, among other things, limit the ability of the Company, among other things: (a) to incur additional indebtedness, issue capital stock, or merger or consolidate with any other Person and (b) to, or permit any of its Restricted Subsidiaries (as defined in the Exchange Debenture Indenture) to: incur additional indebtedness; issue capital stock, pay dividends or make certain other distributions; enter into certain transactions with affiliates; or merge or consolidate with any other Person or sell all or substantially all of the assets of the Company and its Restricted Subsidiaries. These covenants are subject to a number of significant exceptions and qualifications. The Indenture also requires the Company to deliver certain reports and information to holders of the Notes.

                       DESCRIPTION OF THE PREFERRED STOCK

     The Series B Preferred Stock will be issued by Parent pursuant to a Certificate of Designations (the 'Certificate') of Parent, which has been filed as an exhibit to the Preferred Stock Exchange Offer Registration Statement of which this Prospectus constitutes a part. The summary contained herein of certain provisions of the Preferred Stock does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Certificate. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Certificate and such definitions are incorporated herein by reference.

GENERAL

     The Certificate of Incorporation of Parent authorizes 50,000 shares of preferred stock, of which 14,191 shares of Class A Preferred Stock were issued on February 24, 1998 and are outstanding, and up to 14,191 shares of Class B Preferred Stock are being issued in the Preferred Stock Exchange Offer in exchange for an equal number of shares of Series A Preferred Stock. The terms of the Series B Preferred Stock are identical in all material respects to the terms of the Series A Preferred Stock, except for certain transfer restrictions and registration and other rights relating to the exchange of the Series A Preferred Stock for Series B Preferred Stock. The Trustee will authenticate and deliver Series B Preferred Stock for original issue only in exchange for an equal number of shares of Series A Preferred Stock. The Series B Preferred Stock when issued will be fully paid and non-assessable, and the holders thereof will not have any subscription or preemptive rights related thereto. Any Series A Preferred Stock that remains outstanding after the consummation of the Preferred Stock Exchange Offer, together with the Series B Preferred Stock, will be treated as a single class of securities under the Certificate.

     The liquidation preference of the Series B Preferred Stock will initially be $5,637.7 per share plus any accretion from February 24, 1998 to the Expiration Date. Subject to any Special Accretion (as defined below), the liquidation preference of the Series B Preferred Stock will accrete from the Expiration Date to March 1, 2003, on a daily basis, at the rate of 11.75% per annum, compounded semi-annually, to a Liquidation Preference of $10,000 per share on March 1, 2003, and will be equal to $10,000 per share (or such higher amount as may result from any Special Accretion) at all times thereafter.

RANKING

     The Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Parent, rank
(i) senior to all classes of common stock of Parent and each other class of capital stock or series of preferred stock established after the date of this Prospectus by the Board of Directors of Parent (the 'Board of Directors') the terms of which do not expressly provide that it ranks on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Parent and (ii) on a parity with any class of capital stock or series of preferred stock established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to any dividend distributions or distributions upon the liquidation, winding-up and dissolution of Parent (collectively referred to as 'Parity Securities'). Creditors of Parent will have priority over the Preferred Stock with respect to claims on the assets of Parent. Parent is providing a guarantee of all Obligations under each of the New Credit Agreement and the Notes, and is pledging all of its interest in the capital stock of the Company in support of its guarantee of the New Credit Agreement. In addition, creditors and stockholders of Parent's Subsidiaries (including creditors of the Company) will have priority over the holders of Preferred Stock with respect to claims on the assets of such Subsidiaries.

DIVIDENDS

     No dividends will accrue on the Preferred Stock prior to March 1, 2003. Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board (but in any event not prior to March 1,

2003), out of funds legally available therefor, dividends on the Preferred Stock at a rate per annum equal to 11.75% of the Liquidation Preference per share of Preferred Stock. All dividends will be cumulative, whether or not earned or declared, on a daily basis from March 1, 2003 and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003. The terms of certain debt instruments of Parent and the Company, including the New Credit Facility and the Notes Indenture, will restrict the payment of cash dividends by Parent and the making of any payments by the Company and its Subsidiaries, including cash dividends, to Parent, and future agreements may contain similar restrictions. See 'Risk Factors -- Substantial Leverage; Restrictive Covenants,' ' -- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries' and ' -- Restrictions on Dividends and Repurchases of Capital Stock' herein and 'Description of Notes -- Certain Covenants' and 'Description of New Credit Facility' in the Notes Prospectus.

     No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Preferred Stock.

OPTIONAL REDEMPTION

     The Preferred Stock will be redeemable at the option of Parent, in whole or in part, at any time (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) on or after March 1, 2003, at the following redemption prices (expressed as percentages of the Liquidation Preference (excluding any Special Accretion) at the time of such redemption thereof), together with accrued and unpaid dividends and the amount of Special Accretion, if any, if redeemed during the 12-month period beginning on March 1 of each of the years set forth below:

YEAR                                                            PERCENTAGE
-------------------------------------------------------------   ----------

2003.........................................................     105.875%
2004.........................................................     103.917%
2005.........................................................     101.958%
2006 and thereafter..........................................     100.000%

     Notwithstanding the foregoing, at any time prior to March 1, 2001, Parent may redeem up to 35% of the shares of Preferred Stock outstanding on the Issue Date out of the proceeds of one or more Equity Offerings at a redemption price equal to 111.75% of the Liquidation Preference (excluding any Special Accretion) thereof at such time of redemption, together with the amount of any Special Accretion to the date of redemption; provided, that (a) at least $50 million aggregate amount of Liquidation Preference remains outstanding after each such redemption and (b) such redemption occurs within 60 days of the date of the closing of any such Equity Offering.

     No partial optional redemption may be authorized or made unless prior thereto full unpaid cumulative dividends, if any, shall have been paid or a sum set apart for such payment on the Preferred Stock.

     In the event of partial redemptions of Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by Parent, except that Parent may redeem such shares held by any holders of fewer than 10 shares (or shares held by holders who would hold less than 10 shares as a result of such redemption), without regard to any pro rata redemption requirement. The terms of certain debt instruments of Parent, including the New Credit Agreement and the Notes Indenture, will restrict, directly or indirectly, the ability of Parent to redeem the Preferred Stock, and future agreements to which Parent or its Subsidiaries are parties may contain similar restrictions. See 'Description of New Credit Agreement' and 'Description of Notes' in the Notes Offering Memorandum.

MANDATORY REDEMPTION

     The Preferred Stock will be mandatorily redeemable by Parent on the earlier of March 1, 2008 and the making of a Mandatory Redemption Demand (as defined below) upon the occurrence of a Matured Mandatory Redemption Event. The Certificate will define a 'Matured Mandatory Redemption Event' as (i) failure by Parent to pay dividends on any of the Preferred Stock when provided to be declared and paid, and the continuance of any such failure for 30 days, regardless of whether Parent shall have funds available for such payment;
(ii) failure by Parent to pay the Liquidation Preference or premium, if any, on any of the Preferred Stock when provided to be paid, whether at stated redemption date or upon a mandatory redemption or otherwise, regardless of whether Parent shall have funds available for such payment; (iii) the occurrence of any Early Mandatory Redemption Event described below under 'Early Mandatory Redemption Events -- Mergers and Certain Other Transactions,' or failure by Parent to comply with its obligations to make a Change of Control Offer or a Net Proceeds Offer described in 'Change of Control' and 'Early Mandatory Redemption Events -- Asset Sales,' respectively, regardless of whether Parent shall have funds available for such payment; (iv) the occurrence of any other Early Mandatory Redemption Event, or the failure by Parent to comply with any covenant in the Certificate, and in either case the continuance of such occurrence or failure for 60 days after notice of such occurrence or failure has been given to Parent by the Transfer Agent or by the holders of at least 25% of the aggregate Liquidation Preference of the Preferred Stock then outstanding; (v) failure by any of Parent, the Company or any of its Restricted Subsidiaries to make any payment when due at final maturity after the expiration of any applicable grace period, in respect of any Indebtedness of Parent, the Company or any of such Restricted Subsidiaries, or the acceleration of the maturity of such Indebtedness by the holders thereof because of a default, with an aggregate outstanding principal amount for all such Indebtedness under this clause (v) of $10.0 million or more (but excluding in any event any such Indebtedness that is paid when so due after expiration of any applicable grace period, or upon acceleration of the maturity thereof, pursuant to any letter of credit); (vi) one or more final, non-appealable judgments or orders that exceed $10.0 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against Parent, the Company or any Subsidiary of the Company and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; and (vii) certain events of bankruptcy, insolvency or reorganization involving Parent, the Company or any Significant Subsidiary.

     If a Matured Mandatory Redemption Event (other than a Matured Mandatory Redemption Event specified in clause (vii) above involving Parent), shall have occurred and be continuing under the Certificate, either the Transfer Agent or the holders of at least 25% of the aggregate Liquidation Preference then outstanding, by notice in writing to Parent (and to the Transfer Agent if given by holders of at least 25% of the Liquidation Preference then outstanding) may require Parent to redeem (subject to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price equal to the then effective Liquidation Preference thereof, plus all accumulated and unpaid dividends, if any, to the date of redemption (a 'Mandatory Redemption Demand'). If a Matured Mandatory Redemption Event specified in clause (vii) above relating to Parent occurs, a Mandatory Redemption Demand shall be deemed to have occurred automatically without notice to Parent or declaration or other act on the part of the holders of Preferred Stock or the Transfer Agent, and Parent shall redeem all outstanding shares of Preferred Stock as provided above.

     In certain cases, the holders of a majority of the aggregate Liquidation Preference of the Preferred Stock then outstanding may rescind any Mandatory Redemption Demand and its consequences, except a default in the payment of Liquidation Preference of, premium, if any, and dividends on the Preferred Stock.

     The Transfer Agent may withhold from the holders notice of any continuing Mandatory Redemption Event (except any default in payment of Liquidation Preference of, premium, if any, or dividends on the Preferred Stock) if the Transfer Agent determines that withholding such notice is in the holders' interest.

     The terms of certain debt instruments of Parent and the Company, including the New Credit Agreement and the Notes Indenture, will restrict, directly or indirectly, the ability of Parent to redeem the Preferred Stock, or to permit the Company to make distributions or other payments to provide Parent the financial resources necessary to make any such redemption, and future agreements to which Parent, the Company or its Subsidiaries are parties may contain similar restrictions. There can be no assurance that Parent will have the financial resources or the legally available funds necessary to redeem the Preferred Stock on any mandatory redemption date or will be able to obtain such resources from any of its Subsidiaries, including the Company. See 'Risk Factors -- Substantial Leverage; Restrictive Covenants,' ' -- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries' and ' -- Restrictions on Dividends and Repurchases of Capital Stock' herein [and 'Description of Notes -- Certain Covenants' and 'Description of New Credit Agreement' in the Notes Offering Memorandum]. If Parent fails to redeem the Preferred Stock upon any Mandatory Redemption Demand, the holders of the Preferred Stock may be unable to obtain and enforce a judgment against Parent and is not likely to be recognized as a creditor of Parent that would have rights to commence an involuntary bankruptcy proceeding against Parent. The election of directors as described under '- Voting Rights' may be the sole remedy for the failure to effect the mandatory redemption described in the foregoing paragraph.

     In the case of a Mandatory Redemption Event occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Parent with the intention of avoiding payment of the premium that Parent would have had to pay if Parent then had elected to redeem the Preferred Stock as described under 'Optional Redemption,' an equivalent premium shall also become and be immediately paid, to the extent permitted by law, upon the mandatory redemption of the Preferred Stock upon any Mandatory Redemption Demand. If a Mandatory Redemption occurs prior to March 1, 2003 by reason of any willful action (or inaction) by or on behalf of Parent with the intention of avoiding the prohibition on optional redemption of the Preferred Stock by Parent prior to March 1, 2003, then, upon the mandatory redemption of the Preferred Stock upon any Mandatory Redemption Demand, an additional premium shall also become due and be immediately paid, to the extent permitted by law, in an amount equal to 10.0% of the Liquidation Preference (excluding any Special Accretion) thereof.

     The Certificate does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Preferred Stock. In addition, Parent is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of Parent) that requires a restriction upon any surplus of Parent solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of Parent solely because the liquidation preference of the Preferred Stock will exceed the par value and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of Parent, solely by reason of the fact that such dividend would reduce the surplus of Parent to an amount less than the difference between the liquidation preference of the Preferred Stock and its par value.

EARLY MANDATORY REDEMPTION EVENTS

     It shall be an 'Early Mandatory Redemption Event' if Parent shall at any time not act, or not cause the Company or its Subsidiaries to act, in accordance with the following provisions:

     Activities by Parent. Parent shall not, directly or indirectly, (i) enter into or permit to exist any transaction or agreement (including without limitation any transaction or agreement with respect to any incurrence or assumption of Indebtedness, any purchase, sale, lease or exchange of any property or the rendering of any service or payment of any funds) between itself and any other Person (including any Affiliate), other than Permitted Parent Transactions, (ii) issue any Capital Stock other than the Preferred Stock or any Eligible Junior Securities, or incur or assume any Indebtedness other than pursuant to Permitted Parent Transactions, (iii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than the ownership of the capital stock of the Company and the performance of Permitted Parent Transactions in accordance with the terms thereof or (iv) consolidate or merge with or into any other Person. Parent shall preserve, renew and keep in full force and effect its corporate existence and any rights, privileges and franchises necessary or desirable in the conduct of its business, and shall comply in all material respects with all material applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, provided that Parent may terminate any such right, privilege or franchise (other than its corporate existence) if its board of directors in good faith determines that such termination is in the best interests of Parent and not materially disadvantageous to the holders of the Preferred Stock.

     Additional Indebtedness. The Certificate provides that Parent will not permit the Company or any Restricted Subsidiary, directly or indirectly, to incur any Indebtedness (including without limitation Acquired Indebtedness); provided that (i) the Company and its Restricted Subsidiaries may incur Permitted Indebtedness and (ii) the Company may incur additional Indebtedness if, after giving effect thereto, the Company's Consolidated Interest Coverage Ratio on the date thereof would be at least 2.0 to 1, determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Interest Coverage Ratio.

     Issuance of Capital Stock of Restricted Subsidiaries. The Certificate provides that Parent will not permit the Company or any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to Parent, the Company or a Wholly-Owned Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or
(iii) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary. The proceeds of any sale of Capital Stock permitted hereunder and referred to in clauses (ii) and (iii) above will be treated as Net Available Proceeds and must be applied in a manner consistent with the provisions of the Early Mandatory Redemption Event described under ' -- Asset Sales.'

     Restricted Payments. The Certificate provides that Parent will not, and will not permit the Company or any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

          (i) a Mandatory Redemption Event shall have occurred and be continuing or shall occur as a consequence thereof;

          (ii) the Adjusted Coverage Ratio Incurrence Condition would not be satisfied; or

          (iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments (except as expressly provided in the second following paragraph) made after the Issue Date, exceeds the sum of (A) 50% of Adjusted Consolidated Net Income (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Parent's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Adjusted Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit) plus (B) the net cash proceeds from the issuance and sale (other than to a Subsidiary of Parent) after the Issue Date of (1) Eligible Junior Securities or (2) debt securities of Parent that have been converted into Eligible Junior Securities that is not held by a Subsidiary of Parent), plus (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment plus (D) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company in accordance with the definition of 'Unrestricted Subsidiary.'

     The foregoing provisions do not prohibit (1) the payment of any dividend by Parent, the Company or a Restricted Subsidiary within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Certificate; (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock of Parent in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Parent) of Eligible Junior Securities; (3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Eligible Junior Securities (other than such stock (x) sold to a Subsidiary of Parent and (y) purchased with the proceeds of loans from Parent or any of its Subsidiaries); (4) the making of a Related Business Investment in joint ventures or Unrestricted Subsidiaries out of the proceeds of the substantially concurrent issue and sale of Eligible Junior Securities (other than such stock (x) sold to a Subsidiary of Parent and (y) purchased with the proceeds of loans from Parent or any of its Subsidiaries); (5) Specified Transaction Payments; (6) payments of up to $1.75 million to Granaria

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Holdings or any of its Affiliates in the aggregate in any fiscal year pursuant to any Related Party Agreement entered into between Granaria Holdings or any of its Affiliates and the Company or its Subsidiaries to provide management and similar services to any such Person or to Parent; (7) payments by Parent to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Parent, or payments of dividends or distributions by Parent to its shareholders solely in amounts and at the times necessary to permit such shareholders to (or permit subsequent distributions to permit their respective shareholders to) purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of such shareholders, in each case held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), or a trust established for the benefit of any of the foregoing of Parent, the Company or its Subsidiaries, upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock or related rights were issued; provided that the amount of such payments under this clause (7) after the Issue Date does not exceed in the aggregate $5.0 million; or (8) Restricted Investments the amount of which, together with the amount of all other Restricted Investments made pursuant to this clause (8) after the Issue Date, does not exceed $10.0 million, provided that, in the case of clause (8), no Mandatory Redemption Event shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (2) through (6) thereof) shall be included once in calculating whether the conditions of clause
(iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments. For purposes of determining the occurrence of an Early Mandatory Redemption Event pursuant to this 'Restricted Payments' provision, in the event that transaction meets the criteria of more than one of the types of Restricted Payments described in the clauses of the immediately preceding paragraph or of the clauses of the definition of 'Restricted Payment', Parent, in its sole discretion, shall classify such transaction and only be required to include the amount and type of such transaction in one of such clauses. If an issuance of Capital Stock of Parent is applied to make a Restricted Payment pursuant to clause (2), (3) or (4) above, then, in calculating whether the conditions of clause (iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause (iii) only to the extent such proceeds are not applied as so described in this sentence.

     Not later than the date of making any Restricted Payment, Parent shall cause the Company to deliver to the Transfer Agent an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the Early Mandatory Redemption Provision entitled 'Restricted Payments' were computed, which calculations shall be based upon Parent's latest available financial statements.

     Restrictions on Distributions from Restricted Subsidiaries. The Certificate provides that Parent will not permit the Company or any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for (a) any such Payment Restriction in effect on the Issue Date under the New Credit Agreement or the Notes Indenture or any similar Payment Restriction under any similar credit facility, or any amendment, restatement, renewal, replacement or refinancing of any of the foregoing, provided that such similar Payment Restrictions are not, taken as a whole, materially more restrictive than the Payment Restrictions in effect on the Issue Date under the New Credit Agreement or the Notes Indenture, as applicable, (b) any such Payment Restriction in effect on the Issue Date consisting of customary net worth or leverage tests in effect on the Issue Date under any credit facility of any Foreign Subsidiary, or any amendment, restatement, renewal, replacement or refinancing of any of the foregoing (including for purposes of this clause (b), any increase in the principal amount available thereunder) (a 'Replacement Facility'), provided that such Payment Restrictions in any such Replacement Facility are not, taken as a whole, materially more restrictive than the Payment Restrictions in effect on the Issue Date under the facility amended, restated, renewed, replaced or refinanced, (c) any such Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Certificate in effect at the time of such incurrence and not created in contemplation of such event, provided that such Payment Restriction is not extended to apply to any of the assets of the entities not previously subject thereto, (d) any such Payment Restriction arising in

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connection with Refinancing Indebtedness; provided that any such Payment
Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, materially more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced and (e) any such restriction by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business.

     Transactions with Affiliates. The Certificate provides that Parent will not permit the Company or any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an 'Affiliate Transaction'), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Independent Directors approving such Affiliate Transaction or, if at the time fewer than three Independent Directors are then in office, a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted unanimously by the Company's Board of Directors and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments of $5.0 million or more, the certificates described in the preceding clause (a) and an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an Independent Financial Advisor; provided, however, that the following shall not be deemed to be Affiliate Transactions: (i) transactions exclusively between or among (1) the Company and one or more Restricted Subsidiaries or (2) Restricted Subsidiaries, provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) owns Capital Stock of any such Restricted Subsidiary; (ii) transactions between Parent, the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's and its Restricted Subsidiaries' employees, or the establishment or maintenance of any such plan; (iii) reasonable director, officer and employee compensation and other benefit, and indemnification arrangements approved by a majority of the Independent Directors on the Board of Directors; (iv) transactions permitted by the 'Restricted Payments' Early Mandatory Redemption Event; (v) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof; (vi) the entering into of any Tax Sharing Agreement, and any payment pursuant thereto; (vii) the payment on behalf of Parent of ministerial administrative and operating fees and expenses in the ordinary course to Persons other than to Affiliates of Parent or the Company, provided that the aggregate amount thereof in any fiscal year of the Company does not exceed $750,000; (viii) arrangements with ABN AMRO Bank N.V. or any of its Affiliates or their respective successors; (x) under the New Credit Agreement or the Notes or in connection with either of the foregoing, (y) in connection with the offering of the Notes or the Preferred Stock or (z) pursuant to other banking, financing or underwriting activity entered into in the ordinary course of business; (ix) transactions between the Company or any Restricted Subsidiary and any Affiliate of the Company or such Restricted Subsidiary that is a joint venture, provided that no direct or indirect holder of an equity interest in such joint venture (other than the Company or a Restricted Subsidiary) is an Affiliate of the Company or such Restricted Subsidiary; and (x) Specified Transaction Payments.

     Asset Sales. (a) The Certificate provides that Parent will not permit the Company or any Restricted Subsidiary to consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale (evidenced by the delivery by the Company to the Trustee of an Officers' Certificate certifying that such Asset Sale complies with this clause
(i)), (ii) immediately before and immediately giving effect to such Asset Sale, no Mandatory Redemption Event shall have occurred and be continuing, and (iii) at least 80% of the consideration received by the Company or such Restricted Subsidiary therefor is in the form of cash paid at the closing thereof. The amount (without duplication) of any (x) Indebtedness (other than indebtedness that is subordinated in right of payment to the Notes)

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of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, and (y) any Cash Equivalents, or other notes, securities or items of property received from such transferee that are promptly (but in any event within 15 days) converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received), shall be deemed to be cash for purposes of clause (ii) and, in the case of clause (x) above, shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph (b). If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with the provisions of this 'Asset Sale' section. A transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary will not be deemed to be an Asset Sale and a transfer of assets that constitutes a Restricted Investment and that is permitted under ' -- Restricted Payments' will not be deemed to be an Asset Sale.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, Parent will cause the Company or such Restricted Subsidiary, no later than 360 days after such Asset Sale (or such longer period of time as may be required to consummate any offer to repurchase any Indebtedness referred to in clause (i) below in accordance with the terms thereof, if such offer to repurchase is commenced not later than 30 days after the end of such 360 day period), to (i) apply all or any of the Net Available Proceeds therefrom to repay amounts outstanding under Indebtedness of the Company and its Restricted Subsidiaries; provided, in each case, that the related loan commitment (if any) of any Indebtedness constituting revolving credit debt is thereby permanently reduced by the amount of such Indebtedness so repaid and/or (ii) invest all or any part of the Net Available Proceeds thereof in the purchase of fixed assets to be used by the Company and its Restricted Subsidiaries in a Related Business (together with any short-term assets incidental thereto), or the making of a Related Business Investment. The amount of such Net Available Proceeds not applied or invested as provided in this paragraph will constitute 'Excess Proceeds.'

     (c) When the aggregate amount of Excess Proceeds equals or exceed $5.0 million, Parent will make an offer to purchase, from all holders of the Preferred Stock, to the extent Parent shall have funds legally available therefor, an aggregate Liquidation Preference of Preferred Stock equal to the amount of such Excess Proceeds as follows:

          (i) Parent will make an offer to purchase (a 'Net Proceeds Offer') from all holders of the Preferred Stock in accordance with the procedures set forth in the Certificate the maximum Liquidation Preference (expressed as a multiple of the Liquidation Preference of one share of Preferred Stock as of the date of purchase) of Preferred Stock that may be purchased out of the amount (the 'Payment Amount') of such Excess Proceeds.

          (ii) The offer price for the Preferred Stock will be payable in cash in an amount equal to 100% of the Liquidation Preference of the Preferred Stock tendered for redemption pursuant to a Net Proceeds Offer, plus accrued and unpaid dividends, to the date such Net Proceeds Offer is consummated (the 'Offered Price'), in accordance with the procedures set forth in the Certificate. To the extent that the aggregate Offered Price of Preferred Stock tendered for purchase pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a 'Net Proceeds Deficiency'), Parent may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the Early Mandatory Redemption Event entitled 'Restricted Payments'.

          (iii) If the aggregate Offered Price of Preferred Stock validly tendered for purchase and not withdrawn by holders thereof exceeds the Payment Amount, Preferred Stock to be purchased will be selected on a pro rata basis.

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          (iv) Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

Parent will not enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on its ability to make a Net Proceeds Offer following any Asset Sale. Parent will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and Parent is required to purchase Preferred Stock as described above.

     Mergers and Certain Other Transactions. The Certificate provides that Parent will not permit the Company, in a single transaction or a series of related transactions, to (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Subsidiaries (taken as a whole), or assign any of its obligations under the Notes and the Certificate, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the 'Successor'), is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia; (b) immediately prior to and immediately after giving effect to such transaction as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Mandatory Redemption Event shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Net Worth of Parent would be at least equal to the Consolidated Net Worth of Parent immediately prior to such transaction and (2) the Company or the Successor, as the case may be, could meet the Coverage Ratio Incurrence Condition. For purposes of this 'Mergers and Certain Other Transactions' section, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

     Reports. Whether or not required by the rules and regulations of the Securities and Exchange Commission (the 'Commission'), so long as any shares of Preferred Stock are outstanding, Parent will file with the Commission, to the extent such filings are accepted by the Commission, and will furnish to the holders of the Preferred Stock all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if Parent were required to file under such section. In addition, Parent will make such information available to prospective purchasers of the Preferred Stock, securities analysts and broker-dealers who request it in writing. Parent has agreed that, for so long as any shares of Preferred Stock remain outstanding, they will furnish to the holders and beneficial holders of the Preferred Stock and to prospective purchasers of Preferred Stock designated by the holders of Transfer Restricted Securities and to broker dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

PROCEDURES FOR REDEMPTIONS

     On and after a redemption date, unless Parent defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. Parent will send a written notice of redemption by first class mail to each holder of record of shares of Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of Parent undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of Parent be designated or redesignated and issued or reissued, as the

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case may be, as part of any series of preferred stock of Parent, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with the Certificate.

VOTING RIGHTS

     Holders of the Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate. The Certificate provides that if Parent fails to discharge any redemption or repurchase obligation with respect to the Preferred Stock, including without limitation upon a Mandatory Redemption Demand (and whether or not Parent is permitted to do so by the terms of the New Credit Agreement, the Notes or any other obligation of Parent) (any such event, a 'Voting Rights Event'), then the number of directors constituting the Board of Directors of Parent will be increased by that number such that, immediately giving effect to such increase, the holders of the majority of the then outstanding Preferred Stock, voting separately as a class, will be entitled to elect a majority of the directors of such Board. Voting rights arising as a result of a Voting Rights Event will continue until such time as such Voting Rights Event has been remedied and is no longer continuing, at which time the term of any directors elected pursuant to this paragraph shall immediately terminate. Any vacancy occurring in the office of a director elected by the holders of the Preferred Stock may be filled by the remaining directors elected by such holders unless and until such vacancy shall be filled by such holders. Regardless of the number of Voting Rights Triggering Events, in no event shall the holders of Preferred Stock have the right to elect and have serve more than a majority of the members of the Board at any time.

     The election of directors as described above will be the sole remedy for the failure to pay dividends on the Preferred Stock or to effect the redemptions described herein after a Mandatory Redemption Demand.

     The Certificate provides that Parent may not amend the Certificate so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock (other than the New Shares, as described under ' -- Registration Rights'), without the affirmative vote or consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate also provides that, except as set forth above, (a) the issuance of the New Shares and the creation, authorization or issuance of any shares of Eligible Junior Securities,
(b) the decrease in the amount of authorized capital stock of any class, including any Preferred Stock or (c) the increase in the amount of authorized capital stock of any class of Eligible Junior Securities or New Shares shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

     Under Delaware law, holders of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate, whether or not entitled to vote thereon by the Certificate, if the amendment would increase or decrease the par value of the shares of Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Preferred Stock so as to affect them adversely.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, to the extent that Parent shall have funds legally available for such payment each holder of the Preferred Stock will have the right to require that Parent repurchase such holder's shares of Preferred Stock for a cash price (the 'Change of Control Purchase Price') equal to 101% of the Liquidation Preference (excluding any Special Accretion) of the Preferred Stock, plus all accumulated and unpaid dividends and the amount of Special Accretion, if any, to the date of repurchase, all in accordance with the following paragraph.

     Within 30 days following any Change of Control, Parent will mail to the Transfer Agent (who shall mail to each holder) a notice (i) describing the transaction or transactions that constitute the Change of Control, (ii) offering to repurchase, pursuant to the procedures required by the Certificate and described in such notice (a 'Change of Control Offer'), on a date specified in such notice (which shall be a business day not earlier than 30 days or later than 60 days from the date such notice is mailed) and

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for the Change of Control Purchase Price, all Preferred Stock properly tendered by such holder pursuant to such offer to purchase for the Change of Control Purchase Price and (iii) describing the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

     The occurrence of the events constituting a Change of Control under the Certificate may result in an event of default in respect of other Indebtedness (including the New Credit Agreement and the Notes) of the Company and its Subsidiaries and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. The terms of certain debt instruments of the Company and its Subsidiaries may also restrict the ability of Parent to make or consummate a Change of Control Offer, and there is no assurance that Parent will be able to obtain from the relevant lenders the consents necessary to make or consummate a Change of Control Offer. If a Change of Control Offer is made, there can also be no assurance that Parent will have the financial resources or the legally available funds necessary to repurchase any or all of the Preferred Stock properly tendered by holders thereof or will be able to obtain such resources from any of its Subsidiaries, including the Company. See 'Risk Factors -- Substantial Leverage; Restrictive Covenants,'
' -- Holding Company Structure; Dependence Upon Cash Flow from Subsidiaries' and ' -- Restrictions on Dividends and Repurchases of Capital Stock' herein and 'Description of Notes -- Early Mandatory Redemption Events' and 'Description of New Credit Agreement' in the Notes Prospectus.

     Except as expressly provided in the Certificate, the right to require a mandatory redemption as described under ' -- Mandatory Redemption' and the election of directors as described under ' -- Voting Rights' will be the sole remedy for the failure to effect a Change of Control Offer when required by the provisions described above.

     Parent's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Parent and purchases all Preferred Stock properly tendered and not withdrawn under such Change of Control Offer. The definition of Change of Control includes the sale of 'all or substantially all' of the assets of the Company or Parent and their Subsidiaries, in either case taken as a whole, the determination of which depends upon the circumstances of any such sale and is subject to interpretation under applicable legal precedent.

     The Change of Control feature of the Preferred Stock, by requiring a Change of Control Offer, may in certain circumstances make more difficult or discourage a sale or takeover of Parent, and, thus, the removal of incumbent management. The Change of Control feature, however, is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control feature is a result of negotiations between Parent and the Initial Purchasers. Subject to the limitations discussed below, Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Certificate, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Parent's capital structure or credit ratings.

     Parent will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in connection with the purchase of Preferred Stock pursuant to a Change of Control Offer.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of Parent (each a 'Liquidation Event'), holders of Preferred Stock will be entitled to be paid, out of the assets of Parent available for distribution, the Liquidation Preference at the time of such Liquidation Event per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, the common stock of Parent. After payment of the full amount of the liquidation preferences and accumulated and unpaid

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dividends to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of Parent. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Parent nor the consolidation or merger of Parent with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of Parent.

     The Certificate does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Preferred Stock.

EXCHANGE

     Parent may at its option exchange all, but not less than all, of the then outstanding shares of Preferred Stock into Exchange Debentures on March 1, 2003 or any subsequent dividend payment date; provided that on the date of such exchange: (a) there are no contractual impediments to such exchange; (b) there are legally available funds sufficient therefor; (c) (i) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the date of such exchange or (ii) Parent shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders thereof (assuming such holder is not an Affiliate of Parent) will not be subject to any restrictions imposed by the Securities Act upon the resale thereof and such exemption is relied upon by Parent for such exchange; (d) the Exchange Debentures Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'); (e) immediately prior to such exchange, no Matured Mandatory Redemption Event shall be continuing, and immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debentures Indenture) would exist under the Exchange Debentures Indenture; and (f) Parent shall have delivered a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a) to (d) above, and an Officers' Certificate, dated the date of exchange, regarding the satisfaction of the conditions set forth in clause
(e) above. Parent shall send a written notice of exchange by mail to each holder of record of shares of Preferred Stock, which notice shall state, among other things, (i) that Parent is exercising its option to exchange the Preferred Stock for Exchange Debentures pursuant to the Certificate and (ii) the date of exchange (the 'Exchange Date'), which date shall not be less than 30 days nor more than 60 days following the date on which such notice is mailed. On the Exchange Date, holders of outstanding shares of Preferred Stock will be entitled to receive a principal amount of Exchange Debentures equal to the Liquidation Preference (excluding any Special Accretion) per share, plus an amount in cash equal to all accrued and unpaid dividends and the amount of any Special Accretion (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the Exchange Date).

     The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Preferred Stock will be issued in principal amounts of $10,000 and integral multiples thereof, and will also be issued in principal amounts less than $10,000 to the extent necessary to enable each holder of Preferred Stock to receive certificates representing the entire amount of Exchange Debentures to which it is entitled; provided that Parent may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $10,000. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Preferred Stock, and all rights of the holders of Preferred Stock (except the right to receive the Exchange Debentures and any cash in connection therewith) will terminate. The holder of preferred stock entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debenture.

     Parent intends to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

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TRANSFER AND EXCHANGE

     A holder will be able to register the transfer of or exchange shares of Preferred Stock only in accordance with the provisions of the Certificate. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Certificate. Without the prior consent of Parent, the Registrar is not required (i) to register the transfer of or exchange any share of Preferred Stock selected for redemption, (ii) to register the transfer of or exchange any share of Preferred Stock for a period of 15 days before a selection of shares to be redeemed or (iii) to register the transfer or exchange of a share of Preferred Stock between a record date and the next succeeding interest payment date. The registered holder of a share of Preferred Stock will be treated as the owner of such share of Preferred Stock for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Certificate, the Transfer Agency Agreement and the shares of Preferred Stock may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for shares of Preferred Stock) of the holders of at least a majority of the aggregate Liquidation Preference of the Preferred Stock then outstanding, and any existing Mandatory Redemption Event under, or compliance with any provision of, the Certificate may be waived (other than any continuing Mandatory Redemption Event in the payment of the Liquidation Preference of, premium, if any, or dividends on the Preferred Stock) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Preferred Stock) of the holders of a majority in aggregate Liquidation Preference of the Preferred Stock then outstanding; provided that:

          (A) no such modification or amendment may, without the consent of the holders of 75% in aggregate Liquidation Preference of the Preferred Stock then outstanding, (i) amend or modify the obligation of the Company under the caption 'Change of Control' or the definitions related thereto that could adversely affect the rights of any holder of the Preferred Stock or
     (ii) remove or impair the right of the Preferred Stock holders to elect the number of members of the Board of Directors as described under 'Voting Rights' above; and

          (B) without the consent of each holder affected, the Company and the Transfer Agent may not: (i) extend the maturity of the Preferred Stock;
     (ii) affect the terms of any scheduled payment of dividends on or Liquidation Preference of the Preferred Stock (including without limitation any redemption provisions); (iii) take any action that would adversely affect the ranking of the Preferred Stock; or (iv) reduce the percentage of holders necessary to consent to an amendment, supplement or waiver to the Certificate.

     Without the consent of any holder, Parent and the Transfer Agent may amend or supplement the Certificate, the Transfer Agency Agreement or the Preferred Stock to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of Preferred Stock in addition to or in place of certificated shares of Preferred Stock, to provide for the assumption of Parent's obligations to holders in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any holder.

CONCERNING THE TRANSFER AGENT

     The Bank of New York will be the Transfer Agent under the Certificate and has been appointed by Parent as Registrar and Paying Agent with regard to the Preferred Stock.

     The holders of a majority in aggregate Liquidation Preference of the then outstanding Preferred Stock will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Transfer Agent, subject to certain exceptions. The Transfer Agency Agreement provides that, in case a Mandatory Redemption Event occurs and is not cured, the Transfer Agent will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Transfer Agent will be under no obligation to exercise any of its rights or powers under the Certificate at the request of any holder.

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BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

     The Series A Preferred Stock was initially issued in the form of one or more global certificates (the 'Old Global Shares'). The Series B Preferred Stock will initially be issued in the form of one or more global certificates (the 'New Global Shares'). The Old Global Shares were deposited on the Issue Date, and the New Global Shares will be deposited on the date of closing of the Preferred Stock Exchange Offer with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the 'Global Share Holder').

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the 'Participants' or the 'Depositary's Participants') and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the 'Indirect Participants' or the 'Depositary's Indirect Participants') that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Shares, the Depositary will credit the accounts of Participants in connection with the Preferred Stock with portions of the Liquidation Preference of the Global Shares and (ii) ownership of the Shares will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Shares will be limited to such extent.

     So long as the Depositary or its nominee is the registered owner of a Global Share, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of outstanding Shares represented by such Global Shares for all purposes under the Certificate or the Preferred Stock. Except as provided below, owners of Shares will not be entitled to have Shares registered in their names and will not be considered the owners or holders thereof under the Certificate for any purpose, including with respect to the giving of any directions, instructions or approvals to the Transfer Agent thereunder. Neither Parent nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Shares by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Shares.

     Payments in respect of the Liquidation Preference of and dividends on any Shares registered in the name of a Global Share Holder on the applicable record date will be payable by Parent to or at the direction of such Global Share Holder in its capacity as the registered holder under the Certificate. Under the terms of the Certificate, Parent and the Transfer Agent may treat the persons in whose names any Shares, including the Global Shares, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, Parent will not have any responsibility or liability for the payment of such amounts to beneficial owners of Shares. Parent believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Shares will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Subject to certain conditions, any person having a beneficial interest in the Global Shares may, upon request to the Transfer Agent, exchange such beneficial interest for Shares in definitive form. Upon any such issuance, the Transfer Agent is required to register such Shares in the name of, and cause the same to be delivered to, such persons or persons (or the nominee of any thereof). Such Shares

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would be issued in fully registered form. In addition, if (i) Parent notifies the Transfer Agent in writing that the Depositary is no longer willing or able to act as a depositary and Parent is unable to locate a qualified successor within 90 days or (ii) Parent, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of Shares in definitive form under the Certificate, then, upon surrender by the relevant Global Share Holder of its Global Share, Shares in such form will be issued to each person that such Global Share Holder and the Depositary identifies as being the beneficial owner of the related Shares.

     Neither Parent nor the Transfer Agent will be liable for any delay by the Global Share Holder or the Depositary in identifying the beneficial owners of Shares, and Parent and the Transfer Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Share Holder or the Depositary for all purposes.

     The Certificate requires that payments in respect of the Shares represented by the Global Shares (including Liquidation Preference and dividends) be made in same-day funds. The Shares are expected to trade in the Depositary's Same-Day Funds Settlement System and any permitted secondary market trading activity in the Shares will, therefore, be required by the Depositary to be settled in same-day funds.

REGISTRATION RIGHTS

     Holders of Series B Preferred Stock are not entitled to any registration rights with respect to the Series B Preferred Stock. Parent has agreed for a period of 180 days from the consummation of the Preferred Stock Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any Series B Preferred Stock. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Preferred Stock Exchange Offer which is the subject of the Registration Rights Agreement. Upon the closing of the Preferred Stock Exchange Offer, subject to certain limited exceptions, holders of untendered Series A Preferred Stock will not retain any rights under the Registration Rights Agreement.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Certificate without charge by contacting Parent at the Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202, (513) 721-7010.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Certificate. Reference is made to the Certificate for the full definition of all such terms.

     'Acquired Indebtedness' means (a) with respect to any Person that becomes a Restricted Subsidiary after the date of the Certificate, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

     'Adjusted Consolidated Interest Coverage Ratio' means, with respect to any determination date, the Consolidated Interest Coverage Ratio determined with respect to such date in accordance with the terms thereof, but with the following adjustments: (i) that all references therein to 'Consolidated Interest Expense' shall be replaced with 'Adjusted Consolidated Interest Expense' and
(ii) any Special Purpose Acquisition Subsidiary existing as of such date shall be deemed a Restricted Subsidiary for

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purposes of determining EBITDA, Consolidated Interest Expense and the Adjusted
Consolidated Interest Coverage Ratio for the relevant Reference Period referred to therein.

     'Adjusted Consolidated Interest Expense' means, for any period, (i) Consolidated Interest Expense for such period plus (ii) to the extent not otherwise included in determining Consolidated Interest Expense for such period, Preferred Stock Expense for such period.

     'Adjusted Consolidated Net Income' means, for any period, (i) Consolidated Net Income for such period minus (ii) to the extent not otherwise deducted in determining Consolidated Net Income for such period, Preferred Stock Expense for such period.

     'Adjusted Coverage Ratio Incurrence Condition' would be met at any specified time only if the Company (or its Successor, as the case may be) would be able to incur $1.00 of additional Indebtedness at such specified time pursuant to the Consolidated Interest Coverage Ratio test set forth in the Early Mandatory Redemption Event described under ' -- Early Mandatory Redemption Events Additional Indebtedness,' if such test were applied at such date using the Adjusted Consolidated Interest Coverage Ratio.

     'Affiliate' of any Person means any Person (i) which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person, (ii) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock, or more than 20% of all classes of Capital Stock (other than preferred stock) in the aggregate, of the referent Person, (iii) of which 10% or more of the Voting Stock, or more than 20% of all classes of Capital Stock (other than preferred stock) in the aggregate, is beneficially owned or held, directly or indirectly, by the referent Person or (iv) with respect to an individual, any immediate family member of such Person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     'Asset Sale' means any sale, issuance, conveyance, transfer, lease, assignment or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a 'transfer'), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Subsidiary or (b) any other properties or assets of the Company or any of its Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, inventory or other properties or assets in the ordinary course of business. For the purposes of this definition, the term 'Asset Sale' shall not include any of the following: (i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under 'Early Mandatory Redemption Events -- Mergers and Certain Other Transactions;' (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted without causing an Early Mandatory Redemption Event under the Early Mandatory Redemption Event entitled 'Restricted Payments;' (iii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either no longer used or useful in the business of the Company or its Subsidiaries, provided that the proceeds thereof are used to purchase replacement or similar assets for use in the business of the Company and its Subsidiaries; and (iv) any transfers that, but for this clause (iv), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $500,000.

     'Attributable Indebtedness,' when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, property subject to such Sale and Leaseback Transaction and the present value (discounted at a rate equivalent to the Company's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

     'Board Resolution' means a duly adopted resolution of the Board of Directors of the Company.

     'Capital Stock' of any Person means (i) any and all shares or other equity interests (including without limitation common stock, preferred stock and partnership interests) in such Person and (ii) all

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rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

     'Capitalized Lease Obligations' of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     'Cash Equivalents' means (i) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) U.S. dollar denominated time deposits and certificates of deposit of any financial institution (a) that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million or (b) whose short-term commercial paper rating or that of its parent company is at least A-1 or the equivalent thereof from S&P or P-1 or the equivalent thereof from Moody's (any such bank, an 'Approved Bank'), in each case with a maturity of 360 days or less from the date of acquisition; (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing no more than 360 days from the date of acquisition; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
(i) above entered into with any commercial bank meeting the specifications of clause (ii)(a) above; (v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above; and (vi) time deposits and certificates of deposit of any commercial bank of recognized standing having capital and surplus in excess of the local currency equivalent of $100,000,000 incorporated in a country where the Company has one or more locally operating Foreign Subsidiaries, and that is, as of the Issue Date, providing banking services to the Company or any of its Foreign Subsidiaries.

     'Change of Control' means the occurrence of any of the following: (i) the consummation of any transaction the result of which is (x) if such transaction occurs prior to the first sale of Voting Stock of Parent or the Company pursuant to a registration statement under the Securities Act that results in at least 20% of the then outstanding Voting Stock of Parent or the Company having been sold to the public, that either (A) Control Group Members beneficially own, directly or indirectly, less than 51% of the Voting Stock of the Company or Parent (such percentage determined, for purposes of this definition, as a percentage of the total voting power of all Voting Stock of the relevant Person) or (B) any other Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 51% of the Voting Stock of the Company or Parent (including in any event through direct or indirect beneficial ownership of Capital Stock of Control Group Members referred to in clause (ii) of the definition thereof) and (y) if such transaction occurs thereafter, that any Person or group (as such term is used in Section 13(d)(3) of the Exchange
Act) (other than Control Group Members), is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 40% of the Voting Stock of the Company or Parent at any time at which Control Group Members do not beneficially own, directly or indirectly, at least 51% of the Voting Stock of the Company and Parent, (ii) the Company or Parent consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company or Parent and their Subsidiaries, in either case taken as a whole, to any Person, or any Person consolidates with, or merges with or into, the Company or Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Parent, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company or Parent, as the case may be, is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company or Parent, as the case may be, immediately prior

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to such transaction own, directly or indirectly, not less than a majority of the
Voting Stock of the surviving or transferee corporation immediately after such transaction, or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Parent, as the case may be, was approved by either (i) a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) a Control Group Member) cease for any reason (other than the election of directors by the Preferred Stock holders pursuant to 'Voting Rights' above) to constitute a majority of the Board of Directors of the Company or Parent, as the case may be, then in office.

     'Consolidated Amortization Expense' for any period means the amortization expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

     'Consolidated Depreciation Expense' for any period means the depreciation expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

     'Consolidated Income Tax Expense' for any period means the provision for taxes based on income and profits of the Company and its Restricted Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income for such period.

     'Consolidated Interest Coverage Ratio' means, with respect to any determination date, the ratio of (a) EBITDA for the four full fiscal quarters immediately preceding the determination date (for any determination, the 'Reference Period') to (b) Consolidated Interest Expense for such Reference Period. In making such computations, (i) EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred or the Disqualified Capital Stock to be issued (and all other Indebtedness incurred or Disqualified Capital Stock issued after the first day of such Reference Period referred to in the Early Mandatory Redemption Event described under ' -- Early Mandatory Redemption Events -- Additional Indebtedness' through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Disqualified Capital Stock), including the refinancing of other Indebtedness, had been incurred on the first day of such Reference Period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the stated maturity thereof, in either case since the first day of such Reference Period through and including the date of determination, had been consummated on such first day of such Reference Period; (ii) the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the Early Mandatory Redemption Event described under ' -- Early Mandatory Redemption Events -- Additional Indebtedness' and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate; (iii) the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the provisions set forth under ' -- Early Mandatory Redemption Events -- Additional Indebtedness' shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility; (iv) notwithstanding the foregoing clauses (ii) and (iii), interest on Indebtedness determined on a floating rate basis, to the extent such interest is covered by agreements relating to

                                       95
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Hedging Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and (v) if after the first day of the applicable Reference Period and before the date of determination, the Company has permanently retired any Indebtedness out of the net proceeds of the issuance and sale of shares of Capital Stock (other than Disqualified Capital Stock) of the Company within 60 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

     'Consolidated Interest Expense' for any period means the sum, without duplication, of the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, (iii) the net costs associated with Hedging Obligations, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations,
(vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest, (ix) all cash dividend payments (and non-cash dividend payments in the case of a Restricted Subsidiary) on any series of preferred stock of the Company or any Restricted Subsidiary, (x) all interest payable with respect to discontinued operations, and (xi) all interest on any Indebtedness of any other Person guaranteed by the Company or any Restricted Subsidiary.

     'Consolidated Net Income' for any period means the net income (or loss) of the Company and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than Parent, the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by Parent, the Company and its Restricted Subsidiaries in the form of cash dividends during such period; (ii) except to the extent includible in the consolidated net income of Parent pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary; (iii) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income (a) is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period or (b) would be subject to any taxes payable on such dividend or distribution; (iv) any gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any loss), together with any related provisions for taxes on any such gain (or, if applicable, the tax effects of such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any of its Restricted Subsidiary, (v) any extraordinary gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or, if applicable, the tax effects of such extraordinary loss), realized by Parent, the Company or any Restricted Subsidiary during such period; (vi) any non-cash loss during Fiscal Year 1998 reflecting the decrease in deferred tax assets resulting from the Acquisition and transactions consummated in connection therewith and (vii) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and provided, further, that (A) any gain referred to in clauses (iv) and (v) above that relates to a Restricted Investment and which is received in cash by the Company or a Restricted Subsidiary during such period shall be included in the consolidated net income of the Company, (B) to the extent deducted in determining consolidated net income for such period and not otherwise added back pursuant to the foregoing clauses of this definition, the amount of expenses in respect of Specified Transaction Payments attributable to such period shall be added back in determining Consolidated Net Income for such period, and (C) to the extent not otherwise deducted in

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determining such consolidated net income for any period, all payments made to
Parent pursuant to any Tax Sharing Agreement or otherwise in respect of taxes for such period shall be deducted from the consolidated net income of the Company.

     'Consolidated Net Worth' means, with respect to any Person as of any date, the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the date of the Certificate in the book value of any asset owned by such Person or a Subsidiary of such Person.

     'Control Group Members' means (i) the natural person or persons who are the ultimate beneficial owners of Granaria Holdings N.V. on the Issue Date, as disclosed under 'Security Ownership and Certain Beneficial Owners and Management of Parent' and members of their immediate families and any spouse, parent or descendant of any such person, or a trust the beneficiaries of which include only any of the foregoing, and any corporation or other entity all of the Capital Stock of which (other than directors' qualifying shares) is owned by any of the foregoing or (ii) any corporation or other entity at least 51% of the Voting Stock of which is owned by any of the Persons referred to in clause (i).

     'Coverage Ratio Incurrence Condition' would be met at any specified time only if the Company (or its Successor, as the case may be) would be able to incur $1.00 of additional Indebtedness at such specified time pursuant to the Consolidated Interest Coverage Ratio test set forth in the Early Mandatory Redemption Event described under ' -- Early Mandatory Redemption
Events -- Additional Indebtedness'.

     'Disqualified Capital Stock' means any Capital Stock of such Person or any of its Subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to March 1, 2008; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, shall not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

     'Early Mandatory Redemption Event' has the meaning set forth in 'Early Mandatory Redemption Events' above.

     'EBITDA' for any period mean without duplication, the sum of the amounts for such period of (i) Consolidated Net Income plus (ii) in each case to the extent deducted in determining Consolidated Net Income for such period (and without duplication), (A) Consolidated Income Tax Expense, (B) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense), (C) Consolidated Depreciation Expense, (D) Consolidated Interest Expense and (E) all other non-cash items reducing the Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP and minus (iii) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such Period.

     'Eligible Junior Securities' means common stock of Parent, and any preferred stock of Parent that (i) has a maturity date or mandatory redemption date not earlier than March 1, 2009, (ii) has no remedies for missed dividends other than accrual on a cumulative basis and appointment of not more than two directors to the Board of Directors of Parent, (iii) is not convertible, puttable or exchangeable into any other security of Parent other than common stock, (iv) is not, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or

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exchangeable, and upon the happening of any event or the passage of time would not be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to March 1, 2009 and (v) constitutes Junior Securities.

     'Equity Offering' means an underwritten primary offering of Eligible Junior Securities of Parent pursuant to a registration statement filed with the Commission in accordance with the Securities Act, or pursuant to a private placement pursuant to an available exemption from registration and, in the case of any such private placement, a majority of such placement of which is sold to Persons that are not then and were not at the Issue Date Affiliates of Granaria Holdings.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Existing Indebtedness' means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the Issue Date.

     'Fair Market Value' of any asset or items means the fair market value of such asset or items as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

     'Foreign Subsidiary' means any Subsidiary of the Company that is not incorporated or organized in the United States or in any State thereof.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

     'Granaria Holdings' means Granaria Holdings NV, a Dutch corporation, and its successors.

     'Guarantors' means each of the Subsidiary Guarantors and Parent, and 'Guarantor' means any one of the foregoing.

     'Hedging Obligations' of any Person means the obligations of such Person pursuant to (i) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (ii) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (iii) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case, entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

     'Immaterial Subsidiary' means (i) any Subsidiary of the Company which does not own assets in excess of $50,000, (ii) any Name Holder Subsidiary, and (iii) Eagle-Picher Inc., a Virgin Islands foreign sales corporation.

     'incur' means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (i) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (ii) neither the accrual of interest nor the accretion of accreted value shall be deemed to be an incurrence of Indebtedness.

     'Indebtedness' of any Person at any date means, without duplication: (i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which payable is not overdue by more than 60 days according to the original terms of sale unless such payable is being contested in good faith; (v) the maximum fixed redemption or repurchase price of all Disqualified Capital Stock of such

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Person; (vi) all Capitalized Lease Obligations of such Person; (vii) all
Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; (ix) all Attributable Indebtedness; and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of the preceding sentence, the 'maximum fixed redemption or repurchase price' of any Disqualified Capital Stock that does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased or redeemed on any date on which Indebtedness shall be required to be determined pursuant to the Certificate, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

     'Independent Director' means a director of the Company who has not and whose Affiliates have not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company or any of its Affiliates, other than customary directors fees for serving on the Board of Directors of the Company or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Company's or Affiliate's board and board committee meetings.

     'Independent Financial Advisor' means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates.

     'Investments' of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or similar credit extensions constituting Indebtedness of such Person, and any guarantee of Indebtedness of any other Person, (ii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iii) all other items that would be classified as investments (including without limitation purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     'Issue Date' means the date the Preferred Stock is initially issued.

     'Junior Securities' means all equity securities of Parent which are not ranked senior to or on a parity with the Preferred Stock in any respect (whether with respect to dividends or upon liquidation, winding-up, dissolution or otherwise).

     'Lien' means, with respect to any asset or property, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including without limitation any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

     'Mandatory Redemption Demand' has the meaning set forth in 'Mandatory Redemption' above.

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     'Mandatory Redemption Event' means any of (i) a Matured Mandatory
Redemption Event or (ii) any Early Mandatory Redemption Event or any other event, act or condition that is, or after notice or the passage of time or both would be, a Matured Mandatory Redemption Event.

     'Matured Mandatory Redemption Event' has the meaning set forth in 'Mandatory Redemption' above.

     'Moody's' means Moody's Investors Service, Inc., and its successors.

     'Name Holder Subsidiary' means any Subsidiary of the Company incorporated and existing solely for the purpose of reserving the corporate name of such Subsidiary and which does not conduct any business or hold any assets other than shares of another Name Holder Subsidiary.

     'Net Available Proceeds' means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the properties or assets subject to the Asset Sale or having a Lien therein and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Transfer Agent; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

     'New Credit Agreement' means the Credit Agreement dated as of February 24, 1998 by and among ABN AMRO Bank N.V., as agent, the banks party thereto, the Company and the Guarantors, together with any additional guarantees by the Guarantors and security agreements, as any of the foregoing may be subsequently amended, restated, refinanced, or replaced from time to time, and shall include agreements in respect of Hedging Obligations designed to protect against fluctuations in interest rates and entered into with respect to loans thereunder.

     'Non-Recourse Purchase Money Indebtedness' means Indebtedness of the Company or any of its Subsidiaries incurred (a) to finance the purchase of any assets of the Company or any of its Subsidiaries within 90 days of such purchase, (b) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (c) to the extent the purchase cost of such assets is or should be included in 'additions to property, plant and equipment' in accordance with GAAP, and (d) to the extent that such Indebtedness is non-recourse to the Company or any of its Subsidiaries or any of their respective assets other than the assets so purchased.

     'Notes' means the 9 3/8% Senior Subordinated Notes due 2008 of the Company, as they may be amended, restated, refinanced or replaced from time to time.

     'Notes Guarantees' means, collectively, the guarantee of the payment obligations under the Notes by Parent and each Subsidiary Guarantor.

     'Notes Indenture' means the Indenture dated as of February 24, 1998 among the Company, the Guarantors and the Trustee.

     'Obligation' means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

     'Officer' means any of the following of the Parent or the Company, as the context may require: the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

     'Officers' Certificate' means a certificate signed by any two Officers.

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     'Payment Restriction' with respect to a Subsidiary of any Person, means any encumbrance, restriction of limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary or such Person, (c) guarantee any Indebtedness of the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to such Person or any other Subsidiary of such Person (other than customary restrictions on transfers of property subject to a Lien permitted under the Certificate) or (ii) such Person or any other Subsidiary of such Person to receive or retain any such dividends, distributions or payments, loans or advances, guarantee, or transfer of properties or assets.

     'Permitted Indebtedness' means any of the following:

          (i) Indebtedness of the Company and any Subsidiary Guarantor under the New Credit Agreement in an aggregate principal amount at any time outstanding not to exceed (a) under the Senior Secured Term Loan Facility, $225 million, less the amount thereof that has been repaid under the Early Mandatory Redemption Event described under ' -- Asset Sales' and (b) under the Revolving Loan Facility the greater of (x) $175 million and (y) the sum of 80% of the book value of the eligible accounts receivable and 50% of inventory of the Company and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP;

          (ii) Indebtedness under the Notes, the Note Guarantees and the Notes Indenture;

          (iii) Existing Indebtedness;

          (iv) Indebtedness under Hedging Obligations, provided that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the 'Additional Indebtedness' provisions above without comprising an Early Mandatory Redemption Event, and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;

          (v) Indebtedness of the Company to a Subsidiary Guarantor and Indebtedness of any Subsidiary Guarantor to the Company or any other Subsidiary Guarantor; provided, however, that upon either (1) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Subsidiary Guarantor), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the Early Mandatory Redemption Event described under 'Additional Indebtedness' at the time the Subsidiary Guarantor in question ceased to be a Subsidiary Guarantor or the time such transfer or other disposition occurred;

          (vi) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company in the ordinary course of business, including guarantees or obligations of the Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (vii) Indebtedness in respect of Non-Recourse Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary;

          (viii) Refinancing Indebtedness; and

          (ix) Indebtedness, in addition to Indebtedness incurred pursuant to the foregoing clauses of this definition, with an aggregate principal face or stated amount (as applicable) at any time outstanding for all such Indebtedness incurred pursuant to this clause not in excess of $35.0 million; provided, however, that (A) Indebtedness under letters of credit and performance bonds issued for the account of a Foreign Subsidiary pursuant to this clause to finance trade activities or otherwise in the ordinary course of business, and not to support borrowed money or the obtaining of

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     advances or credit, may not exceed $10.0 million in an aggregate stated or face amount for all such letters of credit and performance bonds and (B) the aggregate principal amount at any time outstanding for all other Indebtedness incurred by all Foreign Subsidiaries pursuant to this clause may not exceed $25.0 million.

     'Permitted Parent Transactions' means (i) the execution, delivery and performance by Parent of its obligations under, (x) any guarantees by Parent of Obligations of the Company and/or its Restricted Subsidiaries with respect to the New Credit Agreement and/or the Notes and the pledge of capital stock of the Company as collateral for its obligations under any such guarantee, and the guarantee by Parent of any other Indebtedness of the Company and/or its Restricted Subsidiaries which such Indebtedness is permitted to be incurred without causing a Mandatory Redemption Event, (y) any Tax Sharing Agreement and other transactions expressly permitted pursuant to clause (vi) or (vii) of the proviso under 'Early Mandatory Redemption Events -- Transactions with Affiliates', (ii) the establishment of a wholly-owned Subsidiary (other than a Subsidiary of the Company) for use as a vehicle for the consummation of an acquisition where all or a substantial part of the consideration thereof is Eligible Junior Securities of Parent (a 'Special Purpose Acquisition Subsidiary'), provided that (A) any such Subsidiary shall become a direct or indirect Wholly-Owned Restricted Subsidiary of the Company within 60 days after the consummation of such acquisition and, at the time of such acquisition, could become a Wholly-Owned Restricted Subsidiary of the Company without causing a Mandatory Redemption Event to occur and (B) immediately after giving effect to such acquisition, no Mandatory Redemption Event shall have occurred and be continuing), (iii) any Investment in the Company, (iv) payments with respect to the Preferred Stock and any Restricted Payment that is permitted in accordance with the 'Limitations on Restricted Payments' covenant, (v) the performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with the last sentence under 'Early Mandatory Redemption
Events -- Activities by Parent' and (vi) the execution and delivery of the Exchange Debentures Indenture and the Exchange Debentures.

     'Person' means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     'Plan of Liquidation' with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

     'Preferred Stock' means the Preferred Stock offered in the Preferred Stock Offering and the New Shares.

     'Preferred Stock Expense' means, for any period, (i) the aggregate amount of all cash and non-cash dividend payments on the Preferred Stock made with respect to such period plus (ii) the aggregate amount of increase in the aggregate Liquidation Preference of all Preferred Stock during such period.

     'Refinancing Indebtedness' means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, 'repay'), or constituting an amendment, modification or supplement to or a deferral or renewal of (collectively, an 'amendment'), any Indebtedness of the Company or any Restricted Subsidiary (the 'Refinanced Indebtedness') in a principal amount not in excess of the principal amount of the Refinanced Indebtedness (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that: (i) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness; (ii) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with)

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the Notes, or subordinate in right of payment to (in the case of Refinanced
Indebtedness that was subordinated to) the Notes at least to the same extent as the Refinanced Indebtedness; (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and (iv) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets (which may include after-acquired assets), that the Refinanced Indebtedness is secured.

     'Related Business' means any business in which the Company and its Subsidiaries operate on the Issue Date, or that is closely related to or complements the business of the Company and its Subsidiaries, as such business exists on the Issue Date.

     'Related Business Investment' means any Investment directly by the Company or its Subsidiaries in any Related Business.

     'Related Party Agreement' means any management or advisory agreements or other arrangements with any Affiliate of the Company or with any other direct or indirect holder of more than 10% of any class of the Company's or Parents' capital stock (except, in any such case, Parent, the Company or any Restricted Subsidiary), but excluding in any event arrangements with ABN AMRO Bank N.V. and its Affiliates or their respective successors (i) under the New Credit Agreement or the Notes or in connection therewith, (ii) in connection with the offering of the Notes or the Preferred Stock or (iii) pursuant to other banking, financing or underwriting activity entered into in the ordinary course of business.

     'Restricted Investment' means any Investment by the Company or any Restricted Subsidiary (other than investments in Cash Equivalents) in any Person that is not the Company or a Restricted Subsidiary, including in any Unrestricted Subsidiary.

     'Restricted Payment' means with respect to any Person: (i) the declaration or payment of any dividend (other than a dividend declared and paid (x) by the Company to Parent, (y) by a Wholly-Owned Restricted Subsidiary to holders of its Capital Stock, or (z) by a Subsidiary (other than a Wholly-Owned Restricted Subsidiary) to its shareholders on a pro rata basis, but only to the extent of the dividends actually received by Parent, the Company or a Restricted Subsidiary) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock other than the Preferred Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Capital Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of (A) the Capital Stock of Parent (other than the Preferred Stock) or (B) the Capital Stock of the Company or any Restricted Subsidiary, or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock, and excluding any such payment to the extent actually received by Parent, the Company or a Restricted Subsidiary); (iii) any Restricted Investment; or (iv) payments by Parent, the Company or its Restricted Subsidiaries in respect of any Related Party Agreement. Notwithstanding the foregoing, 'Restricted Payment' shall in no event include any payment or declaration on or with respect to the Preferred Stock, including without limitation any declaration or payment of dividends or distributions on, or payments with respect to the liquidation preference of, the Preferred Stock, or purchases, redemptions, retirement for value or repurchases thereof.

     'Restricted Subsidiary' means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     'Revolving Loan Facility' means the revolving loan facility provided under the New Credit Agreement.

     'S&P' means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

     'Sale and Leaseback Transactions' means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any property or asset of such Person which has been or is

                                      103
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being sold or transferred by such Person to such lender or investor or to any
Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

     'Securities Act' means the U.S. Securities Act of 1933, as amended.

     'Senior Secured Term Loan Facility' means the term loan facility providing for the senior secured term loans under the New Credit Agreement.

     'Significant Subsidiary' means any Subsidiary of the Company that would be a 'Significant Subsidiary' as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date, except all references to '10 percent' in such definition shall be changed to '2 percent'.

     'Specified Transaction Payments' means the following payments made to or for the benefit of present or future officers and employees of the Company and its Affiliates, or to Granaria Holdings and its Affiliates, in each case in connection with the Acquisition and on terms (including without limitation the amount thereof) substantially as described in the Offering Memorandum, but only to the extent that the aggregate amount thereof does not exceed $43.2 million for all periods from and after the Issue Date: (i) payments to finance or refinance the purchase by such officers and employees (or a trust for their benefit) of capital stock of Parent or its parent company, the grant or vesting of any award of such capital stock and the payment by such officers and employees of income taxes in respect thereof, (ii) stay put and other incentive bonuses, (iii) severance payments and (iv) transaction fees paid to Granaria Holdings.

     'Subsidiary' of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of Voting Stock is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Voting Stock of such entity entitling the holder thereof to vote or otherwise participate in the selection of the governing body, partners, managers or others that control the management and policies of such entity. Unless otherwise specified, 'Subsidiary' means a Subsidiary of the Company.

     'Subsidiary Guarantor' means each domestic Restricted Subsidiary of the Company other than an Immaterial Subsidiary and each other Person who is required to become (or whom the Company otherwise causes to become) a Subsidiary Guarantor by the terms of the Notes Indenture.

     'Tax Sharing Agreement' means any tax sharing agreement or arrangement entered or to be entered into by Parent, the Company and its Subsidiaries, providing for payments by or to Parent, the Company and its Subsidiaries that, in each case, are not in excess of the tax liabilities that would have been payable by such Person on a stand-alone basis.

     'Trustee' means The Bank of New York, as trustee under the Notes Indenture.

     'Unrestricted Subsidiary' means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, and any such designation shall be deemed to be a Restricted Investment at the time of and immediately upon such designation by the Company and its Restricted Subsidiaries in the amount of the Consolidated Net Worth of such designated Subsidiary and its consolidated Subsidiaries at such time, provided that such designation shall be permitted only if (A) the Company and its Restricted Subsidiaries would be able to make the Restricted Investment deemed made pursuant to such designation at such time, (B) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is Guaranteed by the Company or any Restricted Subsidiary, (y) is recourse to the Company or any Restricted Subsidiary or (z) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (C) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any restricted Subsidiary due and payable prior to its maturity. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and any such designation shall be deemed to be an incurrence by the Company and its Subsidiaries of the

                                      104
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Indebtedness (if any) of such Subsidiary so designated for purposes of the Early
Mandatory Redemption Event described under ' -- Additional Indebtedness' as of the date of such designation, provided that such designation shall be permitted only if immediately after giving effect to such designation and the incurrence of any such additional Indebtedness deemed to have been incurred thereby (x) the Company would meet the Coverage Ratio Incurrence Condition and (y) no Mandatory Redemption Event shall be continuing. Any such designation by the Board of Directors described in the two preceding sentences shall be evidenced to the Transfer Agent by the filing with the Transfer Agent of a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations of such certificate.

     'Voting Stock' with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

     'Weighted Average Life to Maturity', when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

     'Wholly-Owned Restricted Subsidiary' means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

                                      105
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
                       DESCRIPTION OF EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued pursuant to an Indenture (the 'Exchange Debentures Indenture') between Parent and The Bank of New York, as trustee (the 'Trustee'), a copy of the form of which has been filed as an exhibit to the Preferred Stock Exchange Offer Registration Statement of which this Prospectus constitutes a part. The following is a summary of the material terms and provisions of the Exchange Debentures. The terms of the Exchange Debentures include those set forth in the Exchange Debentures Indenture and those made part of the Exchange Debentures Indenture by reference to the Trust Indenture Act. The Exchange Debentures are subject to all such terms, and prospective purchasers of the Preferred Stock are referred to the Exchange Debentures Indenture and the Trust Indenture Act for a statement thereof. The following summary does not purport to be a complete description of the Exchange Debentures and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Debentures Indenture. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Exchange Debentures Indenture and such definitions are incorporated herein by reference.

GENERAL

     The Exchange Debentures, if issued, will be general unsecured obligations of Parent limited in aggregate principal amount to $141.9 million, subordinated to all existing and future Senior Indebtedness (as defined below), including Parent's guarantee of the Notes and the borrowings under the New Credit Agreement. The Exchange Debentures will be issued in fully registered form, without coupons, in principal amounts of $10,000 and integral multiples thereof (other than as described in 'Description of Preferred Stock -- Exchange') and will mature on March 1, 2008. Interest on the Exchange Debentures will accrue at the rate of 11.75% per annum from the Exchange Date or from the most recent interest payment date as to which interest has been paid or provided for. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on the first such date after the Exchange Date, to holders of record at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date.

     The Exchange Debentures will be payable as to principal, premium, if any, and interest at the office or agency of Parent maintained for such purpose within the City and State of New York or, at the option of Parent, by wire transfer of immediately available funds or, in the case of certificated securities only, by mailing a check to the registered address of the holder. See ' -- Book Entry, Delivery and Form of Securities.' Until otherwise designated by Parent, Parent's office or agency in New York will be the office of the Trustee maintained for such purpose.

SUBORDINATION

     The payment by Parent of principal of, and premium (if any) and interest on the Exchange Debentures will be subordinated to the prior payment in full in cash when due of the principal of, and premium, if any, and accrued and unpaid interest on and all other amounts owing in respect of, all existing and future Senior Indebtedness of Parent. As of February 28, 1998 Parent had approximately $547.0 million of Indebtedness outstanding, all of which was Senior Indebtedness. Pursuant to the Exchange Debentures Indenture, Parent may not incur additional Indebtedness, other than Senior Indebtedness permitted by the Exchange Debentures Indenture, for so long as the Exchange Debentures remain outstanding. See ' -- Certain Covenants -- Limitations on Activities by Parent.' In addition, creditors and stockholders of Parent's subsidiaries (including creditors of the Company) will have priority over the holders of the Exchange Debentures with respect to claims on the assets of such Subsidiaries.

     The Exchange Debentures Indenture will provide that, upon any payment or distribution to creditors of Parent of the assets of Parent of any kind or character in a total or partial liquidation or dissolution of Parent or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Parent, whether voluntary or involuntary (including any assignment for the benefit of creditors and proceedings for marshaling of assets and liabilities of Parent), the holders of all Senior Indebtedness of Parent then outstanding will be entitled to payment in full in cash (including interest

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
accruing subsequent to the filing of petition of bankruptcy or insolvency at the rate specified in the document relating to the applicable Senior Indebtedness, whether or not such interest is an allowed claim enforceable against Parent under applicable law) before the holders of Exchange Debentures are entitled to receive any payment (other than payments made from a trust previously established pursuant to provisions described under ' -- Satisfaction and Discharge of Indenture; Defeasance') on or with respect to the Exchange Debentures and until all Senior Indebtedness receives payment in full in cash, any distribution to which the holders of Exchange Debentures would be entitled will be made to holders of Senior Indebtedness.

     Upon the occurrence of any default in the payment of any principal of or interest on or other amounts due on any Designated Senior Indebtedness of Parent (a 'Payment Default'), no payment of any kind or character shall be made by Parent (or by any other Person on its behalf) with respect to the Exchange Debentures unless and until (i) such Payment Default shall have been cured or waived in accordance with the instruments governing such Indebtedness or shall have ceased to exist, (ii) such Designated Senior Indebtedness has been discharged or paid in full in cash in accordance with the instruments governing such Indebtedness or (iii) the benefits of this sentence have been waived by the holders of such Designated Senior Indebtedness or their representative, immediately after which Parent must resume making any and all required payments, including missed payments, in respect of its obligations under the Exchange Debentures.

     Upon (1) the occurrence and continuance of an event of default (other than a Payment Default) relating to Designated Senior Indebtedness, as such event of default is defined therein or in the instrument or agreement under which it is outstanding, which event of default, pursuant to the instruments governing such Designated Senior Indebtedness, entitles the holders (or a specified portion of the holders) of such Designated Senior Indebtedness or their representative to immediately accelerate without further notice (except such notice as may be required to effect such acceleration) the maturity of such Designated Senior Indebtedness (whether or not such acceleration has actually occurred) (a 'Non-payment Default') and (2) the receipt by the Trustee and Parent from the trustee or other representative of holders of such Designated Senior Indebtedness of written notice (a 'Payment Blockage Notice') of such occurrence, no payment is permitted to be made by Parent (or by any other Person on its behalf) in respect of the Exchange Debentures for a period (a 'Payment Blockage Period') commencing on the date of receipt by the Trustee of such notice and ending on the earliest to occur of the following events (subject to any blockage of payments that may then be in effect due to a Payment Default on Designated Senior Indebtedness): (w) such Non-payment Default has been cured or waived or has ceased to exist; (x) a 179-consecutive-day period commencing on the date such written notice is received by the Trustee has elapsed; (y) such Payment Blockage Period has been terminated by written notice to the Trustee from the Trustee or other representative of holders of such Designated Senior Indebtedness, whether or not such Non-payment Default has been cured or waived or has ceased to exist; and (z) such Designated Senior Indebtedness has been discharged or paid in full in cash, immediately after which, in the case of clause (w), (x), (y) or (z), Parent must resume making any and all required payments, including missed payments, in respect of its obligations under the Exchange Debentures. Notwithstanding the foregoing, (a) not more than one Payment Blockage Period may be commenced in any period of 365 consecutive days and (b) no default or event of default with respect to the Designated Senior Indebtedness of Parent that was the subject of a Payment Blockage Notice which existed or was continuing on the date of the giving of any Payment Blockage Notice shall be or serve as the basis for the giving of a subsequent Payment Blockage Notice whether or not within a period of 365 consecutive days unless such default or event of default shall have been cured or waived for a period of at least 90 consecutive days after such date. Notwithstanding anything in the Exchange Debentures Indenture to the contrary, there must be 180 consecutive days in any 365-day period in which no Payment Blockage Period is in effect.

     Notwithstanding the foregoing, holders of Exchange Debentures may receive and retain Permitted Junior Securities and payment from the money or the proceeds held in any defeasance trust described under ' -- Satisfaction and Discharge of Indenture; Defeasance' below, and no such receipt or retention will be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described in this 'Subordination' section.

                                      107
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     In the event that, notwithstanding the foregoing, any payment or distribution of assets of Parent, whether in cash, property or securities, shall be received by the Trustee or the holders of Exchange Debentures at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be segregated from other funds or assets and held in trust for the benefit of the holders of Senior Indebtedness of Parent and shall be paid or delivered by the Trustee or such holders, as the case may be, to the holders of the Senior Indebtedness of Parent remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of Parent may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of Parent held or represented by each, for application to the payment of all Senior Indebtedness of Parent remaining unpaid, to the extent necessary to pay or to provide for the payment in full in cash of all such Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     If Parent fails to make any payment on the Exchange Debentures when due, whether or not such failure is on account of the subordination provisions referred to above, such failure would constitute an Event of Default under the Exchange Debentures Indenture and would enable the holders of Exchange Debentures to accelerate the maturity of the Exchange Debentures. See
' -- Events of Default.'

     By reason of the subordination provisions contained in the Exchange Debentures Indenture, in the event of bankruptcy, liquidation, insolvency or other similar proceedings, creditors of Parent who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Exchange Debentures, and creditors of Parent who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Exchange Debentures.

OPTIONAL REDEMPTION OF THE EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be redeemable at the option of Parent, in whole or in part, at any time (subject to contractual and other restrictions with respect thereto) on or after March 1, 2003, at the following redemption prices (expressed as percentages of principal amount at the time of such redemption thereof), together with accrued and unpaid interest, if any, thereon to the redemption date, if redeemed during the 12-month period beginning March 1 of each of the years set forth below:

                                                                           OPTIONAL
                                                                          REDEMPTION
YEAR                                                                      YEAR PRICE
-----------------------------------------------------------------------   ----------

2003...................................................................     105.875%
2004...................................................................     103.917%
2005...................................................................     101.958%
2006 and thereafter....................................................     100.000%

     If less than all of the Exchange Debentures are to be redeemed at any time, selection of the Exchange Debentures to be redeemed will be made by the Trustee from among the outstanding Exchange Debentures on a pro rata basis, by lot or by any other method permitted in the Exchange Debentures Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder whose Exchange Debentures are to be redeemed at the registered address of such holder. On and after the redemption date, interest will cease to accrue on the Exchange Debentures or portions thereof called for redemption.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Exchange Debentures will have the right to require that Parent repurchase such holder's Exchange Debentures for a cash price (the 'Change of Control Purchase Price') equal to 101% of the principal amount of the Exchange Debentures, plus accrued and unpaid interest, if any, to the date of repurchase, all in accordance with the following paragraph.

                                      108
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     Within 30 days following any Change of Control, Parent will mail to the
Trustee (who shall mail to each holder at Parent's expense) a notice (i) describing the transaction or transactions that constitute the Change of Control, (ii) offering to repurchase, pursuant to the procedures required by the Exchange Debentures Indenture and described in such notice (a 'Change of Control Offer'), on a date specified in such notice (which shall be a business day not earlier than 30 days or later than 60 days from the date such notice is mailed) and for the Change of Control Purchase Price, all Exchange Debentures properly tendered by such holder pursuant to such offer to purchase for the Change of Control Purchase Price and (iii) describing the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

     The occurrence of the events constituting a Change of Control under the Exchange Debentures Indenture may result in an event of default in respect of other Indebtedness (including the Senior Indebtedness) of Parent and its Subsidiaries and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. If a Change of Control Offer is made, there can be no assurance that Parent will have available funds sufficient to pay for all or any of the Exchange Debentures that might be delivered by holders of Exchange Debentures seeking to accept the Change of Control Offer. There can be no assurance that in the event of a Change of Control, Parent will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit such an offer. Parent's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Parent and purchases all Exchange Debentures properly tendered and not withdrawn under such Change of Control Offer. The definition of Change of Control includes the sale of 'all or substantially all' of the assets of the Company or Parent and their Subsidiaries, in either case taken as a whole, the determination of which depends upon the circumstances of any such sale and is subject to interpretation under applicable legal precedent.

     The Change of Control feature of the Exchange Debentures, by requiring a Change of Control Offer, may in certain circumstances make more difficult or discourage a sale or takeover of Parent, and, thus, the removal of incumbent management. The Change of Control feature, however, is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control feature is a result of negotiations between Parent and the Initial Purchasers. Subject to the limitations discussed below, Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Exchange Debentures Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Parent's capital structure or credit ratings.

     Parent will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in connection with the purchase of Exchange Debentures pursuant to a Change of Control Offer.

CERTAIN COVENANTS

     Limitations on Activities by Parent. The Exchange Debentures Indenture will provide that Parent shall not, directly or indirectly, (i) enter into or permit to exist any transaction or agreement (including without limitation any transaction or agreement with respect to any incurrence or assumption of Indebtedness, any purchase, sale, lease or exchange of any property or the rendering of any service or payment of any funds) between itself and any other Person (including any Affiliate), other than Permitted Parent Transactions, (ii) issue any Capital Stock other than the Senior Preferred Stock or any Eligible Junior Securities, or incur or assume any Indebtedness other than pursuant to Permitted Parent Transactions, (iii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than the ownership of the capital stock of the Company and the performance of Permitted Parent Transactions in accordance with the terms thereof or (iv) consolidate or merge with or into any other Person. Parent shall preserve, renew and keep in full force and effect its corporate existence and any rights, privileges and franchises necessary or desirable in the conduct of its business, and shall comply in all material respects with all material applicable laws,

                                      109
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ordinances, rules, regulations, and requirements of governmental authorities, provided that Parent may terminate any such right, privilege or franchise (other than its corporate existence) if its board of directors in good faith determines that such termination is in the best interests of Parent and not materially disadvantageous to the holders of the Exchange Debentures. The foregoing shall in no event limit or restrict the ability of the Parent to receive payments (including dividends and distributions) from the Company and its Subsidiaries.

     Limitations Additional Indebtedness. The Exchange Debentures Indenture will provide that Parent will not permit the Company or any Restricted Subsidiary, directly or indirectly, to incur any Indebtedness (including without limitation Acquired Indebtedness); provided that (i) the Company and its Restricted Subsidiaries may incur Permitted Indebtedness and (ii) the Company may incur additional Indebtedness if, after giving effect thereto, the Company's Consolidated Interest Coverage Ratio on the date thereof would be at least 2.0 to 1, determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Interest Coverage Ratio.

     Limitations on Issuance of Capital Stock of Restricted Subsidiaries. The Exchange Debentures Indenture will provide that Parent will not permit the Company or any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to Parent, the Company or a Wholly-Owned Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iii) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary. The proceeds of any sale of Capital Stock permitted hereunder and referred to in clauses (ii) and (iii) above will be treated as Net Available Proceeds and must be applied in a manner consistent with the provisions of the covenant described under ' -- Limitations on Asset Sales'.

     Limitations on Restricted Payments. The Exchange Debentures Indenture will provide that Parent will not, and will not permit the Company or any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

          (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

          (ii) the Adjusted Coverage Ratio Incurrence Condition would not be satisfied; or

          (iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments (except as expressly provided in the second following paragraph) made after the Issue Date, exceeds the sum of (A) 50% of Adjusted Consolidated Net Income (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Parent's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Adjusted Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit) plus (B) the net cash proceeds from the issuance and sale (other than to a Subsidiary of Parent) after the Issue Date of (1) Eligible Junior Securities or (2) debt securities of Parent that have been converted into Eligible Junior Securities that is not held by a Subsidiary of Parent, plus
     (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment plus (D) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company in accordance with the definition of 'Unrestricted Subsidiary'.

     The foregoing provisions will not prohibit (1) the payment of any dividend by Parent, the Company or a Restricted Subsidiary within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Exchange Debentures Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock of

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Parent in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Parent) of Eligible Junior Securities; (3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Eligible Junior Securities (other than such stock
(x) sold to a Subsidiary of Parent and (y) purchased with the proceeds of loans from Parent or any of its Subsidiaries); (4) the making of a Related Business Investment in joint ventures or Unrestricted Subsidiaries out of the proceeds of the substantially concurrent issue and sale of Eligible Junior Securities (other than such stock (x) sold to a Subsidiary of Parent and (y) purchased with the proceeds of loans from Parent or any of its Subsidiaries); (5) Specified Transaction Payments; (6) payments of up to $1.75 million to Granaria Holdings or any of its Affiliates in the aggregate in any fiscal year pursuant to any Related Party Agreement entered into between Granaria Holdings or any of its Affiliates and the Company or its Subsidiaries to provide management and similar services to any such Person or to Parent; (7) payments by Parent to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Parent, or payments of dividends or distributions by Parent to its shareholders solely in amounts and at the times necessary to permit such shareholders to (or permit subsequent distributions to permit their respective shareholders to) purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of such shareholders in each case held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) or a trust established for the benefit of any of the foregoing of Parent, the Company or its Subsidiaries, upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock or related rights were issued; provided that the amount of such payments under this clause (7) after the Issue Date does not exceed in the aggregate $5.0 million; or (8) Restricted Investments the amount of which, together with the amount of all other Restricted Investments made pursuant to this clause (8) after the Issue Date, does not exceed $10.0 million, provided that, in the case of clause (8), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (2) through (6) thereof) shall be included once in calculating whether the conditions of clause
(iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments. For purposes of determining compliance with this 'Limitations on Restricted Payments' covenant, in the event that transaction meets the criteria of more than one of the types of Restricted Payments described in the clauses of the immediately preceding paragraph or of the clauses of the definition of 'Restricted Payment', Parent, in its sole discretion, shall classify such transaction and only be required to include the amount and type of such transaction in one of such clauses. If an issuance of Capital Stock of Parent is applied to make a Restricted Payment pursuant to clause (2), (3) or (4) above, then, in calculating whether the conditions of clause (iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause (iii) only to the extent such proceeds are not applied as so described in this sentence.

     Not later than the date of making any Restricted Payment, Parent shall cause the Company to deliver to the Transfer Agent an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the 'Limitations on Restricted Payments' covenant were computed, which calculations shall be based upon Parent's latest available financial statements.

     Limitations on Restrictions on Distributions from Restricted Subsidiaries. The Exchange Debentures Indenture will provide that Parent will not permit the Company or any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for (a) any such Payment Restriction in effect on the Issue Date under the New Credit Agreement or the Notes Indenture or any similar Payment Restriction under any similar credit facility, or any amendment, restatement, renewal, replacement or refinancing of any of the foregoing, provided that such similar Payment Restrictions are not, taken as a whole, materially more restrictive than the Payment Restrictions in effect on the Issue Date under the New Credit Agreement or the Notes Indenture, as applicable, (b) any such Payment Restriction in effect on the Issue Date consisting of customary net worth or leverage tests in effect on the Issue Date under any

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credit facility of any Foreign Subsidiary, or any amendment, restatement, renewal, replacement or refinancing of any of the foregoing (including for purposes of this clause (b), any increase in the principal amount available thereunder) (a 'Replacement Facility'), provided that such Payment Restrictions in any such Replacement Facility are not, taken as a whole, materially more restrictive than the Payment Restrictions in effect on the Issue Date under the facility amended, restated, renewed, replaced or refinanced, (c) any such Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Exchange Debentures Indenture in effect at the time of such incurrence and not created in contemplation of such event, provided that such Payment Restriction is not extended to apply to any of the assets of the entities not previously subject thereto, (d) any such Payment Restriction arising in connection with Refinancing Indebtedness; provided that any such Payment Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, materially more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced and (e) any such restriction by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business.

     Limitations on Transactions with Affiliates. The Exchange Debentures Indenture will provide that Parent will not permit the Company or any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an 'Affiliate Transaction'), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Independent Directors approving such Affiliate Transaction or, if at the time fewer than three Independent Directors are then in office, a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted unanimously by the Company's Board of Directors and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments of $5.0 million or more, the certificates described in the preceding clause (a) and an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an Independent Financial Advisor; provided, however, that the following shall not be deemed to be Affiliate Transactions: (i) transactions exclusively between or among (1) the Company and one or more Restricted Subsidiaries or (2) Restricted Subsidiaries, provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) owns Capital Stock of any such Restricted Subsidiary;
(ii) transactions between Parent, the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's or its Restricted Subsidiaries' employees, or the establishment or maintenance of any such plan; (iii) reasonable director, officer and employee compensation and other benefit, and indemnification arrangements approved by a majority of the Independent Directors on the Board of Directors; (iv) transactions permitted by the 'Limitations on Restricted Payments' covenant; (v) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof; (vi) the entering into of any Tax Sharing Agreement and any payment pursuant thereto; (vii) the payment on behalf of Parent of ministerial administrative and operating fees and expenses in the ordinary course to Persons other than to Affiliates of Parent or the Company, provided that the aggregate amount thereof in any fiscal year of the Company does not exceed $750,000; (viii) arrangements with ABN AMRO Bank N.V. or any of its Affiliates or their respective successors (x) under the New Credit Agreement or the Notes or in connection with either of the foregoing, (y) in connection with the offering of the Notes or the Series A Preferred Stock or (z) pursuant to other banking, financing or underwriting activity entered into in the ordinary course of business; (ix) transactions between the Company or any Restricted Subsidiary and any Affiliate of the Company or such Restricted Subsidiary that is a joint venture, provided that no direct or indirect holder

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of an equity interest in such joint venture (other than the Company or a
Restricted Subsidiary) is an Affiliate of the Company or such Restricted Subsidiary; and (x) Specified Transaction Payments.

     Limitations on Asset Sales. (a) The Exchange Debentures Indenture will provide that Parent will not permit the Company or any Restricted Subsidiary to consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale (evidenced by the delivery by the Company to the Trustee of an Officers' Certificate certifying that such Asset Sale complies with this clause (i)), (ii) immediately before and immediately giving effect to such Asset Sale, no Default or Event of Default shall have occurred and be continuing, and (iii) at least 80% of the consideration received by the Company or such Restricted Subsidiary therefor is in the form of cash paid at the closing thereof. The amount (without duplication) of any (x) Indebtedness (other than indebtedness that is subordinated in right of payment to the Notes) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, and (y) any Cash Equivalents, or other notes, securities or items of property received from such transferee that are promptly (but in any event within 15 days) converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received), shall be deemed to be cash for purposes of clause (ii) and, in the case of clause (x) above, shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph (b). If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant. A transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary will not be deemed to be an Asset Sale and a transfer of assets that constitutes a Restricted Investment and that is permitted under ' -- Limitations on Restricted Payments' will not be deemed to be an Asset Sale.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, Parent will cause the Company or such Restricted Subsidiary, no later than 360 days after such Asset Sale (or such longer period of time as may be required to consummate any offer to repurchase any Indebtedness referred to in clause (i) below in accordance with the terms thereof, if such offer to repurchase is commenced not later than 30 days after the end of such 360 day period), to (i) apply all or any of the Net Available Proceeds therefrom to repay amounts outstanding under Indebtedness of the Company and its Restricted Subsidiaries; provided, in each case, that the related loan commitment (if any) of any Indebtedness constituting revolving credit debt is thereby permanently reduced by the amount of such Indebtedness so repaid and/or (ii) invest all or any part of the Net Available Proceeds thereof in the purchase of fixed assets to be used by the Company and its Restricted Subsidiaries in a Related Business (together with any short-term assets incidental thereto), or the making of a Related Business Investment. The amount of such Net Available Proceeds not applied or invested as provided in this paragraph will constitute 'Excess Proceeds.'

     (c) When the aggregate amount of Excess Proceeds equals or exceed $5.0 million, Parent shall make an offer to redeem, from all holders of the Exchange Debentures, an aggregate principal amount of Exchange Debentures equal to the amount of such Excess Proceeds as follows:

          (i) Parent shall make an offer to purchase (a 'Net Proceeds Offer') from all holders of the Exchange Debentures in accordance with the procedures set forth in the Exchange Debentures Indenture the maximum principal amount (expressed as a multiple of $10,000) of Exchange Debentures that may be redeemed out of the amount (the 'Payment Amount') of such Excess Proceeds.

          (ii) The offer price for the Exchange Debentures will be payable in cash in an amount equal to 100% of the principal amount of the Exchange Debentures tendered for redemption pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, to the date such Net Proceeds Offer is consummated (the 'Offered Price'), in accordance with the procedures set forth in the Exchange

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     Debentures Indenture. To the extent that the aggregate Offered Price of
     Exchange Debentures tendered for redemption pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a 'Net Proceeds Deficiency'), Parent may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the 'Limitations on Restricted Payments' covenant.

          (iii) If the aggregate Offered Price of Exchange Debentures validly tendered for redemption and not withdrawn by holders thereof exceeds the Payment Amount, Exchange Debentures to be redeemed will be selected on a pro rata basis.

          (iv) Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

     Parent will not enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on its ability to make a Net Proceeds Offer following any Asset Sale. Parent will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Parent is required to redeem Exchange Debentures as described above.

     Limitations on Mergers and Certain Other Transactions. The Exchange Debentures Indenture will provide that Parent will not permit the Company, in a single transaction or a series of related transactions, to (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Subsidiaries (taken as a whole), or assign any of its obligations under the Notes and the Notes Indenture, to any Person or
(ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the 'Successor'), is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Notes and the Notes Indenture; (b) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Net Worth of Parent would be at least equal to the Consolidated Net Worth of Parent immediately prior to such transaction and (2) the Company or the Successor, as the case may be, could meet the Coverage Ratio Incurrence Condition. For purposes of this 'Limitations on Mergers and Certain Other Transactions' covenant, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

     Reports. Whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, Parent will file with the Commission, to the extent such filings are accepted by the Commission, and will furnish (within 15 days after such filing) to the Trustee and to the holders of Exchange Debentures all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if Parent were required to file under such section. In addition, Parent will make such information available to prospective purchasers of the Exchange Debentures, securities analysts and broker-dealers who request it in writing.

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EVENTS OF DEFAULT

     An 'Event of Default' will be defined in the Exchange Debentures Indenture as (i) failure by Parent to pay interest on any of the Exchange Debentures when it becomes due and payable and the continuance of any such failure for 30 days;
(ii) failure by Parent to pay the principal or premium, if any, on any of the Exchange Debentures when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise; (iii) failure by Parent to comply with any of its agreements or covenants described above under 'Certain Covenants -- Limitations on Mergers and Certain Other Transactions', or in respect of its obligations to make a Change of Control Offer or a Net Proceeds Offer described in 'Change of Control' and 'Certain Covenants -- Limitations on Asset Sales', respectively; (iv) failure by Parent to comply with any other covenant in the Exchange Debentures Indenture and continuance of such failure for 60 days after notice of such failure has been given to Parent by the Trustee or by the holders of at least 25% of the aggregate principal amount of the Exchange Debentures then outstanding; (v) failure by any of Parent, the Company or any of its Restricted Subsidiaries to make any payment when due at final maturity after the expiration of any applicable grace period, in respect of any Indebtedness of Parent, the Company or any of such Restricted Subsidiaries, or the acceleration of the maturity of such Indebtedness by the holders thereof because of a default, with an aggregate outstanding principal amount for all such Indebtedness under this clause (v) of $10.0 million or more (but excluding in any event any such Indebtedness that is paid when so due after expiration of any applicable grace period, or upon acceleration of the maturity thereof, pursuant to any letter of credit); (vi) one or more final, non-appealable judgments or orders that exceed $10.0 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against Parent or any Subsidiary of Parent and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; and (vii) certain events of bankruptcy, insolvency or reorganization involving Parent, the Company or any Significant Subsidiary.

     In the case of an Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Parent with the intention of avoiding payment of the premium that Parent would have had to pay if Parent then had elected to redeem the Exchange Debentures, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, upon the acceleration of the Exchange Debentures.

     If an Event of Default (other than an Event of Default specified in clause
(vii) above with respect to Parent), shall have occurred and be continuing under the Exchange Debentures Indenture, the Trustee, by written notice to Parent, or the holders of at least 25% in aggregate principal amount of the Exchange Debentures then outstanding by written notice to Parent and the Trustee may declare all amounts owing under the Exchange Debentures to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of, premium, if any, and interest on the outstanding Exchange Debentures shall immediately become due and payable. If an Event of Default results from bankruptcy, insolvency or reorganization with respect to Parent, all outstanding Exchange Debentures shall become due and payable without any further action or notice. In certain cases, the holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding may waive an existing Default or Event of Default and its consequences, except a default in the payment of principal of, premium, if any, and interest on the Exchange Debentures.

     The holders may not enforce the provisions of the Exchange Debentures Indenture or the Exchange Debentures except as provided in the Exchange Debentures Indenture. Subject to certain limitations, holders of a majority in principal amount of the Exchange Debentures then outstanding may direct the Trustee in its exercise of any trust or power; provided however, that such direction does not conflict with the terms of the Exchange Debentures Indenture. The Trustee may withhold from the holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal of, premium, if any, or interest on the Exchange Debentures) if the Trustee determines that withholding such notice is in the holders' interest.

     Parent is required to deliver to the Trustee annually a statement regarding compliance with the Exchange Debentures Indenture and, upon any Officer of Parent becoming aware of any Default or

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Event of Default, a statement specifying such Default or Event of Default and what action Parent is taking or proposes to take with respect thereto.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     Parent may terminate its obligations under the Exchange Debentures Indenture at any time by delivering all outstanding Exchange Debentures to the Trustee for cancellation and paying all sums payable by it thereunder. Parent, at its option, (i) will be discharged from any and all obligations with respect to the Exchange Debentures (except for certain obligations of Parent to register the transfer or exchange of such Exchange Debentures, replace stolen, lost or mutilated Exchange Debentures, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Exchange Debentures Indenture, if Parent deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal amount at maturity in respect thereof in accordance with their terms, will be sufficient to pay all the principal amount at maturity of and interest and premium on the Exchange Debentures on the dates such payments are due in accordance with the terms of such Exchange Debentures as well as the Trustee's fees and expenses. To exercise either such option, Parent is required to deliver to the Trustee (A) an Opinion of Counsel and, in connection with a discharge pursuant to clause (i) above, confirmation of such counsel that (I) Parent has received from, or there has been published by, the Internal Revenue Service a ruling or (II) since the date of the Exchange Debentures Indenture there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not violate the Investment Company Act of 1940 and will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law and (C) an Officers' Certificate and an Opinion of Counsel to the effect that Parent has complied with all conditions precedent to the defeasance.

TRANSFER AND EXCHANGE

     A holder will be able to register the transfer of or exchange Exchange Debentures only in accordance with the provisions of the Exchange Debentures Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Exchange Debentures Indenture. Without the prior consent of Parent, the Registrar is not required (i) to register the transfer of or exchange any Exchange Debentures selected for redemption, (ii) to register the transfer of or exchange any Exchange Debentures for a period of 15 days before the mailing of a notice of redemption and ending on the date of such mailing or (iii) to register the transfer or exchange of a Exchange Debenture between a record date and the next succeeding interest payment date. The registered holder of a Exchange Debenture will be treated as the owner of such Exchange Debenture for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Exchange Debentures Indenture or the Exchange Debentures may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Exchange Debentures) of the holders of at least a majority in principal amount of the Exchange Debentures then outstanding, and any existing Default under, or compliance with any provision of, the Exchange Debentures Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Exchange Debentures) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Exchange Debentures) of the holders of a majority in principal amount of the Exchange Debentures then outstanding; provided that:

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          (A) no such modification or amendment may, without the consent of the holders of 75% in aggregate principal amount of Exchange Debentures then outstanding, amend or modify the obligation of Parent under the caption 'Change of Control' or the definitions related thereto that could adversely affect the rights of any holder of the Exchange Debentures; and

          (B) without the consent of each holder affected, Parent and the Trustee may not: (i) extend the maturity of any Exchange Debenture; (ii) affect the terms of any scheduled payment of interest on or principal of the Exchange Debentures (including without limitation any redemption provisions); (iii) take any action that would subordinate the Exchange Debentures to any other Indebtedness of Parent (except as provided under 'Subordination' above), or otherwise affect the ranking of the Exchange Debentures; or (iv) reduce the percentage of holders necessary to consent to an amendment, supplement or waiver to the Exchange Debentures Indenture.

     Without the consent of any holder, Parent and the Trustee may amend or supplement the Exchange Debentures Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of Parent's obligations to holders in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any holder.

CONCERNING THE TRUSTEE

     The Exchange Debentures Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Parent, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Exchange Debentures Indenture), it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Debentures Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Debentures Indenture at the request of any holder, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

     Each of the Exchange Debentures Indenture and the Exchange Debentures provides that it will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

     The Exchange Debentures, if issued, would be subject to arrangements regarding book-entry, delivery and form that are substantially the same as those with respect to the Preferred Stock set forth under 'Description of Preferred Stock -- Book-Entry, Delivery and Form of Securities.'

ADDITIONAL INFORMATION

     Anyone who receives this Offering Memorandum may obtain a copy of the Exchange Debentures Indenture without charge by contacting Parent at the Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio, 45202, (513) 721-7010.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Exchange Debentures Indenture. Reference is made to the Exchange Debentures Indenture for the full definition of all such terms.

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     'Acquired Indebtedness' means (a) with respect to any Person that becomes a
Restricted Subsidiary after the date of the Exchange Debentures Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

     'Adjusted Consolidated Interest Coverage Ratio' means, with respect to any determination date, the Consolidated Interest Coverage Ratio determined with respect to such date in accordance with the terms thereof, but with the adjustment that all references therein to 'Consolidated Interest Expense' shall be replaced with 'Adjusted Consolidated Interest Expense' and (ii) any Special Purpose Acquisition Subsidiary existing as of such date shall be deemed a Restricted Subsidiary for purposes of determining EBITDA, Consolidated Interest Expense and the Adjusted Consolidated Interest Coverage Ratio for the relevant Reference Period referred to therein.

     'Adjusted Consolidated Interest Expense' means, for any period, (i) Consolidated Interest Expense for such period plus (ii) to the extent not otherwise included in determining Consolidated Interest Expense for such period, Exchange Debentures Expense for such period.

     'Adjusted Consolidated Net Income' means, for any period, (i) Consolidated Net Income for such period minus (ii) to the extent not otherwise deducted in determining Consolidated Net Income for such period, Exchange Debentures Expense for such period.

     'Adjusted Coverage Ratio Incurrence Condition' would be met at any specified time only if the Company (or its Successor, as the case may be) would be able to incur $1.00 of additional Indebtedness at such specified time pursuant to the Consolidated Interest Coverage Ratio test set forth in the 'Limitations on Additional Indebtedness' covenant, if such test were applied at such date using the Adjusted Consolidated Interest Coverage Ratio.

     'Affiliate' of any Person means any Person (i) which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person, (ii) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock, or more than 20% of all classes of Capital Stock (other than preferred stock) in the aggregate, of the referent Person, (iii) of which 10% or more of the Voting Stock, or more than 20% of all classes of Capital Stock (other than preferred stock) in the aggregate, is beneficially owned or held, directly or indirectly, by the referent Person or (iv) with respect to an individual, any immediate family member of such Person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     'Asset Sale' means any sale, issuance, conveyance, transfer, lease, assignment or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a 'transfer'), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Subsidiary or (b) any other properties or assets of the Company or any of its Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, inventory or other properties or assets in the ordinary course of business. For the purposes of this definition, the term 'Asset Sale' shall not include any of the following: (i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under 'Certain Covenants -- Limitations on Mergers and Certain Other Transactions'; (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the 'Limitations on Restricted Payments' covenant; (iii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either no longer used or useful in the business of the Company or its Subsidiaries, provided that the proceeds thereof are used to purchase replacement or similar assets for use in the business of the Company and its Subsidiaries; and (iv) any transfers that, but

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for this clause (iv), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $500,000.

     'Attributable Indebtedness,' when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, property subject to such Sale and Leaseback Transaction and the present value (discounted at a rate equivalent to the Company's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

     'Board of Directors' of any Person means the board of directors of such Person. Unless otherwise specified, 'Board of Directors' means the Board of Directors of Parent.

     'Board Resolution' means a duly adopted resolution of the Board of Directors.

     'Capital Stock' of any Person means (i) any and all shares or other equity interests (including without limitation common stock, preferred stock and partnership interests) in such Person and (ii) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

     'Capitalized Lease Obligations' of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     'Cash Equivalents' means (i) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) U.S. dollar denominated time deposits and certificates of deposit of any financial institution (a) that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million or (b) whose short-term commercial paper rating or that of its parent company is at least A-1 or the equivalent thereof from S&P or P-1 or the equivalent thereof from Moody's (any such bank, an 'Approved Bank'), in each case with a maturity of 360 days or less from the date of acquisition; (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing no more than 360 days from the date of acquisition; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
(i) above entered into with any commercial bank meeting the specifications of clause (ii)(a) above; (v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above; and (vi) time deposits and certificates of deposit of any commercial bank of recognized standing having capital and surplus in excess of the local currency equivalent of $100,000,000 incorporated in a country where the Company has one or more locally operating Foreign Subsidiaries, and that is, as of the Issue Date, providing banking services to the Company or any of its Foreign Subsidiaries.

     'Change of Control' means the occurrence of any of the following: (i) the consummation of any transaction the result of which is (x) if such transaction occurs prior to the first sale of Voting Stock of Parent or the Company pursuant to a registration statement under the Securities Act that results in at least 20% of the then outstanding Voting Stock of Parent or the Company having been sold to the public, that either (A) Control Group Members beneficially own, directly or indirectly, less than 51% of the Voting Stock of the Company or Parent (such percentage determined, for purposes of this definition, as a percentage of the total voting power of all Voting Stock of the relevant Person) or (B) any other Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 51% of

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the Voting Stock of the Company or Parent (including in any event through direct or indirect beneficial ownership of Capital Stock of Control Group Members referred to in clause (ii) of the definition thereof) and (y) if such transaction occurs thereafter, that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Control Group Members), is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 40% of the Voting Stock of the Company or Parent at any time at which Control Group Members do not beneficially own, directly or indirectly, at least 51% of the Voting Stock of the Company and Parent, (ii) the Company or Parent consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company or Parent and their Subsidiaries, in either case taken as a whole, to any Person, or any Person consolidates with, or merges with or into, the Company or Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Parent, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company or Parent, as the case may be, is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company or Parent, as the case may be, immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction, or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Parent, as the case may be, was approved by either (i) a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) a Control Group Member) cease for any reason to constitute a majority of the Board of Directors of the Company or Parent, as the case may be, then in office.

     'Consolidated Amortization Expense' for any period means the amortization expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

     'Consolidated Depreciation Expense' for any period means the depreciation expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

     'Consolidated Income Tax Expense' for any period means the provision for taxes based on income and profits of the Company and its Restricted Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income for such period.

     'Consolidated Interest Coverage Ratio' means, with respect to any determination date, the ratio of (a) EBITDA for the four full fiscal quarters immediately preceding the determination date (for any determination, the 'Reference Period') to (b) Consolidated Interest Expense for such Reference Period. In making such computations, (i) EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred or the Disqualified Capital Stock to be issued (and all other Indebtedness incurred or Disqualified Capital Stock issued after the first day of such Reference Period referred to in the covenant described under ' -- Certain Covenants -- Limitations on Additional Indebtedness' through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Disqualified Capital Stock), including the refinancing of other Indebtedness, had been incurred on the first day of such Reference Period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the stated maturity thereof, in either case since the first day of such Reference Period through and including the date of determination, had been consummated on such first day of such Reference Period; (ii) the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on

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a pro forma basis in accordance with the covenant described under ' -- Certain
Covenants -- Limitations on Additional Indebtedness' and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate; (iii) the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under ' -- Certain Covenants -- Limitations on Additional Indebtedness' shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility; (iv) notwithstanding the foregoing clauses (ii) and (iii), interest on Indebtedness determined on a floating rate basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and (v) if after the first day of the applicable Reference Period and before the date of determination, the Company has permanently retired any Indebtedness out of the net proceeds of the issuance and sale of shares of Capital Stock (other than Disqualified Capital Stock) of the Company within 60 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

     'Consolidated Interest Expense' for any period means the sum, without duplication, of the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, (iii) the net costs associated with Hedging Obligations, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations,
(vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest, (ix) all cash dividend payments (and non-cash dividend payments in the case of a Restricted Subsidiary) on any series of preferred stock of the Company or any Restricted Subsidiary, (x) all interest payable with respect to discontinued operations, and (xi) all interest on any Indebtedness of any other Person guaranteed by the Company or any Restricted Subsidiary.

     'Consolidated Net Income' for any period means the net income (or loss) of the Company and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than Parent, the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by Parent, the Company and its Restricted Subsidiaries in the form of cash dividends during such period; (ii) except to the extent includible in the consolidated net income of Parent pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary; (iii) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income (a) is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period or (b) would be subject to any taxes payable on such dividend or distribution; (iv) any gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any loss), together with any related provisions for taxes on any such gain (or, if applicable, the tax effects of such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any of its Restricted Subsidiary, (v) any

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extraordinary gain (or, only in the case of a determination of Consolidated Net
Income as used in EBITDA, any extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or, if applicable, the tax effects of such extraordinary loss), realized by Parent, the Company or any Restricted Subsidiary during such period; (vi) any non-cash loss during Fiscal Year 1998 reflecting the decrease in deferred tax assets resulting from the Acquisition and transactions consummated in connection therewith and (vii) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and provided, further, that (A) any gain referred to in clauses (iv) and (v) above that relates to a Restricted Investment and which is received in cash by the Company or a Restricted Subsidiary during such period shall be included in the consolidated net income of the Company, (B) to the extent deducted in determining consolidated net income for such period and not otherwise added back pursuant to the foregoing clauses of this definition, the amount of expenses in respect of Specified Transaction Payments attributable to such period shall be added back in determining Consolidated Net Income for such period, and (C) to the extent not otherwise deducted in determining such consolidated net income for any period, all payments made to Parent pursuant to any Tax Sharing Agreement or otherwise in respect of taxes for such period shall be deducted from the consolidated net income of the Company.

     'Consolidated Net Worth' means, with respect to any Person as of any date, the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

     'Control Group Members' means (i) the natural person or persons who are the ultimate beneficial owners of Granaria Holdings N.V. on the Issue Date as disclosed under 'Security Ownership and Certain Beneficial Owners and Management of Parent' and members of their immediate families and any spouse, parent or descendant of any such person, or a trust the beneficiaries of which include only any of the foregoing and any corporation or other entity all of the Capital Stock of which (other than directors' qualifying shares) is owned by any of the foregoing or (ii) any corporation or other entity at least 51% of the Voting Stock of which is owned by any of the Persons referred to in clause (i).

     'Coverage Ratio Incurrence Condition' would be met at any specified time only if the Company (or its Successor, as the case may be) would be able to incur $1.00 of additional Indebtedness at such specified time pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described under ' -- Certain Covenants -- Limitations on Additional Indebtedness'.

     'Default' means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

     'Designated Senior Indebtedness' means (i) Parent's guarantee of the Indebtedness under the New Credit Agreement (whether incurred pursuant to the definition of Permitted Indebtedness or pursuant to the covenant described under ' -- Limitations on Additional Indebtedness' covenant) and (ii) Parent's guarantee of the Notes.

     'Disqualified Capital Stock' means any Capital Stock of such Person or any of its Subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to March 1, 2008; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, shall not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

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     'EBITDA' for any period mean without duplication, the sum of the amounts for such period of (i) Consolidated Net Income plus (ii) in each case to the extent deducted in determining Consolidated Net Income for such period (and without duplication), (A) Consolidated Income Tax Expense, (B) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense), (C) Consolidated Depreciation Expense, (D) Consolidated Interest Expense and (E) all other non-cash items reducing the Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP and minus (iii) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such Period.

     'Eligible Junior Securities' means (a) the common stock of Parent and (b) any preferred stock of Parent that (i) has a maturity date or mandatory redemption date not earlier than March 1, 2009, (ii) has no remedies for missed dividends other than accrual on a cumulative basis and appointment of not more than two directors to the Board of Directors of Parent, (iii) is not convertible, puttable or exchangeable into any other security of Parent other than common stock, and (iv) is not, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, and upon the happening of any event or the passage of time would not be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to March 1, 2009.

     'Equity Offering' means an underwritten primary offering of Eligible Junior Securities of Parent pursuant to a registration statement filed with the Commission in accordance with the Securities Act, or pursuant to a private placement pursuant to an available exemption from registration and, in the case of any such private placement, a majority of such placement of which is sold to Persons that are not then and were not at the Issue Date Affiliates of Granaria Holdings.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Exchange Debentures Expense' means, for any period, the aggregate amount of all cash and non-cash interest payments on the Exchange Debentures made with respect to such period.

     'Existing Indebtedness' means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the Issue Date.

     'Fair Market Value' of any asset or items means the fair market value of such asset or items as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

     'Foreign Subsidiary' means any Subsidiary of the Company that is not incorporated or organized in the United States or in any State thereof.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

     'Granaria Holdings' means Granaria Holdings NV, a Dutch corporation, and its successors.

     'Guarantors' means each of the Subsidiary Guarantors and Parent, and 'Guarantor' means any one of the foregoing.

     'Hedging Obligations' of any Person means the obligations of such Person pursuant to (i) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (ii) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (iii) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case, entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

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     'Immaterial Subsidiary' means (i) any Subsidiary of the Company which does not own assets in excess of $50,000, (ii) any Name Holder Subsidiary, and (iii) Eagle-Picher Inc., a Virgin Islands foreign sales corporation.

     'incur' means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (i) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (ii) neither the accrual of interest nor the accretion of accreted value shall be deemed to be an incurrence of Indebtedness.

     'Indebtedness' of any Person at any date means, without duplication: (i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which payable is not overdue by more than 60 days according to the original terms of sale unless such payable is being contested in good faith; (v) the maximum fixed redemption or repurchase price of all Disqualified Capital Stock of such Person; (vi) all Capitalized Lease Obligations of such Person; (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; (ix) all Attributable Indebtedness; and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of the preceding sentence, the 'maximum fixed redemption or repurchase price' of any Disqualified Capital Stock that does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased or redeemed on any date on which Indebtedness shall be required to be determined pursuant to the Exchange Debentures Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

     'Independent Director' means a director of the Company who has not and whose Affiliates have not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company or any of its Affiliates, other than customary directors fees for serving on the Board of Directors of the Company or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Company's or Affiliate's board and board committee meetings.

     'Independent Financial Advisor' means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates.

     'Investments' of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or similar credit extensions constituting

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Indebtedness of such Person, and any guarantee of Indebtedness of any other
Person, (ii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iii) all other items that would be classified as investments (including without limitation purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     'Issue Date' means the date the Series A Senior Preferred Stock is initially issued.

     'Lien' means, with respect to any asset or property, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including without limitation any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

     'Moody's' means Moody's Investors Service, Inc., and its successors.

     'Name Holder Subsidiary' means any Subsidiary of the Company incorporated and existing solely for the purpose of reserving the corporate name of such Subsidiary and which does not conduct any business or hold any assets other than shares of another Name Holder Subsidiary.

     'Net Available Proceeds' means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the properties or assets subject to the Asset Sale or having a Lien therein and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

     'New Credit Agreement' means the Credit Agreement dated as of February 24, 1998 by and among ABN AMRO Bank N.V., as agent, PNC Bank, National Association, as documentation agent, the banks party thereto, the Company and the Guarantors, together with any additional guarantees by the Guarantors and security agreements, as any of the foregoing may be subsequently amended, restated, refinanced, or replaced from time to time, and shall include agreements in respect of Hedging Obligations designed to protect against fluctuations in interest rates and entered into with respect to loans thereunder.

     'Non-Recourse Purchase Money Indebtedness' means Indebtedness of the Company or any of its Subsidiaries incurred (a) to finance the purchase of any assets of the Company or any of its Subsidiaries within 90 days of such purchase, (b) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (c) to the extent the purchase cost of such assets is or should be included in 'additions to property, plant and equipment' in accordance with GAAP, and (d) to the extent that such Indebtedness is non-recourse to the Company or any of its Subsidiaries or any of their respective assets other than the assets so purchased.

     'Notes' means the 9 3/8% Senior Subordinated Notes due 2008 of the Company, as they may be amended, restated, refinanced or replaced from time to time.

     'Note Guarantees' means, collectively, the guarantee of the payment obligations under the Notes by Parent and each Subsidiary Guarantor.

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     'Notes Indenture' means the Indenture dated as of February 24, 1998 among the Company, the Guarantors and the Notes Trustee.

     'Notes Trustee' means the Bank of New York, as trustee under the Notes Indenture.

     'Obligation' means any principal, interest (including, in the case of Senior Indebtedness, interest accruing subsequent to the filing of a petition in bankruptcy or insolvency at the rate specified in the document relating to such Indebtedness, whether or not such interest is an allowed claim permitted to be enforced against the obligor under applicable law), penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

     'Officer' means any of the following of the Parent or, where the context requires, the Company: the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

     'Officers' Certificate' means a certificate signed by any two Officers.

     'Opinion of Counsel' means a written opinion from legal counsel (such counsel may be an employee of or counsel to Parent or the Trustee) that complies with the requirements of this Indenture.

     'Payment Restriction' with respect to a Subsidiary of any Person, means any encumbrance, restriction of limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary or such Person, (c) guarantee any Indebtedness of the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to such Person or any other Subsidiary of such Person (other than customary restrictions on transfers of property subject to a Lien permitted under the Exchange Debentures Indenture) or (ii) such Person or any other Subsidiary of such Person to receive or retain any such dividends, distributions or payments, loans or advances, guarantee, or transfer of properties or assets.

     'Permitted Indebtedness' means any of the following:

          (i) Indebtedness of the Company and any Subsidiary Guarantor under the New Credit Agreement in an aggregate principal amount at any time outstanding not to exceed (a) under the Senior Secured Term Loan Facility, $225 million, less the amount thereof that has been repaid under the covenant described under ' -- Certain Covenants -- Limitations on Asset Sales' and (b) under the Revolving Loan Facility the greater of (x) $175 million and (y) the sum of 80% of the book value of the eligible accounts receivable and 50% of inventory of the Company and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP;

          (ii) Indebtedness under the Notes, the Note Guarantees and the Notes Indenture;

          (iii) Existing Indebtedness;

          (iv) Indebtedness under Hedging Obligations, provided that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the 'Limitations on Additional Indebtedness' covenant, and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;

          (v) Indebtedness of the Company to a Subsidiary Guarantor and Indebtedness of any Subsidiary Guarantor to the Company or any other Subsidiary Guarantor; provided, however, that upon either (1) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Subsidiary Guarantor), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the 'Limitations on Additional Indebtedness' covenant at the time the Subsidiary Guarantor in question ceased to be a Subsidiary Guarantor or the time such transfer or other disposition occurred;

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          (vi) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company in the ordinary course of business, including guarantees or obligations of the Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (vii) Indebtedness in respect of Non-Recourse Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary;

          (viii) Refinancing Indebtedness; and

          (ix) Indebtedness, in addition to Indebtedness incurred pursuant to the foregoing clauses of this definition, with an aggregate principal face or stated amount (as applicable) at any time outstanding for all such Indebtedness incurred pursuant to this clause not in excess of $35.0 million; provided, however, that (A) Indebtedness under letters of credit and performance bonds issued for the account of a Foreign Subsidiary pursuant to this clause to finance trade activities or otherwise in the ordinary course of business, and not to support borrowed money or the obtaining of advances or credit, may not exceed $10.0 million in an aggregate stated or face amount for all such letters of credit and performance bonds and (B) the aggregate principal amount at any time outstanding for all other Indebtedness incurred by all Foreign Subsidiaries pursuant to this clause may not exceed $25.0 million.

     'Permitted Junior Securities' means any securities of Parent provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Exchange Debentures are subordinated to Senior Indebtedness.

     'Permitted Parent Transactions' means (i) the execution, delivery and performance by Parent of its obligations under, (x) any guarantees by Parent of Obligations of the Company and/or its Restricted Subsidiaries with respect to the New Credit Agreement and/or the Notes and the pledge of capital stock of the Company as collateral for its obligations under any such guarantee, and the guarantee by Parent of any other Indebtedness of the Company and/or its Restricted Subsidiaries which such Indebtedness is permitted to be incurred without causing a Default or Event of Default, (y) any Tax Sharing Agreement and other transactions expressly permitted pursuant to clause (vi) or (vii) of the 'Transactions with Affiliates' covenant, (ii) the establishment of a wholly-owned Subsidiary (other than a Subsidiary of the Company) for use as a vehicle for the consummation of an acquisition where all or a substantial part of the consideration therefor consists of Eligible Junior Securities of Parent (a 'Special Purpose Acquisition Subsidiary'), provided that (A) any such Subsidiary shall become a direct or indirect Wholly-Owned Restricted Subsidiary of the Company within 60 days after the consummation of such acquisition and, at the time of such acquisition, could become a Wholly-Owned Restricted Subsidiary of the Company without causing an Event of Default to occur and (B) immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing) (iii) any Investment in the Company, (iv) payments with respect to the Exchange Debentures and any Restricted Payment that is permitted in accordance with the 'Limitations on Restricted Payments' covenant, (v) the performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with the last sentence under the 'Limitations on Activities by Parent' covenant and (vi) the execution and delivery of the Exchange Debentures Indenture and the Exchange Debentures.

     'Person' means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     'Plan of Liquidation' with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

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     'Refinancing Indebtedness' means Indebtedness of the Company or a
Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, 'repay'), or constituting an amendment, modification or supplement to or a deferral or renewal of (collectively, an 'amendment'), any Indebtedness of the Company or any Restricted Subsidiary (the 'Refinanced Indebtedness') in a principal amount not in excess of the principal amount of the Refinanced Indebtedness (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that: (i) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness, (ii) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) the Notes, or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes at least to the same extent as the Refinanced Indebtedness; (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and (iv) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets (which may include after-acquired assets), that the Refinanced Indebtedness is secured.

     'Related Business' means any business in which the Company and its Subsidiaries operate on the Issue Date, or that is closely related to or complements the business of the Company and its Subsidiaries, as such business exists on the Issue Date.

     'Related Business Investment' means any Investment directly by the Company or its Subsidiaries in any Related Business.

     'Related Party Agreement' means any management or advisory agreements or other arrangements with any Affiliate of the Company or with any other direct or indirect holder of more than 10% of any class of the Company's or Parents' capital stock (except, in any such case, Parent, the Company or any Restricted Subsidiary), but excluding in any event arrangements with ABN AMRO Bank N.V. and its Affiliates or their respective successors (i) under the New Credit Agreement or the Notes or in connection therewith, (ii) in connection with the offering of the Notes and the Series A Senior Preferred Stock or (iii) pursuant to other banking, financing or underwriting activity entered into in the ordinary course of business.

     'Restricted Debt Payment' means any purchase, redemption, defeasance (including without limitation in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

     'Restricted Investment' means any Investment by the Company or any Restricted Subsidiary (other than investments in Cash Equivalents) in any Person that is not the Company or a Restricted Subsidiary, including in any Unrestricted Subsidiary.

     'Restricted Payment' means with respect to any Person: (i) the declaration or payment of any dividend (other than a dividend declared and paid (x) by the Company to Parent, (y) by a Wholly-Owned Restricted Subsidiary to holders of its Capital Stock, or (z) by a Subsidiary (other than a Wholly-Owned Restricted Subsidiary) to its shareholders on a pro rata basis, but only to the extent of the dividends actually received by Parent, the Company or a Restricted Subsidiary) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Capital Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of (A) the Capital Stock of Parent or (B) the Capital Stock of the Company or any Restricted Subsidiary, or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock, and excluding any such payment to the extent actually

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received by Parent, the Company or a Restricted Subsidiary); (iii) any
Restricted Investment; (iv) any Restricted Debt Payment; or (v) payments by Parent, the Company or its Restricted Subsidiaries in respect of any Related Party Agreement. Notwithstanding the foregoing, 'Restricted Payment' shall in no event include any payment on or with respect to the Exchange Debentures, including without limitation any payment of principal, premium or interest on the Exchange Debentures, or purchases, redemptions, retirement for value or repurchases thereof.

     'Restricted Subsidiary' means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     'Revolving Loan Facility' means the revolving loan facility provided under the New Credit Agreement.

     'S&P' means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

     'Sale and Leaseback Transactions' means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

     'Securities Act' means the U.S. Securities Act of 1933, as amended.

     'Senior Indebtedness' means any Designated Senior Indebtedness.

     'Senior Preferred Stock' means, collectively, the Series A Senior Preferred Stock and the Series B Senior Preferred Stock.

     'Senior Secured Term Loan Facility' means the term loan facility providing for the senior secured Tranche A, Tranche B and Tranche C term loans.

     'Series A Senior Preferred Stock' means the 11 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock of Parent.

     'Series B Senior Preferred Stock' means the 11 3/4% Series B Cumulative Redeemable Exchangeable Preferred Stock of Parent.

     'Significant Subsidiary' means any Subsidiary of the Company that would be a 'Significant Subsidiary' as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date, except all references to '10 percent' in such definition shall be changed to '2 percent'.

     'Specified Transaction Payments' means the following payments made to or for the benefit of present or future officers and employees of the Company and its Affiliates, or to Granaria Holdings and its Affiliates, in each case in connection with the Acquisition and on terms (including without limitation the amount thereof) substantially as described in the Offering Memorandum, but only to the extent that the aggregate amount thereof does not exceed $43.2 million for all periods from and after the Issue Date: (i) payments to finance or refinance the purchase by such officers and employees (or a trust for their benefit) of capital stock of Parent or its parent company, the grant or vesting of any award of such capital stock and the payment by such officers and employees of income taxes in respect thereof, (ii) stay put and other incentive bonuses, (iii) severance payments and (iv) transaction fees paid to Granaria Holdings.

     'Subordinated Indebtedness' means Indebtedness of Parent that is subordinated in right of payment to the Exchange Debentures.

     'Subsidiary' of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of Voting Stock is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Voting Stock of such entity entitling the holder thereof to vote or otherwise participate in the selection of the governing body, partners, managers or others that control the management and policies of such entity. Unless otherwise specified, 'Subsidiary' means a Subsidiary of the Company.

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     'Subsidiary Guarantors' means each domestic Restricted Subsidiary of the
Company (other than an Immaterial Subsidiary) and each other person who is required to become (or whom the Company otherwise causes to become) a Subsidiary Guarantor by the terms of the Notes Indenture.

     'Tax Sharing Agreement' means any tax sharing agreement or arrangement entered or to be entered into by Parent, the Company and its Subsidiaries, providing for payments by or to Parent, the Company and its Subsidiaries that, in each case, are not in excess of the tax liabilities that would have been payable by such Person on a stand-alone basis.

     'Unrestricted Subsidiary' means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, and any such designation shall be deemed to be a Restricted Investment at the time of and immediately upon such designation by the Company and its Restricted Subsidiaries in the amount of the Consolidated Net Worth of such designated Subsidiary and its consolidated Subsidiaries at such time, provided that such designation shall be permitted only if (A) the Company and its Restricted Subsidiaries would be able to make the Restricted Investment deemed made pursuant to such designation at such time, (B) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is Guaranteed by the Company or any Restricted Subsidiary, (y) is recourse to the Company or any Restricted Subsidiary or (z) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (C) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any restricted Subsidiary due and payable prior to its maturity. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and any such designation shall be deemed to be an incurrence by the Company and its Subsidiaries of the Indebtedness (if any) of such Subsidiary so designated for purposes of the 'Limitations on Additional Indebtedness' covenant as of the date of such designation, provided that such designation shall be permitted only if immediately after giving effect to such designation and the incurrence of any such additional Indebtedness deemed to have been incurred thereby (x) the Company would meet the Coverage Ratio Incurrence Condition and (y) no Default or Event of Default shall be continuing. Any such designation by the Board of Directors described in the two preceding sentences shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations of such certificate.

     'Voting Stock' with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

     'Weighted Average Life to Maturity', when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

     'Wholly-Owned Restricted Subsidiary' means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

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                              PLAN OF DISTRIBUTION

     Each Holder desiring to participate in the Preferred Stock Exchange Offer will be required to represent, among other things, that (i) it is not an 'affiliate' (as defined in Rule 405 of the Securities Act) of Parent (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Series B Preferred Stock and (iii) it is acquiring the Series B Preferred Stock in the ordinary course of its business (a Holder unable to make the foregoing representation is referred to as a 'Restricted Holder'). A Restricted Holder will not be able to participate in the Preferred Stock Exchange Offer and may only sell its Series A Preferred Stock pursuant to a registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

     Each broker-dealer (other than a Restricted Holder) that receives Series B Preferred Stock for its own account pursuant to the Preferred Stock Exchange Offer (a 'Participating Broker-Dealer') must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Series B Preferred Stock. Based upon interpretations by the staff of the Commission, Parent believes that Series B Preferred Stock issued pursuant to the Preferred Stock Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a participating Broker-Dealer upon compliance with the prospectus delivery requirements of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with resales of Series B Preferred Stock received in exchange for Series A Preferred Stock where such Series A Preferred Stock was acquired as a result of market-making activities or other trading activities. Parent has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. If Parent is not so notified by any Participating Broker-Dealers that they may be subject to such requirements or if it is later notified by all such Participating Broker-Dealers that they are no longer subject to such requirements, Parent will not be required to maintain the effectiveness of the Preferred Stock Exchange Offer Registration Statement or to amend or supplement this Prospectus following the consummation of the Preferred Stock Exchange Offer or following such date of notification, as the case may be. Parent believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities.

     Based on interpretations by the staff of the Commission, Parent believes that Series B Preferred Stock issued pursuant to the Preferred Stock Exchange Offer may be offered for resale, resold, and other transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

     Neither Parent nor the Company will receive any proceeds from any sale of Series B Preferred Stock by broker-dealers (including Participating Broker-Dealers). Series B Preferred Stock received by Participating Broker-Dealers for their own accounts pursuant to the Preferred Stock Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Series B Preferred Stock. Any Participating Broker-Dealer that resells Series B Preferred Stock may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Series B Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Preferred Stock Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify Holders of the

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Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

     By acceptance of the Preferred Stock Exchange Offer, each Participating Broker-Dealer that receives Series B Preferred Stock pursuant to the Preferred Stock Exchange Offer hereby agrees to notify Parent prior to using the Prospectus in connection with the sale or transfer of Series B Preferred Stock, and acknowledges and agrees that, upon receipt of notice from Parent of the happening of any event that makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice Parent agrees to deliver promptly to such Participating Broker-Dealer), such Participating Broker-Dealer will suspend use of the Prospectus until Parent has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such Participating Broker-Dealer.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax consequences generally applicable to the exchange of Class A Preferred Stock for Class B Preferred Stock and the ownership and disposition of Preferred Stock. The federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), applicable Treasury Regulations ('Treasury Regulations'), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the 'IRS'). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. This discussion applies only to a beneficial owner of the Class B Preferred Stock that for U.S. federal income tax purposes is (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of source, (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of the Preferred Stock is effectively connected with the conduct of a United States trade or business (or, if applicable, attributable to a permanent establishment situated in the United States) (a 'Holder').

     This summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on particular Holders, and does not address foreign, state, local or other tax consequences. This summary does not address the federal income tax consequences to (a) special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, real estate investment trusts, dealers in securities or currencies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, (b) Holders that hold the Class B Preferred Stock and the Exchange Debentures that may be issued in redemption of the Class B Preferred Stock as part of a position in a 'straddle,' or as part of a 'hedging,' 'conversion,' or other integrated investment transaction for federal income tax purposes, (c) Holders that do not hold the Class B Preferred Stock and the Exchange Debentures as capital assets within the meaning of Section 1221 of the Code or (d) Holders whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF THE CLASS B PREFERRED STOCK IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING

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THE PURCHASE, HOLDING AND DISPOSITION OF THE CLASS B PREFERRED STOCK OR THE
EXCHANGE DEBENTURES.

     As used in this summary, 'Preferred Stock' means either Class A Preferred Stock or Class B Preferred Stock and, where the context so requires, 'the Preferred Stock' or 'such Preferred Stock' includes, Preferred Stock for which the relevant Preferred Stock was exchanged pursuant to the Preferred Stock Exchange Offer.

PREFERRED STOCK EXCHANGE OFFER

     The exchange of Class A Preferred Stock for Class B Preferred Stock pursuant to the Preferred Stock Exchange Offer should not be a taxable event for U.S. federal income tax purposes. As a result, there should be no U.S. federal income tax consequences to Holders exchanging Class A Preferred Stock for Class B Preferred Stock pursuant to the Preferred Stock Exchange Offer and immediately after the Expiration Date Holders should have the same tax basis and holding period in the Class B Preferred Stock as in the Class A Preferred Stock exchanged therefor.

DISPOSITION OF THE CLASS B PREFERRED STOCK

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Parent and including an exchange for the Exchange Debentures) or other disposition of Preferred Stock will be a taxable event for U.S. federal income tax purposes. In such event and subject to dividend treatment described in ' -- Redemption of Preferred Stock,' below, a Holder of Preferred Stock will generally recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property or the issue price of the Exchange Debentures, if any, received and (ii) the Holder's tax basis in the Preferred Stock. Any such gain or loss will generally be capital gain or loss. The issue price of the Exchange Debentures would be determined in the manner described below for purposes of computing OID (if any) on the Exchange Debentures. See ' -- Interest on the Exchange Debentures.' Recently enacted legislation includes substantial changes to the federal taxation of capital gains recognized by individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deduction for capital losses is subject to certain limitations. Prospective investors should consult their tax advisors regarding the treatment of capital gains and losses.

DIVIDENDS ON THE PREFERRED STOCK

     Dividends paid on the Preferred Stock will be taxable as ordinary income to the extent of Parent's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions paid on the Preferred Stock exceeds Parent's current or accumulated earnings and profits, the distributions will be treated first as a return of capital, thus reducing the Holder's adjusted tax basis in such Preferred Stock and increasing the amount of gain (or reducing the amount of loss) that may be realized by such Holder upon a sale or exchange of the Preferred Stock and the amount which exceeds the Holder's adjusted basis in the Preferred Stock will be taxed as capital gain, and, in the case of a Holder who is an individual, will be subject to a 20% maximum tax rate if the Holder's holding period for such Preferred Stock exceeds eighteen months and subject to a 28% maximum tax rate if the Holder's holding period for such Preferred Stock exceeds twelve months but is less than eighteen months. See 'Disposition of the Preferred Stock' regarding certain rules applicable to such gain or loss. For purposes of the remainder of this discussion, the term 'dividend' refers to a distribution paid out of Parent's allocable earnings and profits, unless the context indicates otherwise.

     Dividends Received Deduction. Dividends paid to a corporate Holder who owns less than 20% of the stock of Parent (by vote or value) will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to the limitations contained in Sections 246 and 246A of the Code. In general, the dividends-received deduction is available only if the stock in respect of which the dividend is paid is held for at least 46 days during the 90-day period that begins 45 days before the stock becomes ex-dividend with respect to the dividend (91 days during the 180-day period that begins 90 days before

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the stock becomes ex-dividend with respect to a dividend in the case of a dividend attributable to a period or periods aggregating more than 366 days). Under section 246(c) of the Code, a taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The dividends-received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction is limited to specified percentages of a corporate Holder's taxable income and may be reduced or eliminated if the corporate Holder has indebtedness 'directly attributable' to its investment in the stock. Prospective corporate purchasers of the Preferred Stock should consult their own tax advisors to determine whether these limitations might apply to them.

     For purposes of computing its alternative minimum tax, dividends eligible for the 70 percent dividends received deduction are included in a corporate Holder's 'adjusted current earnings.' If such adjusted current earnings exceed the corporate Holder's alternative minimum taxable income (determined without regard to the adjustments for adjusted current earnings or the alternative tax net operating loss deduction), 75% of the excess is added to the Holder's alternative minimum taxable income.

     Extraordinary Dividend. Under Section 1059 of the Code, if a corporate Holder receives an 'extraordinary dividend' from Parent with respect to Preferred Stock which it has not held for more than two years on the dividend announcement date, the basis of the Preferred Stock will be reduced (but not below zero) by the non-taxed portion of the dividend. The reduction in basis is treated as occurring at the beginning of the ex-dividend date of the extraordinary dividend to which the reduction relates. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of the Preferred Stock in the year in which the extraordinary dividend is received. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An extraordinary dividend on the Preferred Stock generally would include any dividend that (i) equals or exceeds 5% of the Holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the Holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a Holder may elect to use the fair market value of such stock rather than its adjusted tax basis for purposes of determining the applicable percentage limitation if the Holder is able to establish to the satisfaction of the IRS the fair market value of the Preferred Stock as of the day before the ex-dividend date. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption of the Preferred Stock that is either non-pro rata as to all holders of Parent stock or part of a partial liquidation, without regard to the period the Holder held the stock. Corporate Holders should see 'Redemption of the Preferred Stock' for a discussion of when a redemption of the Preferred Stock will constitute an extraordinary dividend.

     Certain 'qualified preferred dividends,' however, are not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired, provided, however, that the actual rate of return (as determined under Section 1059(e)(3) of the Code) on such stock does not exceed 15%. If a qualified preferred dividend announced within two years of the date of acquisition of the preferred stock exceeds the 5% (or 20%) threshold for extraordinary dividend status described above, (i) section 1059(a) will not apply (and no reduction in basis will be required) if the Holder holds the stock for more than five years and (ii) if the Holder disposes of the stock before it has been held for more than five years, the aggregate reduction in basis under
Section 1059(a) will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the Holder over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return, as determined under Section 1059(e)(3) of the Code. The length of time that a Holder is deemed to have held stock for purposes of
Section 1059 of the Code is determined under principles similar to those contained in Section 246(c) of the Code discussed above.

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PREFERRED STOCK DISCOUNT

     The Preferred Stock is subject to mandatory redemption on March 1, 2008, or earlier upon the occurrence of certain events (the 'Mandatory Redemption'). In addition, on or after March 1, 2003 and subject to certain restrictions, the Preferred Stock is redeemable at any time at the option of Parent at specified redemption prices (the 'Optional Redemption'). See 'Description of Preferred Stock -- Optional Redemption' and 'Mandatory Redemption.' Pursuant to section 305(c) of the Code, Holders of Preferred Stock generally will be required to treat a portion of the difference between the Preferred Stock's issue price and its redemption price as constructive distributions of property includible in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

     Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the Holders of such preferred stock on an economic accrual basis. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed (the 'Redemption Price') exceeds its issue price by more than a de minimis amount. For this purpose, such excess (the 'Preferred Stock Discount') will be treated as zero, if it is less than 1/4 of 1% of the Redemption Price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. The Preferred Stock Discount is taxable as a constructive distribution to the Holder (treated as a dividend to the extent of Parent's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the Preferred Stock using a constant yield method similar to that employed for accruing original issue discount pursuant to the Code. See 'Interest on the Exchange Debentures -- Original Issue Discount.'

     The Preferred Stock Discount will arise due to the Optional Redemption feature only if, based on all of the facts and circumstances as of the date the Preferred Stock is issued, redemption pursuant to the Optional Redemption is more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the Holder has legal or practical control, such as changes in prevailing dividend rates. The Treasury Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the Holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and
(iii) exercise of the option to redeem would not reduce the yield of the stock. Although the issue is not free from doubt, Parent believes that the Preferred Stock should not be considered to have been issued with Preferred Stock Discount by reason of the Optional Redemption feature.

REDEMPTION OF THE PREFERRED STOCK

     A redemption of shares of the Preferred Stock for cash or for Exchange Debentures will be a taxable event. A redemption of shares of the Preferred Stock for cash will be treated as a dividend to the extent of Parent's current or accumulated earnings and profits, unless the redemption (i) results in a 'complete termination' of the Holder's stock interest in Parent under Section 302(b)(3) of the Code, (ii) constitutes a 'substantially disproportionate redemption of stock' under Section 302(b)(2) of the Code or (iii) is 'not essentially equivalent to a dividend' with respect to the Holder under Section 302(b)(1) of the Code. In determining whether the redemption is treated as a dividend, the Holder must take into account not only stock he or she actually owns, but also stock constructively owned within the meaning of Section 318 of the Code. A distribution to a Holder will be 'not essentially equivalent to a dividend' if it results in a 'meaningful reduction' in the Holder's stock interest in Parent. For these purposes, a redemption of Preferred Stock from a Holder whose actual and constructive ownership interest in Parent common stock is minimal and who does not have actual or practical control of Parent should satisfy the 'not essentially equivalent to a dividend' test of Section 302(b)(1).

     If the redemption of the Preferred Stock for cash or for Exchange Debentures is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the

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difference between the amount of cash (or the issue price of the Exchange
Debentures as described under 'Interest on the Exchange Debentures -- Original Issue Discount' below) received and the Holder's adjusted tax basis in the Preferred Stock redeemed. This gain or loss would be capital gain or loss. See the discussion under 'Disposition of the Preferred Stock,' regarding certain rules applicable to such gain or loss.

     If a redemption of the Preferred Stock is treated as a distribution rather than a sale or exchange, the amount of the distribution will be measured by the amount of cash (or the issue price of the Exchange Debentures) received by a Holder. As described above, the distribution will be taxable as a dividend to the extent of Parent's earnings and profits. The amount of the distribution in excess of Parent's earnings and profits will reduce the Holder's basis in the redeemed Preferred Stock, and, to the extent the amount of the distribution exceeds such basis, will result in capital gain. If a Holder is left with basis in the redeemed Preferred Stock, such basis will be transferred to any remaining stock holdings in Parent.

     Under Section 1059 of the Code, as discussed above, the term extraordinary dividend includes any non-liquidating redemption of stock that is treated as a dividend that is (i) non-pro rata as to all holders of the stock of Parent or
(ii) which would not be treated as a dividend if options had not been taken into account, in both cases, irrespective of the holding period. Consequently, to the extent an exchange of the Preferred Stock constitutes a dividend, it will constitute an extraordinary dividend to a corporate Holder.

INTEREST ON THE EXCHANGE DEBENTURES

     Interest on the Exchange Debentures will be taxable to a Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the Holder's method of accounting for U.S. federal income tax purposes.

     Original Issue Discount. The Exchange Debentures may be treated as having OID. In such case, a Holder (including a cash basis Holder) generally will be required to include the interest on the Exchange Debentures in income for U.S. federal income tax purposes under the accrual method on a constant yield basis, potentially resulting in the inclusion of interest in income in advance of the receipt of cash attributable to that income.

     In general, the amount of OID, if any, on a debt instrument is the excess of its 'stated redemption price at maturity' over its 'issue price,' subject to a statutorily defined de minimis exception. The 'issue price' of an Exchange Debenture issued for publicly traded stock is equal to the fair market value of such stock unless, such Exchange Debenture is traded on an established securities market within 30 days of its issue date, in which case the issue price is its fair market value. If an Exchange Debenture is not issued for publicly traded stock, its 'issue price' is its stated principal amount or, in the event an Exchange Debenture does not bear 'adequate stated interest' within the meaning of Section 1274 of the Code, its 'imputed principal amount,' which is generally the sum of the present values of all payments due under the Exchange Debenture, discounted from the date of payment to its issue date at the appropriate 'applicable federal rate.' The 'stated redemption price at maturity' of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of 'qualified stated interest' (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that approximately takes into account the length of intervals between payments).

     In general, the amount of OID that a Holder of a debt instrument with OID must include in gross income for United States federal income tax purposes will be the sum of the 'daily portions' of OID with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such Holder holds the debt instrument. The daily portion is determined under a constant yield method by allocating to each day of an accrual period (generally, a six-month period) a pro rata portion of an amount equal to the 'adjusted issue price' of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument. The yield to maturity of a debt instrument is the discount rate that, when applied to all payments due under the debt instrument produces a present value equal to the issue price of the debt instrument. The 'adjusted issue price' is

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the issue price of the debt instrument increased by the accrued OID for all prior accrual periods (and decreased by the amount of cash payments made in all prior accrual periods, other than qualified stated interest payments).

TAX BASIS OF EXCHANGE DEBENTURES

     Unless the exchange was treated as a dividend, a Holder's initial tax basis in the Exchange Debentures will be equal to the Holder's tax basis in the Preferred Stock exchanged therefor plus the amount of gain, if any, recognized upon such exchange (i.e., the issue price). The tax basis of the Exchange Debentures in the hands of each Holder will be increased by the amount of OID, if any, on such Exchange Debentures that is included in the Holder's gross income and will be decreased by the amount of any cash payments received with respect to the debt instrument (other than payments of qualified stated interest), whether such payments are denominated as principal or interest.

ELECTION

     A Holder of Exchange Debentures, subject to certain limitations, may elect to include all interest and discount on the Exchange Debentures in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount and OID, as adjusted by any amortizable bond premium.

AMORTIZABLE BOND PREMIUM

     Generally, if the tax basis of an obligation exceeds the sum of all payments remaining on the obligation (other than qualified stated interest), such excess will constitute amortizable bond premium that the Holder may elect to amortize under the constant yield method over the period from his or her acquisition date to the obligation's maturity date. A Holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes. Under the regulations generally effective for obligations acquired on or after March 2, 1998 (or certain others by election), if the amortizable bond premium allocable to an accrual period exceeds the amount of stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the Holder's prior interest inclusions on the Exchange Debentures; any excess is generally carried forward and allocable to the next accrual period. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the Holder and may be revoked only with the consent of the IRS.

DISPOSITION OF THE EXCHANGE DEBENTURES

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Parent) or other disposition of an Exchange Debenture, will be a taxable event for U.S. federal income tax purposes. In such event, in general, a Holder of Exchange Debentures will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the Exchange Debentures not previously included in income) and (ii) the Holder's tax basis in the Exchange Debentures (as increased by any OID previously included in income by the Holder and decreased by any amortizable bond premium, if any, deducted over the term of the Exchange Debentures). Subject to the market discount rules, any such gain or loss generally will be capital gain or loss. See the discussion under 'Disposition of the Preferred Stock' for rules applicable to such gain or loss. At the time of sale, exchange, disposition, retirement or redemption, a Holder of the Exchange Debentures must also include in income any previously accrued but unrecognized OID.

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APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     Pursuant to Section 163(e)(5) and (i) of the Code, the 'disqualified portion' of the OID accruing on certain debt instruments may be treated as a dividend eligible for the dividends-received deduction. The corporation issuing such debt instrument would not be entitled to deduct this 'disqualified portion' of the OID accruing on such debt instrument and would be allowed to deduct the remainder of the OID only when paid.

     This treatment would apply to 'applicable high yield discount obligations' ('AHYDO'), which generally are debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds 5 percentage points over the 'applicable federal rate' for the month in which the obligation is issued and have 'significant' OID. A debt instrument is treated as having 'significant' OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending five years or more after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. For purposes of determining whether an Exchange Debenture is an AHYDO, Holders are bound by the issuer's determination of the appropriate accrual period. It is not possible to determine at the present time whether an Exchange Debenture will be treated as an AHYDO.

     If an Exchange Debenture is treated as an AHYDO, a corporate Holder would be treated as receiving dividend income (to the extent of Parent's current and accumulated earnings and profits) solely for purposes of the dividends-received deduction in an amount equal to the 'dividend equivalent portion' of the OID of such AHYDO. The 'disqualified portion' of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the 'total return' (the excess of all payments to be made with respect to such obligation over its issue price) on such obligation that bears the same ratio to the obligation's total return as the 'disqualified yield' (the extent to which the yield exceeds the applicable federal rate plus 6%) bears to the obligation's yield to maturity. The dividend equivalent portion of the disqualified portion is the portion of such portion that would be treated as a dividend if distributed by the issuer with respect to its stock. Parent's deduction for OID will be substantially deferred with respect to an Exchange Debenture that is treated as an AHYDO. In addition, such deduction will be permanently disallowed if and to the extent that the yield on such AHYDO exceeds the applicable federal rate by more than 6 percentage points.

BACKUP WITHHOLDING

     Under Section 3406 of the Code and applicable Treasury Regulations, a noncorporate Holder of the Preferred Stock or the Exchange Debentures may be subject to backup withholding at the rate of 31% with respect to 'reportable payments,' which include dividends or interest paid on or the proceeds of a sale, exchange or redemption of, the Preferred Stock or the Exchange Debentures. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a Taxpayer Identification Number ('TIN') to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a 'notified payee underreporting' described in Section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code. As a result, if any one of the events listed above occurs, the payor will be required to withhold an amount equal to 31% from any dividend or interest payment made with respect to the Preferred Stock or the Exchange Debentures or any payment of proceeds of a sale, exchange or redemption of the Preferred Stock or the Exchange Debentures to a noncorporate Holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the Holder's federal income tax liability, so long as the required information is provided to the IRS. The payor generally will report to the Holders of the Preferred Stock and the Exchange Debentures and to the IRS the amount of any 'reportable payments' for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF PREFERRED STOCK OR EXCHANGE DEBENTURES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP, AND DISPOSITION OF PREFERRED STOCK OR EXCHANGE DEBENTURES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

                                 LEGAL MATTERS

     The legality of the Series B Preferred Stock will be passed upon on behalf of the Company by Howard, Darby & Levin, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Eagle-Picher Industries, Inc. as of and for the year ended November 30, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given on their authority as experts in auditing and accounting. The consolidated financial statements of Eagle-Picher Industries, Inc. as of November 30, 1996 and for each of the two years in the period ended November 30, 1996, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein, and are given on the authority of said firm as experts in auditing and accounting. See 'Business -- Change in Independent Auditors.'

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Eagle-Picher Industries, Inc.
     Independent Auditors' Reports.........................................................................    F-2
     Consolidated Statements of Income (Loss) For the Years Ended November 30, 1997, 1996 and 1995.........    F-4
     Consolidated Balance Sheets as of November 30, 1997 and 1996..........................................    F-5
     Consolidated Statements of Cash Flows For the Years Ended November 30, 1997,
       1996 and 1995.......................................................................................    F-6
     Consolidated Statements of Shareholders' Equity (Deficit) For the Years Ended November 30, 1997, 1996
      and 1995.............................................................................................    F-7
     Notes to Consolidated Financial Statements............................................................    F-8
     Condensed Consolidated Statements of Income (Loss) For the Three Months Ended February 28, 1998 and
      1997 (Unaudited).....................................................................................   F-23
     Condensed Consolidated Balance Sheets as of February 28, 1998 and 1997
       (Unaudited).........................................................................................   F-24
     Condensed Consolidated Statements of Cash Flows For the Three Months Ended February 28, 1998 and 1997
      (Unaudited)..........................................................................................   F-25
     Notes to Condensed Consolidated Financial Statements (Unaudited)......................................   F-26

Eagle-Picher Holdings, Inc.
     Independent Auditors' Report..........................................................................   F-28
     Balance Sheet and Notes to Balance Sheet as of December 22, 1997......................................   F-29
     Condensed Consolidated Statements of Income For the Three Months Ended
       February 28, 1998 and 1997 (Unaudited)..............................................................   F-30
     Condensed Consolidated Balance Sheets as of February 28, 1998 and 1997
       (Unaudited).........................................................................................   F-31
     Condensed Consolidated Statements of Cash Flows For the Three Months Ended February 28, 1998 and 1997
      (Unaudited)..........................................................................................   F-32
     Notes to Condensed Consolidated Financial Statements (Unaudited)......................................   F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Eagle-Picher Industries, Inc.:

     We have audited the accompanying consolidated balance sheet of Eagle-Picher Industries, Inc. and subsidiaries as of November 30, 1997, and the related consolidated statements of loss, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Notes B and C to the consolidated financial statements, effective November 29, 1996, the Company emerged from Chapter 11 of the United States Bankruptcy Code and adopted 'fresh-start' reporting principles in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.' As a result, the consolidated financial statements for the period subsequent to the adoption of fresh-start reporting are presented on a different cost basis than that for prior periods and, therefore, are not comparable.

                                          DELOITTE & TOUCHE LLP

Cincinnati, Ohio
January 15, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Eagle-Picher Industries, Inc.:

     We have audited the accompanying consolidated balance sheet of Eagle-Picher Industries, Inc. and subsidiaries as of November 30, 1996, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the years in the two-year period ended November 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle-Picher Industries, Inc. and subsidiaries as of November 30, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended November 30, 1996 in conformity with generally accepted accounting principles.

     As discussed in Notes B and C to the consolidated financial statements, effective November 29, 1996, the Company emerged from chapter 11 of the United States Bankruptcy Code and adopted 'fresh-start' reporting principles in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, 'Financial Reporting by Entities in Reorganization under the Bankruptcy Code.'

     As discussed in Note E to the consolidated financial statements, the Company changed its method of computing LIFO for inventories of boron, germanium and other rare metals in 1996.

                                          KPMG PEAT MARWICK LLP

Cincinnati, Ohio
February 5, 1997

                         EAGLE-PICHER INDUSTRIES, INC.
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                  YEARS ENDED NOVEMBER 30,
                                                                            -------------------------------------
                                                                              1997         1996          1995
                                                                            --------    ----------    -----------

Net sales................................................................   $906,077    $  891,287    $   848,548
Operating costs and expenses
     Cost of products sold...............................................    725,010       716,926        681,373
     Selling and administrative..........................................     77,109        81,505         75,380
     Depreciation........................................................     39,671        30,338         28,296
     Amortization of intangibles.........................................     16,318           412            412
     Loss on sale of divisions...........................................      2,411        --            --
                                                                            --------    ----------    -----------
                                                                             860,519       829,181        785,461
                                                                            --------    ----------    -----------
Operating income.........................................................     45,558        62,106         63,087
Adjustment for asbestos litigation.......................................      --          502,197     (1,005,511)
Provision for other claims...............................................      --           (4,244)       --
Interest expense (contractual interest of $9,889 in 1996 and $8,897 in
  1995)..................................................................    (31,261)       (3,083)        (1,926)
Gain on sale of investment...............................................      --           --             11,505
Other income (expense)...................................................       (251)        1,345            199
                                                                            --------    ----------    -----------
Income (loss) before reorganization items, taxes, extraordinary item and
  cumulative effect of accounting change.................................     14,046       558,321       (932,646)
Fresh start revaluation..................................................      --          118,684        --
Reorganization items.....................................................      --           (2,349)        (2,225)
                                                                            --------    ----------    -----------
Income (loss) before taxes, extraordinary item and cumulative effect of
  accounting change......................................................     14,046       674,656       (934,871)
Income taxes.............................................................     17,900        52,570          9,300
                                                                            --------    ----------    -----------
Income (loss) before extraordinary item and cumulative effect of
  accounting change......................................................     (3,854)      622,086       (944,171)
Extraordinary item -- gain on discharge of pre-petition liabilities......      --        1,525,540        --
Cumulative effect of change in accounting for inventories................      --           (1,235)       --
                                                                            --------    ----------    -----------
          Net income (loss)..............................................   $ (3,854)   $2,146,391    $  (944,171)
                                                                            --------    ----------    -----------
                                                                            --------    ----------    -----------
Income (loss) per share:
     Income (loss) before extraordinary item and cumulative effect of
       accounting change.................................................   $   (.39)   $    56.34    $    (85.51)
     Extraordinary item -- gain on discharge of pre-petition
       liabilities.......................................................      --           138.17        --
     Cumulative effect of change in accounting for inventories...........      --             (.11)       --
                                                                            --------    ----------    -----------
Net income (loss) per share..............................................   $   (.39)   $   194.40    $    (85.51)
                                                                            --------    ----------    -----------
                                                                            --------    ----------    -----------

          See accompanying notes to consolidated financial statements.

                         EAGLE-PICHER INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                                                 NOVEMBER 30,
                                                                                             --------------------
                                                                                               1997        1996
                                                                                             --------    --------

ASSETS
Current assets:
     Cash and cash equivalents............................................................   $ 53,739    $ 32,725
     Receivables, less allowances of $1,614 in 1997 and $2,233 in 1996....................    130,927     132,875
     Income tax refunds receivable........................................................      3,025      73,720
     Inventories..........................................................................     92,196     102,901
     Prepaid expenses.....................................................................      8,290       8,164
     Deferred income taxes................................................................     13,793      26,351
                                                                                             --------    --------
          Total current assets............................................................    301,970     376,736
                                                                                             --------    --------
Property, plant and equipment
     Land and land improvements...........................................................     19,832      20,010
     Buildings............................................................................     65,289      67,836
     Machinery and equipment..............................................................    173,909     145,309
     Construction in progress.............................................................     20,817      23,196
                                                                                             --------    --------
                                                                                              279,847     256,351
Less accumulated depreciation.............................................................     36,309       --
                                                                                             --------    --------
Net property, plant and equipment.........................................................    243,538     256,351
                                                                                             --------    --------
Deferred income taxes.....................................................................     98,991     102,133
Reorganization value in excess of amounts allocable to identifiable assets, net of
  accumulated amortization of $16,284 in 1997.............................................     48,837      65,121
Other assets..............................................................................     53,545      48,539
                                                                                             --------    --------
          Total assets....................................................................   $746,881    $848,880
                                                                                             --------    --------
                                                                                             --------    --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable.....................................................................   $ 52,886    $ 41,035
     Compensation and employee benefits...................................................     22,630      18,127
     Long-term debt -- current portion....................................................      3,403      70,378
     Income taxes.........................................................................      2,294       3,649
     Reorganization items.................................................................     13,128      13,292
     Other accrued liabilities............................................................     19,661      18,447
                                                                                             --------    --------
          Total current liabilities.......................................................    114,002     164,928
                                                                                             --------    --------
Long-term debt, less current portion......................................................    269,994     316,061
Postretirement benefits other than pensions...............................................     21,681      21,675
Other long-term liabilities...............................................................      5,087       4,409
                                                                                             --------    --------
          Total liabilities...............................................................    410,764     507,073
                                                                                             --------    --------
Shareholders' equity
     Common stock -- no par value
       Authorized 20,000,000 shares; issued and outstanding 10,000,000 shares.............    341,807     341,807
     Retained deficit.....................................................................     (3,854)      --
     Foreign currency translation.........................................................     (1,836)      --
                                                                                             --------    --------
          Total shareholders' equity......................................................    336,117     341,807
                                                                                             --------    --------
          Total liabilities and shareholders' equity......................................   $746,881    $848,880
                                                                                             --------    --------
                                                                                             --------    --------

          See accompanying notes to consolidated financial statements.

                         EAGLE-PICHER INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                 YEARS ENDED NOVEMBER 30,
                                                                          --------------------------------------
                                                                            1997          1996           1995
                                                                          ---------    -----------    ----------

Cash flows from operating activities:
     Net income (loss)..................................................  $  (3,854)   $ 2,146,391    $ (944,171)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Changes due to reorganization activities:
          Extraordinary gain on discharge of pre-petition liabilities...     --         (1,525,540)       --
          Fresh start revaluation.......................................     --           (118,684)       --
     Adjustment for asbestos litigation.................................     --           (502,197)    1,005,511
     Provision for other claims.........................................     --              4,244        --
     Cumulative effect of accounting change.............................     --              1,235        --
     Depreciation and amortization......................................     55,989         30,750        28,708
     Loss on sale of divisions..........................................      2,411        --             --
     Gain on sale of investment.........................................     --            --            (11,505)
     Changes in assets and liabilities, net of effects of divestitures:
          Receivables...................................................    (14,562)        (7,664)      (17,914)
          Income tax refunds receivable.................................     70,695          3,535        (2,156)
          Inventories...................................................     (3,393)        (6,283)       (1,665)
          Deferred income taxes.........................................     15,700         29,170       (18,900)
          Accounts payable..............................................     16,351            657        (3,373)
          Other.........................................................      8,546         17,247        (4,079)
                                                                          ---------    -----------    ----------
     Net cash provided by operating activities..........................    147,883         72,861        30,456
Cash flows from investing activities:
     Proceeds from sale of divisions....................................     39,007          4,248        --
     Proceeds from sale of investment...................................     --            --             11,505
     Capital expenditures...............................................    (51,324)       (44,957)      (40,558)
     Other..............................................................     (1,510)        (1,061)          340
                                                                          ---------    -----------    ----------
          Net cash used in investing activities.........................    (13,827)       (41,770)      (28,713)
Cash flows from financing activities:
     Issuance of long-term debt.........................................     12,997        --              1,240
     Reduction of long-term debt........................................   (126,039)        (3,198)       (2,259)
                                                                          ---------    -----------    ----------
          Net cash used in financing activities.........................   (113,042)        (3,198)       (1,019)
Cash payments on effective date of plan of reorganization...............     --            (88,498)       --
                                                                          ---------    -----------    ----------
Net increase (decrease) in cash and cash equivalents....................     21,014        (60,605)          724
                                                                          ---------    -----------    ----------
Cash and cash equivalents, beginning of year............................     32,725         93,330        92,606
                                                                          ---------    -----------    ----------
Cash and cash equivalents, end of year..................................  $  53,739    $    32,725    $   93,330
                                                                          ---------    -----------    ----------
                                                                          ---------    -----------    ----------

          See accompanying notes to consolidated financial statements

                         EAGLE-PICHER INDUSTRIES, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                           (IN THOUSANDS OF DOLLARS)

                                                                                                                  UNREALIZED
                                                                                     ADDITIONAL                   GAIN (LOSS)
                                                                          COMMON      PAID-IN       RETAINED          ON
                                                                          STOCK       CAPITAL        DEFICIT      INVESTMENTS
                                                                         --------    ----------    -----------    -----------

Balance November 30, 1994.............................................   $ 13,906     $ 36,378     $(1,317,118)     $--
     Cumulative effect of change in accounting for marketable
       securities.....................................................      --          --             --             5,377
     Net loss.........................................................      --          --            (944,171)      --
     Realized gain on investment......................................      --          --             --            (5,044)
     Foreign currency translation.....................................      --          --             --            --
                                                                         --------    ----------    -----------    -----------
Balance November 30, 1995.............................................     13,906       36,378      (2,261,289)         333

     Net income.......................................................      --          --           2,146,391       --
     Foreign currency translation.....................................      --          --             --            --
     Unrealized loss on investment....................................      --          --             --              (141)
     Cancellation of the former common shares per the Plan of
       Reorganization.................................................    (13,906)     (36,378)         48,371       --
     Issuance of the new common shares per the Plan of
       Reorganization.................................................    341,807       --             --            --
     Fresh-start revaluation..........................................      --          --              66,527         (192)
                                                                         --------    ----------    -----------    -----------
Balance November 30, 1996.............................................    341,807       --             --            --

     Net loss.........................................................      --          --              (3,854)      --
     Foreign currency translation.....................................      --          --             --            --
                                                                         --------    ----------    -----------    -----------
Balance November 30, 1997.............................................   $341,807     $ --         $    (3,854)     $--
                                                                         --------    ----------    -----------    -----------
                                                                         --------    ----------    -----------    -----------

                                                                                                       TOTAL
                                                                          FOREIGN                  SHAREHOLDERS'
                                                                         CURRENCY      TREASURY       EQUITY
                                                                        TRANSLATION     STOCK        (DEFICIT)
                                                                        -----------    --------    -------------
Balance November 30, 1994.............................................    $ 2,054      $ (1,913)    $ (1,266,693)
     Cumulative effect of change in accounting for marketable
       securities.....................................................     --             --               5,377
     Net loss.........................................................     --             --            (944,171)
     Realized gain on investment......................................     --             --              (5,044)
     Foreign currency translation.....................................       (777)        --                (777)
                                                                        -----------    --------    -------------
Balance November 30, 1995.............................................      1,277        (1,913)      (2,211,308)
     Net income.......................................................     --             --           2,146,391
     Foreign currency translation.....................................        129         --                 129
     Unrealized loss on investment....................................     --             --                (141)
     Cancellation of the former common shares per the Plan of
       Reorganization.................................................     --             1,913         --
     Issuance of the new common shares per the Plan of
       Reorganization.................................................     --             --             341,807
     Fresh-start revaluation..........................................     (1,406)        --              64,929
                                                                        -----------    --------    -------------
Balance November 30, 1996.............................................     --             --             341,807
     Net loss.........................................................     --             --              (3,854)
     Foreign currency translation.....................................     (1,836)        --              (1,836)
                                                                        -----------    --------    -------------
Balance November 30, 1997.............................................    $(1,836)     $  --        $    336,117
                                                                        -----------    --------    -------------
                                                                        -----------    --------    -------------

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company's subsidiaries which are more than 50% owned and controlled. Intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliates which are at least 20% owned and over which the Company exercises significant influence are accounted for using the equity method.

  Revenue Recognition

     Sales are recognized primarily upon shipment of products except for a division of the Company that sells products under contracts and subcontracts with various United States Government agencies and aerospace and defense contractors. On cost-reimbursable contracts, sales are recognized as costs are incurred and include a portion of the total estimated earnings to be realized in the ratio that costs incurred relate to total estimated costs. On fixed-price contracts, sales are recognized using the percentage of completion method, when deliveries are made or upon completion of specified tasks. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Reporting for Reorganization

     Eagle-Picher Industries, Inc. (the 'Company') has accounted for all transactions related to its chapter 11 proceedings and reorganization in accordance with Statement of Position 90-7 ('SOP 90-7'), 'Financial Reporting by Entities in Reorganization Under the Bankruptcy Code' (See Note B). The adjustments to reflect the Company's emergence from bankruptcy have been reflected in the accompanying consolidated financial statements. Accordingly, a vertical black line is shown in the consolidated financial statements to separate post-emergence operations from those prior to November 29, 1996 since they have not been prepared on a comparable basis.

  Cash and Cash Equivalents

     Marketable securities with original maturities of three months or less are considered to be cash equivalents.

  Financial Instruments

     The Company's financial instruments consist primarily of investments in cash and cash equivalents, receivables and certain other assets as well as obligations under accounts payable and long-term debt. The carrying values of these financial instruments, with the exception of long-term debt, approximate fair value (See Note G).

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's customer base includes all significant automotive manufacturers and their first tier suppliers in North America and Europe. Although the Company is directly affected by the well-being of the automotive industry, management does not believe significant credit risk existed at November 30, 1997.

  Inventories

     Inventories are valued at the lower of cost or market, which approximates current replacement cost. A substantial portion of domestic inventories are valued using the last-in first-out ('LIFO') method while the balance of the Company's inventories are valued using the first-in first-out method.

  Property, Plant and Equipment

     The Company records investments in property, plant and equipment at cost. The Company provides for depreciation of plant and equipment using the straight-line method over the estimated lives of the assets which are generally 20 to 40 years for buildings and 3 to 10 years for machinery and equipment. Improvements which extend the useful life of property are capitalized, while repair and maintenance costs are charged to operations as incurred. In accordance with fresh-start reporting, property, plant and equipment in service at November 30, 1996 were stated at fair value, based on independent appraisals, as of that date.

  Intangible Assets

     Reorganization value in excess of amounts allocable to identifiable assets is being amortized on a straight-line basis over four years. The recoverability of the assets is evaluated periodically based on current and estimated future cash flows of the Company over the remaining amortization period. Prior to the Company's emergence from chapter 11, the excess of cost over net assets acquired was being amortized using the straight-line method primarily over 40 years.

  Environmental Remediation Costs

     The Company accrues for environmental expenses resulting from existing conditions relating to past operations when the costs are probable and reasonably estimable.

  Income Taxes

     Income taxes are provided based upon income for financial statement purposes. Deferred tax assets and liabilities are established based on the difference between the financial statement and income tax bases of assets and liabilities using existing tax rates.

  Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated at current exchange rates, and income and expenses are translated using weighted average exchange rates. Adjustments resulting from translation of financial statements stated in local currencies generally are excluded from the results of operations and accumulated in a separate component of Shareholders' Equity (Deficit). Gains and losses from foreign currency transactions are included in the determination of net income (loss) and were immaterial.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with current year consolidated financial statement presentation.

B. REORGANIZATION AND EMERGENCE FROM CHAPTER 11

     On November 18, 1996, the U.S. Bankruptcy Court for the Southern District of Ohio, Western Division (the 'Bankruptcy Court'), together with the U.S. District Court for the Southern District of Ohio, Western Division (the 'District Court'), confirmed the Third Amended Consolidated Plan of Reorganization (the 'Plan') of the Company and seven of its domestic subsidiaries. The Company emerged from bankruptcy on November 29, 1996 (the 'Effective Date'). The Plan was filed jointly by the Company, the Injury Claimants' Committee, which represented approximately 150,000 persons alleging injury due to exposure to asbestos-containing products manufactured by the Company from 1934 until 1971, and the Representative for Future Claimants, which represented future personal injury claimants. The Plan was also supported by the Unsecured Creditors' Committee. The Company's chapter 11 case commenced January 7, 1991 (the 'Petition Date').

     The Plan was based on a settlement of $2.0 billion for the Company's liability for present and future asbestos-related personal injury claims. As a result of the settlement, which was reached in the third quarter of 1996, an adjustment was made to the consolidated financial statements to reduce the asbestos liability subject to compromise from $2.5 billion, the amount the Bankruptcy Court had previously estimated as the Company's liability for asbestos-related personal injury claims. The order confirming the Plan contains a permanent injunction which precludes holders of present and future asbestos or lead-related personal injury claims from pursuing their claims against the reorganized Company. Those claims will be channeled to an independently administered qualified settlement trust (the 'PI Trust') which has been established to resolve and satisfy those claims. Asbestos-related property damage claims will be channeled to and resolved by a separate trust (the 'PD Trust').

     The Plan provided for distributions of $6.5 million in cash to holders of priority claims, convenience claims, certain secured claims, and administrative expenses. The PD Trust received $3.0 million in cash under the Plan. At November 30, 1996, the Company retained $15.0 million in cash for operating purposes, held $4.2 million in escrow from a division sale and set aside $13.5 million for remaining administrative expenses and unresolved claims. The remaining consideration was distributed to the holders of other general unsecured claims, which totaled approximately $152 million, and the PI Trust. The PI Trust and each holder of a general unsecured claim received a distribution that was proportionate to the size of its claim to the aggregate amount of unsecured claims of $2,152 million. Pursuant to the terms of the Plan, the general unsecured creditors received half of their consideration in cash and half in three-year notes of the reorganized Company. These notes were repaid in 1997. The PI Trust received, in the initial distribution, $51.3 million in cash, $18.1 million in such three-year notes, $69.1 million in Tax Refund notes, which were paid in 1997, $250.0 million in ten-year debentures and all of the outstanding shares of common stock of the reorganized Company. The Company's then existing shareholders received no distribution and their shares were canceled.

     Following the confirmation of the Plan, one general unsecured creditor and the Unofficial Asbestos Co-defendants' Committee each filed a notice indicating its intention to appeal the confirmation order issued by the Bankruptcy Court and the U.S. District Court. After the end of the Company's fiscal year, the general unsecured creditor formally withdrew its notice of appeal. The Company and the Unofficial Asbestos Co-defendants Committee have submitted appellate briefs to the United States Court of Appeals for the Sixth Circuit with respect to the appeal of the confirmation order. The Company expects a decision on the appeal in fiscal 1998. Further, the Company expects that the order confirming the Plan will be upheld by all appellate courts.

     It is anticipated that a final distribution will be made to the PI Trust and all unsecured claimants, other than those holding convenience claims, when all claims asserted in the chapter 11 cases (other than those channeled to the PI Trust and the PD Trust) are resolved. Based on certain assumptions, the Company anticipates that holders of general unsecured claims will ultimately receive consideration having a value equal to approximately 37% of their allowed claims.

     The Plan resulted in the discharge of pre-petition liabilities through the distribution of cash and securities to the PI Trust and the other creditors. The value of the consideration distributed and expected to be distributed to the PI Trust and other unsecured creditors was less than the amount of the allowed claims resulting in an extraordinary gain of approximately $1.5 billion.

     The net expense resulting from the Company's chapter 11 filings was segregated from expenses related to ordinary operations in the accompanying Consolidated Statements of Income (Loss) and includes the following:

                                                                                    1996            1995
                                                                                -------------    -----------
                                                                                 (IN THOUSANDS OF DOLLARS)

Professional fees............................................................      $ 5,298         $ 7,047
Debt financing costs.........................................................          700          --
Other expenses...............................................................        1,711             181
Interest income..............................................................       (5,360)         (5,003)
                                                                                -------------    -----------
                                                                                   $ 2,349         $ 2,225
                                                                                -------------    -----------
                                                                                -------------    -----------

     Interest income was attributable to the accumulation of cash and cash equivalents subsequent to the petition date.

C. FRESH-START REPORTING

     The Company adopted fresh-start reporting on the Effective Date in accordance with SOP 90-7. Fresh-start reporting requires valuation of assets and liabilities at fair value and valuation of equity based on the appraised reorganization value of the ongoing business.

     The Company's reorganization value was based on consideration of many factors and several valuation methods, including discounted cash flows and selected comparable publicly traded company multiples. The discounted cash flow approach was based on the Company's forecast of unleveraged, after-tax cash flows calculated for each year over the five-year period from 1997 through 2001. A growth rate of 3.5% was assumed to capitalize cash flows for years after 2001. Amounts were discounted to present value at rates ranging from 11.5% to 15%, which approximate the Company's projected weighted average cost of capital. The present value of future tax benefits was also considered.

D. SUBSEQUENT EVENT

     On December 23, 1997, the PI Trust entered into an agreement (the 'Merger Agreement') to sell its 100% interest in the common equity of the Company to a unit of Granaria Holdings BV of The Netherlands. The transaction, which is subject to certain conditions, is expected to close in February 1998.

E. INVENTORIES

     Inventories consisted of:

                                                                                    1997            1996
                                                                                -------------    -----------
                                                                                 (IN THOUSANDS OF DOLLARS)

Raw materials and supplies...................................................      $51,797        $   50,026
Work-in-process..............................................................       25,932            34,250
Finished goods...............................................................       14,840            18,625
                                                                                -------------    -----------
                                                                                    92,569           102,901
Adjustment to state inventory at LIFO value..................................         (373)          --
                                                                                -------------    -----------
                                                                                   $92,196        $  102,901
                                                                                -------------    -----------
                                                                                -------------    -----------

     The percentage of inventories valued using the LIFO method was 81% in 1997 and 74% in 1996. In connection with fresh-start reporting, a new LIFO base layer was established based on inventory levels at November 30, 1996. The effects of liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years were immaterial.

     Effective December 1, 1995, the Company changed its method of computing LIFO inventories of boron, germanium and other rare metals from a double-extension method to an index method. The Company believes that the index method results in better matching of revenues and expenses. The cumulative effect of the change on prior years was $1.2 million on an after tax basis. The effect of this change was to increase net income $8.1 million in fiscal year 1996.

F. OTHER ASSETS

     Other assets consisted of:

                                                                                    1997            1996
                                                                                -------------    -----------
                                                                                 (IN THOUSANDS OF DOLLARS)

Prepaid pension cost -- Note J...............................................      $36,621         $34,724
Investments in and receivables from unconsolidated affiliates................        8,732           3,102
Notes receivable -- Note N...................................................        3,920           2,797
Other........................................................................        4,272           7,916
                                                                                -------------    -----------
                                                                                   $53,545         $48,539
                                                                                -------------    -----------
                                                                                -------------    -----------

     On June 1, 1997, the Company contributed certain of the assets of the former Suspension Systems Division totaling $5.1 million to a joint venture, Eagle-Picher-Boge, L.L.C. ('E-P-Boge'). The Company retained a 45% interest in E-P-Boge and recorded no gain on this transaction. The Company is accounting for this investment in accordance with the equity method. The Company also received a note from E-P-Boge in the amount of $2,827,000. This note is due June 1, 2000, and bears interest of 7.5%. The note is secured by the accounts receivable of E-P-Boge. Included in the Consolidated Statements of Income (Loss) are the following results of the former Suspension Systems Division:

                                                                         1997        1996       1995
                                                                        -------     -------    -------
                                                                          (IN THOUSANDS OF DOLLARS)
Net sales............................................................   $10,577     $19,606    $18,681
                                                                        -------     -------    -------
                                                                        -------     -------    -------
Operating income (loss)..............................................   $    96     $  (998)   $  (506)
                                                                        -------     -------    -------
                                                                        -------     -------    -------

G. LONG-TERM DEBT AND SHORT-TERM BORROWINGS

  Credit Agreements

     On the Effective Date, the Company entered a financing agreement which provides a three-year, $60,000,000 unsecured committed revolving credit facility (the 'Facility'). The Facility expires November 29, 1999 and is available for cash borrowings and issuance of letters of credit. The Facility replaced debtor in possession financing (the 'Debtor in Possession Facility') which provided a $40,000,000 committed revolving credit facility secured by accounts receivable and inventories. There were no cash borrowings under either revolving credit facility at any time during 1997 or 1996. Letters of credit totaling $27,700,000 and $32,200,000 were outstanding at November 30, 1997 and 1996, respectively, leaving the Company with $32,300,000 and $27,800,000, respectively, of borrowing capacity.

     Fees for letters of credit have declined from 1.5% to 1.25% per annum and commitment fees on the unused portion have declined from .4% to .3% per annum. The Facility contains covenants which limit other debt and asset sales (other than those funding the Divestiture Notes), prohibit dividends and the sale of Company securities by the PI Trust, and require minimum financial coverages and bank approval for certain changes in corporate management and control. The Company was in compliance with the covenants of the Facility at November 30, 1997. It is anticipated, however, that the Facility would be replaced with another financing agreement upon sale of the Company.

     Several of the Company's foreign subsidiaries have entered into agreements with various banks which provide lines of credit totaling approximately $20,200,000 at November 30, 1997 and $18,100,000 at November 30, 1996. At
November 30, 1997, $5,000,000 of borrowings were outstanding leaving $15,200,000 in borrowing capacity. There were no borrowings outstanding on any of these agreements at November 30, 1996. These agreements, of which the substantial majority is committed and unsecured, expire in 1998 and 2001. The annual rates of interest on these lines of credit range from .75% to 1.5% over the banks' base rates. Some have no commitment fees; the fees on the others range from .25% to .65% per annum on the unused portion. These agreements also contain covenants which include restrictions on dividends and minimum financial requirements. The Company is in compliance with these covenants at November 30, 1997.

     Long-term debt consisted of:

                                                                                    1997            1996
                                                                                -------------    -----------
                                                                                 (IN THOUSANDS OF DOLLARS)

Senior unsecured sinking fund debentures.....................................     $ 250,000       $  250,000
Divestiture notes............................................................       --                50,000
Tax refund notes.............................................................       --                69,146
Industrial revenue bonds.....................................................        18,400           10,475
Secured notes................................................................       --                 6,818
Debt of foreign subsidiaries.................................................         4,997          --
                                                                                -------------    -----------
                                                                                    273,397          386,439
Less:
Current portion..............................................................         3,403           70,378
                                                                                -------------    -----------
Long-term debt, less current portion.........................................     $ 269,994       $  316,061
                                                                                -------------    -----------
                                                                                -------------    -----------

     Long-term debt had estimated fair value of approximately $287,000,000 at November 30, 1997 and the estimated fair value approximated carrying value at November 30, 1996. The estimated fair value of long-term debt was calculated using discounted cash flow analysis based on current rates offered for similar debt issues.

  Senior Unsecured Sinking Fund Debentures

     The Company issued Senior Sinking Fund Debentures ('Debentures') to the PI Trust on the Effective Date in the amount of $250 million. The Debentures bear interest of 10% per annum, payable semi-annually, and mature in ten years. The Debentures will have a mandatory sinking fund of $20 million annually in the third through ninth years, with a final payment of $110 million at maturity. Beginning in the third year, the Company has the option to retire additional amounts of principal; however, a premium will be due on the amount in excess of twice the scheduled sinking fund amount. It is anticipated that the Debentures will be retired in conjunction with the Purchase Agreement and the premium for pre-payment will be waived.

  Divestiture Notes

     The Divestiture Notes, which were issued to the PI Trust and other unsecured creditors on the Effective Date, were unsecured, bore interest of 9% and were to mature November 29, 1999. These notes were repaid on August 25, 1997, without a penalty.

  Tax Refund Notes

     The Company issued Tax Refund Notes in the aggregate principal amount of the expected Federal income tax refund (see Note H), to the PI Trust on the Effective Date. These notes were repaid in 1997 when the Federal income tax refund was received.

  Industrial Revenue Bonds

     Certain secured industrial revenue bonds, due in 2002 and 2004, were reinstated at their original terms during the chapter 11 process. The Company issued an additional industrial revenue bond in 1997 in the amount of $8 million which matures in 2012. Generally, the industrial revenue bonds bear interest at variable rates based on the market for similar issues and are secured by letters of credit.

  Secured Notes

     Certain secured notes, which were reissued on the effective date at 10% per annum, were repaid in 1997.

     The Company paid interest of $31,044,000, $2,767,000 and $1,966,000 during 1997, 1996 and 1995, respectively.

     Long-term debt is scheduled to mature over the next five years as follows:
$3,403,000 in 1998, $20,080,000 in 1999, $20,080,000 in 2000, $21,754,000 in
2001 and $20,080,000 in 2002.

  Lease Commitments

     Future minimum rental commitments over the next five years as of November 30, 1997 under noncancellable operating leases, which expire at various dates, are as follows: $3,450,000 in 1998, $2,930,000 in 1999, $2,460,000 in 2000,
$1,200,000 in 2001 and $530,000 in 2002. Rental expense in 1997, 1996, 1995 was approximately $4,900,000, $5,000,000 and $4,600,000, respectively.

H. INCOME TAXES

     The following is a summary of the components of income taxes (benefit) from operations and fresh start revaluation in 1996:

                                                                         1997        1996       1995
                                                                        -------     -------    -------
                                                                          (IN THOUSANDS OF DOLLARS)
Current:
     Federal.........................................................   $ 1,000     $17,200    $20,900
     Foreign.........................................................      (600)      4,350      3,400
     State and local.................................................     1,800       1,850      3,900
                                                                        -------     -------    -------
                                                                          2,200      23,400     28,200

Deferred:
     Federal.........................................................    11,300      29,170    (18,900)
     State and local.................................................     4,400       --         --
                                                                        -------     -------    -------
                                                                         15,700      29,170    (18,900)
                                                                        -------     -------    -------
                                                                        $17,900     $52,570    $ 9,300
                                                                        -------     -------    -------
                                                                        -------     -------    -------

     Total income tax benefit for the year ended November 30, 1996 of $117,880,000 consisted of $52,570,000 expense from operations and the fresh-start revaluation, $169,785,000 tax benefit from the extraordinary gain on the discharge of pre-petition liabilities, and $665,000 tax benefit from the cumulative effect of the change in accounting for inventories.

     The sources of income (loss) before income tax expense (benefit), extraordinary gain on discharge of pre-petition liabilities and cumulative effect of accounting change are as follows:

                                                                      1997         1996        1995
                                                                     -------     --------    ---------
                                                                         (IN THOUSANDS OF DOLLARS)
United States.....................................................   $ 7,873     $665,907    $(941,971)
Foreign...........................................................     6,173        8,749        7,100
                                                                     -------     --------    ---------
                                                                     $14,046     $674,656    $(934,871)
                                                                     -------     --------    ---------
                                                                     -------     --------    ---------

     The differences between the total income tax expense from operations and fresh start revaluation in 1996 and the income tax expense computed using the Federal income tax rate were as follows:

                                                                       1997        1996         1995
                                                                      -------    ---------    ---------
                                                                          (IN THOUSANDS OF DOLLARS)

Income tax expense (benefit) at Federal statutory rate.............   $ 4,900    $ 236,130    $(327,200)
Change in valuation allowance......................................     1,200     (187,950)     332,900
Foreign taxes rate differential....................................    (3,800)         900          600
State and local taxes, net of Federal benefit......................     3,600        1,200        2,500
Non-deductible amortization of reorganization value in excess of
  amounts allocable to identifiable assets.........................     5,700       --           --
Non-deductible fresh start items...................................     --           4,100       --
Expired tax credits................................................     5,900       --           --
Other..............................................................       400       (1,810)         500
                                                                      -------    ---------    ---------
          Total income tax expense.................................   $17,900    $  52,570    $   9,300
                                                                      -------    ---------    ---------
                                                                      -------    ---------    ---------

     Components of deferred tax balances as of November 30 are as follows:

                                                                                     1997        1996
                                                                                   --------    --------
                                                                                     (IN THOUSANDS OF
                                                                                         DOLLARS)

Deferred tax liabilities:
     Property, plant and equipment..............................................   $(46,761)   $(58,885)
     Prepaid pension............................................................    (12,817)    (12,154)
     Other......................................................................     (5,735)     (6,461)
                                                                                   --------    --------
          Total deferred tax liabilities........................................    (65,313)    (77,500)
                                                                                   --------    --------
Deferred tax assets:
     Notes to former creditors..................................................     87,500     122,787
     Net operating loss carryforwards...........................................     74,142      64,328
     Credit carryforwards.......................................................     14,686      20,653
     Accrued liabilities........................................................     14,356       9,851
     Postretirement benefit liability...........................................      7,588       7,586
     Other......................................................................      8,067       7,851
                                                                                   --------    --------
          Total deferred tax assets.............................................    206,339     233,056
                                                                                   --------    --------
     Valuation allowance........................................................    (28,242)    (27,072)
                                                                                   --------    --------
          Net deferred tax assets...............................................   $112,784    $128,484
                                                                                   --------    --------
                                                                                   --------    --------

     At November 30, 1997, undistributed earnings of foreign subsidiaries totaled $30 million. Deferred tax liabilities have not been recognized for these undistributed earnings because it is management's intention to reinvest such undistributed earnings outside the United States. If all undistributed earnings were remitted to the United States, the amount of incremental United States Federal and foreign income taxes payable, net of foreign tax credits, would be approximately $10.5 million.

     On the Effective Date, the Company contributed cash, notes and stock to the PI Trust and distributed cash and notes to other unsecured creditors. The distribution of cash and stock resulted in a net operating loss for tax purposes for the fiscal year ended November 30, 1996. A portion of this operating loss was applied to prior years' taxable income according to carryback rules to generate a Federal tax refund of $69,146,000 which was received in 1997. The remainder is carried forward to offset taxable income in future years. Deductions for the notes distributed are taken as the notes are repaid. Net operating loss carryforwards of approximately $161 million and $34 million will expire in 2011 and 2012, respectively.

     As a result of the net operating loss carried back to obtain a refund, tax credits totaling $9,708,000, which had been previously used to reduce tax liability in the carryback years, were restored and are available to offset tax liability in future years. These credits are scheduled to expire in the years 1998 through 2012, but are expected to expire unutilized. Therefore, a provision for these items is included in the valuation allowance. The Company also has available minimum tax credits of approximately $5,000,000 which may be used indefinitely to reduce Federal income tax liability.

     While the Company was in chapter 11, significant uncertainties existed relating to the amounts of deferred tax benefits that would be realized. Accordingly, the valuation allowance reflected these uncertainties. The Company reversed a significant portion of the valuation allowance upon emergence from chapter 11 when the Company was able to determine more accurately the amounts of the deferred tax benefits. Based on its history of prior years' operations and its expectations for the future, the Company has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax benefits before they expire, excluding the tax credits referred to above. Although the Automotive Segment is susceptible to economic cycles and recessions, the Industrial and Machinery Segments of the Company consist of certain businesses which are not impacted as significantly by economic downturns.

     The Company paid income taxes, net of refunds received, of $4,300,000 in 1997 (with the exception of the Federal tax refund received of $69,146,000), $17,300,000 in 1996 and $28,800,000 in 1995.

I. INCOME (LOSS) PER SHARE

     The calculation of net income (loss) per share is based upon the average number of shares outstanding. The average number of shares used in the computation of net income (loss) per share was 10,000,000 in 1997 and 11,040,932 in 1996 and 1995.

J. RETIREMENT BENEFIT PLANS

     Substantially all employees of the Company and its subsidiaries are covered by various pension or profit sharing retirement plans. The cost of providing retirement benefits was $1,900,000 in 1997, $2,300,000 in 1996 and $1,900,000 in
1995. Amounts for a supplemental executive retirement plan to provide senior management with benefits in excess of normal pension benefits are included in the cost of providing retirement benefits. Under the plan, annuities are purchased by the Company and distributed to participants on an annual basis. The cost of these annuities was $1,058,000 in 1997, $1,279,000 in 1996 and $964,000
in 1995.

     The Company's funding policy for defined benefit plans is to fund amounts on an actuarial basis to provide for current and future benefits in accordance with the funding guidelines of ERISA.

     Plan benefits for salaried employees are based primarily on employees' highest five consecutive years' earnings during the last ten years of employment. Plan benefits for hourly employees typically are based on a dollar unit multiplied by the number of service years.

     Net periodic pension expense for the Company's defined benefit plans included the following components:

                                                                         1997        1996        1995
                                                                       --------    --------    --------
                                                                          (IN THOUSANDS OF DOLLARS)
Service cost-benefits earned during the period......................   $  4,848    $  5,497    $  4,001
Interest cost on projected benefit obligation.......................     14,276      13,701      12,972
Actual gain on plan assets..........................................    (36,544)    (29,296)    (40,975)
Net amortization and deferral.......................................     16,669      10,000      24,336
                                                                       --------    --------    --------
Net periodic pension cost (income)..................................   $   (751)   $    (98)   $    334
                                                                       --------    --------    --------
                                                                       --------    --------    --------

     In addition, in 1997, the Company recognized a curtailment gain of $1,662,000 due to the reduction in active participants in the Company's retirement plans that resulted primarily from the divestiture of divisions.

     The plans' assets consist primarily of listed equity securities and publicly traded notes and bonds. The actual net return on plan assets was 15.3% in 1997, 13.5% in 1996 and 21.2% in 1995, and generally reflects the performance of the equity and bond markets.

     The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Balance Sheets at November 30:

                                                                                   1997         1996
                                                                                 ---------    ---------
                                                                                    (IN THOUSANDS OF
                                                                                        DOLLARS)

Actuarial present value of:
     Vested benefit obligation................................................   $(184,123)   $(168,896)
                                                                                 ---------    ---------
                                                                                 ---------    ---------
     Accumulated benefit obligation...........................................   $(191,148)   $(175,191)
                                                                                 ---------    ---------
                                                                                 ---------    ---------
     Projected benefit obligation.............................................   $(209,701)   $(191,667)
Plan assets at fair value.....................................................     250,036      226,391
                                                                                 ---------    ---------
Projected benefit obligation less than plan assets............................      40,335       34,724
Unrecognized net gain.........................................................      (3,761)      --
Unrecognized prior service cost...............................................          47       --
                                                                                 ---------    ---------
Prepaid pension cost recognized...............................................   $  36,621    $  34,724
                                                                                 ---------    ---------
                                                                                 ---------    ---------

     The discount rate and weighted average rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 4.2%, and 7.5% and 4.2%, respectively, at November 30, 1997 and 1996, respectively. The expected long-term rate of return on assets was 9.0% in 1997 and in 1996.

     Upon the adoption of fresh start reporting, all unrecognized items as of November 30, 1996 were recognized and recorded on the Company's Consolidated Balance Sheet.

K. EMPLOYEE BENEFITS OTHER THAN PENSIONS

     In addition to providing pension retirement benefits, the Company makes health care and life insurance benefits available to certain retired employees on a limited basis. Generally, the medical plans pay a stated percentage of medical expenses reduced by deductibles and other coverages. Eligible employees may elect to be covered by these health and life insurance benefits if they reach early or normal retirement age while working for the Company. In most cases, a retiree contribution for health insurance coverage is required. The Company funds these benefit costs primarily on a pay-as-you-go basis. The net amounts funded approximate $1,000,000 on an annual basis.

     The components of net periodic postretirement benefit cost were as follows:

                                                                               1997      1996      1995
                                                                              ------    ------    ------
                                                                              (IN THOUSANDS OF DOLLARS)
Service cost -- benefits earned during the period..........................   $  554    $  710    $  396
Interest cost on accumulated postretirement benefit obligation.............    1,241     1,424     1,202
Amortization of unrecognized net gain......................................      (93)     --        (179)
                                                                              ------    ------    ------
Net periodic postretirement benefit cost...................................   $1,702    $2,134    $1,419
                                                                              ------    ------    ------
                                                                              ------    ------    ------

     In addition, in 1997, the Company recognized a curtailment gain of $564,000 due to the reduction in eligible employees that resulted primarily from the divestiture of divisions.

     The accumulated postretirement benefit obligation at November 30 consisted of the following components:

                                                                                      1997       1996
                                                                                     -------    -------
                                                                                      (IN THOUSANDS OF
                                                                                          DOLLARS)

Retirees and dependents...........................................................   $10,670    $12,561
Eligible active participants......................................................     2,074      2,021
Other active participants.........................................................     6,993      7,093
                                                                                     -------    -------
Accumulated postretirement benefit obligation.....................................    19,737     21,675
Unrecognized net gain.............................................................     1,944      --
                                                                                     -------    -------
Accrued postretirement benefit costs..............................................   $21,681    $21,675
                                                                                     -------    -------
                                                                                     -------    -------

     Benefit costs were estimated assuming retiree health care costs would initially increase at an 9% annual rate which decreases to an ultimate rate of 6% in 4 years. If this annual trend rate would increase by 1%, the accumulated postretirement obligation as of November 30, 1997 would increase by $2,460,000 with a corresponding increase of $323,000 in the postretirement benefit expense in 1997. The discount rates used in determining the accumulated postretirement obligation at November 30, 1997 and 1996 were 6.5% and 7.0%, respectively. The unrecognized net gain as of November 30, 1996 was recognized and recorded in the Consolidated Balance Sheet per the provisions of fresh-start reporting.

L. ASBESTOS LITIGATION AND CLAIMS

     As discussed in Note B, above, the Plan provides that all present and future asbestos-related personal injury claims will be channeled to and resolved by the PI Trust. Such claims result from exposure to asbestos-containing industrial insulation products that the Company manufactured from 1934 to 1971. The Company expects that the approximately 150,000 such claims that were filed pursuant to the bar date for such claims, and the tens of thousands of such claims that will arise for several decades into the future, will be administered and resolved by such trust. In fact, the Company has learned that the PI Trust began resolving and paying such claims in fiscal 1997.

     Further, the Company expects that the channeling injunction provided by section 524 of the Bankruptcy Code will prevent any such claimants from prosecuting such claims against the reorganized Company. The Company is not aware of any attempt by any asbestos-related personal injury claimant to nullify the channeling injunction provided by section 524 of the Bankruptcy Code subsequent to the entry of that injunction by the Bankruptcy Court and the District Court in November, 1996.

     In addition, the Plan also resolved and discharged all asbestos property damage claims against the Company. The class of holders of such claims voted to accept a settlement for such claims that was contained in the Plan. Pursuant to the settlement, the Company has set aside $3 million in cash to fund the PD Trust to resolve such claims. Certain of the holders of such claims will appoint trustees to establish and administer such trust. The Company expects that such trust will be established in due course. Further, the Company expects that an injunction provided by the Plan, which orders all holders of asbestos property claims to pursue such claims solely against the PD Trust, will prevent any such claimants from prosecuting such claims against the reorganized Company.

M. ENVIRONMENTAL AND OTHER LITIGATION CLAIMS

     Most of the pre-petition claims against the Company alleging a right to payment due to environmental and litigation matters were resolved prior to the Effective Date. The holders of those claims which were allowed have received a proportionate distribution of the assets of the estate based on the amount of their claims to the total liabilities of the Company.

     In addition to the items discussed below, the Company is also involved in routine litigation, environmental proceedings and claims pending with respect to matters arising out of the normal course of business. As of November 30, 1997, the Company has reserved $6.1 million associated with environmental remediation activities at some of its current and former sites. In management's opinion, the ultimate liability resulting from all claims, individually or in the aggregate, will not materially affect the Company's consolidated financial position, results of operations or cash flows.

  Environmental

     The settlement among the Company, the United States Environmental Protection Agency, and the United States Department of Interior which resolved the majority of the 1,102 proofs of claim timely filed alleging a right to payment because of environmental matters, was approved by the Bankruptcy Court in June, 1996. Certain parties that may be liable at certain of the sites resolved by the settlement appealed such approval. In August 1997, the District Court affirmed the Bankruptcy Court's approval of the settlement. The time within which such affirmance may be appealed has expired without any further appeal having been taken. Thus, the settlement has become final and binding on all parties.

     One of the significant features of the settlement is the agreement with respect to 'Additional Sites.' Additional Sites are those superfund sites for which the Company's liability allegedly arises as a result of pre-petition waste disposal or recycling. The Company retains all of its defenses, legal or factual, at such sites. However, if the Company is found liable at any Additional Sites or settles any claims for any Additional Sites, the Company is required to pay as if such claims had been resolved in the reorganization under chapter 11. Thus, the Company's liability at Additional Sites will be paid at approximately 37% of any amount due.

     In fiscal 1997, the Company received notice that it may have liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 at sixteen Additional Sites. The Company believes, after an investigation of these claims, that it has only de minimis liability at thirteen of these sites. Three of the sixteen sites may require expenditures above the de minimis level. The Company has valid legal and factual defenses at these sites and intends to contest vigorously its liability.

  Lead Chemicals

     The Plan that was consummated on November 29, 1996 provides that all lead-related personal injury claims that were pending on the Plan's Effective Date and all future lead-related personal injury claims, will be channeled to and resolved by the PI Trust discussed in Notes B and L, above. The Company expects that the channeling injunction provided by section 524 of the Bankruptcy Code will prevent any such claimants from prosecuting such claims against the reorganized Company. The Company is not aware of any attempt by any lead-related personal injury claimant to nullify the channeling injunction provided by section 524 of the Bankruptcy Code subsequent to the entry of that injunction by the Bankruptcy Court and the District Court in November 1996. All claims asserting liability against the Company based on property damage from lead chemicals allegedly manufactured and sold by the Company were disallowed during the reorganization.

  Other Litigation Claims

     In May 1997, Caradon Doors and Windows, Inc. ('Caradon') filed a suit against the Company in the U.S. District Court in Atlanta, Georgia alleging breach of contract and asserting contribution rights against the Company. Prior to this suit, Caradon had been found liable to Therma-Tru Corporation ('Therma-Tru') in the amount of approximately $8.8 million for infringing a Therma-Tru patent for plastic door components manufactured by the Company's now divested Plastics Division. Caradon settled the litigation with Therma-Tru and was seeking to recover some or all of its liability from the Company. In May 1997, Therma-Tru also attempted to hold the Company liable for patent infringement for plastic door components that the Plastics Division manufactured and sold to Pease Industries, Inc. ('Pease'). Further, after the Company divested its Plastics Division in July 1997, Therma-Tru attempted to hold the purchaser of the Plastics Division, Cambridge Industries, Inc. ('Cambridge'), liable for infringement for Cambridge's manufacture of door components for Pease after the divestiture, but using the prior technology. The Company had agreed to indemnify Cambridge for those sales. Thus, Therma-

Tru's suit against Cambridge might also be a liability of the Company. The Company estimates that the total damages that Therma-Tru is seeking to recover, jointly and severally, from the Company and Pease in these two suits is approximately $11.4 million. The Company asserted, in a motion filed to dismiss these claims, that all of Caradon's and Therma-Tru's claims had been discharged in the Company's reorganization under chapter 11. On December 24, 1997, the Bankruptcy Court decided that all of Caradon's claim and approximately $9.8 million of Therma-Tru's claim were discharged and could not be asserted against the Company. The Company believes that these decisions will be upheld on appeal. Further, the Company believes that it has valid legal and factual defenses and intends to contest vigorously all such claims, either on appeal or in any proceeding on the approximately $1.6 million of Therma-Tru's claim that was not held to be discharged by the Bankruptcy Court's decision.

     In December 1997, two distributors of forklift trucks manufactured by the Company's Construction Equipment Division filed suit against the Company and two co-defendants in the Superior Court of Maricopa County, Arizona after such distributors were notified that they would be terminated as distributors. The suit alleges three causes of action, only two of which are against the Company. The suit alleges that the Company violated the Arizona Equipment Dealer Protection Law and breached its implied covenant of good faith and fair dealing. The suit seeks not less than $10 million in damages on each count pled against the Company and not less than $30 million in punitive damages against all three defendants. The Company believes that it has valid legal and factual defenses to the allegations and it intends to contest vigorously this suit. Because the suit has recently been filed, the Company has not been required to answer or otherwise respond to the suit and no legal discovery has begun.

N. DIVESTITURES

     Pursuant to the Plan, the Company sold its Plastics, Transicoil and Fabricon Divisions to fund the repayment of the Divestiture Notes. The Company received net cash proceeds of $39,007,000. The aggregate loss on these transactions was $2,411,000.

     The Company received a note for $3,719,000 from the buyer of the Fabricon Division, which is included in Other Assets. The note bears interest of 8% per annum and is secured by accounts receivable and inventory. Payments of $300,000 are required on the first and second anniversaries of the note with the balance due on October 31, 2000.

     The Company remains as guarantor on the lease of the building in which the former Transicoil Division is located, and is liable should the buyer not perform on the lease. The remaining lease payments total approximately $10,100,000 over the lease term which expires in 2005. The Company believes the likelihood of being liable for the lease to be remote.

     Included in the Consolidated Statements of Income (Loss) are the following results of these divested divisions (excluding net loss on sale of divisions):

                                                                         1997        1996        1995
                                                                        -------    --------    --------
                                                                           (IN THOUSANDS OF DOLLARS)
Net sales............................................................   $68,028    $118,508    $126,658
                                                                        -------    --------    --------
                                                                        -------    --------    --------
Operating income (loss)..............................................   $(1,313)   $  1,732    $  6,141
                                                                        -------    --------    --------
                                                                        -------    --------    --------

O. OTHER INCOME

     The Company held certain equity investments related to shares of stock in a Canadian mining concern that the Company received in 1990 in settlement of certain indebtedness. The Company had previously deemed the investments to be permanently impaired and had recorded a loss on the investments in the amount of its full book value. Subsequently, the value of the stock increased significantly. These investments were sold in June 1995, resulting in realized gain of $11.5 million.

P. INDUSTRY SEGMENT INFORMATION

     The Company is a diversified manufacturer serving global markets and many industries. A general description of the products manufactured and the markets served by the Company's three industry segments is:

  Industrial

     Diatomaceous earth products, rubber products, rare metals, fiberglass reinforced plastic parts and industrial chemicals are produced by the Industrial Segment operations serving the food and beverage, recreation, nuclear, telecommunications, electronics, and other industrial markets globally. Sales and operating income (excluding net loss on sale of divisions), respectively, of divested operations included in this Segment were $29,534,000 and $1,500,000 in 1997, $39,344,000 and $1,008,000 in 1996 and $36,236,000 and $1,000,000 in 1995.

  Machinery

     The Machinery Segment serves the commercial aerospace, construction, food and beverage and other industrial markets. Its products include earth moving machines, heavy-duty forklift trucks, aerospace and defense batteries and components, metal cleaning and finishing systems and other industrial machinery. Divested operations included in this segment had sales and operating income (excluding net loss on sale of divisions), respectively, of $12,788,000 and $834,000 in 1997, $18,023,000 and $934,000 in 1996 and $14,766,000 and $715,000
in 1995.

  Automotive

     The operations in the Automotive Segment provide mechanical, structural, and trim parts for passenger cars, trucks, vans and sport utility vehicles for the original equipment manufacturers and replacement markets. Resources are concentrated in serving the North American, European and Pacific Rim markets.

     Sales and operating income (loss) (excluding net loss on sale of divisions), respectively, of divested operations and operations contributed to the E-P-Boge joint venture, which are included in the Automotive Segment were $36,284,000 and $(3,551,000) in 1997, $80,747,000 and $(1,208,000) in 1996 and
$94,337,000 and $3,920,000 in 1995.

     Consolidated sales to Ford Motor Company amounted to $170,500,000 in 1997, $167,700,000 in 1996 and $166,800,000 in 1995. No other customer accounted for 10% or more of consolidated sales.

  Other Information

     Sales between segments were not material.

     Research and development costs are expensed as incurred. In fiscal 1997, the Company spent approximately $14,800,000 for research and development and related activities, primarily for the development of new products or the improvement of existing products. Comparable costs were $18,000,000 and $17,300,000 for 1996 and 1995, respectively.

     United States net sales include export sales to non-affiliated customers of $113,600,000 in 1997, $108,500,000 in 1996 and $92,500,000 in 1995.

     The Company does not derive more than 10% of its revenues from, nor do 10% of its assets reside in, its foreign operations, which are located primarily in Europe and Mexico. Intercompany transactions with foreign operations are made at established transfer prices.

                          INDUSTRY SEGMENT INFORMATION
                        FOR THE YEARS ENDED NOVEMBER 30

                                                                              INDUSTRIAL                       MACHINERY
                                                                      --------------------------     -----------------------------
                                                                       1997      1996      1995       1997      1996       1995
                                                                      ------    ------    ------     ------    ------    ---------
                                                                                        (IN MILLIONS OF DOLLARS)
Sales..............................................................   $200.1    $194.1    $160.6     $270.8    $257.6    $   254.7
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------
Operating Income...................................................     15.0      20.6      15.6       20.0      22.5         24.1
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------
Depreciation and amortization......................................     14.4       6.9       6.1       10.3       5.0          4.7
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------
Capital expenditures...............................................     10.6      10.8       4.4        5.9       4.5          7.6
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------
Identifiable assets................................................    138.1     146.3      80.6      122.3     136.0        112.0
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------

                                                                            AUTOMOTIVE
                                                                   -----------------------------
                                                                    1997     1996        1995
                                                                   ------   ------     ---------
Sales..............................................................$435.2   $439.6     $   433.2
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Operating Income...................................................  29.7     38.5          42.1
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Depreciation and amortization......................................  30.9     18.7          17.6
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Capital expenditures...............................................  34.6     29.5          28.3
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Identifiable assets................................................ 274.0    292.8         217.1
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------

                                                                            SEGMENT TOTAL                      CORPORATE
                                                                      --------------------------     -----------------------------
                                                                       1997      1996      1995       1997      1996       1995
                                                                      ------    ------    ------     ------    ------    ---------
                                                                                        (IN MILLIONS OF DOLLARS)
Sales..............................................................   $906.1    $891.3    $848.5     $ --      $ --      $  --
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------
Operating income (loss)............................................     64.7      81.6      81.8      (19.1)    (19.5)       (18.7)
                                                                      ------    ------    ------
                                                                      ------    ------    ------
Adjustment for asbestos litigation.................................                                    --       502.2     (1,005.5)
Interest expenses..................................................                                   (31.3)     (3.1)        (1.9)
Other income (expense).............................................                                    (0.3)     (2.9)        11.6
Reorganization items...............................................                                    --       116.3         (2.2)
                                                                                                     ------    ------    ---------
                                                                                                     ------    ------    ---------
Income (loss) before taxes.........................................
Depreciation and amortization......................................     55.6      30.6      28.4        0.4       0.2          0.3
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------
Capital expenditures...............................................     51.1      44.8      40.3        0.2       0.2          0.3
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------
Indentifiable assets...............................................    534.4     575.1     409.7      212.5     273.8        170.4
                                                                      ------    ------    ------     ------    ------    ---------
                                                                      ------    ------    ------     ------    ------    ---------

                                                                               TOTAL
                                                                   -----------------------------
                                                                    1997     1996        1995
                                                                   ------   ------     ---------
Sales..............................................................$906.1   $891.3     $   848.5
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Operating income (loss)............................................  45.6     62.1          63.1
Adjustment for asbestos litigation.................................  --      502.2      (1,005.5)
Interest expenses.................................................. (31.3)    (3.1)         (1.9)
Other income (expense).............................................  (0.3)    (2.9)         11.6
Reorganization items...............................................  --      116.3          (2.2)
                                                                   ------   ------     ---------
Income (loss) before taxes.........................................  14.0    674.6(1)     (934.9)
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Depreciation and amortization......................................  56.0     30.8          28.7
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Capital expenditures...............................................  51.3     45.0          40.6
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------
Indentifiable assets............................................... 746.9    848.9         580.1
                                                                   ------   ------     ---------
                                                                   ------   ------     ---------

------------

(1) Before extraordinary gain and cumulative effect of accounting change.

                         EAGLE-PICHER INDUSTRIES, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                                                              THREE MONTHS ENDED
                                                                                                 FEBRUARY 28,
                                                                                             --------------------
                                                                                               1998        1997
                                                                                             --------    --------

NET SALES.................................................................................   $205,842    $223,607
OPERATING COSTS AND EXPENSES
Cost of products sold.....................................................................    162,796     180,401
Selling and administrative................................................................     17,141      19,724
Management compensation expenses..........................................................      2,056       --
Depreciation..............................................................................      8,983      10,366
Amortization of intangibles...............................................................      3,839       4,076
                                                                                             --------    --------
                                                                                              199,815     214,567
Operating income..........................................................................     11,027       9,040
OTHER INCOME (EXPENSE)
Interest expense..........................................................................     (6,940)     (8,927)
Other income..............................................................................        820       1,703
                                                                                             --------    --------
INCOME BEFORE TAXES.......................................................................      4,907       1,816
INCOME TAXES..............................................................................      4,100       3,036
                                                                                             --------    --------
NET INCOME (LOSS).........................................................................   $    807    $ (1,220)
                                                                                             --------    --------
                                                                                             --------    --------

     See accompanying notes to condensed consolidated financial statements.

                         EAGLE-PICHER INDUSTRIES, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                                                                 FEBRUARY 28,
                                                                                             --------------------
                                                                                               1998        1997
                                                                                             --------    --------

ASSETS
Current assets:
     Cash and cash equivalents............................................................   $ 18,967    $ 19,376
     Receivables, less allowances.........................................................    135,632     144,805
     Income tax refunds receivable........................................................      2,001      56,814
     Inventories:
          Raw materials and supplies......................................................     56,970      51,804
          Work in process.................................................................     22,569      35,071
          Finished goods..................................................................     15,509      19,245
                                                                                             --------    --------
                                                                                               95,048     106,120
     Prepaid expenses.....................................................................      9,499       9,729
     Deferred income taxes................................................................     19,535      20,575
                                                                                             --------    --------
               Total current assets.......................................................    280,682     357,419
Property, plant and equipment.............................................................    239,337     271,181
     Less accumulated depreciation........................................................      --         10,331
                                                                                             --------    --------
          Net property, plant and equipment...............................................    239,337     260,850
Deferred income taxes.....................................................................      --        106,078
Excess of acquired net assets over cost...................................................    255,495       --
Reorganization value in excess of amounts allocable to identifiable assets, net of
  accumulated amortization of $4,071......................................................      --         61,050
Other assets..............................................................................     91,625      46,546
                                                                                             --------    --------
               Total assets...............................................................   $867,139    $831,943
                                                                                             --------    --------
                                                                                             --------    --------

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
     Accounts payable.....................................................................   $ 50,899    $ 39,118
     Accrued liabilities..................................................................     49,931      50,742
     Income taxes.........................................................................      6,746       5,176
     Current portion -- long-term debt....................................................     10,656      54,010
                                                                                             --------    --------
               Total current liabilities..................................................    118,232     149,046
Long-term debt -- less current portion....................................................    536,340     318,160
Deferred income taxes.....................................................................      7,634       --
Other liabilities.........................................................................     24,928      26,095
                                                                                             --------    --------
               Total liabilities..........................................................    687,134     493,301
                                                                                             --------    --------
Shareholder's equity
     Common shares -- authorized 1,000 shares, issued and outstanding 100 shares..........    180,005       --
     Common shares -- authorized 20,000,000 shares, issued and outstanding 10,000,000
      shares..............................................................................      --        341,807
     Foreign currency translation.........................................................      --         (1,945)
     Accumulated deficit
          Beginning balance...............................................................      --          --
          Net loss year to date...........................................................      --         (1,220)
                                                                                             --------    --------
               Total shareholder's equity.................................................    180,005     338,642
                                                                                             --------    --------
               Total liabilities and shareholder's equity.................................   $867,139    $831,943
                                                                                             --------    --------
                                                                                             --------    --------

   See accompanying notes to the condensed consolidated financial statements.

                         EAGLE-PICHER INDUSTRIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                                                             THREE MONTHS ENDED
                                                                                                FEBRUARY 28,
                                                                                            ---------------------
                                                                                              1998         1997
                                                                                            ---------    --------

Cash flows from operating activities:
     Net income (loss)...................................................................   $     807    $ (1,220)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization.......................................................      12,822      14,442
     Changes in assets and liabilities:
          Receivables....................................................................      (4,705)    (11,930)
          Inventories....................................................................      (2,235)     (3,219)
          Accounts payable...............................................................      (2,787)     (1,917)
          Accrued liabilities............................................................      (5,488)      2,176
          Income tax refunds receivable..................................................       1,024      16,906
          Deferred taxes.................................................................       2,600       1,831
          Other..........................................................................     (11,121)        845
                                                                                            ---------    --------
     Net cash provided by (used in) operating activities.................................      (9,083)     17,914
Cash flows from investing activities:
     Capital expenditures................................................................      (5,692)    (15,857)
     Other...............................................................................      (1,042)     (1,183)
                                                                                            ---------    --------
     Net cash used in investing activities...............................................      (6,734)    (17,040)
Cash flows from financing activities:
     Issuance of long-term debt..........................................................     524,100       --
     Reduction of long-term debt.........................................................    (250,000)    (16,703)
     Redemption of common stock..........................................................    (446,638)      --
     Issuance of common stock............................................................     180,005       --
     Debt issue cost.....................................................................     (26,062)      --
     Other...............................................................................        (360)      2,480
                                                                                            ---------    --------
     Net cash used in financing activities...............................................     (18,955)    (14,223)
Net decrease in cash and cash equivalents................................................     (34,772)    (13,349)
                                                                                            ---------    --------
Cash and cash equivalents, beginning of period...........................................      53,739      32,725
                                                                                            ---------    --------
Cash and cash equivalents, end of period.................................................   $  18,967    $ 19,376
                                                                                            ---------    --------
                                                                                            ---------    --------
Supplemental cash flow information:
     Cash paid during the three month period:
          Interest paid..................................................................   $   6,402    $    475
          Income tax refunds received net of payments....................................   $    (376)   $(15,928)

   See accompanying notes to the condensed consolidated financial statements.

                         EAGLE-PICHER INDUSTRIES, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A. BASIS OF REPORTING FOR INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this document for the fiscal year ended November 30, 1997.

     The financial statements presented herein reflect all adjustments (consisting of normal and recurring accruals) which, in the opinion of management, are necessary to fairly state the results of operations for the three months ended February 28, 1998 and 1997. Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

     See Note B.

B. ACQUISITION OF THE COMPANY

     On February 24, 1998 ('Closing Date'), Eagle-Picher Industries, Inc. ('Company') was acquired by a subsidiary of Granaria Industries BV, Eagle-Picher Holdings, Inc. ('Parent'), from the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust ('Trust'). The Trust was established pursuant to the Company's Plan of Reorganization upon its emergence from bankruptcy.

     These unaudited condensed consolidated financial statements as of and for the three months ended February 28, 1998 include the effects of the Acquisition that result as of February 24, 1998, the Closing Date. Accordingly, the condensed consolidated statement of income (loss) for the three months ended February 28, 1998 includes results of operations from (1) December 1, 1997 through February 24, 1998 of the Company prior to the consummation of the Acquisition (for clarity, sometimes referred to herein as the 'Predecessor Company') and (2) February 25 through February 28, 1998 of the Company. The effects of the purchase accounting adjustments on the Company's results of operations for the three months ended February 28, 1998 were immaterial.

     Upon closing of the acquisition, the Parent received $100 million equity investment from Granaria Industries BV and an equity partner. The Parent also received proceeds approximating $80 million from its offering of preferred stock. These proceeds were invested in the Company, which issued approximately $180 million of common stock to the Parent. The Company also borrowed $225 million in term loans and $79.1 million in revolving credit loans under a syndicated senior secured loan facility, and issued $220 million in senior subordinated notes ('Subordinated Notes'), the proceeds of which were used to redeem the Company's 10% Senior Unsecured Sinking Fund Debentures ('Debentures') and common stock, both held by the Trust. The Company, a wholly-owned subsidiary of the Parent, is the operating entity. The Parent's results of operations and cash flows approximate those of the Company.

C. BASIC EARNINGS PER SHARE

     The calculation of net income (loss) per share is based upon the average number of shares outstanding, which was 9,555,560 and 10,000,000 in the three months ended February 28, 1998 and 1997, respectively.

                                                                THREE MONTHS ENDED
                                                                   FEBRUARY 28,
                                                              ----------------------
                                                                1998         1997
                                                              --------    ----------

Net income (loss) per share................................     $.08        $ (.12)
                                                              --------    ----------
                                                              --------    ----------

                         EAGLE-PICHER INDUSTRIES, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

D. LONG-TERM DEBT

     On the Closing Date, the Company's existing $60 million unsecured committed revolving credit facility was terminated. It was replaced by a syndicated senior secured loan facility ('Credit Agreement') which provided $225 million in term loans and a $160 million revolving credit facility, of which $79.1 million was drawn at the time of closing. Immediately following the closing, the Company borrowed approximately $28.6 million for use as credit support in the form of letters of credit, leaving approximately $52.3 million in available credit. The Credit Agreement matures February 29, 2004.

     The Credit Agreement is secured by the capital stock of the Company, up to 65% of the capital stock of foreign subsidiaries and substantially all other property in the United States. Both the Credit Agreement and the Subordinated Notes are guaranteed by certain of the Company's domestic subsidiaries.

     Long-term debt consisted of:

                                                                                              FEBRUARY 28,
                                                                                         -----------------------
                                                                                          1998             1997
                                                                                         ------           ------
                                                                                             (IN MILLIONS OF
                                                                                                DOLLARS)

New Credit Agreement:
     Revolving Credit Facility........................................................   $ 79.1           $ --
     Term Loans.......................................................................    225.0             --
Senior Subordinated Notes.............................................................    220.0             --
Senior Unsecured Sinking Fund Debentures..............................................     --              250.0
Divestiture Notes.....................................................................     --               50.0
Tax Refund Notes......................................................................     --               52.6
Industrial Revenue Bonds..............................................................     18.4             10.5
Secured Notes.........................................................................     --                6.7
Debt of Foreign Subsidiaries..........................................................      4.5              2.4
                                                                                         ------           ------
                                                                                          547.0            372.2
Less current portion..................................................................     10.7             54.0
                                                                                         ------           ------
Long-term debt, less current portion..................................................   $536.3           $318.2
                                                                                         ------           ------
                                                                                         ------           ------

E. INCOME TAXES

     The acquisition of the Company has been treated as a sale of its assets for purposes of income taxes. The deferred tax benefits relating to the Debentures, which were repaid on the Closing Date, and most of the benefits relating to the net operating loss carryforwards will be realized to shelter the gain on the sale of the assets. Any remaining net operating loss carryforwards will be lost. The Company, however, will be liable for approximately $2.0 in alternative minimum taxes and $1.6 million in state income taxes as a result of the transaction. These taxes are recognized as part of the Acquisition adjustments.

F. LEGAL MATTERS

     The Company is involved in routine litigation, environmental proceedings and claims pending with respect to matters arising out of the normal course of business. In management's opinion, the ultimate liability resulting from all claims, individually or in the aggregate, will not materially affect the Company's consolidated financial position, results of operations or cash flows.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Eagle-Picher Holdings, Inc.:

     We have audited the accompanying balance sheet of Eagle-Picher Holdings, Inc. as of December 22, 1997. This financial statement is the responsibility of Eagle-Picher Holdings, Inc. management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at December 22, 1997, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Cincinnati, Ohio
January 15, 1998

                          EAGLE-PICHER HOLDINGS, INC.
                                 BALANCE SHEET
                               DECEMBER 22, 1997

ASSETS
Cash.....................................................................................................   $1,000
                                                                                                            ------
                                                                                                            ------

SHAREHOLDERS' EQUITY
Common stock -- authorized 1,000 shares of $.01 par value each; 100 shares
  issued and outstanding.................................................................................        1
Additional Paid-in-Capital...............................................................................      999
                                                                                                            ------
     Total...............................................................................................   $1,000
                                                                                                            ------
                                                                                                            ------

------------

NOTES TO BALANCE SHEET

(1) Eagle-Picher Holdings, Inc. ('Holdings'), a Delaware corporation, was organized on December 22, 1997, and had no operations prior to that date.

(2) On December 23, 1997, Holdings and its wholly-owned subsidiary, E-P Acquisition, Inc. ('Acquisition'), approved the merger of Acquisition with and into Eagle-Picher Industries, Inc. In connection with the merger, Holdings will offer $80,000,000 of cumulative redeemable exchangeable preferred stock.

                          EAGLE-PICHER HOLDINGS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                                                              THREE MONTHS ENDED
                                                                                                 FEBRUARY 28,
                                                                                             --------------------
                                                                                               1998        1997
                                                                                             --------    --------

NET SALES.................................................................................   $205,842    $223,607
OPERATING COSTS AND EXPENSES
Cost of products sold.....................................................................    162,796     180,401
Selling and administrative................................................................     17,141      19,724
Management compensation expenses..........................................................      2,056       --
Depreciation..............................................................................      8,983      10,366
Amortization of intangibles...............................................................      3,839       4,076
                                                                                             --------    --------
                                                                                              194,815     214,567
Operating income..........................................................................     11,027       9,040
OTHER INCOME (EXPENSE)
Interest expense..........................................................................     (6,940)     (8,927)
Other income..............................................................................        820       1,703
                                                                                             --------    --------
INCOME BEFORE TAXES.......................................................................      4,907       1,816
INCOME TAXES..............................................................................      4,100       3,036
                                                                                             --------    --------
NET INCOME................................................................................   $    807    $ (1,200)
                                                                                             --------    --------
                                                                                             --------    --------

     See accompanying notes to condensed consolidated financial statements.

                          EAGLE-PICHER HOLDINGS, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                                 FEBRUARY 28,
                                                                                             --------------------
                                                                                               1998        1997
                                                                                             --------    --------

ASSETS
Current assets:
     Cash and cash equivalents............................................................   $ 18,968    $ 19,376
     Receivables, less allowances.........................................................    135,632     144,805
     Income tax refund receivable.........................................................      2,001      56,814
     Inventories:
          Raw materials and supplies......................................................     56,970      51,804
          Work in process.................................................................     22,569      35,071
          Finished goods..................................................................     15,509      19,245
                                                                                             --------    --------
                                                                                               95,048     106,120

     Prepaid expenses.....................................................................      9,499       9,729
     Deferred income taxes................................................................     19,535      20,575
                                                                                             --------    --------
          Total current assets............................................................    280,683     357,419

Property, plant and equipment.............................................................    239,337     271,181
     Less accumulated depreciation........................................................                 10,331
                                                                                             --------    --------
          Net property, plant and equipment...............................................    239,337     260,850

Excess of acquired net assets over cost...................................................    255,495       --

Other assets..............................................................................     91,625     107,596
                                                                                             --------    --------
          Total assets....................................................................   $867,140    $831,943
                                                                                             --------    --------
                                                                                             --------    --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable.....................................................................   $ 50,899    $ 39,118
     Other accrued liabilities............................................................     49,931      50,742
     Long-term debt -- current portion....................................................     10,656      54,010
     Income taxes.........................................................................      6,746       5,176
                                                                                             --------    --------
          Total current liabilities.......................................................    118,232     149,046
Long-term debt -- less current portion....................................................    536,340     318,160
Deferred income taxes.....................................................................      7,634       --
Other liabilities.........................................................................     24,928      26,095
                                                                                             --------    --------
Series A 11 3/4% Cumulative Exchangeable Preferred Stock; authorized 50,000 shares; issued
  and outstanding 14,191 shares...........................................................     80,005       --
Shareholders' equity
     Class A Common stock, authorized 625,001 shares; issued and outstanding 625,001
      shares..............................................................................     55,001       --
     Class B Common stock, authorized 374,999 shares; issued and outstanding 374,999
      shares..............................................................................     45,000       --
     Common shares -- authorized 20,000,000 shares, issued and outstanding 10,000,000
      shares..............................................................................                341,807
     Foreign currency translation.........................................................                 (1,945)
     Accumulated deficit -- net loss year to date.........................................                 (1,220)
                                                                                             --------    --------
          Total shareholders' equity......................................................    100,001     338,642
                                                                                             --------    --------
          Total liabilities and shareholders' equity......................................   $867,140    $831,943
                                                                                             --------    --------
                                                                                             --------    --------

   See accompanying notes to the condensed consolidated financial statements.

                          EAGLE-PICHER HOLDINGS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                                                FEBRUARY 28,
                                                                                            ---------------------
                                                                                              1998         1997
                                                                                            ---------    --------

Cash flows from operating activities:
     Net income..........................................................................   $     807    $ (1,220)
Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization.......................................................      12,822      14,442
     Changes in assets and liabilities:
          Receivables....................................................................      (4,705)    (11,930)
          Inventories....................................................................      (2,235)     (3,219)
          Accounts payable...............................................................      (2,787)     (1,917)
          Accrued liabilities............................................................      (5,488)      2,176
          Income tax refund receivable...................................................       1,024      16,906
          Deferred taxes.................................................................       2,600       1,831
          Other..........................................................................     (11,121)        845
                                                                                            ---------    --------
     Net cash used in operating activities...............................................      (9,083)     17,914
Cash flows from investing activities:
     Capital expenditures................................................................      (5,692)    (15,857)
     Other...............................................................................      (1,042)     (1,183)
                                                                                            ---------    --------
     Net cash used in investing activities...............................................      (6,734)    (17,040)
Cash flows from financing activities:
     Issuance of long-term debt..........................................................     524,100          --
     Reduction of long-term debt.........................................................    (250,000)    (16,703)
     Redemption of common stock..........................................................    (446,638)         --
     Issuance of common stock............................................................     100,001          --
     Issuance of preferred stock.........................................................      80,005          --
     Debt issue cost.....................................................................     (26,062)         --
     Other...............................................................................        (360)      2,480
                                                                                            ---------    --------
          Net cash used in financing activities..........................................     (18,954)    (14,223)
Net decrease in cash and cash equivalents................................................     (34,771)    (13,349)
                                                                                            ---------    --------
Cash and cash equivalents, beginning of period...........................................      53,739      32,775
                                                                                            ---------    --------
Cash and cash equivalents, end of period.................................................   $  18,968    $ 19,376
                                                                                            ---------    --------
                                                                                            ---------    --------
Supplemental cash flow information:
     Cash paid during the three month period:
          Interest paid..................................................................   $   6,402    $    475
          Income tax refunds received net of payments....................................   $    (376)   $(15,928)

   See accompanying notes to the condensed consolidated financial statements.

                          EAGLE-PICHER HOLDINGS, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A. BASIS OF REPORTING FOR INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this document for the fiscal year ended November 30, 1997.

     The financial statements presented herein reflect all adjustments (consisting of normal and recurring accruals) which, in the opinion of management, are necessary to fairly state the results of operations for the three month periods ended February 28, 1998 and 1997. Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

     See Note B.

B. ACQUISITION OF THE COMPANY

     On February 24, 1998 ('Closing Date'), Eagle-Picher Industries, Inc. ('Company') was acquired by a subsidiary of Granaria Industries BV, Eagle-Picher Holdings, Inc. ('Parent'), from the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust ('Trust'). The Trust was established pursuant to the Company's Plan of Reorganization upon its emergence from bankruptcy.

     These unaudited condensed consolidated financial statements as of and for the three months ended February 28, 1998 include the effects of the Acquisition that result as of February 24, 1998, the Closing Date. Accordingly, the condensed consolidated statement of income (loss) for the three months ended February 28, 1998 includes results of operations from (1) December 1, 1997 through February 24, 1998 of the Company prior to the consummation of the Acquisition (for clarity, sometimes referred to herein as the 'Predecessor Company') and (2) February 25 through February 28, 1998 of the Company. The effects of the purchase accounting adjustments on the Company's results of operations for the three months ended February 28, 1998 were immaterial.

     Upon closing of the acquisition, the Parent received $100 million equity investment from Granaria Industries BV and an equity partner. The Parent also received proceeds approximating $80 million from its offering of preferred stock. These proceeds were invested in the Company, which issued approximately $180 million of common stock to the Parent. The Company also borrowed $225 million in term loans and $79.1 million in revolving credit loans under a syndicated senior secured loan facility, and issued $220 million in senior subordinated notes ('Subordinated Notes'), the proceeds of which were used to redeem the Company's 10% Senior Unsecured Sinking Fund Debentures ('Debentures') and common stock, both held by the Trust. The Company, which is the operating entity, is a wholly-owned subsidiary of the Parent. The Parent's results of operations and cash flows approximate those of the Company.

C. BASIC EARNINGS PER SHARE

     The calculation of net income (loss) per share is based upon the average number of shares outstanding, which was 9,600,072 and 9,555,560 in the three months ended February 28, 1998 and 1997, respectively.

                                                           THREE MONTHS ENDED
                                                              FEBRUARY 28,
                                                         ----------------------
                                                           1998         1997
                                                         ---------    ---------

Net income (loss) per share...........................     $ .08        $(.12)
                                                         ---------    ---------
                                                         ---------    ---------

                          EAGLE-PICHER HOLDINGS, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

D. LONG-TERM DEBT

     On the Closing Date, the Company's existing $60 million unsecured committed revolving credit facility was terminated. It was replaced by a syndicated senior secured loan facility ('Credit Agreement') which provided $225 million in term loans and a $160 million revolving credit facility, of which $79.1 million was drawn at the time of closing. Immediately following the closing, the Company borrowed approximately $28.6 million for use as credit support in the form of letters of credit, leaving approximately $52.3 million in available credit. The Credit Agreement matures February 29, 2004.

     The Credit Agreement is secured by the capital stock of the Company, up to 65% of the capital stock of foreign subsidiaries and substantially all other property in the United States. Both the Credit Agreement and the Subordinated Notes are guaranteed by certain of the Company's domestic subsidiaries.

     Long-term debt consisted of:

                                                                                                  FEBRUARY 28,
                                                                                               ------------------
                                                                                                1998        1997
                                                                                               ------      ------
                                                                                                (IN MILLIONS OF
                                                                                                    DOLLARS)

New Credit Agreement:
     Revolving Credit Facility..............................................................   $ 79.1      $ --
     Term Loans.............................................................................    225.0        --
Senior Subordinated Notes...................................................................    220.0        --
Senior Unsecured Sinking Fund Debentures....................................................     --         250.0
Divestiture Notes...........................................................................     --          50.0
Tax Refund Notes............................................................................     --          52.6
Industrial Revenue Bonds....................................................................     18.4        10.5
Secured Notes...............................................................................     --           6.7
Debt of Foreign Subsidiaries................................................................      4.5         2.4
                                                                                               ------      ------
                                                                                                547.0       372.2
Less current portion........................................................................     10.7        54.0
                                                                                               ------      ------
Long-term debt, less current portion........................................................   $536.3      $318.2
                                                                                               ------      ------
                                                                                               ------      ------

E. INCOME TAXES

     The acquisition of the Company has been treated as a sale of its assets for purposes of income taxes. The deferred tax benefits relating to the Debentures, which were repaid on the Closing Date, and most of the benefits relating to the net operating loss carryforwards will be realized to shelter the gain on the sale of the assets. Any remaining net operating loss carryforwards will be lost. The Company, however, will be liable for approximately $2.0 in alternative minimum taxes and $1.6 million in state income taxes as a result of the transaction. These taxes are recognized as part of the Acquisition adjustments.

F. LEGAL MATTERS

     The Company is involved in routine litigation, environmental proceedings and claims pending with respect to matters arising out of the normal course of business. In management's opinion, the ultimate liability resulting from all claims, individually or in the aggregate, will not materially affect the Company's consolidated financial position, results of operations or cash flows.

_____________________________                      _____________________________

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF A TIME SUBSEQUENT TO THE DATE HEREOF OR THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT SINCE SUCH DATE.

                               TABLE OF CONTENTS

                                                                                                                              PAGE
                                                                                                                              ----

Offering Memorandum Summary................................................................................................      4
Risk Factors...............................................................................................................     13
Company History............................................................................................................     20
The Acquisition and Use of Proceeds........................................................................................     21
Capitalization.............................................................................................................
Selected Historical Condensed Consolidated Financial Information...........................................................     32
Unaudited Pro Forma Consolidated Financial Statements......................................................................     34
Management's Discussion and Analysis of Financial Condition and Results of Operations......................................     40
Business...................................................................................................................     47
Management.................................................................................................................     68
Executive Compensation.....................................................................................................     69
Security Ownership and Certain Beneficial Owners and Management of Parent..................................................     73
Certain Relationships and Related Transactions.............................................................................     73
Description of Industrial Revenue Bonds....................................................................................     74
Description of New Credit Agreement........................................................................................     74
Description of Notes.......................................................................................................     76
Description of Preferred Stock.............................................................................................     78
Description of Exchange Debentures.........................................................................................    106
Plan of Distribution.......................................................................................................    131
Certain U.S. Federal Income Tax Considerations.............................................................................    132
Legal Matters..............................................................................................................    139
Experts....................................................................................................................    139
Available Information......................................................................................................
Index to Financial Statements..............................................................................................    F-1

                                  EAGLE-PICHER
                                 HOLDINGS, INC.

                             OFFER TO EXCHANGE ITS
                          11 3/4% SERIES B CUMULATIVE
                            REDEEMABLE EXCHANGEABLE
                                PREFERRED STOCK
                             FOR ANY AND ALL OF ITS
                                  OUTSTANDING
                          11 3/4% SERIES A CUMULATIVE
                            REDEEMABLE EXCHANGEABLE
                                PREFERRED STOCK

                             ----------------------
                                   PROSPECTUS
                             ----------------------

_____________________________                      _____________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving as such with respect to another corporation or entity at the request of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, without reasonable cause to believe the conduct was unlawful. The Registrant has provided in its Regulations that its directors and officers will be indemnified and held harmless against all expenses, liability and loss (including attorneys' fees, and, in respect of claims not made by or in the right of the Company, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) to the fullest extent provided by the law as it exists or may hereafter be amended.

     Section        of the Delaware General Corporation Law and the Regulations
of the Registrant also permit the Registrant to purchase insurance for the benefit of any person who is or was a director, officer, employee, or agent of the corporation against any liability incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability.

     The Registrant has purchased insurance on behalf of its directors and officers, in such amounts as it deems reasonable, against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Registrant, including liabilities under the federal and state securities laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

      2.1    -- Third Amended Plan of Reorganization of Eagle-Picher Industries, Inc.
      2.2    -- Exhibits to Third Amended Plan of Reorganization of Eagle-Picher Industries, Inc.
      3.1    -- Articles of Incorporation of Eagle-Picher Industries, Inc., as amended
      3.2    -- Regulations of Eagle-Picher Industries, Inc.
      3.3    -- Amended and Restated Certificate of Incorporation of Registrant
      3.4.   -- By-Laws of Registrant
      4.1    -- Indenture, dated as of February 24, 1998, between E-P Acquisition, Inc., Registrant, as a Guarantor, the Subsidiary Guarantors (Daisy Parts, Inc. Eagle-Picher Development Company, Inc., Eagle-Picher Far
               East, Inc., Eagle-Picher Fluid Systems, Inc., Eagle-Picher Minerals, Inc., Eagle-Picher Technologies,
               LLC, Hillsdale Tool & Manufacturing Co., Michigan Automotive Research Corporation (together, the
               'Subsidiary Guarantors' or the 'Domestic Subsidiaries'), and The Bank of New York as Trustee (the
               'Trustee') relating to the 9 3/8% Senior Subordinated Notes of Eagle-Picher Industries, Inc. (the
               'Notes')
      4.2    -- Cross Reference Table showing the location in the Indenture of the provisions of Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939
      4.3    -- First Supplemental Indenture dated as of February 24, 1998, between Eagle-Picher Industries, Inc.
               and the Trustee
      4.4    -- Form of Global Notes (attached as Exhibit A to the Indenture filed as Exhibit 4.1 to the
               Registration Statement)
      4.5    -- Certified Copy of the Certificate of Designations, Preferences and Rights of 11 3/4% Series A
               Cumulative Redeemable Exchangeable Preferred Stock and 11 3/4% Series B Cumulative Redeemable
               Exchangeable Preferred Stock of Registrant
      4.6    -- Form of Certificate and Global Share of 11 3/4% Series A Cumulative Redeemable Exchangeable
               Preferred Stock and 11 3/4% Series B Cumulative Redeemable Exchangeable Preferred Stock (attached as
               Exhibit A to the Certificate of Designations filed as Exhibit 4.5 to the Registration Statement)
      4.7    -- Form of Exchange Debentures Indenture relating to 11 3/4% Exchange Debentures Due 2008 of Registrant

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

      4.8    -- Cross Reference Table showing the location in the Exchange Debentures Indenture of the provisions of
               Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939
      4.9    -- Form of 11 3/4% Exchange Debenture due 2008 (attached as Exhibit A to the Exchange Debentures
               Indenture filed as Exhibit 4.7 to the Registration Statement)
      5.1    -- Opinion of Howard, Darby & Levin as to the Legality of the 11 3/4% Series B Cumulative Redeemable
               Exchangeable Preferred Stock*
     10.1    -- Merger Agreement, dated as of December 23, 1997, among Eagle-Picher Industries, Inc., the
               Eagle-Picher Industries, Inc. Personal Injury Settlement Trust, Eagle-Picher Holdings, Inc. and E-P
               Acquisition, Inc.
     10.2    -- Amendment No. 1 to the Merger Agreement, dated as of February 23, 1998, among Eagle-Picher
               Industries, Inc., the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust, Eagle-Picher
               Holdings, Inc. and E-P Acquisition, Inc.
     10.3    -- Supplemental Executive Retirement Plan of Eagle-Picher Industries, Inc.*
     10.4    -- Notes Purchase Agreement, dated February 19, 1998, among E-P Acquisition, Inc., Eagle-Picher
               Industries, Inc., Registrant, SBC Warburg Dillon Read and ABN AMRO Incorporated
     10.5    -- Assumption Agreement for the Notes Purchase Agreement, dated as of February 24, 1998, between
               Eagle-Picher Industries, Inc. and the Subsidiary Guarantors
     10.6    -- Registration Rights Agreement, dated as of February 24, 1998, between E-P Acquisition, SBC Warburg
               Dillon Read and ABN AMRO Incorporated relating to the Notes (the 'Notes Registration Rights
               Agreement')
     10.7    -- Assumption Agreement for the Notes Registration Rights Agreement, dated as of February 24, 1998, of
               Eagle-Picher Industries, Inc.
     10.8    -- Credit Agreement, dated as of February 19, 1998, among E-P Acquisition, Inc. (to be merged with and into Eagle-Picher Industries, Inc.), Various Lenders from time to time party thereto, ABN AMRO Bank
               N.V., as Agent (the 'Agent'), PNC Bank, National Association, as Documentation Agent and DLJ Capital
               Funding, Inc., as Syndication Agent
     10.9    -- Assumption Agreement dated as of February 24, 1998, between Eagle-Picher Industries, Inc. and the
               Agent
     10.10   -- Security Agreement, dated as of February 24, 1998, among Eagle-Picher Industries, Inc., the Agent and the Domestic Subsidiaries
     10.11   -- Holdings Pledge Agreement, dated as of February 24, 1998, between Registrant and the Agent
     10.12   -- Borrower and Subsidiary Pledge Agreement, dated as of February 24, 1998, among Eagle-Picher
               Industries, Inc., E-P Development, E-P Minerals and the Agent
     10.13   -- Holdings Guaranty Agreement, dated as of February 24, 1998, by Registrant, accepted and agreed by the Agent
     10.14   -- Subsidiary Guaranty Agreement, dated as of February 24, 1998, by the Domestic Subsidiaries, accepted and agreed by the Agent
     10.15   -- Trademark Collateral Agreement, dated February 24, 1998, between Eagle-Picher Industries, Inc. and the Agent
     10.16   -- Patent Collateral Agreement, dated February 24, 1998, between Eagle-Picher Industries, Inc. and the
               Agent
     10.17   -- Copyright Collateral Agreement, dated February 24, 1998, between Eagle-Picher Industries, Inc. and the Agent
     10.18   -- Subordination Agreement, dated as of February 24, 1998, among E-P Acquisition, Inc., Eagle-Picher
               Industries, Inc. and the Domestic Subsidiaries
     10.19   -- Management Agreement dated as of February 24, 1998 between Eagle-Picher Industries, Inc. and
               Granaria Holdings B.V.
     10.20   -- Eagle-Picher Management Trust made February 17, 1998, among Granaria Industries B.V. and Thomas E.
               Petry, Andries Ruijssenaars and Joel Wyler as trustees (the 'E-P Management Trust')*
     10.21   -- Incentive Stock Plan of Eagle-Picher Industries, Inc., effective as of February 25, 1998*
     10.22   -- Employment Agreements dated November 29, 1996 between Eagle-Picher Industries, Inc. and each Named
               Executive Officer*
     10.23   -- Amendments dated August 5, 1997 to Employment Agreements between Eagle-Picher Industries, Inc. and each of the Named Executive Officers*
     10.24   -- Sales Incentive Program of Eagle-Picher Industries, Inc.*

     10.25   -- Letter Agreements dated August 5, 1997 between Eagle-Picher Industries, Inc. and each Named
               Executive Officer regarding Short Term Sale Program*
     10.26   -- Letter Agreement dated September 12, 1997, between Eagle-Picher Industries, Inc. and Carroll D.
               Curless regarding Short Term Sale Program*
     10.27   -- Letter Agreements dated February 18, 1998 between Eagle-Picher Industries, Inc. and each Named
               Executive Officer regarding Short Term Sale Program*
     10.28   -- Side Letter, dated February 23, 1998, regarding Amendments to the Short Term Sale Program*
     10.29   -- Preferred Stock Purchase Agreement, dated February 19, 1998, between Registrant and the Initial
               Purchasers
     10.30   -- Preferred Stock Registration Rights Agreement, dated as of February 24, 1998, between Registrant and the Initial Purchasers
     10.31   -- Transfer Agency Agreement, dated as of February 24, 1998, between Registrant and The Bank of New
               York, as Transfer Agent*
     11.1    -- Statement re: Computation of Per Share Earnings*
     12.1    -- Statement re: Computation of Ratios*
    *16.1    -- Letter of KPMG Peat Marwick LLP re Change in Certifying Accountant*
     21.1    -- Chart of Subsidiaries of Registrant
     23.1    -- Consent of Deloitte & Touche LLP
     23.2    -- Consent of KPMG Peat Marwick LLP
     23.3    -- Consent of Howard, Darby & Levin*
     24.1    -- Power of Attorney of Directors and Officers (set forth on the signature page of this Registration
               Statement)
     25.1    -- Statement of Eligibility of Trustee on Form T-1 related to the Notes
     25.2    -- Statement of Eligibility of Trustee on Form T-1 related to the Exchange Debentures
     27.1    -- Financial Data Schedule*
     99.1    -- Letter of Transmittal for the Preferred Stock*
     99.2    -- Form of Letter of Guaranteed Delivery*

        (b)  Financial Statement Schedules*

------------

*  To be filed by amendment.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933 (the 'Securities Act'), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 9, 1998.

                                          EAGLE-PICHER HOLDINGS, INC.

                                          By: /S/ ANDRIES RUIJSSENAARS
                                               .................................
                                            NAME: ANDRIES RUIJSSENAARS
                                            TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                              OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andries Ruijssenaars and David N. Hall and each of them, with full power to act alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                SIGNATURE                                TITLE                                    DATE
------------------------------------------  --------------------------------------------   -------------------

         /s/ ANDRIES RUIJSSENAARS           Director, President and Chief Executive           April 9, 1998
 .........................................    Officer
           ANDRIES RUIJSSENAARS

            /s/ DAVID N. HALL               Senior Vice President  - Finance                  April 8, 1998
 .........................................
              DAVID N. HALL

          /s/ CARROLL D. CURLESS            Vice President and Controller                     April 8, 1998
 .........................................
            CARROLL D. CURLESS

            /s/ JOEL P. WYLER               Chairman of the Board                             April 9, 1998
 .........................................
              JOEL P. WYLER

           /s/ THOMAS E. PETRY              Director                                          April 9, 1998
 .........................................
             THOMAS E. PETRY

                              STATEMENT OF DIFFERENCES
                              ------------------------

The registered trademark symbol shall be expressed as................... 'r'



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